As filed with the Securities and Exchange Commission on July 31, 1998


                                                Registration No. 333-57917


                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                         ----------------------------------

                                AMENDMENT NO. 1 TO
                                      FORM S-4
                               REGISTRATION STATEMENT
                                       Under
                             The Securities Act of 1933

                         ----------------------------------

                       CARLINVILLE NATIONAL BANK SHARES, INC.
               (Exact name of Registrant as specified in its charter)


             DELAWARE                     6022                    37-1125050
        (State or other            (Primary Standard            (IRS Employer
       jurisdiction of        Industrial Classification     Identification No.)
       incorporation or             Code Number)
        organization)

             WEST SIDE SQUARE, CARLINVILLE, ILLINOIS 62626, (217) 854-2674 (Address, including zip code, and telephone number, including area code, of
                               Registrant's principal executive offices)

                                    JAMES T. ASHWORTH
                                          PRESIDENT
                                CARLINVILLE NATIONAL BANK SHARES, INC.
              WEST SIDE SQUARE, CARLINVILLE, ILLINOIS 62626, (217) 854-2674 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                    Please send copies of all correspondence to:
         DENNIS R. WENDTE, ESQ.                  J. FRANKLIN MCCREARY, ESQ.
         JOHN E. FREECHACK, ESQ.                 GERRISH & MCCREARY, P.C.
         BARACK FERRAZZANO KIRSCHBAUM            222 SECOND AVENUE
          PERLMAN & NAGELBERG                    SUITE 424
         333 WEST WACKER DRIVE, SUITE 2700       NASHVILLE, TENNESSEE  37201
         CHICAGO, ILLINOIS  60606                (615) 251-0900
         (312) 984-3100

     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /




                         ----------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                     PROSPECTUS
                         64,072 SHARES OF COMMON STOCK OF
                       CARLINVILLE NATIONAL BANK SHARES, INC.
                                  PROXY STATEMENT
             FOR SPECIAL MEETING OF SHIPMAN BANCORP, INC. STOCKHOLDERS
                          TO BE HELD [____________], 1998

     This Proxy Statement-Prospectus relates to the consideration of the Agreement and Plan of Merger dated March 27, 1998 (the "Merger Agreement"), among Carlinville National Bank Shares, Inc., a Delaware corporation ("CNB"), Shipman Bancorp, Inc., an Illinois corporation ("Shipman"), and Shipman Acquisition Corporation, an Illinois corporation and a wholly-owned subsidiary of CNB ("Acquisition Corp"), which is attached to this Proxy Statement-Prospectus as Appendix A, which provides for the merger of Acquisition Corp into Shipman (the "Merger"), with Shipman becoming a wholly-owned subsidiary of CNB, and the payment of cash, the issuance of shares of CNB's common stock, $1.00 par value ("CNB Common Stock"), or a combination of both to the stockholders of Shipman ("Shipman Stockholders") upon the consummation of the Merger. This Proxy Statement-Prospectus is first being mailed to Shipman Stockholders on or about [__________], 1998.

     This Proxy Statement-Prospectus is being furnished to Shipman Stockholders in connection with the solicitation of proxies by the Board of Directors of Shipman for use at a Special Meeting of Stockholders of Shipman to be held at [__:__ _.m.], local time, on [__________], 1998, at
[_______________], and at any adjournments or postponements thereof.

     This Proxy Statement-Prospectus is a prospectus of CNB relating to its offering of shares of CNB Common Stock to the Shipman Stockholders who elect to receive shares of CNB Common Stock in connection with the proposed Merger.
 If the Merger Agreement is approved by the requisite vote of Shipman Stockholders, and if, following the satisfaction of certain other conditions, the Merger is consummated, each issued and outstanding share of Shipman's common stock, $10.00 par value ("Shipman Common Stock"), other than those held by Shipman Stockholders who exercise their rights as dissenters, will be converted into the right to receive cash of $190, or two shares of CNB Common Stock, on the terms and subject to the limitations described herein and in the Merger Agreement. SEE "THE MERGER."



     Based on: (i) 32,036 shares of Shipman Common Stock outstanding on [____________], 1998, (ii) an exchange ratio of two shares of CNB Common Stock for each share of Shipman Common Stock, (iii) the existence of no dissenting Shipman Stockholders and (iv) the election by each Shipman Stockholder to receive shares of CNB Common Stock and no cash, a maximum of approximately 64,072 shares of CNB Common Stock will be issued as a result of the Merger, which represents approximately 25.6% percent of the maximum number of shares of CNB Common Stock that would be outstanding immediately after consummation of the Merger. The actual number of shares of CNB Common Stock to be issued in the Merger will depend upon the number of shares of Shipman Common Stock which Shipman Stockholders elect to convert into the right to receive shares of CNB Common Stock, the number of shares of Shipman Common Stock held by Shipman Stockholders who choose to exercise their right to dissent from the Merger, and the resulting fractional shares of Shipman Common Stock for which cash will be paid at the per share price of $190 per share. The number of shares of CNB Common Stock indicated at the top of this page is the maximum number of shares of CNB Common Stock that is currently estimated to be issued in the Merger. If such maximum number of shares of CNB Common Stock are issued in the Merger, Shipman Stockholders will hold approximately 25.6% of the issued and outstanding CNB Common Stock.


                         ----------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ----------------------------------

          THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS [__________], 1998.

                               AVAILABLE INFORMATION


     CNB has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with any amendments and exhibits thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the CNB Common Stock issuable in connection with the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information about CNB and the CNB Common Stock, reference is made to the Registration Statement. The Registration Statement, including the exhibits filed or incorporated by reference as a part thereof, may be inspected without charge at the public reference facilities of the Commission at 450 Fifth Street, N. W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. Upon consummation of the Merger, CNB will be subject to the reporting responsibilities under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder. Although CNB and Shipman believe the statements or summaries contained in this Proxy Statement-Prospectus or in any document incorporated by reference herein as to the contents of any contract or other document referred to herein or therein contain a description of the material provisions of such contract or other document, these statements or summaries are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.



     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, NOR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR THE DISTRIBUTION OF ANY OF THE SECURITIES COVERED HEREBY AT ANY TIME SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CNB OR SHIPMAN SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

     All information contained in this Proxy Statement-Prospectus with respect to CNB and its subsidiaries has been supplied by CNB, and all information with respect to Shipman and its subsidiary has been supplied by Shipman.

                      CARLINVILLE NATIONAL BANK SHARES, INC.
                                       AND
                              SHIPMAN BANCORP, INC.
                             PROXY STATEMENT-PROSPECTUS

                                   TABLE OF CONTENTS



                                       APPENDICES
                                                                        Page
                                                                        -----
APPENDIX A     Merger Agreement  . . . . . . . . . . . . . . . . . . .   A-1
APPENDIX B     Fairness Opinion  . . . . . . . . . . . . . . . . . . .   B-1
APPENDIX C     Sections 11.65 and 11.70 of the
                  Illinois Business Corporation Act  . . . . . . . . .   C-1

                                      SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION RELATING TO THE SPECIAL MEETING OF SHIPMAN STOCKHOLDERS, THE PROPOSED MERGER AND THE OFFERING
OF SHARES OF CNB COMMON STOCK TO BE ISSUED UPON CONSUMMATION THEREOF.   THIS
SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS. SHIPMAN STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPENDICES. AS USED IN THIS PROXY STATEMENT-PROSPECTUS, THE TERMS "CNB" AND "SHIPMAN" REFER TO THOSE ENTITIES, RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, TO THOSE ENTITIES AND THEIR RESPECTIVE SUBSIDIARIES.

     CERTAIN INFORMATION AND STATEMENTS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS ARE "FORWARD LOOKING STATEMENTS," SUCH AS STATEMENTS RELATING TO FINANCIAL RESULTS, PLANS FOR FUTURE BUSINESS DEVELOPMENT ACTIVITIES, CAPITAL SPENDING OR FINANCING SERVICES, CAPITAL STRUCTURE, AND THE EFFECTS OF REGULATION AND COMPETITION, AND ARE THUS PROSPECTIVE. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, ECONOMIC CONDITIONS, COMPETITION, AND OTHER UNCERTAINTIES DESCRIBED HEREIN AND AS DETAILED FROM TIME TO TIME IN CNB'S FUTURE FILINGS WITH THE COMMISSION.


                                    THE PARTIES
CNB

     CNB is a bank holding company registered under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"), which was originally incorporated in the State of Delaware on August 26, 1982. CNB's principal executive offices are located at West Side Square, Carlinville, Illinois 62626, and its telephone number is (217) 854-2674.

     CNB owns all of the issued and outstanding capital stock of the Carlinville National Bank, a national banking association with its main office located in Carlinville, Illinois (the "Carlinville Bank"), and of Lincoln Trail Bancshares, Inc., an Illinois corporation ("Lincoln Trail"). Lincoln Trail owns all of the issued and outstanding stock of the Palmer Bank, an Illinois state bank with its main office located in Taylorville, Illinois (the "Palmer Bank," and collectively with the Carlinville Bank, the "CNB Banks"). CNB also owns all of the issued and outstanding stock of Carlinville Tax Service, Inc., a subsidiary engaged in the preparation of tax returns and provision of bookkeeping services for various clients.

     The CNB Banks are engaged in commercial and retail banking and offer a broad range of lending, leasing, depository and related financial services including accepting deposits; commercial and industrial, consumer and real estate lending; collections; safe deposit box operations; and other banking services tailored for individual, commercial, industrial, and governmental customers. At year end 1997, CNB had approximately 85 full time equivalent employees operating in five offices located in central and southwestern Illinois.

     As of March 31, 1998, CNB had total consolidated assets of approximately $201 million and its ratio of total risk-based capital to risk-weighted assets was 14.22%. CNB operates on a calendar year ending December 31. SEE "DESCRIPTION OF CNB."

SHIPMAN

Shipman is an Illinois corporation and bank holding company registered under the BHCA. Shipman's principal executive offices are located at 111 Keating Street, Shipman, Illinois 62685, and its telephone number is (618) 836-5571. Shipman was incorporated on June 4, 1990, for the purpose of owning all of the outstanding stock of Citizens State Bank of Shipman, an Illinois state bank with its main office located in Shipman, Illinois ("Citizens Bank"). Citizens Bank's has one branch office located in Brighton, Illinois.

     Shipman's sole subsidiary, Citizens Bank, is engaged in a general commercial banking business and embraces all the usual functions of commercial and retail banking, including: accepting deposits; commercial and industrial, consumer and real estate lending; leasing; collections; safe deposit box operations; and other banking services tailored for individual, commercial, industrial and governmental customers. Citizens Bank operates two banking offices in southwestern Illinois.

     As of March 31, 1998, Shipman had total consolidated assets of approximately $48 million and Shipman's ratio of total risk-based capital to risk-weighted assets was 15.7%. Shipman operates on a calendar year ending December 31. SEE "DESCRIPTION OF SHIPMAN."

ACQUISITION CORP

     Acquisition Corp is an Illinois corporation and wholly owned subsidiary of CNB and does not conduct any ongoing operations. The primary purpose of Acquisition Corp is to facilitate the Merger.

                                THE SPECIAL MEETING

     MEETING AND RECORD DATE. A Special Meeting of Shipman Stockholders will be held at [__:__ _.m.], local time, on [__________], 1998, at
[_________________________] (with any and all adjournments or postponements thereof, the "Special Meeting"). Only holders of record of Shipman Common Stock at the close of business on [______________], 1998 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting. SEE "SPECIAL MEETING--DATE, TIME, PLACE AND RECORD DATE."

     MATTERS TO BE CONSIDERED. At the Special Meeting, Shipman Stockholders will vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger of Acquisition Corp into Shipman and the conversion of each share of Shipman Common Stock into the right to receive cash in the amount of $190 or two shares of CNB Common Stock. Shipman Stockholders will also consider and vote upon such other matters as may properly be brought before the Special Meeting. SEE "SPECIAL MEETING--MATTERS TO BE CONSIDERED."

     VOTE REQUIRED. Approval of the Merger at the Special Meeting will require the affirmative vote of the holders of not less than two thirds of
the outstanding shares of Shipman Common Stock.   As of the Record Date,
there were 32,036 shares of Shipman Common Stock entitled to be voted at the Shipman Meeting. Therefore, the affirmative vote of holders of at least 21,358 shares of Shipman Common Stock is required for approval of the Merger Agreement.

     With a quorum, or in the absence of such, the affirmative vote of the holders of a majority of the shares represented at the Special Meeting may authorize the adjournment of such meeting. Shares of Shipman Common Stock represented by properly executed proxies which are to be voted against the Merger Agreement will not be voted for the adjournment of the Special Meeting.

     Approval of the Merger Agreement by the Shipman Stockholders is a condition to, and required for, consummation of the Merger. SEE "THE MERGER--CONDITIONS TO THE MERGER."

     SECURITY OWNERSHIP. As of the Record Date, directors and executive officers of Shipman held in the aggregate 7,838 shares or approximately 24.5%, of the issued and outstanding Shipman Common Stock. The directors and executive officers of Shipman have indicated that they intend to vote their shares of Shipman Common Stock for approval and adoption of the Merger Agreement at the Special Meeting. SEE "SPECIAL MEETING--SECURITY
OWNERSHIP."

     As of the Record Date, neither CNB nor any of its directors and executive officers and their affiliates held any shares of Shipman Common Stock.

                                     THE MERGER

     The Shipman Stockholders are each being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which Acquisition Corp will be merged with and into Shipman, with Shipman being the surviving entity and becoming a wholly-owned subsidiary of CNB. Following the consummation of the Merger, all of the outstanding shares of Shipman Common Stock, other than shares for which dissenters' rights have been perfected, will be converted into the right to receive the Merger Consideration, as defined below. It is not necessary for the stockholders of CNB to approve the Merger Agreement, and CNB, as the sole stockholder of Acquisition Corp, has previously approved the Merger Agreement. SEE "THE MERGER--GENERAL."

                                MERGER CONSIDERATION

     Each of the Shipman's stockholders is entitled under the terms and subject to the limitations set forth in the Merger Agreement to elect to receive for the shares of Shipman Common Stock held by them either shares of CNB Common Stock at the rate of two shares of CNB Common Stock for each share of Shipman Common Stock, or cash in the amount of $190 per share, or with respect to all of his or her shares, a combination of shares of CNB Common and cash (the "Merger Consideration"). Shipman has represented in the Merger Agreement that the maximum number of shares of Shipman Common Stock that will be outstanding at the Effective Time will be 32,036 shares. No fractional shares will be issued and CNB will pay cash at the rate of $190 per share of Shipman Common Stock for any fractional share interests resulting from the Merger.

     The Merger Agreement provides that no greater than 30% of the outstanding shares of Shipman Common Stock can be converted into the right to receive cash. If holders of greater than 30% of the outstanding shares of Shipman Common Stock elect to receive cash, then an adjustment will be made pursuant to the Merger Agreement that will reduce the number of shares of Shipman Common Stock to be converted into the right to receive cash to the 30% required level, with such excess shares being converted to the right to receive CNB Common Stock. The Merger Agreement contains no limit on the number of shares that may be converted into the right to receive shares of CNB Common Stock.

     There is no trading market for the shares of CNB Common Stock. Based solely, however, on the cash price of $190 per share of Shipman Common Stock, the market value of the merger consideration to be received by Shipman Stockholders would be $190 per share of Shipman Common Stock.

         REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     SHIPMAN. The Shipman Board of Directors (the "Shipman Board") has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Shipman and the Shipman Stockholders. THE SHIPMAN BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     For a discussion of the factors considered by the Shipman Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, SEE "THE MERGER--BACKGROUND OF AND REASONS FOR THE MERGER - SHIPMAN BOARD'S REASONS FOR THE MERGER."

     CNB. The CNB Board of Directors (the "CNB Board") has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and has determined that the Merger and the issuance of the shares of CNB Common Stock pursuant thereto are fair to, and in the best interests of, CNB and its stockholders.

     For a discussion of the factors considered by the CNB Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, SEE "THE MERGER--BACKGROUND OF AND REASONS FOR THE MERGER - CNB BOARD'S REASONS FOR THE MERGER."

                        OPINION OF SHIPMAN FINANCIAL ADVISOR

     Shipman has retained Southard Financial ("Southard") as its financial advisor in connection with the transactions contemplated by the Merger Agreement and to evaluate the financial terms of the Merger. SEE "THE MERGER --BACKGROUND OF AND REASONS FOR THE MERGER - SHIPMAN BOARD'S REASONS FOR THE MERGER."

     On January 2, 1998, Southard delivered its preliminary indication to the Shipman Board that, as of such date, the Merger Consideration to be paid by CNB pursuant to the Merger Agreement was fair from a financial point of view to the Shipman Stockholders. Southard subsequently confirmed its earlier preliminary indication by delivery of its written opinion dated June 23, 1998.

     The full text of the written opinion of Southard, dated June 23, 1998, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. SHIPMAN STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. SEE "THE MERGER--OPINION OF SHIPMAN FINANCIAL ADVISOR."

                            DISSENTERS' APPRAISAL RIGHTS

     Under Illinois law, each of the Shipman Stockholders has dissenters' appraisal rights provided such stockholder does not vote in favor of the Merger Agreement and complies with certain statutory procedures within the time frames specified by the Illinois Business Corporation Act of 1983, as amended (the "IBCA"). The value determined in such appraisal could be more than, the same as, or less than the value of the Merger Consideration, depending upon the results of the statutory appraisal process. Sections
11.65 and 11.70 of the IBCA, which contain the provisions relating to dissenters' appraisal rights, are set forth on Appendix C to this Proxy Statement-Prospectus. IT IS A CONDITION TO CNB'S OBLIGATION TO CONSUMMATE THE MERGER THAT DISSENTERS' APPRAISAL RIGHTS NOT BE PERFECTED WITH RESPECT TO MORE THAN 10% OF THE OUTSTANDING SHARES OF SHIPMAN COMMON STOCK. SEE "THE MERGER--DISSENTERS' APPRAISAL RIGHTS" and "COMPARISON OF THE RIGHTS OF CNB STOCKHOLDERS AND SHIPMAN STOCKHOLDERS --DISSENTERS' APPRAISAL RIGHTS."

                            EFFECTIVE TIME; CLOSING DATE

     The effective time of the Merger will be as of the close of business as of the day on which a Certificate of Merger is issued by the Secretary of State of Illinois (the "Effective Time"), which will occur only after receipt of all regulatory approvals and the approval of the Merger Agreement by the Shipman Stockholders and the satisfaction or waiver of all other conditions to the Merger. The closing of the Merger (the "Closing") will take place on a date mutually agreed upon by CNB and Shipman (the "Closing Date"). In the absence of such agreement, the Closing shall be held on the fifth business day after the first date on which all required regulatory approvals and the approval of the Shipman Stockholders have been received. SEE "THE MERGER--EFFECTIVE TIME; CLOSING DATE."


                     INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Shipman's management and the Shipman Board may be deemed to have certain interests in the Merger in addition to their interests as Shipman Stockholders generally. These material interests include, among others, provisions in the Merger Agreement relating to indemnification, maintenance of director and officer liability insurance coverage and the appointment of one member of the Shipman Board, James H. Frank, to the CNB Board following the consummation of the Merger. CNB has also agreed that not less than two nor more than four of the current directors of Citizens Bank will be retained by CNB after the Effective Time as directors of Citizens Bank. There are, however, no contracts or agreements with any other directors, officers or employees of Shipman or Citizens Bank providing additional benefits to such persons as a result of the Merger.


     The Shipman Board was aware of all of the interests described above and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. SEE "THE MERGER--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

                                REGULATORY APPROVALS

     The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Illinois Commissioner of Banks and Real Estate (the "Illinois Commissioner"). CNB filed applications for approval of the Merger with the Federal Reserve and the Illinois Commissioner on June 10, 1998. CNB anticipates obtaining the approval of the Federal Reserve and the Illinois Commissioner during the third quarter of 1998. There can be no assurance as to the timing of such approvals or that the Federal Reserve and the Illinois Commissioner will approve the Merger.

     It is a condition to the consummation of the Merger that the Federal Reserve and Illinois Commissioner approvals not contain any non-standard conditions or restrictions. If CNB reasonably determines that any such non-standard conditions or restrictions would be unduly burdensome to CNB or its subsidiaries, CNB will not be obligated to consummate the Merger. There can be no assurance that the Federal Reserve approval or the Illinois Commissioner approval will not contain conditions or restrictions which cause such approval to fail to satisfy such conditions to the consummation of the Merger. SEE "THE MERGER--CONDITIONS TO THE MERGER" and "--REGULATORY APPROVALS."

                              CONDITIONS TO THE MERGER

     The respective obligations of the parties to consummate the Merger are subject to the fulfillment or waiver of certain conditions specified in the Merger Agreement. These include, among other things, the receipt of the requisite regulatory approvals and the approval of the Shipman Stockholders, the accuracy of the representations and warranties contained therein, the performance of all obligations imposed thereby, the receipt by Shipman of a certain tax opinion, the continued effectiveness without material modification of the opinion of Shipman's financial advisor and certain other conditions customary in transactions of this nature. There can be no assurance as to when and if such conditions will be satisfied or waived or that the Merger will be consummated. SEE "THE MERGER--CONDITIONS TO THE MERGER."

                         WAIVER AND AMENDMENT; TERMINATION

     Prior to the Effective Time, the CNB and Shipman Boards may extend the time for performance of any obligations under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any agreements or conditions contained in the Merger Agreement. Subject to applicable law, the Merger Agreement may be amended by action of the CNB and Shipman Boards at any time before or after approval of the Merger Agreement by the Shipman Stockholders. SEE "THE MERGER--WAIVER AND AMENDMENT; TERMINATION."

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual agreement of the parties. In addition, the Merger Agreement may be terminated at any time prior to the Effective Time:
(i) by a non-breaching party, if a party commits a material breach of the Merger Agreement; (ii) by the party for whose benefit a Closing condition exists, if the Closing condition has not been satisfied as of the Closing Date, or if satisfaction of such condition becomes impossible (other than due to the failure of a party for whose benefit the Closing condition exists to comply with its obligations under the Merger Agreement) and such condition is not waived by the Closing Date by the party for whose benefit such condition exists; or
(iii) by either party, if the Closing has not occurred (other than through the failure of the party seeking to terminate the Merger Agreement to comply fully with its obligations under the Merger Agreement) by January 27, 1999 (SEE "THE MERGER--WAIVER AND AMENDMENT; TERMINATION").

                       CONDUCT OF BUSINESS PENDING THE MERGER

     Each of CNB and Shipman has agreed to conduct its business prior to the Effective Time in accordance with certain guidelines set forth in the Merger Agreement. SEE "THE MERGER--BUSINESS PENDING THE MERGER AND OTHER COVENANTS."

                   FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     It is a condition to the obligation of Shipman to consummate the Merger that Shipman shall have received an opinion of Cummings & Associates, P.C., accountants for CNB and Shipman ("Cummings"), to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that for federal income tax purposes no gain or loss will be recognized by Shipman as a result of the Merger, and, accordingly, for federal income tax purposes, no gain or loss will be recognized by any Shipman Stockholder upon receipt solely of CNB Common Stock, pursuant to the Merger (except with respect to any cash Merger Consideration or cash in lieu of a fractional shares interest in CNB Common Stock received by a Shipman Stockholder or as the result of the exercise of dissenter's appraisal rights).

     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF A SHIPMAN STOCKHOLDER, SUCH STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF VARIOUS STATE, LOCAL AND FOREIGN TAX LAWS. SEE "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" and "-- CONDITIONS TO THE MERGER."



                            RESALES OF CNB COMMON STOCK

     The shares of CNB Common Stock into which shares of Shipman Common Stock are converted at the Effective Time will be freely transferable, except for the shares issued to "Affiliates" (as defined by Rule 145 of the Rules and Regulations of the Commission, which primarily includes 10% stockholders, directors and executive officers of Shipman) of Shipman in connection with the Merger. The shares to be issued to such Affiliates may only be sold:
(i) under a separate registration for distribution (which CNB has not agreed to provide); (ii) pursuant to Rule 145 under the Securities Act of 1933, as amended; or (iii) pursuant to another exemption from registration. SEE "THE MERGER--RESALE OF CNB COMMON STOCK."



              EFFECTS OF THE MERGER ON RIGHTS OF SHIPMAN STOCKHOLDERS

     As a result of the Merger, Shipman Stockholders may elect to become stockholders of CNB ("CNB Stockholders"). For a comparison of the charter, bylaw and corporate law provisions governing the rights of CNB Stockholders and Shipman Stockholders, SEE "COMPARISON OF THE RIGHTS OF CNB STOCKHOLDERS AND SHIPMAN STOCKHOLDERS."

                  TRADING MARKET FOR CNB AND SHIPMAN COMMON STOCK

     There is no established public trading market for CNB Common Stock. To the knowledge of CNB's management, five sales of CNB Common Stock occurred in 1997 involving an aggregate of 2,072 shares at prices ranging from $100 to $110 per share, and no sales of CNB Common Stock occurred in 1998.

     There is no established public trading market for Shipman Common Stock. To the knowledge of Shipman's management, four sales of Shipman Common Stock occurred in 1997 involving an aggregate of 642 shares at prices of $135 per share, all of which were purchased by Shipman for the Shipman ESOP or to be held as treasury shares. To the knowledge of Shipman, there have been no transactions in Shipman Common Stock in 1998 through the date of this Proxy Statement-Prospectus. SEE "COMPARATIVE PER SHARE DATA."

                    SELECTED CONSOLIDATED FINANCIAL DATA


The following summary sets forth selected financial information for the twelve months ended December 31 of the years shown for CNB and Shipman, and for the three months ended March 31, 1998 and 1997. The year end income statement and balance sheet data included in the selected financial data for the five years ended December 31 for CNB and Shipman are derived from their respective financial statements. The financial data for CNB and Shipman for the three-month periods ended March 31, 1998 and 1997, are derived from the unaudited historical financial statements of CNB and Shipman and reflect, in the opinion of the management of CNB and Shipman, respectively, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. All per share data for Shipman reflects a 10-for-1 share stock split occurring in September 1995. This information should be read in conjunction with the financial statements and notes appearing elsewhere in this Proxy Statement-Prospectus.



                                         CARLINVILLE NATIONAL BANK SHARES, INC.

                                                                      As of and for the Years Ended December 31,
                                                 ----------------------------------------------------------------------------------
                                                     1997             1996               1995             1994               1993
                                                 -----------       -----------       -----------       -----------       -----------
 Balance Sheet Items
      Investments in debt and equity
       securities                                $63,017,737       $57,048,466       $34,977,570       $37,208,483       $43,029,893
      Loans, net of unearned discount            111,878,149        79,378,828        78,947,722        75,468,178        61,953,793
      Reserve for possible loan losses             1,098,038           800,418         1,016,000         1,102,000         1,113,000
      Total assets                               197,180,890       150,097,191       129,697,057       134,880,107       120,599,750
      Total deposits                             167,614,872       126,839,285       104,585,623       107,040,910        99,945,926
      Stockholders' equity                        20,433,635        18,585,779        17,163,453        15,630,833        14,308,379

 Results of Operations
      Interest income                            $13,746,293        $9,724,896        $9,267,174        $8,162,651        $8,036,242
      Interest expense                             7,433,808         4,761,039         4,452,634         3,568,536         3,524,249
                                                   -----------      -----------      -----------       -----------      -----------
      Net interest income                          6,312,485         4,963,857         4,814,540         4,594,115         4,511,993
      Provision for possible loan losses             170,000                --                --                --                --
      Net income                                   1,850,678         1,916,751         1,829,093         1,726,253         1,777,193

 Per Share Data
      Net income                                       $9.93            $10.31             $9.84             $9.31             $9.59
      Cash dividends declared                           2.75              2.55              2.35              2.05              1.95
      Book value                                      109.56             99.98             92.33             84.08             77.22
      Tangible book value                              88.89             88.84             92.33             84.08             77.22


                                                           SHIPMAN BANCORP, INC.

                                                                   As of and for the Years Ended December 31,
                                                   --------------------------------------------------------------------------------
                                                       1997             1996             1995              1994             1993
                                                   -----------      -----------      -----------       -----------      -----------
 Balance Sheet Items
      Investments in debt and equity
        securities                                 $11,667,430      $13,090,921      $13,999,814       $16,280,376      $18,787,943
      Loans, net of unearned discount               30,374,976       30,429,696       32,495,096        24,754,429       19,766,709
      Reserve for possible loan losses                 718,792          503,749          605,718           486,112          471,396
      Total assets                                  46,978,302       48,156,861       50,638,649        43,617,019       40,260,845
      Total deposits                                40,022,348       41,559,963       43,587,258        37,322,093       32,186,333
      Notes payable                                  1,859,000        1,912,000        2,659,885         2,227,000        1,585,000
      Stockholders' equity                           4,458,563        4,198,608        3,880,125         3,776,587        4,732,557


 Results of Operations
      Interest income                               $3,622,333       $3,762,852       $3,620,741        $2,967,131       $3,105,497
      Interest expense                               1,934,154        2,047,674        1,923,301         1,309,860        1,281,160
                                                   -----------      -----------      -----------       -----------      -----------
      Net interest income                            1,688,179        1,715,178        1,697,440         1,657,271        1,824,337

      Provision for possible loan losses                    --          490,000               --                --               --
      Net income                                       291,489          136,577          455,486           407,190          709,666

 Per Share Data
      Net income                                         $9.06            $4.29           $12.39            $10.18           $17.74
      Cash dividends declared                             2.50               --             2.50              2.50             2.50
      Book value                                        139.17           129.82           127.51             94.41           118.31
      Tangible book value                               138.07           129.08           127.51             94.41           118.31

                                                11

                      CARLINVILLE NATIONAL BANK SHARES, INC.


                                                      As of and for the Three
                                                       Months Ended March 31,
                                                      -------------------------
                                                         1998          1997
                                                      -----------   -----------
 Balance Sheet Items
    Investments in debt and equity securities         $59,092,660   $68,980,452
    Loans, net of unearned discount                   115,395,808   101,598,341
    Reserve for possible loan losses                    1,056,181     1,330,464
    Total assets                                      201,244,421   194,803,514
    Total deposits                                    172,976,608   163,919,435
    Stockholders' equity                               21,002,911    18,860,663


 Results of Operations
    Interest income                                    $3,554,501    $3,213,625
    Interest expense                                    1,939,319     1,735,931
                                                      -----------   -----------
    Net interest income                                 1,615,182     1,477,694
    Provision for possible loan losses                     30,000           ---
    Net income                                            579,541       428,804

 Per Share Data
    Net income                                              $3.11         $2.30
    Cash dividends declared                                   ---           ---
    Book value                                             112.62        101.13
    Tangible book value                                     92.31         79.32


                               SHIPMAN BANCORP, INC.

                                                      As of and for the Three
                                                       Months Ended March 31,
                                                      -------------------------
                                                         1998          1997
                                                      -----------   -----------
 Balance Sheet Items
    Investments in debt and equity securities         $11,225,188   $12,765,355
    Loans, net of unearned discount                    31,075,933    30,164,082
    Reserve for possible loan losses                      731,169       508,492
    Total assets                                       48,228,319    49,491,793
    Total deposits                                     41,027,638    42,732,171
    Notes payable                                       1,859,000     1,912,000
    Stockholders' equity                                4,578,797     4,225,823


 Results of Operations
    Interest income                                      $900,398      $906,066
    Interest expense                                      448,383       488,141
                                                      -----------   -----------
    Net interest income                                   452,015       417,925

    Provision for possible loan losses                        ---           ---
    Net income                                             89,556        72,636

 Per Share Data
    Net income                                              $2.80         $2.25
    Cash dividends declared                                   ---           ---
    Book value                                             142.93        130.66
     Tangible book value                                    141.83        129.57

                        COMPARATIVE PER COMMON SHARE DATA

     The following table sets forth, for the periods presented, selected unaudited, historical per common share data for CNB Common Stock and Shipman Common Stock on a historical and pro forma combined basis and for Shipman Common Stock on a pro forma equivalent basis after giving effect to the Merger and assuming the exchange ratio of two shares of CNB Common Stock for each share of Shipman Common Stock and also that: (i) holders of 70% of the issued and outstanding Shipman Common Stock elect to receive CNB Common Stock; or (ii) holders of 100% of the issued and outstanding Shipman Common Stock elect to receive CNB Common Stock.

     The pro forma combined information is not necessarily indicative of the actual results that would have occurred had the Merger been consummated prior to the periods indicated, or of the future operations of the combined entity.
 The data presented is based upon, and is qualified in its entirety by, the historical consolidated financial statements and related notes of CNB and Shipman and the pro forma condensed combining financial statements (unaudited) included elsewhere herein and should be read in conjunction therewith. The assumptions used in the preparation of this table are included in "Notes to Pro Forma Condensed Combining Financial Statements."

                                           CARLINVILLE NATIONAL BANK SHARES, INC.
                                                Comparative Per Share Data(1)
                                                       (unaudited)



                                                                        Year ended                        Three months ended
                                                                      December 31,1997                      March 31, 1998
                                                                ---------------------------           -----------------------------
                                                                   As                                    As
                                                                reported          Pro forma           reported            Pro forma
                                                                --------          ---------           ---------           ---------
   Assuming 70% of Shipman stockholders
    elect to receive CNB Common Stock
   -------------------------------------
CNB:
 Book value per common share                                    $109.56             $106.74             $112.62             $109.20
 Cash dividends per common share                                   2.75                2.75                ----                ----

 Net income per common share                                       9.93                8.06                3.11                2.62
                                                                --------          ---------           ---------           ---------
                                                                --------          ---------           ---------           ---------
Shipman:
 Book value per common share                                    $139.17             $213.48             $142.93             $218.40
 Cash dividends per common share                                   2.50                5.50                ----                ----

 Net income per common share                                       9.06               16.12                2.80                5.24
                                                                --------          ---------           ---------           ---------
                                                                --------          ---------           ---------           ---------
   Assuming 100% of Shipman stockholders
     elect to receive CNB Common Stock
   --------------------------------------
CNB:
 Book value per common share                                    $109.56             $105.84             $112.62             $108.12
 Cash dividends per common share                                   2.75                2.75                ----                ----

 Net income per common share                                       9.93                7.80                3.11                2.50
                                                                --------          ---------           ---------           ---------
                                                                --------          ---------           ---------           ---------
Shipman:
 Book value per common share                                    $139.17             $211.68             $142.93             $216.24
 Cash dividends per common share                                   2.50                5.50                ----                ----

 Net income per common share                                       9.06               15.60                2.80                5.00
                                                                --------          ---------           ---------           ---------
                                                                --------          ---------           ---------           ---------
-------------------

  (1)    Equivalent pro forma amounts for Shipman equal CNB pro forma amounts multiplied by the exchange ratio of two shares of CNB Common Stock to be received for each share of Shipman Common Stock.

                                                     13

                                   SPECIAL MEETING


PLACE, TIME, DATE AND RECORD DATE

     The Special Meeting will be held at [__:__ _.m.], local time, on [__________], 1998, at [_______________]. This Proxy Statement-Prospectus is
being sent to Shipman Stockholders and accompanies a form of proxy (the "Shipman Proxy") which is being solicited by the Shipman Board for use at the Special Meeting. Only holders of record of shares of Shipman Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting.

MATTERS TO BE CONSIDERED

     At the Special Meeting, Shipman Stockholders will vote on the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger of Acquisition Corp with and into Shipman and the conversion of each share of Shipman Common Stock into two shares of CNB Common Stock or cash in the amount of $190 per share upon the consummation of the Merger. Stockholders will also consider and vote upon such other matters as may properly be brought before the Special Meeting. As of the date hereof, the Shipman Board knows of no business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement-Prospectus.

VOTE REQUIRED

     The affirmative vote of the holders of not less than two thirds of the outstanding shares of Shipman Common Stock is required for approval of the Merger Agreement. As of the Record Date, there were 32,036 shares of Shipman Common Stock issued and outstanding and entitled to be voted at the Special Meeting. Therefore, the affirmative vote of holders of at least 21,358 shares of Shipman Common Stock is required for approval of the Merger Agreement. Abstentions and broker non-votes will have the same effect as votes against this proposal.

     Each holder of record of shares of Shipman Common Stock on the Record Date will be entitled to cast one vote per share on the Merger Agreement at the Special Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Shipman Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum. With a quorum, or in the absence of such, the affirmative vote of the majority of shares of Shipman Common Stock represented at the Special Meeting may authorize adjournment of the meeting. Shares of Shipman Common Stock represented by properly executed proxies which are to be voted against the Merger Agreement will not be voted for the adjournment of the Special Meeting. Abstentions and broker non-votes will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum.

     Approval of the Merger Agreement by the Shipman Stockholders is a condition to, and required for, consummation of the Merger. SEE "THE MERGER--CONDITIONS TO THE MERGER."

PROXIES

     Shares of Shipman Common Stock represented by a properly executed proxy received prior to or at the Special Meeting will, unless such proxy has been revoked, be voted at the Special Meeting and any adjournments or postponements thereof, in accordance with the instructions indicated in such proxy. If no instructions are indicated on a properly executed Shipman Proxy, the shares will be voted FOR the Merger Agreement.

     Any Shipman Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted either: (i) by delivering to the Secretary of Shipman at 111 Keating Street, Shipman, Illinois 62685 on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the Shipman Proxy or a later dated proxy relating to the same shares or (ii) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

     If any matters are properly presented at the Special Meeting for consideration, the persons named in the Shipman Proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Shipman Board knows of no such other matters.

     In addition to solicitation by mail, directors, officers and employees of Shipman, who will not be specifically compensated for such services, may solicit Shipman Proxies from the Shipman Stockholders personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Shipman is its own transfer agent and will perform certain of these functions. Shipman will bear its own expenses in connection with the solicitation of Shipman Proxies for the Special Meeting.

     HOLDERS OF SHIPMAN COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING SHIPMAN PROXY AND RETURN IT PROMPTLY TO SHIPMAN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

SECURITY OWNERSHIP

     As of the Record Date, directors and executive officers of Shipman and their affiliates held in the aggregate 7,838 shares or approximately 24.5%, of the issued and outstanding Shipman Common Stock. SEE "DESCRIPTION OF SHIPMAN BANCORP, INC.--SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS." The directors and executive officers of Shipman have indicated that they intend to vote such shares of Shipman Common Stock for approval and adoption of the Merger Agreement at the Special Meeting. SEE "THE MERGER -- AGREEMENT OF AFFILIATES."



                                     THE MERGER

     ALTHOUGH CNB AND SHIPMAN BELIEVE THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS CONCERNING THE TERMS OF THE MERGER CONTAINS ALL MATERIAL TERMS AND PROVISIONS OF THE MERGER, SUCH INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT, A COPY OF WHICH (EXCLUDING THE EXHIBITS AND SCHEDULES THERETO) IS ATTACHED HERETO AS APPENDIX A AND INCORPORATED BY REFERENCE HEREIN, AND THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS, INCLUDING THE
APPENDICES HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.   ALL
SHIPMAN STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS ENTIRE PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.



GENERAL

     Pursuant to the Merger Agreement, Acquisition Corp will be merged with and into Shipman, with Shipman being the surviving entity and a wholly-owned subsidiary of CNB. As soon as possible after the conditions to consummation of the Merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as provided below, CNB and Shipman will file Articles of Merger with the Secretary of State of the State of Illinois with respect to the Merger. The Merger will become effective upon the close of business on the day when a Certificate of Merger has been issued by the Secretary of State of the State of Illinois. It is presently contemplated that the Effective Time will be as soon as practicable following the fulfillment or waiver of each of the conditions to the Merger. SEE "--EFFECTIVE TIME; CLOSING DATE," "--CONDITIONS TO THE MERGER" and "--WAIVER AND AMENDMENT; TERMINATION."

     Upon consummation of the Merger, the Shipman Stockholders will be entitled to receive the Merger Consideration (as defined herein) in consideration for their shares of Shipman Common Stock and thereupon shall cease to be Shipman Stockholders, Acquisition Corp will be merged into Shipman and cease to exist and Shipman will exist as a wholly-owned subsidiary of CNB.

MERGER CONSIDERATION

     Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Shipman Common Stock issued and outstanding immediately prior to the consummation of the Merger (except shares for which Shipman Stockholders have perfected dissenters' appraisal rights) will be converted into the right to receive cash, two shares of CNB Common Stock or a combination of cash and shares of CNB Common Stock. For his or her shares of Shipman Common Stock, each holder thereof will be entitled to: (i) elect to receive cash for all of such shares at the rate of $190 per share ("Cash Election"); (ii) elect to receive CNB Common Stock for all of such shares at the rate of two shares of CNB Common Stock for each share of Shipman Common Stock ("Stock Election"); (iii) elect to receive CNB Common Stock for a stated percentage of such shares ("Partial Stock Election") and to receive cash for a stated percentage of such shares ("Partial Cash Election"); or (iv) indicate by such holder's action or inaction that he or she has no preferences as to the receipt of cash or CNB Common Stock for such shares ("Non-Election").

     The Merger Agreement provides that the exchange ratio of two shares of CNB Common Stock for each share of Shipman Common Stock will be appropriately adjusted in the event of any split, combination, stock dividend or stock distribution with respect to shares of CNB Common Stock effected by CNB prior to the Effective Time. The Merger Agreement does not provide for any adjustment of the cash portion of the Merger Consideration.

     Notwithstanding any elections made by Shipman Stockholders, the Merger Agreement provides that the sum of: (i) the number of shares of Shipman Common Stock to be converted into the right to receive cash, plus (ii) the number of Dissenting Shares (as defined below), cannot be more than 30% of the number of issued and outstanding shares of Shipman Common Stock immediately prior to the Effective Time (the "Maximum Cash Payment Number"). The Merger Agreement contains no limit on the number of shares of Shipman Common Stock that may be converted into the right to receive shares of CNB Common Stock. If the number of shares of Shipman Common Stock for which a Cash Election or a Partial Cash Election was made (collectively, the "Cash Election Shares"), plus the number of Dissenting Shares, exceeds the Maximum Cash Payment Number, then the consideration to be received by Shipman Stockholders who have made a Cash Election or a Partial Cash Election will be adjusted in the manner provided below.

     If the number of Cash Election Shares, plus the number of Dissenting Shares, exceeds the Maximum Cash Payment Number, all shares of Shipman Common Stock for which a Stock Election or a Partial Stock Election were made (collectively, the "Stock Election Shares") will be converted into the right to receive CNB Common Stock, and the Cash Election Shares will be converted into the right to receive CNB Common Stock and cash in the following manner. Each Cash Election Share shall be converted into the right to receive:

          (i) an amount in cash (rounded to the nearest cent), without interest, equal to the product of (A) the Cash Price Per Share and (B) a fraction ("Cash Fraction"), the numerator of which shall be the Maximum Cash Payment Number and the denominator of which shall be the sum of the Cash Election Shares plus the Dissenting Shares; and

          (ii) a number of shares of CNB Common Stock equal to the product of: (A) two (2); multiplied by (B) a fraction equal to one (1) minus the Cash Fraction.

     If the Cash Election Shares, plus the number of Dissenting Shares, is less than the Maximum Cash Payment Number, then each Cash Election Share shall be converted into the right to receive the Cash Price Per Share. The Merger Agreement further provides that each Non-Election will be treated as a Stock Election.

     Shipman has represented in the Merger Agreement that the maximum number of shares of Shipman Common Stock that will be outstanding at the Effective Time will be 32,036 shares. No fractional shares will be issued and CNB will pay cash at the rate of $190 per share of Shipman Common Stock for any fractional share interests resulting from the Merger.

     There is no trading market for the shares of CNB Common Stock. Based solely, however, on the cash price of $190 per share of Shipman Common Stock, the market value of the merger consideration to be received by Shipman Stockholders would be $190 per share of Shipman Common Stock.

BACKGROUND OF AND REASONS FOR THE MERGER

     BACKGROUND OF THE MERGER. During the spring of 1997, Shipman received an unsolicited offer for an acquisition of Shipman and its wholly-owned subsidiary, Citizens State Bank. The Shipman Board had not, prior to that time, given any significant consideration to the possible sale of Citizens Bank. The Board reviewed the unsolicited offer and after consultation with independent third parties, rejected the offer as being untimely and inadequate, particularly since the offer was from outside the Shipman market area. At approximately the same time, the Board of Directors obtained an appraisal of the value of Shipman.

     During the summer and late fall of 1997, the Board consulted with Gerrish & McCreary, PC, consultants and attorneys, as to whether Shipman should remain independent or be offered for sale. Numerous issues, including aging of the shareholder base, the lack of management succession and the difficulties in competing with some of the larger institutions, all favored approaching the market to determine at least the price that Shipman would bring. In July of 1997, the Board engaged the firm of Gerrish & McCreary, P.C. to assist the Bank in marketing the institution. Approximately 17 institutions were contacted and 16 packages distributed. Shipman received nine bids, for all cash transactions (which would have triggered immediate and substantial tax liability for the Shipman Stockholders) ranging from $189 to $258 per share.

     The Board determined to allow the four highest bidding groups to perform a due diligence review and requested that they re-bid. The CNB bid was accepted because it provided Shipman Stockholders a tax free exchange and the continuation of a separately chartered bank in Shipman. Upon further negotiation, the Merger Agreement was executed on March 27, 1998.


     SHIPMAN BOARD'S REASONS FOR THE MERGER. After careful study and evaluation, the Shipman Board has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Shipman and the Shipman Stockholders. The Shipman Board believes that the Merger will enable Shipman Stockholders to realize significant value on their investment and also will enable them to participate in opportunities for growth that Shipman believes the Merger makes possible.

     In reaching its determination that the Merger is fair to, and in the best interests of, Shipman and its Stockholders, the Shipman Board carefully considered a variety of factors with the assistance of its legal and financial advisors. Among the factors it considered were the following:

          (a) Shipman considered its business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability were it to remain independent. In the Shipman Board's opinion, a business combination with a larger bank holding company such as CNB would provide both greater short-term and long-term value to Shipman Stockholders than other alternatives available. Such a business combination would enhance Shipman's competitiveness and its ability to serve its depositors, customers and the communities in which it operates. The increased competitive advantage would result primarily from the ability of Shipman to offer new and enhanced products and services already developed and tested by CNB, the cost savings from combining operations and support functions, and the increased access to capital that CNB could provide. Such an increased competitive advantage would be likely to result in an increase in the value of CNB Common Stock that will be received by Shipman Stockholders.

          (b) The current and prospective environments in which Shipman operates, including national and local economic conditions, the current regulatory environment and the trend toward consolidation in the financial services industry generally and in Shipman's local market, specifically, were also factors in the Shipman Board's decision. The increases in competition, together with increased bank regulatory reporting and other requirements, have made it more difficult for independent community banks to compete with the banking affiliates of larger institutions with respect to the range of products and services offered and the costs at which such products and services can be offered. CNB's philosophy of relationship banking and allowing each of its banking centers to continue to operate as community banks within their own local markets, focusing on servicing the needs of their particular communities, should provide an opportunity for Shipman to compete more effectively with larger institutions but still maintain its community banking approach. This compatibility of businesses and management philosophies of Shipman and CNB constituted a significant additional factor in the Shipman Board's decision.

          (c) The strategic, competitive advantage that CNB will have through its combination with Shipman was considered by the Shipman
     Board. As a result of the Merger, CNB will have a significant presence in central and southwestern Illinois, thereby enhancing the value of CNB's franchise and the potential value to Shipman Stockholders.

          (d) The Shipman Board considered the business, results of operations, financial condition and asset quality of CNB, as well as its future growth prospects following the Merger. The Merger presents an opportunity for potential synergies and cost savings by integrating the responsibilities for functions such as the following: product development; training in product sales and services which CNB has had in place for several years; internal audit, loan review and compliance training; and stockholder record keeping and communications. CNB's established operational and training systems are expected to result in cost savings from economies of scale as well as being able to provide Shipman employees with a higher level of training to meet customer needs.

          (e) Based upon the financial terms of other recent business combinations in the financial services industry and information concerning the business, financial condition, results of operations and prospects of CNB, the Shipman Board solicited an opinion from Southard regarding the fairness of the Merger Consideration, from a financial point of view, to the Shipman Stockholders. Based upon the opinion of Southard, the anticipated tax free nature of the Merger for Federal income tax purposes to Shipman Stockholders (to the extent Shipman Stockholders receive CNB Common Stock), and the likelihood that the proposed transaction would be consummated, the Shipman Board determined that the Merger was preferable to other alternatives available to Shipman, such as being acquired by a different company or remaining independent and growing internally.

          (f) The only potentially negative factor considered by the Shipman Board related to the need to amend certain executive salary continuation agreements and to accelerate the search for a new executive officer.


     While each member of the Shipman Board individually evaluated each of the foregoing as well as other factors, the Shipman Board collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Shipman Board collectively made its determination with respect to the Merger based on the unanimous conclusion reached by its members that the Merger, in light of the factors that each director, individually, considered as appropriate, is fair and in the best interests of the Shipman Stockholders.

     In approving the Merger, the Shipman Board was aware that: (i) the Merger Agreement contains certain provisions prohibiting Shipman from soliciting, facilitating or accepting other offers or agreements to acquire Shipman and (ii) Shipman would be liable for the payment to CNB of $200,000 in certain circumstances generally relating to the breach of the Merger Agreement by Shipman and within 24 months of such termination a change in the ownership of Shipman. However, the Shipman Board was also aware that such terms were specifically bargained for and insisted upon by CNB as inducements to enter into the Merger Agreement. In addition, in connection with its approval of the proposed Merger, the Shipman Board was advised by Southard that the indicated value of the Merger: (i) exceeded the upper end of Southard's range of estimates of Shipman's stand-alone value and (ii) was at the upper end of Southard's range of estimates of Shipman's likely value in an acquisition transaction. In presenting this advice, Southard stated that these findings were necessarily based upon economic, market, monetary and other conditions as they existed and could be evaluated at the time, represented its best business judgment under the circumstances and should not be construed in any way as a financial fairness or other form of expert opinion. Southard's fairness opinion is described below and is included as Appendix B to this Proxy Statement-Prospectus. See "--OPINION OF SHIPMAN FINANCIAL ADVISOR."

    CNB BOARD'S REASONS FOR THE MERGER. CNB's strategy for increasing long-term value for CNB Stockholders has been to build a banking organization primarily focused on the central and southwestern Illinois banking market (comprised of the Illinois counties of Macoupin, Christian, Montgomery and Sangamon) that continuously gains efficiency, spreads costs over a growing asset base and provides innovative products and services over a growing customer base.

     By acquiring Shipman, CNB will significantly expand its operations in the southern portion of Macoupin County, Illinois. Shipman currently operates two offices in this area and offers CNB the opportunity to expand into the growing St. Louis metropolitan area. Following the consummation of the Merger, CNB will operate seven offices in central and southwestern Illinois. The acquisition of Shipman is consistent with CNB's strategy of focusing its growth primarily on this area of Illinois.

     The CNB Board believes that the Merger and the Merger Consideration is fair to, and in the best interests of, CNB and its stockholders.
Accordingly, the CNB Board has unanimously approved the Merger Agreement.

     In negotiating the terms of the Merger, the CNB Board considered a number of factors including, without limitation, the following:

           (a) The Merger Consideration to be paid to the Shipman Stockholders in relation to the market value, book value, earnings per share and dividend rates of the CNB Common Stock and Shipman Common Stock.

          (b) The CNB Board's review, based in part on a presentation by CNB management with respect to such management's due diligence review of Shipman, of the business, operations and financial condition of Shipman, the prospects of the combined institution and the increased market presence, economies of scale, cost savings opportunities and enhanced opportunities for growth made possible by the Merger; in this regard, the CNB Board noted that the combined institution would have a significantly increased presence in southern Macoupin County with the opportunity to expand into the metropolitan St. Louis area. The CNB Board took into account that there would be some dilution in 1998 earnings per share before the Merger would have an expected accretive effect in subsequent years, and there would be some dilution to the book-value per share of the CNB Common Stock.

          (c) The short-term and long-term impact the Merger is anticipated to have on CNB's consolidated results of operations, including anticipated cost savings resulting from consolidation in certain areas.

          (d) The impact of the Merger on depositors, employees, customers and communities served by CNB and Shipman.

          (e) The terms of the Merger Agreement and the other documents executed in connection with the Merger.

          (f) The effectiveness of the Merger as a method of implementing and accelerating CNB's strategy for long-term growth and enhanced stockholder value. This included: (i) the strong Citizens Bank franchise with its loyal customer base in southern Macoupin County, (ii) the fact that the Shipman franchise overlaps with CNB's Macoupin County banking franchise, (iii) an opportunity for additional acquisitions that could be negotiated by a company with CNB's post-merger market capitalization,
     (iv) an experienced group of Shipman employees with similar approaches to customer service, credit quality, expense reduction and growth and
     (v) opportunities to leverage capacity in technology over a larger asset and customer base and to realize other additional expense savings.

          (g) The likelihood of the Merger being approved by the appropriate regulatory authorities. See "--REGULATORY APPROVALS."

          (h) Prior to voting to approve the Merger, the CNB Board considered the possible negative effects of the Merger, including the financial dilution of CNB's current stockholders; the business risks of entering a new community and the increased competition associated therewith, the costs and expenses of the Merger, including transaction and integration costs and the expense of the cash portion of the merger consideration; and the possible strains placed upon CNB's officers to manage effectively two new banking locations and the associated employees.


     In view of the wide variety of factors considered in connection with its evaluation of the Merger, the CNB Board did not find it practicable to, and did not quantify or otherwise attempt to, assign relative weights to the specific factors considered in reaching its determination.

RECOMMENDATION OF THE SHIPMAN BOARD

      The Shipman Board of Directors has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Shipman and its stockholders. THE SHIPMAN BOARD UNANIMOUSLY RECOMMENDS THAT SHIPMAN STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

OPINION OF SHIPMAN FINANCIAL ADVISOR

     Shipman retained Southard Financial, a Memphis, Tennessee financial valuation consulting firm, to render its opinion as to the fairness from a financial point of view to the holders of Shipman Common Stock of the consideration to be paid in the Merger. In connection with this engagement, Southard Financial evaluated the financial terms of the Merger, but was not asked to, and did not recommend the exchange ratio formula between CNB and Shipman's respective Common Stocks and did not assist in the Merger negotiations. The exchange ratio formula was determined by CNB and Shipman after arm's length negotiations. Shipman did not place any limitations on the scope of Southard Financial's investigation or review.

     Southard Financial provided the Shipman Board with a fairness opinion letter and supporting documentation. The full text of that fairness opinion letter, dated June 23, 1998, which sets forth certain assumptions made, matters considered and limitations on the review performed is attached as Appendix B and is incorporated herein by reference. The summary of the opinion of Southard Financial set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of the opinion. Southard Financial's opinion is addressed to the Shipman Board and does not constitute a recommendation to any stockholder of Shipman as to how such stockholder should vote at the Special Meeting.

     In arriving at its opinion, Southard Financial conducted interviews with officers of CNB and Shipman and reviewed the documents indicated in the fairness letter. Southard Financial did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. Southard Financial did not, and was not requested to, solicit third party indications of interest in acquiring any or all of the assets of Shipman.

     In connection with rendering its opinion, Southard Financial performed a variety of financial analyses which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Shipman and CNB. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.

ADEQUACY OF TOTAL PRICE


     The key consideration in the fairness opinion was the adequacy of the total price paid by CNB. Under the terms of the merger, Shipman stockholders may elect to (1) receive cash of $190 per Shipman share, or (2) receive two shares of CNB Common Stock per Shipman share ("the stock option"). The value of the transaction for those Shipman stockholders electing the stock option is $260 per share, based upon an estimated market value by Southard of CNB Common Stock of $130 per share. This estimated market value is subject to the limitations inherent in any effort to value shares of a company not listed on any securities exchange, as is the case with CNB Common Stock. The following factors were considered:

     ANALYSIS OF MARKET MERGERS: Based upon the Merger terms and Shipman Stockholders who elect the cash option will receive 132.2% of estimated March 31, 1998 book value, 21.0 times 1997 earnings, and 12.6% of March 31, 1998 assets. Based upon the merger terms and Southard's estimated market value of CNB common shares, Shipman Stockholders who elect the stock option will receive approximately 181% of estimated March 31, 1998 book value, 28.7 times 1997 earnings, and 17.3% of March 31, 1998 assets. Based upon the review conducted by Southard Financial, and given the financial characteristics and performance of Shipman, the pricing for Shipman in the merger is within the range of multiples seen in recent bank acquisitions. Information regarding other past bank acquisition transactions evaluated by Southard is included in
Exhibit 5 to Appendix B.


     DISCOUNTED CASH FLOW ANALYSIS: Southard Financial estimated the present value of the future stream of after-tax cash flow that Shipman could produce on a stand-alone basis through fiscal year 2002 on the basis of capital available for distribution to Shipman stockholders in the form of dividends. Southard Financial also estimated the present value of the future stream of after-tax cash flow that Shipman could produce after giving effect to, among other things, certain cost savings expected from the merger on the basis of capital available for distribution to Shipman shareholders in the form of dividends. The estimated terminal value was based upon a multiple of earnings of 15x. Based upon an investor's required rate of return of 16%, the analysis indicated a value of Shipman in the range of $185 to $245 per share. The implied valuation ranges are consistent with the terms of the offer from CNB.

     LIQUIDITY: Like Shipman stock, CNB shares are not traded on an exchange. CNB indicated that there is a waiting list for the purchase of shares, but that the actual trading activity has been very thin. Further, except in the case of officers, directors, and certain large Shipman stockholders, CNB shares received will be freely tradable with no restrictions.


     MERGER PREMIUM: Based upon the Merger terms, Shipman stockholders who elect the cash option will receive a premium of approximately 25% over the most recent minority trading price of Shipman shares. Based upon the Merger terms and Southard's estimated market value of CNB Common Stock, Shipman stockholders who elect the stock option will receive a premium of approximately 85% over the most recent minority trading price of Shipman shares.



     ANALYSIS OF ALTERNATIVES: In evaluating the fairness of the proposed Merger to the Shipman stockholders, Southard Financial reviewed with Shipman management the process undertaken for the sale of the company and reviewed other offers received. Further, negotiations took place with CNB over about a three and one-half month period before the definitive Merger Agreement was reached.

     Southard Financial's conclusion was that the terms of the proposed Merger pursuant to the Merger Agreement are fair, from a financial viewpoint, to the Shipman Stockholders.

IMPACT OF AN EXCHANGE OF SHIPMAN STOCK FOR CNB STOCK

     In conjunction with the Fairness Opinion, Southard Financial also provided Shipman stockholders with the following analyses:


     DIVIDEND YIELD ANALYSIS: In evaluating the impact of the proposed merger on the Shipman stockholders, Southard Financial reviewed the dividend paying histories of Shipman and CNB. Had the Merger been consummated on January 1, 1997, and based upon an exchange ratio of 2:1 each Shipman Stockholder would have seen an increase in their dividends of 120%.


     EARNINGS YIELD ANALYSIS: In evaluating the impact of the proposed merger on the Shipman stockholders, Southard Financial determined that, based upon an exchange ratio of 2:1, the Shipman stockholders would have seen a 119.2% increase in earnings per share (defined as post merger combined earnings per share times the assumed exchange ratio), had the Merger been consummated prior to January 1, 1997.

     BOOK VALUE ANALYSIS: In evaluating the impact of the proposed Merger on the Shipman stockholders, Southard Financial determined that the Shipman stockholders would have experienced a 56.8% increase in the book value of their investment, based upon the book values of Shipman and CNB at March 31, 1998.

     FUNDAMENTAL ANALYSIS: Southard Financial reviewed the financial characteristics of Shipman and CNB with respect to profitability, capital ratios, liquidity, asset quality and other factors. Southard Financial compared Shipman and CNB to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council. Southard Financial found that the post-merger combined entity would have capital ratios and profitability ratios near those of the public peer group.

     Southard Financial is a financial valuation consulting firm, specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard Financial has provided approximately 2,000 valuation opinions for clients in 43 states. Further, Southard Financial provides valuation services for approximately 120 financial institutions annually. For rendering its opinion, Southard Financial received a fee of $17,500, plus reasonable out-of-pocket expenses. Southard Financial has never been engaged previously by CNB, but has provided professional valuation services to Shipman since 1995. Neither Southard Financial nor its principals own an interest in the securities of Shipman or CNB.

EFFECTIVE TIME; CLOSING DATE

     In order to consummate the Merger, CNB and Shipman must file Articles of Merger with the Secretary of State of the State of Illinois. Such filing will occur only after the receipt of all regulatory approvals and the approval of the Merger Agreement by the Shipman Stockholders and the satisfaction or waiver of all other conditions to the Merger (SEE "--CONDITIONS TO THE MERGER"). The Closing of the Merger will take place on a date mutually agreed upon by CNB and Shipman. In the absence of such agreement, the Closing shall be held on the fifth business day after the last to occur of: (i) the receipt of all approvals and consents of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods; and (ii) the approval of the Merger Agreement by the Shipman Stockholders. The parties will execute, acknowledge and file with the Secretary of State of the State of Illinois, in accordance with governing corporate law, the Articles of Merger on the Closing Date upon the satisfaction of all conditions precedent to the consummation of the transactions contemplated by the Merger Agreement. The Effective Time of the Merger will be as of the close of business as of the day on which the Certificate of Merger is issued by the Secretary of State of the State of Illinois.

EXCHANGE OF CERTIFICATES BY SHIPMAN STOCKHOLDERS

     After the mailing to Shipman Stockholders of this Proxy Statement-Prospectus, CNB will mail or cause to be mailed to each Shipman Stockholder transmittal materials for use in surrendering the stock certificates representing the shares of Shipman Common Stock held by him or her (the "Shipman Certificates"), including a Form of Election that will allow holders of Shipman Common Stock to make a Cash Election, Stock Election or Partial Cash Election and Partial Stock Election, and provide instructions for the transmittal of the Certificates. CNB and Shipman have appointed the Carlinville Bank as exchange agent (the "Exchange Agent") for the parties to effect the surrender of the Certificates in exchange for either cash, CNB Common Stock or a combination thereof.

     SHIPMAN STOCKHOLDERS SHOULD NOT SEND IN THEIR SHIPMAN CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

     Following the consummation of the Merger, upon the delivery by a Shipman Stockholder to the Exchange Agent of all necessary transmittal materials and the Shipman Certificates and satisfactory proof of ownership of shares not represented by certificates, there will be mailed to such Stockholder a stock certificate or certificates representing shares of CNB Common Stock (the "CNB Stock Certificates") and/or a check for the amount representing any cash to be received by such Shipman Stockholder pursuant to an election and/or cash for any fractional shares of CNB Common Stock. CNB Certificates may be issued in a name other than the name in which the surrendered Shipman Certificate is registered only if the Shipman Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect a transfer to the new name and by evidence that any applicable stock transfer taxes have been paid.

     No dividends or other distributions declared after the Effective Time with respect to CNB Common Stock payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered Shipman Certificate (with respect to CNB Common Stock represented thereby) until the holder of record shall deliver such Shipman Certificate, along with the transmittal materials, to the Exchange Agent. Subject to the effect, if any, of applicable law, after the subsequent delivery and exchange of a Shipman Certificate, the holder thereof will be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to CNB Common Stock represented by such Shipman Certificate. All dividends or other distributions declared on or after the Effective Time with respect to CNB Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Shipman Certificate not theretofore delivered and exchanged for CNB Common Stock shall be paid or delivered by CNB to the Exchange Agent, in trust, for the benefit of such holders.

     All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of undelivered Shipman Certificates unclaimed at the end of one year from the Effective Time shall be repaid or redelivered by the Exchange Agent to CNB, after which time any holder of Shipman Certificates who has not theretofore delivered such Shipman Certificates to the Exchange Agent shall, subject to applicable law, be treated as a general creditor with respect to such amounts and shall look only to CNB for payment or delivery of such dividends or distributions, as the case may be. Any shares of CNB Common Stock delivered or made available to the Exchange Agent and not exchanged for Shipman Certificates within one year after the Effective Time shall be returned by the Exchange Agent to CNB which will thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Shipman Certificates.

DISSENTERS' APPRAISAL RIGHTS

     Any Shipman Stockholders who do not vote in favor of the Merger Agreement and who give written notice prior to the vote by the Shipman Stockholders on the Merger Agreement may demand dissenters' appraisal rights pursuant to Sections 11.65 and 11.70 of the IBCA ("Dissenting Stockholders").
 Copies of these sections are attached as Appendix C hereto. Dissenting Stockholders may elect to receive payment in cash in an amount equal to the estimated "fair value" of their shares of Shipman Common Stock, which will be the value of the shares (as determined in a manner set forth below) immediately before the consummation of the Merger excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. The following is a summary of the procedural steps which must be taken to ensure that a Dissenting Stockholder's appraisal rights are recognized.

     IT IS A CONDITION TO CNB'S OBLIGATION TO CONSUMMATE THE MERGER, THAT DISSENTERS' APPRAISAL RIGHTS NOT BE PERFECTED WITH RESPECT TO MORE THAN 10% OF THE OUTSTANDING SHIPMAN COMMON STOCK. SEE "--"CONDITIONS TO THE MERGER."

     A SHIPMAN STOCKHOLDER DESIRING TO PERFECT HIS OR HER DISSENTING RIGHTS AND PAYMENT FOR HIS OR HER SHARES PURSUANT TO SECTIONS 11.65 AND 11.70 OF THE IBCA MUST MAIL OR DELIVER TO SHIPMAN (ATTENTION: RONALD P. BOLLINGER, SECRETARY, SHIPMAN BANCORP, INC., 111 KEATING STREET, SHIPMAN, ILLINOIS 62685), A WRITTEN DEMAND FOR PAYMENT OF HIS OR HER SHARES BEFORE THE VOTE ON THE MERGER AGREEMENT IS TAKEN, AND SUCH STOCKHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT. THE DELIVERY OF A PROXY WITH INSTRUCTIONS TO VOTE THE SHARES REPRESENTED THEREBY AGAINST APPROVAL OF THE MERGER AGREEMENT WILL NOT, BY ITSELF, SATISFY THE REQUIREMENT OF A WRITTEN DEMAND.

     Only a holder of record is entitled to request dissenters' appraisal rights and payment for the shares registered in his or her name. A record owner of shares may assert dissenters' appraisal rights as to fewer than all of the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies Shipman in writing of the name and address of each person on whose behalf the record owner asserts dissenters' appraisal rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares held by such holder of record are recorded in the names of different Shipman Stockholders. A beneficial owner of shares who is not the record owner may assert dissenters' appraisal rights as to shares held on such person's behalf only if the beneficial owner submits to Shipman the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' appraisal rights.

     A demand must reasonably inform Shipman of the identity of the holder of record of the Shipman Common Stock covered by the demand and that such holder of record demands payment for such shares. The demand should be executed by or for the Shipman Stockholder of record, fully and correctly, as such Stockholder's name appears on the Shipman Certificate(s).

     A Shipman Stockholder who makes written demand for payment retains all other rights of a stockholder until those rights are cancelled or modified at the Effective Time by the consummation of the Merger. Within ten days after the Effective Time, CNB shall send each dissenting Shipman Stockholder who has delivered a written demand for payment, a statement setting forth the opinion of CNB as to the estimated fair value of the shares of Shipman Common Stock, Shipman's 1997 financial statements and Shipman's latest available interim financial statements and a commitment to pay for the shares of the Dissenting Stockholder the estimated fair value thereof upon transmittal to CNB of the Shipman Certificate or Certificates.

     Upon consummation of the Merger, and given demand for payment by a Dissenting Stockholder, CNB shall, upon receipt of the Shipman Certificate, pay the amount CNB estimates to be the fair value of the shares, plus accrued interest, if any. An explanation of how the interest was calculated will be provided by CNB to the Dissenting Stockholder at the time that CNB pays the amount it estimates to be the fair value of the shares.

     If the Dissenting Stockholder does not agree with the opinion of CNB as to the estimated fair value of the shares, or the amount of interest due, he or she shall, within thirty days from the delivery of CNB's statement of value, notify CNB in writing of such Dissenting Stockholder's determination of the estimated fair value and interest due relating to the shares, and demand payment of the difference.

     If within sixty days after delivery of such written notification by a Dissenting Stockholder, CNB and the Dissenting Stockholder are unable to agree as to the value of the shares, CNB shall either pay the difference in value demanded by the Dissenting Stockholder, with interest, or file a petition in the Circuit Court of Macoupin County, Illinois requesting a determination of the fair value of the shares and the interest due. All Dissenting

Stockholders who have perfected their dissenters' appraisal rights and who have not settled with CNB will be made parties to this proceeding. The cost of the proceedings may be assessed against one or more parties to the proceedings as the court may consider equitable. Failure of CNB to commence an action shall not limit or affect the right of the Dissenting Stockholder to otherwise commence an action as permitted by law.

     The foregoing is only a summary of the provisions of the IBCA and is qualified in its entirety by reference to the text of Sections 11.65 and
11.70 of the IBCA which are set forth in Appendix C hereto and incorporated by reference herein. ANY STOCKHOLDER OF SHIPMAN WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS' APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW APPENDIX C AND CONSULT A LEGAL ADVISOR BEFORE ELECTING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

     The holders of CNB Common Stock do not have dissenters' appraisal rights in connection with the Merger because Shipman is merging with Acquisition Corp. CNB is not a participant in the Merger and, therefore, under the Delaware General Corporation Law (the "DGCL"), no dissenters' appraisal rights are available.

REGULATORY APPROVALS

     The Merger is subject to the prior approval of the Federal Reserve and the Illinois Commissioner. CNB filed applications for approval of the Merger with the Federal Reserve and the Illinois Commissioner on June 10, 1998. CNB anticipates obtaining the approval of the Federal Reserve and the Illinois Commissioner during the third quarter of 1998. There can be no assurance as to the timing of such approvals or that the Federal Reserve and the Illinois Commissioner will approve the Merger.

     The Merger is subject to prior approval by the Federal Reserve under
Section 3 of the BHCA. Section 3 of the BHCA requires the Federal Reserve, when considering a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal stockholders), and the future prospects of the existing and proposed institutions and the convenience to and the needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

     The BHCA prohibits the Federal Reserve from approving a merger: (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if its effect in any section of the country would be to substantially lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

     The Federal Reserve will furnish notice and a copy of the application for approval of the Merger to the Federal Deposit Insurance Corporation (the "FDIC") and the Office of the Comptroller of the Currency (the "OCC"). These agencies have thirty days to submit their views and recommendations to the Federal Reserve. The Federal Reserve is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the FDIC or the OCC within such thirty day period. Furthermore, applicable federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

     In addition, under federal law, a period of 30 days must expire following approval by the Federal Reserve within which period the United States Department of Justice (the "Department of Justice") may file objections to the Merger under the federal antitrust laws. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger, unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made.
While CNB believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such a proceeding.

     The Merger may not be consummated until the 30th day (or, with the consent of the relevant agencies, the 15th day) following the date of the requisite Federal Reserve approval, during which period the Department of Justice may comment adversely on the Merger (which has the effect of extending the waiting period to the 30th day following approval) or challenge the Merger on antitrust grounds. The commencement of an antitrust action would delay the effectiveness of such an approval unless a court specifically orders otherwise.

     It is a condition to the consummation of the Merger that the Federal Reserve and Illinois Commissioner approvals not contain any non-standard conditions or restrictions. If CNB reasonably determines that any such non-standard conditions or restrictions would be unduly burdensome to CNB or its subsidiaries, CNB will not be obligated to consummate the Merger. There can be no assurance that the Federal Reserve approval or the Illinois Commissioner approval will not contain conditions or restrictions which cause such approval to fail to satisfy such conditions to the consummation of the Merger.

     THE MERGER WILL NOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED, AND IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF ANY SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR RESTRICTION WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. THERE CAN LIKEWISE BE NO ASSURANCE THAT THE DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE OUTCOME THEREOF.

BUSINESS PENDING THE MERGER AND OTHER COVENANTS

     CNB and Shipman have agreed to conduct their respective businesses in accordance with certain guidelines contained in the Merger Agreement. Until the consummation of the Merger or the termination of the Merger Agreement, Shipman and CNB have each agreed (except as specifically noted below), among other things, that each of them (and each of their respective subsidiaries) will:

     (a)  conduct its businesses only in the ordinary course;

     (b) use its best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and agents and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it, and each of CNB and Shipman will inform the other as soon as it becomes aware of the potential loss or diminution in the relationship with any consequential customer;

     (c) confer with each other concerning operational matters of a material nature;

     (d) with respect to Shipman only, enter into loan and other financing transactions only in accordance with sound credit and other internal policies and only on terms and conditions consistent with arm's-length transactions, and subject to certain dollar limits, without the prior written approval of CNB or the failure by CNB to respond to such request for approval within one day after such a request for approval is made by Shipman;

     (e) consistent with past practice, maintain a reserve for possible loan losses which is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

     (f) maintain all assets necessary for the conduct of business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon such assets and with respect to the conduct of such business in amounts and kinds comparable to that in effect on the date of the Merger Agreement and pay all premiums on such policies when due;

     (g) file in a timely manner all required filings with all regulatory authorities and cause such filings to be true and correct in all material respects; and

     (h) maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply in all material respects with all legal requirements applicable to it.

     The Merger Agreement also provides that prior to the Effective Time, without CNB's prior written consent (and except as provided in the Merger Agreement), neither Shipman nor Citizens Bank may, among other things: (a) change its authorized or issued capital stock; (b) grant any stock option or right to purchase shares of capital stock; (c) issue or redeem any of its capital stock or declare or pay any dividend or make any other distribution to its stockholders (except for dividends paid solely by Citizens Bank to Shipman); (d) amend its charter or bylaws; (e) pay or increase any bonuses, salaries or other compensation to any stockholder or director, officer or employee (except in the ordinary course of business) or enter into any employment, severance or similar contract with any director, officer or employee; (f) adopt or amend in any material manner (except in order to comply with any legal requirements), or terminate, or increase the payments to or benefits under, any employee benefit plan; (g) terminate any material contract; (h) materially change any existing material lease of real or personal property; (i) sell, lease or otherwise dispose of any material asset or property or mortgage, pledge or impose any lien or otherwise encumber any material asset or property; (j) incur any obligation or liability (fixed or contingent) other than in the ordinary course of business; or (k) enter into any transaction providing for the borrowing or loaning of monies, other than in the ordinary course of business. In addition, Shipman has agreed that it will not merge or consolidate with or into any other person, or acquire any stock, equity interest or business of any other person.

     CNB has agreed in the Merger Agreement that without Shipman's prior written consent (and except as provided in the Merger Agreement), neither CNB nor any of its subsidiaries may, among other things: (a) change its authorized or issued capital stock; (b) grant any stock option or right to purchase shares of capital stock; (c) issue or redeem any of its capital stock or declare or pay any dividend or make any other distribution to its stockholders (other than in accordance with past practice) (d) amend its charter or bylaws; or (e) pay or increase any bonuses, salaries or other compensation to any stockholder or director, officer or employee (except in the ordinary course of business) or enter into any employment, severance or similar contract with any director, officer or employee.

     Shipman has also agreed that prior to the Effective Time, neither Shipman nor Citizens Bank nor any of its respective representatives will:
(i) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to itself or Citizens Bank; or (ii) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal or enter into any agreement, arrangement, or understanding, regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate the Merger Agreement, or compensating Shipman or Citizens Bank under any of the instances described. Shipman is to instruct and otherwise use its best efforts to cause its representatives (including any representative of Citizens Bank) to comply with such prohibitions. Shipman is also obligated to cease and cause to be terminated any activities, discussions, or negotiations with any persons conducted before March 27, 1998, with respect to such activities.

     Notwithstanding the foregoing, Shipman may provide information at the request of, or enter into discussions or negotiations with, a person with respect to an Acquisition Transaction if the Shipman Board determines, in good faith, that the exercise of its fiduciary duties to the Shipman Stockholders under applicable law requires it to take such action. Shipman may not, in any event, provide to such person any information which it has not provided to CNB. Shipman must promptly notify CNB orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

     "Acquisition Transaction" as defined in the Merger Agreement shall, with respect to Shipman, mean any of the following: (i) a merger or consolidation, or any similar transaction of any company with either Shipman or Citizens Bank; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Shipman or Citizens Bank; (iii) a purchase or other acquisition of beneficial ownership by any person or group which would cause such person or group to become the beneficial owner of securities representing 20% or more of the voting power of either Shipman or Citizens Bank; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of Shipman; (v) a public proxy or consent solicitation made to Shipman Stockholders, seeking proxies in opposition to any proposal relating to any of the transactions contemplated by the Merger Agreement; (vi) the filing of an application or notice with the Federal Reserve or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in (i) through (iv) above; or (vii) the making of a bona fide proposal to Shipman or its stockholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

     Shipman has also agreed to recommend to its stockholders approval of the Merger Agreement and to solicit proxies in favor of the Merger Agreement from its stockholders.

     In the Merger Agreement, Shipman and CNB have agreed to use their best efforts in good faith to satisfy the various covenants and conditions to Closing applicable to CNB or Shipman, as the case may be, contained in the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement as promptly as possible. Furthermore, the Merger Agreement provides that neither CNB nor Shipman will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of the Merger Agreement or would cause its representations and warranties to be or become untrue. Between March 27, 1998, and the Closing Date, Shipman will, and will cause Citizens Bank to, cooperate with CNB with respect to all filings that are contemplated by the Merger Agreement or required to be made in connection with the transactions contemplated by the Merger Agreement.

     Between March 27, 1998, and the Closing Date, each of CNB or Shipman will promptly notify the other in writing if it acquires knowledge of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of the Merger Agreement, or if it acquires knowledge of the occurrence after the date of the Merger Agreement of any fact or condition that would (except as expressly contemplated by the Merger Agreement) cause or constitute a breach of any of its representations or warranties had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, CNB and Shipman will promptly notify the other of the occurrence of any breach of any covenant in the Merger Agreement or of the occurrence of any event that may make the satisfaction of the conditions to Closing impossible or unlikely.

     The Merger Agreement prohibits Shipman and CNB and their subsidiaries from taking any voluntary action that would disqualify the Merger as a "reorganization" that would be tax free or deferred to Shipman Stockholders receiving CNB common stock. SEE "-- FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

ENVIRONMENTAL INVESTIGATION

     The Merger Agreement provides that if requested by CNB, Shipman must engage an environmental consultant acceptable to CNB to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of real estate used in the operation of the businesses of Shipman and Citizens Bank and any other real estate owned by Shipman or a subsidiary of Shipman (other than single family residences). The fees and expenses of the consultant with respect to the Phase I assessments will be paid by Shipman. If the estimated cost to remediate any environmental conditions are found, suspected, or would tend to be indicated by the report of the consultant exceeds $20,000, and if CNB and Shipman have been unable to agree upon a mutually acceptable modification of the Merger Agreement, CNB will have the right to terminate the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     CNB and Shipman made a series of representations and warranties to each other in the Merger Agreement which are customary for a transaction of this type. It is a condition of the Closing that each party's representations and warranties must be accurate in all material respects as of the Closing Date. SEE "--CONDITIONS TO THE MERGER." As of the date of this Proxy Statement-Prospectus, neither CNB nor Shipman has any knowledge that this condition will not be satisfied as of the Closing Date.

CONDITIONS TO THE MERGER

     The obligations of CNB and Shipman to consummate the Merger are subject to the satisfaction or waiver by CNB or Shipman, as the case may be, of the following conditions, among others: (i) the representations and warranties made by a party in the Merger Agreement (considered collectively) must have been accurate in all material respects as of the date of the Merger Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to any schedules; (ii) all of the covenants and obligations that a party is required to perform or to comply with pursuant to the Merger Agreement at or prior to the Closing (considered collectively) must have been duly performed and complied with in all material respects; (iii) all proceedings, corporate or other, to be taken by a party in connection with the transactions contemplated by the Merger Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the other party and its counsel; (iv) since the date of the Merger Agreement, there must not have been commenced or threatened against a party, or against any affiliate of a party, any proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by the Merger Agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by the Merger Agreement, in either case that would reasonably be expected to have a material adverse effect on such party; (v) there shall be and have been no event or occurrence that had or would reasonably be expected to have a material adverse effect on CNB or Shipman, as the case may be; (vi) any consents or approvals required to be secured by a party by the terms of the Merger Agreement or otherwise reasonably necessary in the opinion of the other party to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall be reasonably satisfactory to the other party, and all applicable waiting periods shall have expired; (vii) neither the consummation nor the performance of any of the transactions contemplated by the Merger Agreement will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of, or cause a party or any affiliate of a party to suffer any adverse consequence under any applicable legal requirement or order, or any legal requirement or order that has been published, introduced, or otherwise proposed by or before any regulatory authority, where any of the foregoing would reasonably be expected to have a material adverse effect on CNB or Shipman, as the case may be; (viii) the Registration Statement filed by CNB with the Commission with respect to the CNB Common Stock to be issued pursuant to the Merger Agreement shall have become effective and no stop order proceedings with respect thereto shall be pending or threatened; (ix) in the case of CNB's obligations, the Merger Agreement and the transactions contemplated thereby shall have been duly and validly authorized as required by all applicable legal requirements by the Shipman Stockholders; (x) in the case of CNB's obligations, the total number of shares of Shipman Common Stock for which Shipman Stockholders have perfected dissenters' appraisal rights shall be no greater than 10% of the number of shares of Shipman Common Stock issued and outstanding immediately prior to the Effective Time; (xi) in the case of Shipman's obligations, the opinion received by Shipman from Southard shall not have been withdrawn or materially modified prior to the Closing (SEE "--OPINION OF SHIPMAN FINANCIAL ADVISOR"); (xii) in the case of Shipman's obligations, Shipman shall have received a tax opinion (SEE "--FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER"); and (xiii) in the case of CNB's obligations, the cost of any environmental remediation with respect to Shipman's real property shall be less than $20,000.

     As of the date of this Proxy Statement-Prospectus, neither CNB nor Shipman has any knowledge that any of the aforementioned Closing conditions will not be satisfied by the Closing Date.

WAIVER AND AMENDMENT; TERMINATION

     Prior to the Effective Time, the CNB and Shipman Boards may extend the time for performance of any obligation under the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement and waive compliance with any agreements or conditions contained in the Merger Agreement. Subject to applicable law, the Merger Agreement may be amended by action of the CNB and Shipman Boards at any time before or after approval of the Merger Agreement by the Shipman Stockholders.

     The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual agreement of the parties. In addition, the Merger Agreement may be terminated at any time prior to the Effective Time:
(i) by a non-breaching party, if a party commits a material breach of the Merger Agreement; (ii) by the party for whose benefit a Closing condition exists, if the Closing condition has not been satisfied as of the Closing Date, or if satisfaction of such condition becomes impossible (other than due to the failure of a party for whose benefit the Closing condition exists to comply with its obligations under the Merger Agreement) and such condition is not waived by the Closing Date by the party who for whose benefit such condition exists; or (iii) by either party, if the Closing has not occurred (other than through the failure of the party seeking to terminate the Merger Agreement to comply fully with its obligations under the Merger Agreement) by January 27, 1999.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     GENERAL. Certain members of Shipman's management and the Shipman Board may be deemed to have certain interests in the Merger in addition to their interests as Shipman Stockholders generally. These material interests include, among others, provisions in the Merger Agreement relating to indemnification, maintenance of director and officer liability insurance coverage and the appointment of one member of the Shipman Board, James H. Frank, to the CNB Board following the consummation of the Merger. CNB has also agreed that not less than two nor more than four of the current directors of Citizens Bank will be retained by CNB after the Effective Time as directors of Citizens Bank. The Shipman Board was aware of all of the interests discussed below and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     DIRECTORS' AND OFFICERS' INDEMNIFICATION RIGHTS. The Merger Agreement provides that, upon consummation of the Merger, CNB will maintain, except as may be limited by applicable law, all rights of indemnification currently provided by Shipman and Citizens Bank in favor of their current and former employees, directors, officers and agents on terms no less favorable than those provided in the Articles of Incorporation or Bylaws of Shipman or otherwise in effect on March 27, 1998. SEE "COMPARISON OF THE RIGHTS OF CNB STOCKHOLDERS AND SHIPMAN STOCKHOLDERS--LIABILITY OF DIRECTORS; INDEMNIFICATION."

     DIRECTORSHIPS. The Merger Agreement provides that James H. Frank, a current director of Shipman, will be appointed to serve as a director of CNB as soon as practicable after the Effective Time. His term will expire at the Annual Meeting of CNB Stockholders to be held in the year 1999. CNB has also agreed that not less than two nor more than four of the current directors of Citizens Bank will be retained by CNB after the Effective Time as directors of Citizens Bank. The terms of these directors of Citizens Bank will expire in 1999. SEE "CNB DIRECTOR ELECTION--ELECTION OF DIRECTORS."

EFFECT ON EMPLOYEE BENEFITS

     The Merger Agreement provides, among other things, that upon the written request of CNB, Shipman will take any necessary action to terminate any employee benefit plan of Shipman or Citizens Bank on or before the Closing on terms reasonably acceptable to CNB, PROVIDED, HOWEVER, that neither Shipman nor the Citizens Bank will be obligated to take any such requested action that is irrevocable until immediately prior to the Closing and at such time as Shipman shall have received reasonable assurances that all conditions precedent to Shipman's obligations under the Merger Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

     After the Closing, CNB expects to review all of its employee benefits plans and decide upon a coordinated package of benefits for the employees of each of its subsidiaries, including Shipman and Citizens Bank.

FEDERAL INCOME TAX CONSEQUENCES  OF THE MERGER

     The discussion set forth below is a general description of the material Federal income tax consequences of the Merger to certain Shipman Stockholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision to vote for the approval of the Merger. The discussion does not address all aspects of Federal income taxation that may be applicable to Shipman Stockholders subject to special Federal income tax treatment, including, without limitation, foreign persons, insurance companies, tax exempt entities, retirement plans, dealers in securities and persons who acquired their Shipman Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of any applicable state, local or foreign tax laws, nor the affect of any Federal tax laws other than those pertaining to the Federal income tax. IN VIEW OF THE INDIVIDUAL NATURE OF FEDERAL INCOME TAX CONSEQUENCES, EACH SHIPMAN STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE SPECIFIC CONSEQUENCES OF THE MERGER TO HIM OR HER.

     This discussion is based upon the Code and the regulations and rulings promulgated in connection therewith that are now in effect or proposed thereunder, current administrative rulings and practices and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Shipman Stockholders discussed herein. This discussion is also based upon certain assumptions regarding the factual circumstances that will exist at the Closing Date, and thereafter, including certain representations to be made by Shipman and CNB. This discussion assumes that Shipman Stockholders hold their shares of Shipman Common Stock as a capital asset within the meeting of
Section 1221 of the Code. If any of these factual assumptions or representations are inaccurate, the tax consequences of the Merger could differ from those described herein.

    The Merger is intended to constitute a "reorganization" for Federal income tax purposes under Section 368(a)(1)(A) of the Code, by reason of the application of Section 368(a)(2)(E) of the Code, with the following Federal income tax consequences:

     1) Shipman Stockholders will recognize no gain or loss as a result of the exchange of their Shipman Common Stock solely for shares of CNB Common Stock.

     2) The aggregate adjusted tax basis of the shares of CNB Common Stock received by each Shipman stockholder in the Merger will be equal to the aggregate adjusted tax basis of the shares of Shipman Common Stock surrendered.

     3) The holding period for the shares of CNB Common Stock received by each Shipman stockholder in the Merger (including any fractional share of CNB Common Stock deemed to be received) will include the holding period of the shares of Shipman Common Stock exchanged therefor.

     4) A Shipman stockholder who receives cash will realize gain or loss for Federal income tax purposes (determined separately as to each block of Shipman Common Stock exchanged) in an amount equal to the difference between (x) the amount of cash received by such stockholder, and (y) such stockholder's tax basis for the shares of Shipman Common Stock surrendered in exchange therefor, provided that the cash payment does not have the effect of the distribution of a dividend. Any such gain or loss will be recognized for Federal income tax purposes and will be treated as a capital gain or loss. In general, if a Shipman stockholder does not actually or constructively own any CNB Common Stock after the Merger, the distribution will not have the effect of the distribution of a dividend. However, if the cash payment does have the effect of the distribution of a dividend, the amount of taxable income recognized generally will equal the amount cash received; such income generally will be taxable as a dividend; and no loss (or other recovery of such stockholder's tax basis for the shares of Shipman Common Stock surrendered in the exchange) generally will be recognized by such stockholder. The determination of whether a cash payment has the effect of the distribution of the cash dividend will be made pursuant to the provisions and limitations of
          Section 302 of the Code, taking into account the constructive stock ownership rules of Section 318 of the Code.

     Shipman's obligations to consummate the Merger are subject to the condition that it receive an opinion of its tax advisor to the effect that the receipt of the CNB Common Stock by Shipman Stockholders will not result in a gain or loss for tax purposes. Such opinion will be subject to the conditions and assumptions stated therein and will also rely on various representations made by Shipman, certain Shipman Stockholders and CNB. An opinion of a tax advisor, unlike a private letter ruling from the Internal Revenue Service (the "Service"), has no binding affect on the Service. The Service could take a position contrary to the counsel's opinion and, if the matter were litigated, a court may reach a decision contrary to the opinion. The Service is not expected to issue a ruling on the tax effects of the Merger, and no such ruling has been requested. CNB and Shipman have not sought any opinion with respect to state or local tax consequences of the Merger to Shipman Stockholders.

     THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHIPMAN STOCKHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH SHIPMAN STOCKHOLDER. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, EACH SHIPMAN STOCKHOLDER SHOULD CONSULT HIS/HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.


     The consummation of the Merger is conditioned, among other things, upon the receipt by Shipman of an opinion from Cummings, dated as of the Effective Time, to the foregoing effect. SEE "-- CONDITIONS TO THE MERGER." If the Shipman Board of Directors decided to waive this condition to consummating the Merger, an amended Prospectus/Proxy Statement will be delivered to Shipman Stockholders.


RESALE OF CNB COMMON STOCK

     Shares of CNB Common Stock issued to Shipman Stockholders will be transferable without restriction upon disposition, except shares issued to any person who may be considered an "Affiliate" of Shipman, as defined by the rules and regulations of the Commission under the Securities Act. Pursuant to the Merger Agreement, Shipman has delivered to CNB a written undertaking from each Affiliate of Shipman to the effect that he or she will not sell or dispose of CNB Common Stock acquired by him or her in connection with the Merger, other than in accordance with the Securities Act, except under: (i) a separate registration statement for distribution (which CNB has not agreed to provide), or (ii) Rule 145 promulgated thereunder by the Commission or (iii) pursuant to another exemption from registration. In addition, Shipman Stockholders who become Affiliates of CNB will be subject to similar sale restrictions for as long as they remain Affiliates of CNB.

               PRICE RANGE OF COMMON STOCK AND DIVIDENDS

MARKET PRICES

     There is no established public trading market for either CNB Common Stock or Shipman Common Stock. As of the Record Date, CNB Common Stock was held of record by approximately 155 persons and Shipman Common Stock was held of record by approximately 108 persons. To the knowledge of CNB's management, five sales of CNB Common Stock occurred in 1997 involving an aggregate of 2,072 shares at prices ranging from $100 to $110 per share, and no sales of CNB Common Stock have occurred in 1998 through the Record Date. To the knowledge of Shipman's management, four sales of Shipman Common Stock occurred in 1997 involving an aggregate of 645 shares at prices of $135 per share, all of which were purchased by Shipman for the Shipman ESOP or to be held as treasury stock. To the knowledge of Shipman's management, no sales of Shipman Common Stock occurred in 1998 through the date of this Proxy Statement-Prospectus. SEE "COMPARATIVE PER SHARE DATA."

DIVIDENDS

     The following table sets forth dividends declared per share of CNB Common Stock and Shipman Common Stock, respectively, for the periods indicated. The ability of either CNB or Shipman to pay dividends to the respective holders of its Common Stock is subject to certain restrictions. SEE "SUPERVISION AND REGULATION OF CNB AND SHIPMAN."

                                               CNB                 SHIPMAN
                                            DIVIDENDS             DIVIDENDS
                                            ---------             ---------
 YEAR ENDED DECEMBER 31, 1996:
 First Quarter                                 $---                 $__.__
 Second Quarter                                1.25                  __.__
 Third Quarter                                  ---                    *
 Fourth Quarter                                1.30                  __.__

 YEAR ENDED DECEMBER 31, 1997:
 First Quarter                                 $---                 $__.__
 Second Quarter                                1.35                  __.__
 Third Quarter                                  ---                   2.50
 Fourth Quarter                                1.40                  __.__

 YEAR ENDING DECEMBER 31, 1998:
 First Quarter                                 $---                 $__.__
 Second Quarter                                1.45                  __.__

-----------

  * Shipman paid a stock dividend of .0185 shares for each share of Shipman Common Stock issued and outstanding as of October 24, 1996.

                                   CAPITALIZATION

     The following table sets forth the consolidated capitalization of CNB and the consolidated capitalization of Shipman as of March 31, 1998, and the pro forma consolidated capitalization of CNB after giving effect to the consummation of the Merger, assuming: (i) 70% of the issued and outstanding Shipman Common Stock is converted into the right to receive CNB Common Stock; or (ii) 100% of the issued and outstanding Shipman Common Stock is converted into the right to receive CNB Common Stock.

                                                                       March 31, 1998                                  Pro Forma
                                                               ---------------------------                            Consolidated
                                                                CNB               Shipman           Adjustments            CNB
                                                            -----------         ----------          -----------        -----------
 ASSUMING 70% OF SHIPMAN SHAREHOLDERS ELECT TO
 RECEIVE CNB COMMON STOCK:


 Notes payable (2)                                          $    --             $1,859,000          $1,826,057         $ 3,685,057
                                                            -----------         ----------          -----------        -----------

 Stockholders' equity:
      CNB Common Stock - $1 par value, 310,000
      shares authorized, 200,000 shares issued and
      outstanding prior to merger, 244,850 shares issued
      and outstanding after merger (1)(3)                       200,000                                 44,850             244,850

      Shipman common stock - $10 par value, 40,000
      shares issued and outstanding                                                 400,000           (400,000)              --

 Surplus                                                        270,464           2,488,202          1,727,698           4,486,364

 Retained earnings                                           20,337,894           2,818,510         (2,818,510)         20,337,894
 Other comprehensive income -
      net unrealized gains and losses on
      available-for-sale securities, net of related tax         515,641            (89,876)             89,876             515,641
 Treasury stock:
      CNB - 13,502 shares                                      (321,088)                                                  (321,088)
      Shipman - 7,964.1709 shares                                               (1,038,039)          1,038,039              --
                                                            -----------         ----------          -----------        -----------
             Total stockholders' equity                      21,002,911          4,578,797            (318,047)         25,263,661
                                                            -----------         ----------          -----------        -----------
             Total capitalization                           $21,002,911         $6,437,797          $1,508,010         $28,948,718
                                                            -----------         ----------          -----------        -----------
                                                            -----------         ----------          -----------        -----------

 ASSUMING 100% OF SHIPMAN SHAREHOLDERS ELECT TO
 RECEIVE CNB COMMON STOCK:

 Notes payable (2)                                          $    --             $1,859,000          $     --           $ 1,859,000
                                                            -----------         ----------          -----------        -----------

 Stockholders' equity:

      CNB Common Stock - $1 par value, 310,000 shares
      authorized, 200,000 shares issued and outstanding
      prior to merger, 264,015 shares issued and
      outstanding after merger (1)(4)                           200,000                                 64,015             264,015

      Shipman common stock - $10 par value, 40,000
      shares issued and outstanding                                                 400,000           (400,000)              --

 Surplus                                                        270,464           2,488,202          3,529,208           6,287,874

 Retained earnings                                           20,337,894           2,818,510         (2,818,510)         20,337,894
 Other comprehensive income -
      net unrealized gains and losses on available-
      for-sale securities, net of related tax                   515,641            (89,876)             89,876             515,641

 Treasury stock:
      CNB - 13,502 shares                                      (321,088)                                                  (321,088)
      Shipman - 7,964.1709 shares                                               (1,038,039)          1,038,039
                                                            -----------         ----------          -----------        -----------
               Total stockholders' equity                    21,002,911          4,578,797           1,502,628          27,084,336
                                                            -----------         ----------          -----------        -----------
               Total capitalization                         $21,002,911         $6,437,797          $1,502,628         $28,943,336
                                                            -----------         ----------          -----------        -----------
                                                            -----------         ----------          -----------        -----------


(1)  Reflects CNB's authorization at its 1998 Annual Stockholders' Meeting held on March 17, 1998, of 100,000 additional shares of CNB Common Stock.

(2)  Shipman's notes payable consist of $1,309,000 of term notes payable to the Federal Home Loan Bank of Chicago maturing at various dates through 2008 at rates ranging from 5.91% to 6.95%, and a $550,000 note payable to an unaffiliated financial institution maturing September 5, 1998, with an interest rate of 0.50% below the prime commercial rate.  In connection with the Merger, CNB will obtain a note payable from an unaffiliated financial institution, the proceeds of which will be used to pay the cash portion of the acquisition, including any cash paid for fractional shares, to the extent such cash is not paid out of available corporate funds.

(3)  Reflects the issuance of 44,850 shares of CNB Common Stock for 70% of the issued and outstanding Shipman Common Stock.

(4)  Reflects the issuance of 64,015 shares of CNB Common Stock for all of the issued and outstanding Shipman Common Stock, with cash paid in lieu of fractional shares of $5,382.

                          PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed combining balance sheet as of March 31, 1998, gives effect to the Merger as if the Merger had been effective on March 31, 1998, assuming: (i) 70% of the issued and outstanding Shipman Common Stock is converted into the right to receive CNB Common Stock; or (ii) 100% of the issued and outstanding Shipman Common Stock is converted into the right to receive CNB Common Stock. The following unaudited pro forma condensed combining statements of income for the year ended December 31, 1997 and the three months ended March 31, 1998 and 1997, present the consolidated operations of CNB combined with the consolidated operations of Shipman for the periods presented as if the Merger had been effective on January 1, 1997, assuming: (i) 70% of the issued and outstanding Shipman Common Stock is converted into the right to receive CNB Common Stock; or (ii) 100% of the issued and outstanding Shipman Common Stock is converted into the right to receive CNB Common Stock. The Merger will be accounted for under the purchase method of accounting, and includes the adjustments set forth in the accompanying notes to the pro forma condensed combining financial statements.

     These pro forma condensed combining financial statements have been prepared by CNB management based upon the historical consolidated financial statements of CNB and Shipman. The pro forma combining information is not necessarily indicative of the actual results that would have occurred had the Merger been consummated prior to the periods indicated, or of the future operations of the combined entity. This information should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of CNB and Shipman, including the respective notes thereto, which are included elsewhere herein, and the comparative per common share data, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. CNB and Shipman Stockholders are urged to read such information carefully. SEE "COMPARATIVE PER COMMON SHARE DATA."

                                                                  CARLINVILLE NATIONAL BANK SHARES, INC.
                                        PRO FORMA CONDENSED COMBINING BALANCE SHEET OF CARLINVILLE NATIONAL BANK SHARES, INC. AND
                                                          SUBSIDIARIES AND SHIPMAN BANCORP, INC. AND SUBSIDIARY
                                                    (CONVERSION OF 70% OF SHIPMAN COMMON STOCK INTO CNB COMMON STOCK)
                                                                        MARCH 31, 1998 (UNAUDITED)
                                           ----------------------------------------------------------------------------------------
                                                     Historical
                                           --------------------------------                                            Pro Forma
                                                CNB               Shipman          Combined         Adjustments         Combined
                                           ------------        ------------     --------------     -------------      -------------

 ASSETS

 Cash and due from banks                     $3,946,860         $ 1,459,283     $    5,406,143                        $   5,406,143
 Short-term investments                      13,975,000           2,673,536         16,648,536                           16,648,536
 Investment securities                       59,092,660          11,225,188         70,317,848                           70,317,848
 Loans, net of unearned discount            115,395,808          31,075,933        146,471,741         $534,351         147,006,092
 Reserve for possible loan losses            (1,056,181)           (731,169)        (1,787,350)                          (1,787,350)
                                           ------------        ------------     --------------     -------------      -------------
    Net loans                               114,339,627          30,344,764        144,684,391          534,351         145,218,742


 Bank premises and equipment                  2,360,711             676,533          3,037,244                            3,037,244
 Intangible assets                            3,786,885              35,272          3,822,157        1,243,056           5,065,213
 Other assets                                 3,742,678           1,813,743          5,556,421                            5,556,421
                                           ------------        ------------     --------------     -------------      -------------
                                           $201,244,421         $48,228,319       $249,472,740       $1,777,407        $251,250,147
                                           ------------        ------------     --------------     -------------      -------------
                                           ------------        ------------     --------------     -------------      -------------
 LIABILITIES AND STOCKHOLDERS'
  EQUITY
 Noninterest-bearing deposits               $16,386,351          $4,109,848        $20,496,199                          $20,496,199
 Interest - bearing deposits                156,590,257          36,917,790        193,508,047                          193,508,047
                                           ------------        ------------     --------------     -------------      -------------
    Total deposits                          172,976,608          41,027,638        214,004,246                          214,004,246
 Short-term borrowings                        5,708,161              --              5,708,161                            5,708,161

 Notes payable                                   --               1,859,000          1,859,000     $  1,826,057           3,685,057
 Other liabilities                            1,556,741             762,884          2,319,625          269,397           2,589,022
                                           ------------        ------------     --------------     -------------      -------------
    Total liabilities                       180,241,510          43,649,522        223,891,032        2,095,454         225,986,486
                                           ------------        ------------     --------------     -------------      -------------
 STOCKHOLDERS' EQUITY:
  Common stock                                  200,000             400,000            600,000         (355,150)            244,850
  Surplus                                       270,464           2,488,202          2,758,666        1,727,698           4,486,364
  Retained earnings                          20,337,894           2,818,510         23,156,404       (2,818,510)         20,337,894
  Accumulated other comprehensive
   income--unrealized holding gains
   and losses on available-for-sale
   securities, net of tax                       515,641             (89,876)           425,765           89,876             515,641

  Treasury stock at cost                       (321,088)         (1,038,039)        (1,359,127)       1,038,039            (321,088)
                                           ------------        ------------     --------------     -------------      -------------
      Total stockholders' equity             21,002,911           4,578,797         25,581,708         (318,047)         25,263,661
                                           ------------        ------------     --------------     -------------      -------------
                                           $201,244,421         $48,228,319       $249,472,740       $1,777,407        $251,250,147
                                           ------------        ------------     --------------     -------------      -------------
                                           ------------        ------------     --------------     -------------      -------------

SEE accompanying notes to pro forma condensed combining financial statements.


                                                                  CARLINVILLE NATIONAL BANK SHARES, INC.
                                                              PRO FORMA CONDENSED COMBINING BALANCE SHEET OF
                                                         CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES
                                                                 AND SHIPMAN BANCORP, INC. AND SUBSIDIARY
                                                     (CONVERSION OF 100% OF SHIPMAN COMMON STOCK TO CNB COMMON STOCK)

                                                                              MARCH 31, 1998
                                                                               (UNAUDITED)

                                                        Historical
                                           --------------------------------                                             Pro Forma
                                                 CNB               Shipman         Combined          Adjustments         Combined
                                           ------------        ------------      -------------      ------------       ------------
 ASSETS

 Cash and due from banks                     $3,946,860          $1,459,283         $5,406,143       $  (5,382)          $5,400,761
 Short-term investments                      13,975,000           2,673,536         16,648,536                           16,648,536
 Investment securities                       59,092,660          11,225,188         70,317,848                           70,317,848
 Loans, net of unearned discount            115,395,808          31,075,933        146,471,741          534,351         147,006,092
 Reserve for possible loan losses            (1,056,181)           (731,169)        (1,787,350)                          (1,787,350)
                                           ------------        ------------      -------------      ------------       ------------
      Net loans                             114,339,627          30,344,764        144,684,391          534,351         145,218,742


 Bank premises and equipment                  2,360,711             676,533          3,037,244                            3,037,244
 Intangible assets                            3,786,885              35,272          3,822,157        1,243,056           5,065,213
 Other assets                                 3,742,678           1,813,743          5,556,421                            5,556,421
                                           ------------        ------------      -------------      ------------       ------------
                                           $201,244,421         $48,228,319       $249,472,740       $1,772,025        $251,244,765
                                           ------------        ------------      -------------      ------------       ------------
                                           ------------        ------------      -------------      ------------       ------------
 LIABILITIES AND STOCKHOLDERS'
   EQUITY

 Noninterest-bearing deposits               $16,386,351          $4,109,848        $20,496,199                          $20,496,199
 Interest - bearing deposits                156,590,257          36,917,790        193,508,047                          193,508,047
                                           ------------        ------------      -------------      ------------       ------------
      Total deposits                        172,976,608          41,027,638        214,004,246                          214,004,246
 Short-term borrowings                        5,708,161                  --          5,708,161                            5,708,161
 Notes payable                                       --           1,859,000          1,859,000                            1,859,000
 Other liabilities                            1,556,741             762,884          2,319,625         $269,397           2,589,022
                                           ------------        ------------      -------------      ------------       ------------
      Total liabilities                     180,241,510          43,649,522        223,891,032          269,397         224,160,429
                                           ------------        ------------      -------------      ------------       ------------


 Stockholders' equity:
  Common stock                                  200,000             400,000            600,000         (335,985)            264,015
  Surplus                                       270,464           2,488,202          2,758,666        3,529,208           6,287,874
  Retained earnings                          20,337,894           2,818,510         23,156,404       (2,818,510)         20,337,894
  Accumulated other comprehensive
   income-unrealized holding gains and
   losses on available-for-sale
   securities, net of tax                       515,641             (89,876)           425,765           89,876             515,641
  Treasury stock at cost                       (321,088)         (1,038,039)        (1,359,127)       1,038,039            (321,088)
                                           ------------        ------------      -------------      ------------       ------------
     Total stockholders' equity              21,002,911           4,578,797         25,581,708        1,502,628          27,084,336
                                           ------------        ------------      -------------      ------------       ------------
                                           $201,244,421         $48,228,319       $249,472,740       $1,772,025        $251,244,765
                                           ------------        ------------      -------------      ------------       ------------
                                           ------------        ------------      -------------      ------------       ------------

SEE accompanying notes to pro forma condensed combining financial statements.

                                       36


                                                                  CARLINVILLE NATIONAL BANK SHARES, INC.
                                                              PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                                                         CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES
                                                                 AND SHIPMAN BANCORP, INC. AND SUBSIDIARY
                                                     (CONVERSION OF 70% OF SHIPMAN COMMON STOCK INTO CNB COMMON STOCK)

                                                                         YEAR ENDED DECEMBER 31, 1997
                                                                                 (UNAUDITED)
                                           ----------------------------------------------------------------------------------------
                                                        Historical
                                           --------------------------------                                             Pro Forma
                                                 CNB               Shipman         Combined          Adjustments         Combined
                                           ------------        ------------      -------------      ------------       ------------
 Interest income                            $13,746,293          $3,622,333        $17,368,626         $(178,117)       $17,190,509
 Interest expense                             7,433,808           1,934,154          9,367,962           146,085          9,514,047
                                           ------------        ------------      -------------      ------------       ------------
      Net interest income                     6,312,485           1,688,179          8,000,664          (324,202)         7,676,462
 Provision for possible loan losses             170,000              --                170,000           --                 170,000
 Noninterest income                           1,213,953             330,475          1,544,428           --               1,544,428
 Noninterest expense                          4,981,282           1,544,590          6,525,872            82,870          6,608,742
                                           ------------        ------------      -------------      ------------       ------------
      Income before income taxes              2,375,156             474,064          2,849,220          (407,072)         2,442,148
 Income tax expense (benefit)                   524,478             182,575            707,053          (129,681)           577,372
                                           ------------        ------------      -------------      ------------       ------------
                Net income                $   1,850,678         $   291,489        $ 2,142,167         $(277,391)      $  1,864,776
                                           ------------        ------------      -------------      ------------       ------------
                                           ------------        ------------      -------------      ------------       ------------

      Pro forma per share data:
            Weighted average number
             of shares outstanding              186,390                                                   44,850            231,240
                                           ------------                                             ------------       ------------
                                           ------------                                             ------------       ------------

           Net income                       $      9.93                                                                $       8.06
                                           ------------                                                                ------------
                                           ------------                                                                ------------

SEE accompanying notes to pro forma condensed combining financial statements.


                                                                  CARLINVILLE NATIONAL BANK SHARES, INC.
                                                            PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
                                                        OF CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES
                                                                 AND SHIPMAN BANCORP, INC. AND SUBSIDIARY
                                                    (CONVERSION OF 100% OF SHIPMAN COMMON STOCK INTO CNB COMMON STOCK)

                                                                       YEAR ENDED DECEMBER 31, 1997
                                                                               (UNAUDITED)
                                                        Historical
                                           --------------------------------                                             Pro Forma
                                                 CNB               Shipman         Combined          Adjustments         Combined
                                           ------------        ------------      -------------      ------------       ------------
 Interest income                            $13,746,293          $3,622,333        $17,368,626       $(178,117)         $17,190,509
 Interest expense                             7,433,808           1,934,154          9,367,962            --              9,367,962
                                           ------------        ------------      -------------      ------------       ------------
      Net interest income                     6,312,485           1,688,179          8,000,664        (178,117)           7,822,547
 Provision for possible loan losses             170,000              --                170,000            --                170,000
 Noninterest income                           1,213,953             330,475          1,544,428            --              1,544,428
 Noninterest expense                          4,981,282           1,544,590          6,525,872          82,870            6,608,742
                                           ------------        ------------      -------------      ------------       ------------
      Income before income taxes              2,375,156             474,064          2,849,220        (260,987)           2,588,233
 Income tax expense (benefit)                   524,478             182,575            707,053       (  71,247)             635,806
                                           ------------        ------------      -------------      ------------       ------------
                Net income                $   1,850,678         $   291,489        $ 2,142,167    $   (189,740)        $  1,952,427
                                           ------------        ------------      -------------      ------------       ------------
                                           ------------        ------------      -------------      ------------       ------------

 Pro forma per share data:
     Weighted average number
      of shares outstanding                     186,390                                                  64,015             250,405
                                           ------------                                             ------------       ------------
                                           ------------                                             ------------       ------------
      Net income                          $        9.93                                                                $       7.80
                                           ------------                                                                ------------
                                           ------------                                                                ------------

SEE accompanying notes to pro forma condensed combining financial statements.


                                                         CARLINVILLE NATIONAL BANK SHARES, INC.
                                                   PRO FORMA CONDENSED COMBINING STATEMENTS OF INCOME
                                               OF CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES
                                                        AND SHIPMAN BANCORP, INC. AND SUBSIDIARY
                                           (CONVERSION OF 70% OF SHIPMAN COMMON STOCK INTO CNB COMMON STOCK)

                                                       THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                                                      (UNAUDITED)

                                                                                    1998
                                           ----------------------------------------------------------------------------------------
                                                        Historical
                                           --------------------------------                                             Pro Forma
                                                 CNB               Shipman         Combined          Adjustments         Combined
                                           ------------        ------------      -------------      ------------       ------------
 Interest income                           $  3,554,501        $    900,398      $   4,454,899      $  (35,624)        $  4,419,275
 Interest expense                             1,939,319             448,383          2,387,702          36,521            2,424,223
                                           ------------        ------------      -------------      ------------       ------------
      Net interest income                     1,615,182             452,015          2,067,197         (72,145)           1,995,052
 Provision for possible loan losses              30,000              --                 30,000            --                 30,000
 Noninterest income                             417,761              73,581            491,342            --                491,342
 Noninterest expense                          1,197,320             379,175          1,576,495          20,718            1,597,213
                                           ------------        ------------      -------------      ------------       ------------
      Income before income taxes                805,623             146,421            952,044         (92,863)             859,181
 Income tax expense (benefit)                   226,082              56,865            282,947         (28,858)             254,089
                                           ------------        ------------      -------------      ------------       ------------
                Net income                $     579,541        $     89,556      $     669,097      $  (64,005)        $    605,092
                                           ------------        ------------      -------------      ------------       ------------
                                           ------------        ------------      -------------      ------------       ------------

 Pro forma per share data:
     Weighted average number
      of shares outstanding                     186,498                                                  44,850             231,348
                                           ------------                                             ------------       ------------
                                           ------------                                             ------------       ------------
      Net income                          $        3.11                                                                $       2.62
                                           ------------                                                                ------------
                                           ------------                                                                ------------


                                                                                    1997
                                           ----------------------------------------------------------------------------------------
                                                        Historical
                                           --------------------------------                                             Pro Forma
                                                 CNB               Shipman         Combined          Adjustments         Combined
                                           ------------        ------------      -------------      ------------       ------------
 Interest income                           $  3,213,625        $    906,066      $   4,119,691      $  (44,529)        $  4,075,162
 Interest expense                             1,735,931             488,141          2,224,072          36,521            2,260,593
                                           ------------        ------------      -------------      ------------       ------------
      Net interest income                     1,477,694             417,925          1,895,619         (81,050)           1,814,569
 Provision for possible loan losses              --                  --                 --                --                  --
 Noninterest income                             218,488              63,208            281,696            --                281,696
 Noninterest expense                          1,132,222             363,349          1,495,571          20,718            1,516,289
                                           ------------        ------------      -------------      ------------       ------------
      Income before income taxes                563,960             117,784            681,744        (101,768)             579,976
 Income tax expense (benefit)                   135,156              45,148            180,304         (32,420)             147,884
                                           ------------        ------------      -------------      ------------       ------------
                Net income                $     428,804        $     72,636      $     501,440      $  (69,348)        $    432,092
                                           ------------        ------------      -------------      ------------       ------------
                                           ------------        ------------      -------------      ------------       ------------

 Pro forma per share data:
     Weighted average number
      of shares outstanding                     186,065                                                  44,850             230,915
                                           ------------                                             ------------       ------------
                                           ------------                                             ------------       ------------
      Net income                          $        2.30                                                                $       1.87
                                           ------------                                                                ------------
                                           ------------                                                                ------------

SEE accompanying notes to pro forma condensed combining financial statements.


                                                         CARLINVILLE NATIONAL BANK SHARES, INC.
                                                   PRO FORMA CONDENSED COMBINING STATEMENTS OF INCOME
                                               OF CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES
                                                        AND SHIPMAN BANCORP, INC. AND SUBSIDIARY
                                           (CONVERSION OF 100% OF SHIPMAN COMMON STOCK INTO CNB COMMON STOCK)

                                                       THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                                                      (UNAUDITED)


                                                                                    1998
                                           ----------------------------------------------------------------------------------------
                                                        Historical
                                           --------------------------------                                             Pro Forma
                                                 CNB               Shipman         Combined          Adjustments         Combined
                                           ------------        ------------      -------------      ------------       ------------
 Interest income                           $  3,554,501        $    900,398      $   4,454,899      $  (35,624)        $  4,419,275
 Interest expense                             1,939,319             448,383          2,387,702            --              2,387,702
                                           ------------        ------------      -------------      ------------       ------------
      Net interest income                     1,615,182             452,015          2,067,197         (35,624)           2,031,573
 Provision for possible loan losses              30,000              --                 30,000            --                 30,000
 Noninterest income                             417,761              73,581            491,342            --                491,342
 Noninterest expense                          1,197,320             379,175          1,576,495          20,718            1,597,213
                                           ------------        ------------      -------------      ------------       ------------
      Income before income taxes                805,623             146,421            952,044         (56,342)             895,702
 Income tax expense (benefit)                   226,082              56,865            282,947         (14,250)             268,697
                                           ------------        ------------      -------------      ------------       ------------
                Net income                $     579,541        $     89,556      $     669,097      $  (42,092)        $    627,005
                                           ------------        ------------      -------------      ------------       ------------
                                           ------------        ------------      -------------      ------------       ------------

 Pro forma per share data:
     Weighted average number
      of shares outstanding                     186,498                                                  64,015             250,513
                                           ------------                                             ------------       ------------
                                           ------------                                             ------------       ------------
      Net income                          $        3.11                                                                $       2.50
                                           ------------                                                                ------------
                                           ------------                                                                ------------


                                                                                    1997
                                           ----------------------------------------------------------------------------------------
                                                        Historical
                                           --------------------------------                                             Pro Forma
                                                 CNB               Shipman         Combined          Adjustments         Combined
                                           ------------        ------------      -------------      ------------       ------------
 Interest income                           $  3,213,625        $    906,066      $   4,119,691      $  (44,529)        $  4,075,162
 Interest expense                             1,735,931             488,141          2,224,072            --              2,224,072
                                           ------------        ------------      -------------      ------------       ------------
      Net interest income                     1,477,694             417,925          1,895,619         (44,529)           1,851,090
 Provision for possible loan losses              --                  --                 --                --                  --
 Noninterest income                             218,488              63,208            281,696            --                281,696
 Noninterest expense                          1,132,222             363,349          1,495,571          20,718            1,516,289
                                           ------------        ------------      -------------      ------------       ------------
      Income before income taxes                563,960             117,784            681,744         (65,247)             616,497
 Income tax expense (benefit)                   135,156              45,148            180,304         (17,812)             162,492
                                           ------------        ------------      -------------      ------------       ------------
                Net income                $     428,804        $     72,636      $     501,440      $  (47,435)        $    454,005
                                           ------------        ------------      -------------      ------------       ------------
                                           ------------        ------------      -------------      ------------       ------------

 Pro forma per share data:
     Weighted average number
      of shares outstanding                     186,065                                                  64,015             250,080
                                           ------------                                             ------------       ------------
                                           ------------                                             ------------       ------------
      Net income                          $        2.30                                                                $       1.82
                                           ------------                                                                ------------
                                           ------------                                                                ------------

SEE accompanying notes to pro forma condensed combining financial statements.

                       CARLINVILLE NATIONAL BANK SHARES, INC.
            NOTES TO PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS
                DECEMBER 31, 1997, AND MARCH 31, 1998 AND 1997
                                  (UNAUDITED)

BACKGROUND:

CNB proposes to merge with Shipman in a transaction wherein CNB will exchange two shares of CNB Common Stock or $190 in cash, for each of the 32,035.8291 outstanding shares of Shipman Common Stock, provided that at least 70% of Shipman's shareholders elect to receive CNB Common Stock. The value used to record the issuance of CNB Common Stock is $95 per share, based on the $190 cash price offered.

ASSUMPTIONS:

1. The pro forma condensed combining balance sheet of CNB and its subsidiaries and Shipman and its subsidiary as of March 31, 1998 has been prepared in accordance with the following financial assumptions:

     a.   The transaction referred to above occurs on March 31, 1998.

     b. The transaction will be accounted for using the purchase method of accounting, in which 100% of the outstanding common shares of Shipman will be acquired by CNB for CNB Common Stock and cash. Accordingly, the net assets of Shipman are adjusted to their fair market value and no minority interest is considered. The components of the merger transaction are outlined as follows:


                                              Percentage of Shipman Common Stock
                                                 exchanged for CNB Common Stock
                                                  ------------------------------
                                                    70%                 100%
                                                 ----------         ------------
 CNB consideration:
  Cash                                           $1,826,057         $      5,382
  CNB Common Stock (44,850 and
   64,015 shares, respectively)                   4,260,750            6,081,425
                                                 ----------         ------------
      Total consideration                         6,086,807            6,086,807
                                                 ----------         ------------
 Historical book value of Shipman                 4,578,797            4,578,797
 Adjustments to reflect fair
  value of Shipman net assets:
      Loans                                         534,351              534,351
      Estimated acquisition costs                  (100,000)            (100,000)
      Deferred taxes                               (169,397)            (169,397)
                                                 ----------         ------------
                                                  4,843,751            4,843,751
                                                 ----------         ------------
      Excess of cost over net assets
        acquired                                 $1,243,056           $1,243,056
                                                 ----------         ------------
                                                 ----------         ------------

     The amount above for loans reflects the adjustments required to increase Shipman's carrying value of such assets to their estimated fair value. The acquisition costs incurred include an estimate of merger costs. Deferred taxes represent the estimated taxes to be incurred on these valuation adjustments. In the opinion of CNB management, the net book value of all other net assets of Shipman does not differ materially with the appropriate fair value thereof.

2. The pro forma condensed combining statements of income presented herein have been prepared in accordance with the following financial assumptions:

a. The proposed merger transaction occurs at the beginning of the earliest period presented, i.e., January 1, 1997, and is accounted for using the purchase method of accounting. Accordingly, the results of operations of CNB and Shipman are included in the CNB consolidated results of operations from January 1, 1997 forward.

b.   The effects of the pro forma purchase accounting adjustments outlined in
     (1)(b) above on the individual balance sheet captions and in total for each of the next five years and thereafter are as follows:

                                 Amortization of purchase adjustments on
                            ----------------------------------------------
                                        Excess of cost over
                                          fair value of net
                              Loans        assets acquired         Total
                            ---------      ---------------      ----------
 1998                       $178,117        $   82,870          $  260,987
 1999                        142,494            82,870             225,364
 2000                        106,870            82,870             189,740
 2001                         71,247            82,870             154,117
 2002                         35,623            82,870             118,493
 After five years              --              828,706             828,706
                            ---------      ---------------      ----------
                            $534,351        $1,243,056          $1,777,407
                            ---------      ---------------      ----------
                            ---------      ---------------      ----------

     For the years ending December 31, 2003 through December 31, 2012, the net effect of the amortization of purchase adjustments per year will be $82,870.

c. The adjustments to reflect amortization of the purchase adjustments in the pro forma condensed combining statements of income included herein are as follows:

                                               Year ended     Three months ended
                                               December 31,       March 31,
                                               ------------   ------------------
                                                   1997        1998       1997
                                                 --------     -------    -------
 Reduction of interest income from
   amortization of write up on loans             $178,117     $35,624    $44,529
 Increase in noninterest expense for
   the amortization of the excess of
   cost over the fair value of net
   assets acquired                                 82,870      20,718     20,718
                                                 --------     -------    -------
                                                 $260,987     $56,342    $65,247
                                                 --------     -------    -------
                                                 --------     -------    -------

     The premium on loans is amortized over the expected lives of the related loans (five years) using a method which approximates the level effective rate on the loans included herein.

     The excess of cost over the fair value of net assets acquired is amortized on a straight-line basis over 15 years.

d. For the transaction presented herein assuming holders of 70% of the Shipman shares will elect to receive CNB shares, the cash paid for the remaining 30% of Shipman shares will be funded by a note payable obtained from an unaffiliated financial institution at an assumed rate of 8.00%. Accordingly, the adjustments to reflect the interest expense incurred on this debt of $146,085, $36,521, and $36,521 for the year ended December 31, 1997, and the three months ended March 31, 1998 and 1997, respectively, are included in the pro forma condensed combining statements of income. For the transaction presented herein assuming 100% of the Shipman shareholders will elect to receive CNB shares, the cash paid of $5,382 represents cash paid in lieu of fractional shares, and will be paid from CNB's general corporate funds.

e. The combined effective Federal and state income tax rate used in the pro forma condensed combining statements of income is 40%.

                                 DESCRIPTION OF CNB
GENERAL

     CNB is a multi-bank holding company registered under the BHCA which owns all of the issued and outstanding capital stock of the Carlinville Bank and of Lincoln Trail. Lincoln Trail owns all of the issued and outstanding stock of the Palmer Bank. CNB also owns all of the issued and outstanding stock of Carlinville Tax Service, Inc., a subsidiary engaged in the preparation of tax returns and provision of bookkeeping services for various clients ("CTS").

     After serving the local community for 109 years from its single location in Carlinville, Illinois, on December 13, 1996, the Carlinville Bank purchased certain assets and assumed the liabilities of a branch facility in Hillsboro, Illinois, from an unaffiliated regional banking group (the "Hillsboro Branch"). Approximately five weeks later, CNB purchased all of the outstanding capital stock of Lincoln Trail and its wholly-owned subsidiary, Palmer Bank in Taylorville, Illinois. These strategic acquisitions have transformed CNB from a single location, one bank holding company to a multi-bank holding company with five locations.

THE CNB BANKS

     The CNB Banks engage in general full service retail banking within central and southwestern Illinois. Deposit products include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, NOW accounts, savings accounts and money market accounts. Loans include commercial and industrial, agricultural, real estate mortgage, consumer, home equity, leasing and lines of credit. Other products and services include VISA debit cards, automatic teller machines, safe deposit boxes and trust services. CNB continues to explore new products and services to meet the needs and demands of its customer base and to remain competitive with other financial institutions operating in its market areas.

     Although each of the CNB Banks operates under the direction of its own board of directors, CNB has standard operating policies regarding asset/liability management, liquidity management, investment management, lending policies and deposit structure management. CNB has historically centralized certain operations where economies of scale can be achieved.

MARKET AREA

     CNB's primary market area includes the four counties of Macoupin, Montgomery, Christian and Sangamon in central and southwestern Illinois. The Carlinville Bank has offices in Carlinville (Macoupin County) and Hillsboro (Montgomery County), Illinois, while the Palmer Bank has offices in Palmer and Taylorville (Christian County), and in Chatham (Sangamon County), Illinois. While the local economies of this area are somewhat diverse, the primary industry of the four-county area is agriculture. The four counties served by CNB include some of the richest and most fertile soil in the Midwest and the primary agricultural commodities are corn and soybeans.

     The city of Carlinville has a population of approximately 5,500 and is the county seat of Macoupin County. While agriculture is a primary focus in Macoupin County, there are some other non-agricultural employers located in Carlinville. Monterey Coal Company employs 330 people, Carlinville Area Hospital employs 185 people, Curry Ice and Coal Company employs 175 people, Lippold and Arnett employs 135 people, Prairie Farms Dairy employs 128 people and the Carlinville School District employs 100 people.

     The city of Hillsboro has a population of approximately 4,500 and is the county seat of Montgomery County.

     The city of Taylorville has a population of approximately 11,500 and is the county seat of Christian County. The town of Palmer, also located in Christian County, has a population of 275. Palmer has few employers and most of the residents in the surrounding community are engaged in agriculture.

     The city of Chatham has a population of 8,000 and is located in Sangamon County, approximately five miles south of the affluent and expanding market of Springfield, the Illinois state capital. Chatham primarily serves as a "bedroom community" for the nearby city of Springfield. Most of the residents of Chatham are employed by state government agencies and other businesses located in and around Springfield. The local economy in Chatham is very stable because of the large number of stable jobs generated by state government. Springfield also has a relatively large number of employment opportunities in the health care, education and insurance fields.

GROWTH STRATEGY

     CNB seeks to diversify both its market area and asset base while increasing profitability through selected acquisitions and internal expansion. CNB's goal, as reflected by its acquisition policy, is to expand through the acquisition of established financial service organizations, primarily commercial banks or thrifts, to the extent suitable candidates can be identified and acceptable business terms negotiated. Although not actively seeking additional acquisitions at this time, CNB intends to continue exploring opportunities for acquisitions and expansion as they may arise. It is not presently known whether, or on what terms, such discussions would result in further acquisitions.

     Any interest CNB would have in additional acquisitions or expansion would most likely be focused on traditional community banks and thrifts located in stable and growing areas located in central and southwestern Illinois. At this time, a large number of such financial institutions are located within this geographic area. It is possible, however, that as a result of consolidation within the banking industry generally, as well as in CNB's current market areas, CNB may in the future look beyond these geographic areas for acquisition opportunities. In addition to price and terms, other factors considered by CNB in determining the desirability of an acquisition candidate are financial condition, earnings potential, quality of management, market area and competitive environment.

     The CNB Board may in the future consider establishing branches, loan production offices or other business facilities as a means of expanding its presence in current or new market areas. The CNB Board may also investigate expansion into other lines of business closely related to banking if it believes these lines could be profitable without undue risk to CNB and if CNB can be competitive.

     CNB does not currently have any definite understandings or agreements for any acquisitions material to CNB. However, CNB anticipates that it will continue to grow in the future either internally, by acquisition or a combination of both. Notwithstanding such anticipation, there is no assurance that any further acquisitions will be made or that any branches or other offices will be established.

OPERATING STRATEGY

     Corporate policy, strategy and goals are established by the CNB Board. Pursuant to CNB's philosophy, operational and administrative policies for the CNB Banks are also established by CNB. Within this framework, each of the CNB Banks focuses on providing personalized services and quality products to its customers to meet the needs of the communities which it serves.

     CNB operates its banking subsidiaries as traditional community banks with conveniently located facilities and professional, highly motivated staffs which are active in the communities in which they are located. CNB focuses on long-term relationships with customers and provides individualized quality service. As part of its community banking approach, CNB encourages officers of the CNB Banks to actively participate in community organizations. In addition, within credit and rate of return parameters, CNB attempts to ensure that each of the CNB Banks meets the credit needs of its communities and invests in local municipal obligations.

     CNB uses a variety of marketing strategies to attract and retain customers, with a particular emphasis on a strong sales culture within the CNB Banks and an outside officer calling program. Officers of each of the CNB Banks regularly call on customers and potential customers of the institutions to maintain and develop deposit and other special service relationships, including cash management, employee benefit plan administration and lock box and fiduciary services.

     CNB has an internal data processing division and has attempted to remain at the forefront of the banking industry in new technological innovations.
CNB believes that retaining control of its data processing leads to decreased operating costs, more effective service to its customers and increased efficiencies. To provide a high level of customer service and to manage effectively its growth, acquisition and operating strategies, CNB also focuses on continued improvement of the CNB Banks' internal operating systems.

LENDING ACTIVITIES

     GENERAL


     The CNB Banks provide a broad range of commercial and retail lending services to corporations, partnerships, individuals and government agencies. These credit activities include agricultural, commercial, residential real estate and installment loans, as well as loan participations, leasing, lines of credit and purchases of municipal obligations. As more fully described below, commercial loans, as well as consumer loans and loans made for agricultural purposes, generally possess a greater repayment risk than do, for example, loans made for residential real estate.


     The CNB Banks aggressively market their services to qualified lending customers. Lending officers actively solicit the business of new borrowers entering their market areas as well as long-standing members of the banks' respective business communities. Through professional service and competitive pricing, the CNB Banks have been successful in attracting new agricultural and commercial lending customers. The CNB Banks also actively pursue consumer lending opportunities. Through convenient locations, advertising and customer communications, the CNB Banks have been successful in capitalizing on the credit needs of their market areas.

     COMMERCIAL LOANS

     The CNB Banks have a strong commercial loan base and the Carlinville Bank in particular continues to be an active commercial lender in Macoupin County. The CNB Banks' areas of emphasis include, but are not limited to, loans to wholesalers, manufacturers, building contractors, developers, business services companies and retailers. The CNB Banks provide a wide range of business loans, including lines of credit for working capital and operational purposes and term loans for the acquisition of equipment and other purposes. Collateral for these loans generally includes accounts receivable, inventory, equipment and real estate. Loans may be made on an unsecured basis if warranted by the overall financial condition of the borrower. Terms of commercial business loans generally range from one to five years. The majority of the CNB Banks' commercial business loans have floating interest rates or reprice within one year.

     The primary repayment risk for commercial loans is the failure of the business due to economic or financial factors. In most cases, the CNB Banks have collateralized these loans and/or taken personal guarantees to help assure repayment.

     As the credit portfolios of the CNB Banks have continued to grow, several changes have been made in their lending departments resulting in an overall increase in these departments' skill levels. Loan review personnel and commercial lenders interact with their respective boards of directors each month. CNB has also instituted a separate loan review function to analyze credits of the CNB Banks. Management has attempted to identify problem loans at an early stage and to aggressively seek a resolution of these situations. The result has been a significantly below average level of problem loans compared to the CNB Banks' industry peer groups. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CARLINVILLE NATIONAL BANK SHARES, INC.--NONPERFORMING LOANS
AND ASSETS."

     AGRICULTURAL LOANS

     The CNB Banks are active lenders to the agricultural industry. Agricultural loans continue to be emphasized by each of the CNB Banks due to their concentration of customers in rural markets. Agricultural loans currently represent over 30% of CNB's consolidated loan portfolio. The CNB Board closely monitors its agricultural loan concentration. In connection with their agricultural lending, the CNB Banks have remained close to their traditional geographical market areas. The majority of the CNB Banks' outstanding agricultural operating and real estate loans primarily relate to ventures within 20 miles of their main or branch offices.

     Agricultural loans and direct financing leases, many of which are secured by crops, machinery and real estate, are provided to finance capital improvements and farm operations as well as acquisitions of livestock and machinery. The loan departments of the CNB Banks, work closely with all agricultural customers, including companies and individual farmers, and assist in the preparation of budgets and cash flow projections for the ensuing crop year. These budgets and cash flow projections are monitored closely during the year and reviewed with agricultural customers at least once a year. In addition, the CNB Banks work closely with governmental agencies, including the Farmers Home Administration, to assist agricultural customers in obtaining credit enhancement products such as loan guaranties.


     There are certain unique risks associated with agricultural lending. Repayment of such loans may be affected by commodity prices obtained for crops or livestock and the overall size of borrowers' yield, which is substantially dependent upon such factors as climate and weather during the growing season. Additionally, agricultural lending results in seasonal fluctuations in the level of loans and liquidity of the CNB Banks. Agricultural loans generally increase in the early Spring and continue to grow until the current crops or livestock are sold, at which time the operating lines of credit are generally repaid. Term loans for equipment and real estate are generally also paid down at this time as well. Accordingly, the level of funds available in the form of Federal funds sold is generally higher upon receipt of loan payments and are generally at their lowest point late in the crop/livestock season.

     REAL ESTATE MORTGAGE LOANS


     Mortgage lending has been a focal point of the CNB Banks as each continues to build its real estate lending business. In 1997, CNB established a mortgage banking department inside the CNB Banks to originate mortgage loans for sale in the secondary market. Servicing rights are not retained on the loans originated and sold. In general, mortgage activity in 1997 was active as low interest rates induced a large number of home owners to refinance existing homes and an equally large number of first time buyers to acquire or construct homes. In 1997, the mortgage banking departments inside the CNB Banks originated and sold into the secondary market approximately $9.4 million of mortgage loans. While the CNB Banks do not require all of their residential mortgage loans to conform to the underwriting requirements of Freddie Mac and Fannie Mae, loans which the CNB Banks intend to resell in the secondary market are underwritten according to such standards. The CNB Banks currently resell approximately $1,000,000 per month of mortgage loans in the secondary market.


     CONSUMER LENDING

     The CNB Banks' consumer lending departments provide all types of consumer loans including motor vehicle, home improvement, home equity, student loans, signature loans and small personal credit lines. The CNB Banks have entered into a contract with a non-affiliated third party to provide credit card processing for their operations. Through this program, the CNB Banks have increased profits and augmented the cross-selling opportunities by increasing their marketing bases.

OTHER SERVICES

     CTS was originally established in 1995 to provide tax return preparation services for the local customers of the Carlinville Bank. Since that time, CTS has expanded to provide certain bookkeeping services for local clients as well. CTS is located in the main office of the Carlinville Bank in Carlinville. In 1997, CTS reported net income of $4,718.

     The CNB Banks also offer to their customers full service brokerage services through a third party brokerage house. These services are currently offered through CNB's offices in Carlinville and Hillsboro, and CNB is considering expanding operations to the offices of the Palmer Bank in Taylorville, Palmer and Chatham, Illinois.

COMPETITION

     CNB encounters competition in all areas of its business pursuits. In order to compete effectively, to develop its market base, to maintain flexibility and to move in pace with changing economic and social conditions, CNB continuously refines and develops its products and services. The principal methods of competition in the financial services industry are price, service and convenience.

     The CNB Banks' combined market area is highly competitive. There are approximately thirty-six other commercial banks that currently operate banking offices in the four-county area in which the CNB Banks primarily operate. In addition, many other financial institutions based in the communities surrounding these counties also actively compete for customers within CNB's market areas. The CNB Banks also face competition from finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds, loan production offices and other providers of financial services.

     CNB competes for loans principally through the range and quality of the services it provides, interest rates and loan fees. CNB believes that its long-standing presence in the communities it serves and personal service philosophy enhance its ability to compete favorably in attracting and retaining individual and business customers. CNB actively solicits deposit-related clients and competes for deposits by offering customers personal attention, professional service and competitive interest rates.

EMPLOYEES

     At December 31, 1997, CNB employed approximately 85 full-time equivalent employees. CNB places a high priority on staff development which involves extensive training, including customer service training. New employees are selected on the basis of both technical skills and customer service capabilities. None of CNB's employees are covered by a collective bargaining agreement with CNB. CNB offers a variety of employee benefits and management considers its employee relations to be excellent.

PROPERTIES

     The principal offices of CNB are located in the Carlinville Bank's main office at West Side Square, Carlinville, Illinois 62626. This office is owned by the Carlinville Bank and consists of a two-story brick building constructed in the 1920's, all of which is occupied by the Carlinville Bank, CNB and CTS. The Carlinville Bank has one other banking office located in Hillsboro, Illinois. The Carlinville Bank leases this facility under a five year lease.

     The Palmer Bank owns its main office located at 620 North Webster Street, in Taylorville, Illinois. The Palmer Bank has two other facilities, one located in Palmer and the other located in Chatham, Illinois. The Palmer Bank owns its office in Palmer and leases its office in Chatham under a two year lease.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and executive officers of CNB. Each of these directors and officers has been engaged in the same principal occupation for the last five years.


                                                  POSITION WITH CNB AND ITS
                                                      SUBSIDIARIES AND
         NAME                      AGE              PRINCIPAL OCCUPATION
         ----                      ---              ---------------------
 Fred Smith, Jr.............       68        Chairman  of  the Board of CNB and
                                             the  Carlinville  Bank; Automobile
                                             Dealer, Carlinville, Illinois

 James T. Ashworth..........       47        Director,  President  and  Chief
                                             Executive  Officer  of CNB and the
                                             Carlinville  Bank;  President  and
                                             Director   of  Lincoln  Trail  and
                                             Director   and  President  of  the
                                             Palmer Bank

 Judith E. Baker............       44        Director   of   CNB   and   the
                                             Carlinville Bank; Billing Finance,
                                             Carlinville    Area    Hospital,
                                             Carlinville, Illinois


 Roger Capps................       62        Director  of  CNB, the Carlinville
                                             Bank  and  the Palmer Bank; Senior
                                             Vice  President  and  Chief  of
                                             Operations,  Prairie  Farms Dairy,
                                             Carlinville, Illinois

 Shawn  Davis...............       39        Director   and   Executive   Vice
                                             President   of   CNB   and   the
                                             Carlinville  Bank; Chief Operations
                                             Officer of Carlinville Bank

 Joie L. Russell............       78        Director   of   CNB   and   the
                                             Carlinville Bank; Homemaker

 Nancy L. Ruyle ............       38        Director  of  CNB, the Carlinville
                                             Bank and the Palmer Bank; Partner,
                                             Law Firm of Phelps, Kasten, Ruyle,
                                             Burns, Carmody & Sims

 Richard C. Walden..........       47        Director  of  CNB, the Carlinville
                                             Bank  and  the Palmer Bank; Owner,
                                             Richard C. Walden, CPA

     The CNB Board is comprised of eight members, with directors serving one year terms. Mr. James T. Ashworth is the nephew of Ms. Joie L. Russell. There are no other family relationships among any of the directors or executive officers of CNB or the CNB Banks.

     CNB directors do not receive separate compensation for their services on the CNB board. Each CNB director is also a director of the Carlinville Bank, and in such capacity receives a monthly retainer of $250, and also receives $250 for each board meeting attended and $100 for each committee meeting attended.

REMUNERATION OF EXECUTIVE OFFICERS

     CASH COMPENSATION

     The table below shows the compensation earned for the last three completed fiscal years by CNB's Chief Executive Officer. No other officer of CNB received cash compensation exceeding $100,000 in any of the last three years:

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                              --------------------
              (a)                      (b)        (c)        (d)           (i)
                                                                        ALL OTHER
  NAME AND PRINCIPAL POSITION          YEAR    SALARY(1)    BONUS     COMPENSATION(2)
  ---------------------------          ----   --------     -------     ------------
 James T. Ashworth                     1997   $105,630     $23,239       $12,622
 President and Chief                   1996   $103,020     $25,265       $11,142
 Executive Officer of CNB and          1995   $ 92,700     $24,305       $10,049
 the Carlinville Bank

-------------

     (1) These amounts include officer contributions (on a pre-tax basis to the individual) under the Carlinville National Bank Profit Sharing Plan (the "CNB Profit Sharing Plan").

     (2) These amounts represent aggregate employer contributions made under the CNB Profit Sharing Plan and the Company's Money Purchase Plan of $10,563 for 1997, $10,302 for 1996 and $9,270 for 1995; life insurance premiums of $872 for 1997, $840 for 1996 and $779 for 1995; and an automobile allowance of $1,187 for 1997.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
      DECISIONS

     CNB does not have a Compensation Committee or other board committee performing equivalent functions. Compensation decisions are determined by a committee of the whole CNB Board. Each of the directors of CNB also serves as a director of the Carlinville Bank, and Messrs. Ashworth and Davis serve as the President and Chief Executive Officer and the Executive Vice President, respectively, of CNB and the Carlinville Bank.

     CNB PROFIT SHARING PLAN

     The CNB Profit Sharing Plan is a profit sharing plan established under
Section 401(k) of the Code. Under the CNB Profit Sharing Plan, participants are permitted to make salary reduction contributions to the plan in an amount which does not exceed a specific dollar amount determined by the Internal Revenue Service. CNB has agreed to contribute for each participant a matching contribution equal to 100% of the participant's eligible contributions to a maximum of 5% of such participant's annual salary. In addition, CNB may make an annual discretionary contribution to each participant's account.

     CNB DIRECTORS' INCENTIVE DEFERRAL PLAN

     Effective December 1997, the Carlinville Bank adopted an Incentive Deferral Plan (the "Carlinville Bank Deferral Plan") for certain of its directors, allowing such directors to defer their current compensation earned as directors, with the Carlinville Bank agreeing to pay to such directors, or their designated beneficiaries or survivors, the total amount of deferred compensation plus accumulated interest at or following retirement. Under the CNB Deferral Plan, interest is added to the accumulated deferred compensation at a periodic compound rate equal to the Carlinville Bank's return on equity before such interest charges. The directors are expected to continue to render their normal service as directors to the Carlinville Bank from the date of the CNB Deferral Plan's inception until retirement.

     The CNB Deferral Plan stipulates that, upon disability, termination, or death prior to retirement, the affected director (or his or her designated beneficiaries or survivors) would be vested in the total deferred compensation accumulated to that date, plus compound interest. Payments under the CNB Deferral Plan may be made in a lump sum or periodically over a specified time period, with interest.

     To fund the individual agreements with each director covered under the CNB Deferral Plan, the Carlinville Bank has purchased flexible premium universal life insurance policies on the lives of such directors, (payable upon death to the Carlinville Bank), and paid a single one-time premium at the inception of the policies totaling $910,000. No other payments or premiums are required of the Carlinville Bank. Each life insurance policy has a cash surrender value feature which allows the Carlinville Bank to receive an amount in cash upon cancellation or lapse of the policy.

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the Record Date, concerning CNB Common Stock beneficially owned by: (i) each of the current directors of CNB; (ii) each executive officer of CNB named in the CNB Summary Compensation Table; (iii) all directors and executive officers of CNB as a group; and (iv) each person known to CNB to beneficially own more than 5% of the issued and outstanding CNB Common Stock. Except as otherwise set forth in the notes to the table, each of the persons listed below has sole voting and investment power with respect to all shares shown as beneficially owned by such person. As of the Record Date, there were 186,498 shares of CNB Common Stock issued and outstanding (excludes treasury shares).

                                            SHARES                   PRO FORMA
                                         BENEFICIALLY    PERCENT OF  PERCENT OF
NAME OF BENEFICIAL OWNER(1)                OWNED(1)       CLASS (2)   CLASS (2)
---------------------------              ------------    ----------  ----------
5% STOCKHOLDERS

DIRECTORS
James T. Ashworth(3)...................     7,995           4.3%        3.2%
Judith E. Baker(4).....................    14,582           7.8%        5.8%
Roger Capps(5).........................       500            *           *
Shawn Davis(6).........................       550            *           *
Joie L. Russell(7).....................    11,859           6.4%        4.7%
Nancy L. Ruyle(8)......................     1,000            *           *
Fred Smith, Jr.(9).....................     1,280            *           *
Richard C. Walden(10)..................     1,620            *           *
Directors and executive officers of
  CNB as a group (8 persons)...........    39,386          21.1%       15.7%

------------------------
*Less than 1%

(1) The information contained in this column is based upon information furnished to CNB by the individuals named above and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below.
(2) Current percentages are calculated based upon 186,498 shares of CNB Common Stock issued and outstanding as of the date of the Record Date, and pro forma percentages are based upon the issuance of 64,072 maximum additional shares of CNB Common Stock pursuant to the terms of the Merger Agreement.
(3) Mr. Ashworth shares voting and investment power with his spouse over such shares.
(4) Ms. Baker has shared voting and investment power over 10,746 of such shares as co-trustee of a trust, and no voting or investment power over 3,336 of such shares.
(5) Mr. Capp shares voting and investment power over such shares with his spouse.
(6) Mr. Davis shares voting and investment power over such shares with his spouse.
(7) Ms. Russell shares voting and investment power over such shares with her spouse.
(8) Ms. Ruyle shares voting and investment power over such shares with her spouse.
(9) Mr. Smith shares voting and investment power over such shares with his spouse.
(10) Mr. Walden shares voting and investment power over such shares with his spouse.

LEGAL PROCEEDINGS

     From time to time, one or more of CNB's subsidiaries, including the CNB Banks, becomes involved as plaintiff or defendant in various legal actions arising in the normal course of their respective businesses. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of CNB's management that there are no material pending legal proceedings to which CNB or any of its subsidiaries is a party other than such ordinary routine litigation the resolution of which would not reasonably be expected to have a material effect on CNB's consolidated financial position.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain of the directors and officers of CNB and the CNB Banks, and some of the corporations and firms with which these individuals are associated, are customers of the CNB Banks or CTS in the ordinary course of business, or are indebted to one or more of the CNB Banks for loans of $60,000 or more, and it is anticipated that they will continue to be customers of, and indebted to, one or more of such CNB Banks in the future. The amount of indebtedness of CNB's directors and officers is equal to approximately 3.5% of stockholders' equity at December 31, 1997. All such loans, however, were made in the ordinary course of business, did not involve more than the normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable loans made by the CNB Banks in transactions with unaffiliated persons.

                        MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                       CARLINVILLE NATIONAL BANK SHARES, INC.

     The following presents management's discussion and analysis of the consolidated financial condition and results of operations of CNB for each of the years in the three-year period ended December 31, 1997 and the three months ended March 31, 1998 and 1997. This discussion and analysis is intended to review the significant factors affecting the financial condition and results of operations of CNB, and provides a more comprehensive review which is not otherwise apparent from the consolidated financial statements alone. This discussion should be read in conjunction with "SELECTED CONSOLIDATED FINANCIAL DATA", and CNB's consolidated financial statements and the notes thereto and other financial data appearing elsewhere in this Proxy Statement-Prospectus.

OVERVIEW

     Total assets increased to $197,180,890 at December 31, 1997, while loans and deposits increased to $111,925,209 and $167,614,872, respectively at the end of 1997, primarily as a result of the acquisitions of the Hillsboro Branch and Lincoln Trail. CNB has worked to affect the synergies of a larger organization, while maintaining the personal service of a local community bank at each of its banking facilities. At December 31, 1997, the increases achieved in assets, loans and deposits had not yet translated into increased earnings for CNB. Net income for the year ended December 31, 1997 was $1,850,678, which represented a decrease of $66,073 or 3.4% from the 1996 net income of $1,916,751. 1996 net income was $87,658 (4.8%) higher than the $1,829,093 recorded for the year ended December 31, 1995. Earnings per share for the years ended December 31, 1997, 1996 and 1995 were $9.93, $10.31 and $9.84, respectively. CNB's earnings in 1997 were impacted by the amortization of intangible assets incurred in connection with the Hillsboro Branch and Lincoln Trail acquisitions. Additionally, the two acquisitions lowered CNB's loan-to-deposit ratio, as discussed further below. The average loan-to-deposit ratio was 76.8% in 1995, 74.1% in 1996 and 64.1% in 1997.

     CNB plans to increase the loan-to-deposit ratio to augment future earnings. Additionally, the acquisition of Lincoln Trail involved a bank which experienced severe asset quality problems during the two years prior to acquisition by CNB. Considerable time and effort was spent by CNB and Palmer Bank management to resolve those problems in 1997, and CNB management believes that a substantial portion of the problems are now resolved.

     CNB's results for the first quarter of 1998 provide an indication that the efforts of CNB management in affecting synergies and cleaning up the past problems at Palmer Bank are beginning to show results. Net income for the three months ended March 31, 1998 was $579,541 ($3.11 per share), up $150,737 (35.2%) from the $428,804 ($2.30 per share) recorded for the three months ended March 31, 1997. The primary contributor to this improvement was the increased level of loans maintained during the first quarter of 1998. The average loan-to-deposit ratio for the first quarter of 1998 was 66.8%, as compared with the 62.7% average level for the first quarter of 1997. Additionally, as further discussed below, CNB "cashed in" a portion of the appreciation achieved on a mutual fund investment held at the holding company, resulting in a gain on the sale thereof of approximately $135,000. The net proceeds of this sale of $330,000 were used to inject additional capital into Palmer Bank.

     CNB continues to maintain a strong capital base, with consolidated Tier 1 regulatory capital of $16,052,165 and $16,700,000 at December 31, 1997 and March 31, 1998, respectively, or 12.49% and 13.38%, respectively, of risk-based assets. Cash dividends continued to increase, growing 14.6% in 1995 to $2.35 per share, 8.5% in 1996 to $2.55 per share, and 7.8% in 1997 to
$2.75 per share. Book value also increased during the three-year period, growing 9.8% in 1995 to $92.33 per share, 8.3% in 1996 to $99.98, and 9.6% in
1997 to $109.56. Book value continued to grow in the first quarter of 1998, increasing to $112.62 at March 31, 1998. Following are certain other ratios generally followed in the banking industry for CNB for each of the years in the three-year period ended December 31, 1997 and the three months ended March 31, 1998 and 1997.

                                      As of and for the      As of and for the
                                         years ended           quarters ended
                                         December 31,            March 31,
                                     --------------------    ------------------
                                     1997    1996    1995       1998      1997
                                     ----    ----    ----       ----      ----
Percentage of net income to:
 Average total assets                 0.96%   1.46%   1.44%      1.17%    0.90%
 Average stockholders' equity         9.31   10.65   11.09      11.27     9.27
Percentage of common
 dividends declared to net income
 per common share                    27.69   24.73   23.88        ---      ---

Percentage of average
 stockholders' equity to average
 total assets                        10.27   13.68   13.02      10.37     9.66

RESULTS OF OPERATIONS

     NET INTEREST INCOME

     CNB's net interest income increased by $1,348,628 (27.2%) to $6,312,485 for the year ended December 31, 1997 from $4,963,857 for the year ended December 31, 1996, which was $149,317 (3.1%) higher than the net interest income for the year ended December 31, 1995. During this period, CNB's net interest margin declined from 4.25% in 1995, to 4.20% in 1996, to 3.67% in 1997.

     Average earning assets for 1997 increased by $56,024,657 (44.8%) to $181,103,893, primarily as a result of the Hillsboro branch acquisition in December, 1996 and the Lincoln Trail acquisition in January 1997. Average earning assets for 1996 increased by $4,166,664 (3.4%) to $125,079,236 from $120,912,572 for 1995. The percentage of average earning assets comprised of loans, which is CNB's highest earning asset, declined during this same three-year period. In 1995, average loans as a percentage of average earning assets was 64.1%. In 1996, this percentage declined to 62.8%, and in 1997, after completing the two acquisitions, the percentage declined to 57.8%. With an average tax-effective yield of 8.83% earned on loans during 1997, compared with a weighted average tax-effective yield of 6.34% earned on other interest-earning assets in 1997, for every $1,000,000 which would have been channeled into loans instead of other interest-earning assets, CNB's net interest income would have increased approximately $25,000. Accordingly, a shift of $10,000,000 from investment securities to loans would have equated to an increase in pretax income of $250,000 on an annual basis. Increasing the percentage of higher yielding loans to total assets has been a CNB goal since the consummation of the two acquisitions.

     With the acquisition of the Hillsboro Branch, CNB assumed approximately $24.4 million of deposits and acquired approximately $318,000 of loans. The net cash received of approximately $22,000,000 was invested at that time primarily in taxable debt securities. Accordingly, the average taxable securities increased from $23,615,134 for 1995 to $27,424,164 for 1996 to $53,085,041 for 1997. Interest rates earned on such investments remained relatively stable for this period, at 5.83% for 1995, 5.92% for 1996, and 6.05% for 1997.

     With the acquisition of Lincoln Trail, CNB acquired an organization with total assets of $35.4 million, loans of $21.7 million, and deposits of $33.9 million. This acquisition accounted for the majority of CNB's growth in average loans in 1997. Average loans grew $26,161,001 (33.3%) to $104,656,135 for the year ended December 31, 1997, after remaining relatively stable in 1996 when compared to 1995. Average loans grew only $950,812 (1.2%) to $78,495,134 for the year ended December 31, 1996 from the $77,544,322 of average loans for the year ended December 31, 1995. Rates earned on loans were 8.59% in 1995, 8.88% in 1996, and 8.83% in 1997. The rate increase achieved on loans in 1996 was consistent with the general level of interest rates in the national economy. While the general level of interest rates in the national economy was up only slightly in 1997, CNB actually experienced a slight decrease, primarily due to the increased level of nonperforming loans which CNB inherited as part of the Lincoln Trail acquisition. SEE " -- CREDIT RISK MANAGEMENT."

     CNB's level of Federal funds sold is directly attributable to the level of securities sold under repurchase agreements maintained with certain customers of the Carlinville Bank. These customers invest on a short-term basis, generally overnight, in securities sold under repurchase agreements by the Carlinville Bank, thus providing a return on their excess funds. These funds are invested by the Carlinville Bank in Federal funds sold to match the maturities of the repurchase agreements, with the Carlinville Bank generally earning approximately 50 basis points on each transaction. As the excess funds of these customers fluctuate, so too has CNB's overall level of Federal funds sold. The acquisitions of Lincoln Trail and the Hillsboro Branch facility have also provided additional liquidity.

     Following is a summary of the average balances and weighted average rates earned or paid on Federal funds sold and securities sold under repurchase agreements for each of the years in the three-year period ended December 31, 1997:

                                  1997                   1996                 1995
                        ---------------------   --------------------   -------------------
                          Average     Average    Average     Average    Average    Average
                          Balance      Rate      Balance      Rate      Balance      Rate
                        -----------   -------   ----------   -------   ----------  -------
Federal funds sold      $10,758,965    5.26%    $7,452,361    5.44%    $8,318,923     5.85%
Securities sold under
 repurchase agreements    8,179,403    4.80%     6,410,524    4.84%     7,813,821     5.25%
                        -----------    -----    ----------    -----    ----------    ------
                        -----------    -----    ----------    -----    ----------    ------

     CNB believes this cash management service will continue at a consistent level.

     CNB experienced an increase in its cost of funds during the three-year period ended December 31, 1997. The average cost of funds increased each year, from 4.53% in 1995, to 4.70% in 1996 to 4.75% in 1997. With the
acquisitions of the Hillsboro Branch and Lincoln Trail, the level of interest-bearing liabilities also increased significantly. In 1997, average total interest-bearing deposits increased $53,026,637 (56.2%) to $147,444,518, while growing $4,655,370 (5.2%) in 1996 to $94,417,881. The acquisition of the Hillsboro Branch in late 1996 added approximately $24 million of interest-bearing deposits, consisting of the following types of deposits (in thousands):


Interest-bearing transaction accounts                            $ 2,200
Savings accounts                                                   3,680
Individual retirement accounts                                     1,440
Certificates of deposit of $100,000 or more                          830
Other certificates of deposit                                     15,850
                                                                 -------
                                                                 $24,000
                                                                 -------
                                                                 -------

     Since the acquisition of the Hillsboro Branch, CNB has experienced minimal deposit run-off from this branch.

     The acquisition of Lincoln Trail in January 1997 added approximately $31.1 million of interest-bearing deposits, consisting of the following types of deposits (in thousands):


Interest-bearing transaction accounts                            $ 5,380
Savings accounts                                                   3,000
Individual retirement accounts                                     1,050
Certificates of deposit of $100,000 or more                        2,950
Other certificates of deposit                                     18,720
                                                                 -------
                                                                 $31,100
                                                                 -------
                                                                 -------

     The CNB Banks have experienced a general shift in deposits similar to most Midwestern financial institutions, with certificates of deposit under $100,000 comprising a growing proportion of its deposits. Following is an analysis of the change in average deposit composition for each of the years in the three-year period ended December 31, 1997:

                                            As a Percentage of Average Deposits
                                            -----------------------------------
                                                1997        1996       1995
                                              -------     --------    -------
Noninterest-bearing deposits                    9.63%      10.85%      11.09%
Interest-bearing transaction accounts          15.29       15.94       15.81
Savings accounts                               12.40       13.25       15.28
Certificates of deposit:
 $100,000 and over                              8.65       11.21       10.64
 Under $100,000                                54.03       48.75       47.18
                                              -------     --------    -------
                                              100.00%     100.00%     100.00%
                                              -------     --------    -------
                                              -------     --------    -------

     The acquisitions of the Hillsboro Branch and Lincoln Trail increased the percentage of deposits comprising certificates of deposit under $100,000. Such deposits were 65.0% of the Hillsboro Branch deposits assumed and 55.2% of the Palmer Bank deposits acquired. These changes in the composition of CNB's deposits have increased the overall cost of funds.

     In addition to the interest paid on securities sold under repurchase agreements, CNB also incurred interest on other short-term borrowings of $63,483, $20,337 and $38,757 for the years ended December 31, 1997, 1996 and
1995, respectively. These generally consist of borrowings under the Federal Reserve Bank's treasury, tax and loan note option. Additionally, in the first half of 1997, CNB borrowed $1,750,000 from an unaffiliated financial institution for approximately three months to temporarily assist in funding the Lincoln Trail acquisition. This short-term borrowing was repaid from additional dividends paid by the Carlinville Bank to CNB in April, 1997.

     The following table sets forth, on a tax-equivalent basis for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in yield/rates:

                                                             Amount of Increase (Decrease)
                                   ----------------------------------------------------------------------------------
                                        Change From 1996                         Change From 1995
                                         to 1997 Due to                           to 1996 Due to
                                   ------------------------                   -----------------------
                                     Volume         Yield/                     Volume          Yield/
                                      (1)          Rate (2)        Total         (1)          Rate (2)        Total
                                   ----------     ---------     ----------     --------       -------        --------
INTEREST INCOME
Loans                              $2,318,202     $(39,330)     $2,278,872     $ 80,706      $ 222,210       $302,916
                                   ----------     ---------     ----------     --------      ---------       --------

Investment securities:
 Taxable                            1,554,487       36,481       1,590,968      225,039        21,538         246,577
 Nontaxable                            76,940      (34,514)         42,426       24,667       (65,873)        (41,206)
                                   ----------     ---------     ----------     --------      ---------       --------
  Total investment securities       1,631,427        1,967       1,633,394      249,706       (44,335)        205,371
                                   ----------     ---------     ----------     --------      ---------       --------

Federal funds sold                    173,965      (13,855)        160,110      (48,439)      (32,591)        (81,030)
                                   ----------     ---------     ----------     --------      ---------       --------
 Total interest income              4,123,594      (51,218)      4,072,376      281,973       145,284         427,257
                                   ----------     ---------     ----------     --------      ---------       --------

INTEREST EXPENSE
Interest bearing transaction
  accounts                            217,211       10,337         227,548       25,027       (22,915)          2,112
Savings accounts                      190,753       13,004         203,757      (41,264)        7,641         (33,623)
Time deposits of $100,000 or
  more                                124,131         --           124,131       62,953       (10,938)         52,015
Other time deposits                 2,028,374      (36,640)      1,991,734      217,642       188,216         405,858
                                   ----------     ---------     ----------     --------      ---------       --------
   Total deposits                   2,560,469      (13,299)      2,547,170      264,358       162,004         426,362
Securities sold under repurchase
  agreements                           85,034       (2,581)         82,453      (69,371)      (30,166)        (99,537)
Other short-term borrowings            36,597        6,549          43,146      (15,393)       (3,027)        (18,420)
                                   ----------     ---------     ----------     --------      ---------       --------
   Total interest expense           2,682,100       (9,331)      2,672,769      179,594       128,811         308,405
                                   ----------     ---------     ----------     --------      ---------       --------

Net interest income                $1,441,494     $(41,887)     $1,399,607     $102,379      $ 16,473        $118,852
                                   ----------     ---------     ----------     --------      ---------       --------
                                   ----------     ---------     ----------     --------      ---------       --------

-------------------
(1)  Change in volume multiplied by yield/rate of prior year.
(2)  Change in yield/rate multiplied by volume of prior year.

NOTE: The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

     FIRST QUARTER COMPARISON

     Net interest income for the three months ended March 31, 1998 increased $137,488 (9.3%) to $1,615,182 from the $1,477,694 recorded for the three months ended March 31, 1997. The net interest margin increased 17 basis points to 3.72% for the first quarter of 1998 from the net interest margin of 3.55% for the first quarter of 1997.

     Average earning assets for the first quarter of 1998 increased $5,735,601 (3.2%) to $185,841,874 from the average earning assets of $180,106,273 for the first quarter of 1997. The percentage of average earning assets comprised of loans was 61.1% for the first quarter of 1998, compared with 56.2% for the first quarter of 1997. This increase in loans, resulting primarily from the increased lending capacity resulting from the acquisitions, has fueled CNB's strong first quarter performance. Additionally, increased lending is now a focal point for Palmer Bank management, after spending most of 1997 cleaning up the past problems experienced at that institution. CNB management expects the trend in loan growth to continue in the immediate future, as the local economies in the various markets served by the CNB Banks continue to be strong.

     The average level of taxable investment securities declined $3,270,002 (6.3%) in the first quarter of 1998 to $48,594,520 from the average balance of $51,864,522 for the first quarter of 1997. Proceeds from maturing securities were used to fund loan growth. The level of average securities exempt from Federal income taxes remained relatively stable, with an average balance of $12,047,223 for the first quarter of 1998 as compared with an average balance of $12,100,287 for the first quarter of 1997.

     Average Federal funds sold for the first quarter of 1998 declined $3,242,123 (21.7%) to $11,703,966 from the average level of $14,946,089 for the first quarter of 1997. As discussed above, the average levels of Federal funds sold are affected by the level of excess cash maintained by customers of the Carlinville Bank who purchase securities under repurchase agreements for cash management purposes. The average of securities sold under repurchase agreements for the first three months of 1998 declined $1,639,156 (16.7%) from the average for the corresponding three-month period in 1997 of $9,804,909. The remaining reduction in average Federal funds sold resulted from funding additional loans.

     Average interest-bearing deposits for the first quarter of 1998 increased $7,896,531 (5.4%) to $153,419,196, from the average level of $145,522,665 for the first quarter of 1997. CNB experienced an increase in deposits moving from financial institutions which have been sold or are in the process of being sold to larger, non-locally based financial institutions, as customers are seeking more personal service than that offered by the larger banking institutions. CNB's cost of funds continued to increase, as the trend in the mix of deposits discussed above continued.

     The percentage of the average of each deposit caption to total average deposits for the three-months ended March 31, 1998 and 1997 was as follows:


                                                  1998          1997
                                                  ----          ----
Noninterest-bearing deposits                       9.65%         9.90%
Interest-bearing transaction accounts             14.79         15.61
Savings accounts                                  12.81         12.80

Certificates of deposit:
   $100,000 and over                               9.74          7.50
   Under $100,000                                 53.01         54.19
                                                 ------        ------
                                                 100.00%       100.00%
                                                 ------        ------
                                                 ------        ------

     With certificates of deposit comprising over 60% of the deposit portfolio in the first quarters of both 1998 and 1997, CNB's cost of funds increased to 4.85% for the first quarter of 1998, compared with 4.48% for the first quarter of 1997. Price competition for such deposits continued to be intense, as the average rates paid on certificates of deposit increased 39 basis points to 5.67% for the first quarter of 1998, compared with 5.28% for the first quarter of 1997, despite the fact that the overall level of interest rates in the economy showed little change during this period.

     The following table sets forth, on a tax equivalent basis for the first quarters of 1998 and 1997, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in yields/rates.

                                                             Amount of Increase (Decrease)
                                   ----------------------------------------------------------------------------------
                                        Change From 1997                         Change From 1996
                                         to 1998 Due to                           to 1997 Due to
                                   ------------------------                   -----------------------
                                     Volume         Yield/                     Volume          Yield/
                                      (1)          Rate (2)        Total         (1)          Rate (2)        Total
                                   ----------     ---------     ----------     --------       -------        --------
INTEREST INCOME
Loans                              $ 262,247      $ 169,980     $ 432,227      $ 463,653     $(111,445)      $ 352,208
                                   ---------      ---------     ---------      ---------     ----------      ---------

Investment securities:
  Taxable                            (50,240)        (1,300)      (51,540)       396,368        10,900         407,268
Exempt from Federal income taxes      (1,210)       (15,246)      (16,456)        16,623        (4,015)         12,608
                                   ---------      ---------     ---------      ---------     ----------      ---------
  Total investment securities        (51,450)       (16,546)      (67,996)       412,991         6,885         419,876
                                   ---------      ---------     ---------      ---------     ----------      ---------


Federal funds sold                   (41,792)        12,842       (28,950)        71,237       (15,983)          55,254
                                   ---------      ---------     ---------      ---------     ----------      ---------
  Total interest income              169,005        166,276       335,281        947,881      (120,543)         827,338
                                   ---------      ---------     ---------      ---------     ----------      ---------

INTEREST EXPENSE
Interest bearing transaction
  accounts                              (616)        11,361        10,745         48,077        (6,479)          41,598
Savings accounts                       8,234         10,448        18,682         48,680         1,376           50,056
Time deposits of $100,000 or
  more                                61,954          3,918        65,872         11,331       (13,090)          (1,759)
Other time deposits                   32,948         92,430       125,378        470,837       (45,545)         425,292
                                   ---------      ---------     ---------      ---------     ----------      ---------
  Total deposits                     102,520        118,157       220,677        578,925       (63,738)         515,187
Securities sold under repurchase
  agreements                         (17,723)        22,517         4,794         33,246       (16,072)          17,174

Other short-term borrowings          (16,496)        (5,587)      (22,083)        19,894         4,297           24,191
                                   ---------      ---------     ---------      ---------     ----------      ---------
  Total interest expense              68,301        135,087       203,388        632,065       (75,513)         556,552
                                   ---------      ---------     ---------      ---------     ----------      ---------

Net interest income                $ 100,704      $  31,189     $ 131,893      $ 315,816      $(45,030)        $270,786
                                   ---------      ---------     ---------      ---------     ----------      ---------
                                   ---------      ---------     ---------      ---------     ----------      ---------

----------------------
(1)  Change in volume multiplied by yield/rate of prior year.
(2)  Change in yield/rate multiplied by volume of prior year.

NOTE: The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

     PROVISION FOR POSSIBLE LOAN LOSSES

     The provision for possible loan losses charged to earnings for the year ended December 31, 1997 and the three months ended March 31, 1998 totaled $170,000 and $30,000, respectively, which were the first such provisions recorded by CNB for several years. As a one-bank holding company prior to 1997, CNB's net charge-off ratio was historically much lower than its peer group. Accordingly, the level of the reserve for loan losses was maintained at a lower level as well. The purchase of Lincoln Trail, coupled with the occurrence of one significant charge-off of $172,000 on a problem commercial borrower in 1997, led to the additions to the reserve for loan losses. A more detailed presentation of asset quality and the reserve for possible loan losses is included in "CREDIT RISK MANAGEMENT," below.

     NONINTEREST INCOME

     Total noninterest income for the year ended December 31, 1997 increased $608,430 (100.5%) to $1,213,953 from the $605,523 recorded in 1996, which was an increase of $13,573 (2.3%) over the $591,950 recorded in 1995. Several factors caused these year-to-year increases, including the following:

     - 1997 results included the operations of the Palmer Bank from January 24, 1997 forward and the Hillsboro Branch for the entire year. Accordingly, the increases achieved in 1997 in service charges on deposit accounts and other noninterest income were primarily a result of the expanded operations of CNB.

     - In 1997, the Carlinville Bank introduced a fee-based commercial checking product which has proven quite successful. This program and the expanded operations resulted in increases in service charges on deposit accounts of $199,713 (69.1%) to $488,934 for the year ended December
        31, 1997.

     - In 1997, the Palmer Bank received approximately $32,000 from an insurance claim. This claim receipt and the expanded CNB's operations resulted in increases of $112,185 (57.3%) in other noninterest income to $307,933 for the year ended December 31, 1997.

     - Income from fiduciary activities at the Carlinville Bank increased $50,351 (47.9%) in 1997 to $155,458, from the $105,107 recorded in 1996, which was down $20,234 (16.1%) from the $125,341 recorded in 1995. A significant determinant in the level of trust earnings each year is the amount of estate work performed in any given year. In 1996, no estate work was performed, which caused the reduction of earnings in that year. In 1997, additional estate work was received and the Carlinville Bank's fee structure was also revised upward, resulting in increased trust income for the year.

     - In 1997, CNB established a mortgage banking department, which originates loans for sale in the secondary market. Approximately $9.4 million of loans were originated and sold in 1997, resulting in net gains and fees totaling $68,455. CNB does not retain servicing on these mortgages.

     - CNB had net security sale gains of $193,173, $15,447 and $6,897 for the years ended December 31, 1997, 1996 and 1995, respectively. $1,960 of the 1997 gains and the total gains in 1996 and 1995 resulted from early calls on securities held by the CNB Banks. Approximately $9,000 of the net gains in 1997 were recorded at the Palmer Bank shortly after CNB's acquisition thereof, on sales made to restructure the portfolio in line with CNB's investment strategies. The remaining $182,000 of gains were recorded at the holding company, primarily the result of CNB realizing some of the appreciation earned on a mutual fund investment, and reinvesting the proceeds in a similar fund. In late 1995 and throughout 1996, CNB invested a total of $1,000,000 in a mutual fund comprised of regional bank stocks. With the banking consolidation and strong market performance by regional banks occurring during the past few years, these funds appreciated significantly. By year-end 1996, the fund had appreciated to $1,215,719. By June 1997, the fund had further appreciated to $1,446,915, at which time CNB sold a portion of the fund to invest $450,000 in a similar fund, recording a gain of $170,483 in the process. These funds, which are included in available-for-sale securities, continued to appreciate throughout the remainder of 1997, and had a value at December 31, 1997 of $1,919,603.

     Total noninterest income increased $199,273 (91.2%) to $417,761 in the first quarter of 1998 from the $218,488 recorded in the first quarter of 1997. The primary factor for this increase in 1998 was the sale of an additional portion of the regional bank stock mutual fund investment. During the first quarter of 1998, CNB sold $330,000 of the fund investment and injected the proceeds into Palmer Bank to increase its capital. CNB recorded a gain of $134,428 on the sale. Meanwhile, the regional bank stock mutual fund investment continued to appreciate in value during the first quarter of 1998, and had a value at March 31, 1998 of $1,704,769.

     The increase in noninterest income in the first quarter of 1998 was also affected by the establishment of a mortgage banking department in the second quarter of 1997. Net gains recorded on loans sold in the secondary market were $24,139 for the first quarter of 1998, with no corresponding activity for the first quarter of 1997. Additionally, CNB operations for the first quarter of 1998 included 24 more days of Palmer Bank's operations, as compared with the first quarter of 1997.

     NONINTEREST EXPENSE

     Noninterest expense increased $2,084,849 (72.0%) for the year ended December 31, 1997 to $4,981,282 from the 1996 level of $2,896,433, which was little changed from the $2,855,371 of noninterest expense recorded in 1995. The primary increase in all noninterest expense categories was the result of the expanded operations of CNB with the acquisitions of the Hillsboro Branch and Lincoln Trail. Amortization of intangible assets resulting from these acquisitions totaled $261,930 in 1997.

     Noninterest expense increased $65,098 (5.7%) to $1,197,320 for the first quarter of 1998, as compared with the corresponding period of 1997. The primary reason for this increase was the overall effect of having 24 more days of Palmer Bank's operations in the first quarter of 1998, as compared with the first quarter of 1997. Additionally, the first three months of 1998 included salaries and benefits of an upgraded management staff at Palmer Bank and the mortgage banking department operations.

     INCOME TAXES

     Applicable income taxes declined $231,718 (30.6%) for the year ended December 31, 1997 to $524,478 from the $756,196 recorded for 1996. The 1996 tax expense was consistent with that incurred for the year ended December 31, 1995 of $722,026. The effective tax rates for 1997, 1996 and 1995 were 22.1%, 28.3% and 28.3%, respectively. The decrease in tax expense in 1997 was attributable to a lower level of taxable income, plus a reduced state income tax expense, resulting from the purchase of a significant level of state tax-exempt U.S. agency securities in late 1996 and early 1997.

     Applicable income taxes increased $90,926 (67.3%) to $226,082 for the three months ended March 31, 1998, from the $135,156 recorded for the corresponding three-month period in 1997. The effective tax rates for the three months ended March 31, 1998 and 1997 were 28.1% and 24.0%, respectively. The increase in income taxes in 1998 was due to a higher level of taxable income, and the reduction in the level of state tax-exempt U.S. agency securities on hand in 1998, several of which were called or matured in the fourth quarter of 1997.

FINANCIAL CONDITION

     Total assets of CNB grew $47,083,699 (31.4%) to $197,180,890 at December 31, 1997, from $150,097,191 at December 31, 1996. Approximately $37.4 million of this increase has occurred as a result of the acquisition of Lincoln Trail. Total assets grew an additional $4,063,531 (2.1%) to $201,244,421 at March 31, 1998, primarily due to continued growth in deposits at the CNB Banks.



     Total deposits increased $40,775,587 (32.1%) to $167,614,872 at December 31, 1997 from $126,839,285 at December 31, 1996. Approximately $33.9 million of this increase occurred as a result of the acquisition of Lincoln Trail. The remaining increase of approximately $6.9 million was due to normal internal growth plus the addition of public deposits from Montgomery County. With the Hillsboro Branch acquisition in 1996, CNB added a location in Montgomery County, providing the ability to become a bidder for the County's deposits. As a result, public fund deposits increased over $4 million at the Carlinville Bank for the year ended December 31, 1997. Total deposits continued to grow in the first quarter of 1998, increasing $5,361,736 (3.2%) to $172,976,608 at March 31, 1998. In the opinion of the CNB Management, this growth resulted primarily from an influx of deposits of customers from larger regional banks affected by the consolidation in the banking industry, as such customers looked for a bank with more personal service.


     Short-term borrowings increased $4,255,289 (115.7%) to $7,932,881 at December 31, 1997 from $3,677,592 at December 31, 1996, and then decreased $2,224,720 (28.0%) in the first quarter of 1998 to $5,708,161 at March 31,
1998. These balances tend to have significant fluctuations depending upon the cash levels of the customers which use the cash management facilities of the Carlinville Bank through the purchase of securities under repurchase agreements. CNB believes these companies experienced strong operations in 1997, and thus far in 1998, resulting in excess cash. The level of Federal funds sold generally tracks with the level of securities sold under repurchase agreements. Federal funds sold increased $4,685,000 (125.1%) in 1997 to

$8,429,000 at December 31, 1997 from $3,744,000 at December 31, 1996. The level of Federal funds sold at March 31, 1998 did not show a decrease as did short-term borrowings, with the balance at March 31, 1998 of $13,975,000 representing an increase of $5,546,000 (65.8%) from December 31, 1997. The increase in deposits and investment maturities more than offset the decrease in short-term borrowings at March 31, 1998.

     Total loans increased $32,494,110 (40.9%) to $111,925,209 at December 31, 1997 from $79,431,099 at December 31, 1996. Approximately $22.9 million of this increase occurred as a result of the acquisition of Lincoln Trail. The remaining $9.5 million increase in loans in 1997 was due to certain large borrowers being added at both the Carlinville Bank and Palmer Bank due to the increased lending limit of the combined organization. Lending continued to increase in the first quarter of 1998, as total loans grew $3,507,956 (3.1%) to $115,433,165 at March 31, 1998.

     Investment securities increased $5,969,271 (10.5%) to $63,017,737 at December 31, 1997 from $57,048,466 at December 31, 1996. Approximately $3.5 million of this increase was attributable to the Lincoln Trail acquisition. Additionally, the available-for-sale market valuation increased a net $665,771 for the year ended December 31, 1997, led by the appreciation in the aforementioned mutual funds held by the holding company. Investment securities decreased in the first quarter of 1998, declining $3,925,077 (6.2%) to $59,092,660 at March 31, 1998, as maturities, calls, and principal payments received were generally rechanneled into Federal funds sold, in anticipation of further lending activity in future quarters.

     The capitalization of CNB remained strong in 1997 and 1998. Total capital at March 31, 1998 was $21,002,911, or 10.4% of total assets on that date. Total capital at December 31, 1997 was $20,433,635, or 10.4% of total assets at year end 1997. At December 31, 1996, total capital was $18,585,779, or 12.4% of total assets at year end 1996. Regulatory capital at CNB and each of the CNB Banks remained well above the required minimum capital levels, and CNB and its banking subsidiaries are all considered well-capitalized for regulatory reporting purposes. CNB had no debt outstanding at December 31, 1997 or March 31, 1998.

     The following table shows the condensed average balance sheets for the periods reported and the percentage of each principal category of assets, liabilities and stockholders' equity to total assets. Also shown is the average yield on each category of interest-earning assets and the average rate paid on each category of interest-bearing liabilities for each of the periods reported.

                                                           Three Months Ended March 31, 1998
                                                  -------------------------------------------------------
                                                                    Percent        Interest       Average
                                                    Average         of Total        Income/        Yield/
                                                    Balance          Assets         Expense         Rate
                                                    -------         --------       --------       -------
ASSETS
Earning assets:
  Loans (1) (2) (3)                               $113,496,165       56.43%       $ 2,491,688       8.90%
  Investment securities, at amortized cost:
    Taxable                                         48,594,520        24.16           732,871       6.12
    Exempt from Federal income taxes (3)            12,047,223         5.99           267,938       9.02
  Federal funds sold                                11,703,966         5.82           153,103       5.31
                                                  ------------       ------       -----------
      Total earning assets                         185,841,874        92.40         3,645,600       7.96
                                                  ------------       ------       -----------       ----
                                                                                                    ----
Nonearning assets:
 Cash and due from banks                             5,024,847         2.50
 Reserve for possible loan losses                   (1,109,175)       (0.55)
 Premises and equipment                              2,398,766         1.19
 Available-for-sale investment market
   valuation                                           822,386         0.41
 Other assets                                        8,151,644         4.05
                                                  ------------       ------
     Total nonearning assets                        15,288,468         7.60
                                                  ------------       ------
     Total assets                                 $201,130,342       100.00%
                                                  ------------       ------
                                                  ------------       ------

LIABILITIES

Interest-bearing liabilities:
  Interest-bearing transaction accounts           $ 25,109,343        12.48%          168,582       2.72%
  Savings accounts                                  21,758,600        10.82           172,631       3.22
  Time deposits of $100,000 or more                 16,534,526         8.22           231,881       5.69
  Other time deposits                               90,016,727        44.76         1,257,448       5.67
  Securities sold under repurchase agreements        8,165,753         4.06           100,853       5.01
  Other short-term borrowings                          585,808         0.29             7,924       5.49
                                                  ------------       ------       -----------
     Total interest-bearing liabilities            162,170,757        80.63         1,939,319       4.85
Noninterest-bearing deposits                        16,391,403         8.15       -----------       ----
Other liabilities                                    1,711,073         0.85                         ----
                                                  ------------       ------
     Total liabilities                             180,273,233        89.63
STOCKHOLDERS' EQUITY                                20,857,109        10.37
                                                  ------------       ------
  Total liabilities and stockholders'
    equity                                        $201,130,342       100.00%
                                                  ------------       ------
                                                  ------------       ------
  Net interest income/net yield on
    earning assets                                                                $ 1,706,281       3.72%
                                                                                  -----------       ----
                                                                                  -----------       ----

                                                                                              (continued)

                                                           Three Months Ended March 31, 1997
                                                  -------------------------------------------------------
                                                                    Percent        Interest       Average
                                                    Average         of Total        Income/        Yield/
                                                    Balance          Assets         Expense         Rate
                                                    -------         --------       --------       -------
ASSETS
Earning assets:
 Loans (1) (2) (3)                                $101,195,375        52.13%      $ 2,059,461       8.25%
 Investment securities, at amortized cost:
   Taxable                                          51,864,522        26.72           784,411       6.13
   Exempt from Federal income taxes (3)             12,100,287         6.23           284,394       9.53
 Federal funds sold                                 14,946,089         7.70           182,053       4.94
                                                  ------------       ------       -----------
     Total earning assets                          180,106,273        92.78         3,310,319       7.45
                                                  ------------       ------       -----------       ----
                                                                                                    ----

Nonearning assets:
 Cash and due from banks                             5,427,209         2.80
 Reserve for possible loan losses                   (1,657,345)       (0.85)
 Premises and equipment                              2,563,975         1.32
 Available-for-sale investment market
   valuation                                           343,619         0.17
 Other assets                                        7,339,284         3.78
                                                  ------------       ------
     Total nonearning assets                        14,016,742         7.22
                                                  ------------       ------
     Total assets                                 $194,123,015       100.00%
                                                  ------------       ------
                                                  ------------       ------
LIABILITIES
Interest-bearing liabilities:
 Interest-bearing transaction accounts            $ 25,209,268        12.99%          157,837       2.54%
 Savings accounts                                   20,679,309        10.65           153,949       3.02
 Time deposits of $100,000 or more                  12,113,168         6.24           166,009       5.56
 Other time deposits                                87,520,920        45.09         1,132,070       5.25
 Securities sold under repurchase agreements         9,804,909         5.05            96,059       3.97
 Other short-term borrowings                         1,722,200         0.89            30,007       7.07
                                                  ------------       ------       -----------
     Total interest-bearing liabilities            157,049,774        80.91         1,735,931       4.48
 Noninterest-bearing deposits                       15,997,311         8.24       -----------       ----
 Other liabilities                                   2,315,447         1.19                         ----
                                                  ------------       ------
     Total liabilities                             175,362,532        90.34
STOCKHOLDERS' EQUITY                                18,760,483         9.66
                                                  ------------       ------
     Total liabilities and stockholders'
       equity                                     $194,123,015       100.00%
                                                  ------------       ------
                                                  ------------       ------
     Net interest income/net yield on
       earning assets                                                             $ 1,574,388       3.55%
                                                                                  -----------       ----
                                                                                  -----------       ----

                                                                                              (continued)

                                                              Year Ended December 31, 1997
                                                  -------------------------------------------------------
                                                                    Percent        Interest       Average
                                                    Average         of Total        Income/        Yield/
                                                    Balance          Assets         Expense         Rate
                                                    -------         --------       --------       -------
ASSETS
Earning assets:
 Loans (1) (2) (3)                                $104,656,135        54.08%      $ 9,246,132       8.83%
 Investment securities, at amortized cost:
   Taxable                                          53,085,041        27.43         3,213,555       6.05
   Exempt from Federal income taxes (3)             12,603,752         6.51         1,063,930       8.44
 Federal funds sold                                 10,758,965         5.56           565,607       5.26
                                                  ------------       ------       -----------
     Total earning assets                          181,103,893        93.58        14,089,224       7.78
                                                  ------------       ------       -----------       ----
                                                                                                    ----
Nonearning assets:
 Cash and due from banks                             4,749,367         2.45
 Reserve for possible loan losses                   (1,398,105)       (0.72)
 Premises and equipment                              2,545,557         1.32
 Available-for-sale investment market
   valuation                                           318,515         0.16
 Other assets                                        6,207,491         3.21
                                                  ------------       ------
     Total nonearning assets                        12,422,825         6.42
                                                  ------------       ------
     Total assets                                 $193,526,718       100.00%
                                                  ------------       ------
                                                  ------------       ------

LIABILITIES
Interest-bearing liabilities:
 Interest-bearing transaction accounts            $ 24,948,371        12.89%          673,268       2.70%
 Savings accounts                                   20,226,549        10.45           623,524       3.08
 Time deposits of $100,000 or more                  14,108,154         7.29           783,464       5.55
 Other time deposits                                88,161,444        45.56         4,897,465       5.56
 Securities sold under repurchase
  agreements                                         8,179,403         4.23           392,604       4.80
 Other short-term borrowings                           980,072         0.50            63,483       6.48
                                                  ------------       ------       -----------
     Total interest-bearing liabilities            156,603,993        80.92         7,433,808       4.75
 Noninterest-bearing deposits                       15,707,064         8.12       -----------       ----
 Other liabilities                                   1,332,222         0.69                         ----
                                                  ------------       ------
     Total liabilities                             173,643,279        89.73

STOCKHOLDERS' EQUITY                                19,883,439        10.27
                                                  ------------       ------
     Total liabilities and stockholders'
       equity                                     $193,526,718       100.00%
                                                  ------------       ------
                                                  ------------       ------
     Net interest income/net yield on
      earning assets                                                               $6,655,416       3.67%
                                                                                  -----------       ----
                                                                                  -----------       ----

                                                                                              (continued)

                                                              Year Ended December 31, 1996
                                                  -------------------------------------------------------
                                                                    Percent        Interest       Average
                                                    Average         of Total        Income/        Yield/
                                                    Balance          Assets         Expense         Rate
                                                    -------         --------       --------       -------
ASSETS
Earning assets:
 Loans (1) (2) (3)                                $ 78,495,134        59.66%      $ 6,967,260       8.88%
 Investment securities, at amortized cost:
   Taxable                                          27,424,164        20.85         1,622,587       5.92
   Exempt from Federal income taxes (3)             11,707,577         8.90         1,021,504       8.73
 Federal funds sold                                  7,452,361         5.66           405,497       5.44
                                                  ------------       ------       -----------
      Total earning assets                         125,079,236        95.07        10,016,848       8.01
                                                  ------------       ------       -----------       ----
                                                                                                    ----

Nonearning assets:
 Cash and due from banks                             3,509,587         2.67
 Reserve for possible loan losses                     (854,219)       (0.65)
 Premises and equipment                              1,393,425         1.06
 Available-for-sale investment market
   valuation                                            69,794         0.05
 Other assets                                        2,364,541         1.80
                                                  ------------       ------
     Total nonearning assets                         6,483,128         4.93
                                                  ------------       ------
     Total assets                                 $131,562,364       100.00%
                                                  ------------       ------
                                                  ------------       ------

LIABILITIES
Interest-bearing liabilities:
 Interest-bearing transaction accounts            $ 16,884,376        12.83%          445,720       2.64%
 Savings accounts                                   14,031,443        10.67           419,767       2.99
 Time deposits of $100,000 or more                  11,875,431         9.03           659,333       5.55
 Other time deposits                                51,626,631        39.24         2,905,731       5.63
 Securities sold under repurchase
  agreements                                         6,410,524         4.87           310,151       4.84
 Other short-term borrowings                           396,714         0.30            20,337       5.13
                                                  ------------       ------       -----------
     Total interest-bearing liabilities            101,225,119        76.94         4,761,039       4.70
 Noninterest-bearing deposits                       11,488,835         8.73       -----------       ----
 Other liabilities                                     852,053         0.65                         ----
                                                  ------------       ------
     Total liabilities                             113,566,007        86.32

STOCKHOLDERS' EQUITY                                17,996,357        13.68
                                                  ------------       ------
     Total liabilities and stockholders'
       equity                                     $131,562,364       100.00%
                                                  ------------       ------
                                                  ------------       ------
     Net interest income/net yield on
       earning assets                                                              $5,255,809       4.20%
                                                                                  -----------       ----
                                                                                  -----------       ----

---------------------
(1) Interest includes loan fees, recorded as discussed in Note 1 to CNB's consolidated financial statements.
(2) Average balances include nonaccrual loans. The income on such loans is included in interest, but is recognized only upon receipt.
(3) Interest yields are presented on a tax-equivalent basis. Nontaxable income has been adjusted upward by the amount of Federal income tax that would have been paid if the income had been taxable at a rate of 34%, adjusted downward by the disallowance of the interest cost to carry nontaxable loans and securities.

RISK MANAGEMENT

     Management's objective in structuring the balance sheet is to maximize the return on average assets while minimizing the associated risks. The major risks with which CNB is concerned are credit, liquidity, interest rate and technology risks. The following is a discussion concerning CNB's management of these risks.

     CREDIT RISK MANAGEMENT

     Managing risks CNB assumes in providing credit products to customers is extremely important. Credit risk management includes defining an acceptable level of risk and return, establishing appropriate policies and procedures to govern the credit process and maintaining a thorough portfolio review process. Credit policies are drafted and approved at the individual bank level, with appropriate input from CNB management.

     Of equal importance in the credit risk management process are the ongoing monitoring procedures performed as part of CNB's loan review process. Credit policies are examined and procedures reviewed for compliance each year. Loan personnel also continually monitor loans after disbursement in an attempt to recognize any deterioration which may occur so that appropriate corrective action can be initiated on a timely basis. These programs have long served CNB well and have resulted in the maintenance of quality in CNB's loan portfolio.



     The addition of the loans from Palmer Bank to CNB's loan portfolio in 1997 magnifies the importance of the credit risk management policies discussed above. When CNB acquired Palmer Bank on January 24, 1997 in connection with the acquisition of Lincoln Trail, the bank was undercapitalized, due primarily to a significant level of problem loans in the Palmer Bank portfolio made prior to CNB's acquisition thereof. Prior to the acquisition, Palmer Bank increased its reserve for possible loan losses to $1,183,535 or 5.18% of the net outstanding loans in the portfolio on the acquisition date. In the ensuing months, as CNB and Palmer Bank management began to work through these problem loans, $968,372 of charge-offs were recorded at Palmer Bank, with $115,275 of recoveries received during 1997. The level of nonaccrual loans at Palmer Bank at December 31, 1997 was $545,949, compared with $1,494,585 on the acquisition date. Additionally, Palmer Bank had $241,822 of loans which were delinquent 90 days or more but still accruing interest at December 31, 1997. CNB management believes the specific reserves allocated to these nonperforming loans totaling approximately $180,000 at December 31, 1997 provide adequate coverage after considering the underlying collateral values.




     The problems experienced by Palmer Bank prior to CNB's acquisition thereof resulted in considerably increased regulatory scrutiny in the past few years. As a result of the FDIC's examination as of March 31, 1997, Palmer Bank's Board of Directors was required to enter into a Memorandum of Understanding with the FDIC requiring Palmer Bank to: (i) adopt a written plan of action to reduce the level of problem loans; (ii) adopt a written plan of action to improve the bank's earnings level; (iii) maintain the reserve for possible loan losses at an adequate level; (iv) maintain Tier 1 capital at a level equal to or exceeding 6.75% of the bank's total assets;
(v) not declare or pay any dividends without prior regulatory approval; (vi) adopt a written funds management policy and appropriate interest rate risk measurement and monitoring procedures at the bank; and (vii) adopt a strategic business plan.

     Based upon the adoption by the board of directors of the Palmer Bank of a resolution, which, among other things, required the Palmer Bank to be capitalized at 7% of assets by June 30, 1998, the Memorandum of Understanding has been terminated.


     CNB management conducted extensive due diligence and realized the problems inherent in Palmer Bank when it was purchased, but continues to believe that, with proper management and controls, Palmer Bank will provide excellent market opportunities for CNB.

     Nonaccrual loans at the Carlinville Bank at December 31, 1997 were $319,350, down from $359,826 at December 31, 1996. The Carlinville Bank incurred charge-offs of $273,549 for the year ended December 31, 1997 and received recoveries of $70,731. With the exception of one commercial loan charge-off of $172,000 in

1997 and $235,454 of charge-offs relating to two problem customers in 1996, the level of net charge-offs experienced by the Carlinville Bank have historically been below those experienced by its peers.

     CNB had no loans to any foreign countries at March 31, 1998 or at December 31, 1997 and 1996, nor did it have any concentration of loans to any industry, other than the agricultural industry, on these dates. CNB has also refrained from financing speculative transactions such as highly leveraged corporate buyouts. Additionally, CNB had no other interest-bearing assets which were considered to be risk-element assets at March 31, 1998 or December 31, 1997 and 1996.

     At March 31, 1998 and December 31, 1997 and 1996, CNB had loans outstanding to the agricultural sector of $37,037,000, $35,423,239 and $32,293,387, respectively which comprised 32.1%, 31.6% and 40.7%, respectively, of CNB's total loan portfolio. Additionally, CNB's direct financing leases involve agricultural equipment which is being leased to local farmers. CNB's agricultural credits are concentrated in Macoupin, Montgomery, Christian and Sangamon counties in central Illinois, and are generally fully-secured with either growing crops, farmland, livestock and/or machinery and equipment. Additionally, loan personnel work with their agricultural borrowers to monitor cash flow capabilities.

     A summary of loans by type at December 31, 1997 and 1996 is as follows:

                                                  December 31,
                                        --------------------------------
                                            1997              1996
                                        ------------       -----------
Commercial:
  Real estate                           $  8,314,650       $ 3,312,673
  Agricultural production                 19,358,620        17,901,733
  Other                                   24,258,850        16,827,859
Real estate:
  Construction                             4,757,992         3,602,969
  Residential                             24,241,201        14,252,639
  Farmland                                16,064,619        14,391,654
  Loans for sale                             152,450            --
Consumer                                  12,822,806         6,891,640
Direct financing leases                    1,954,021         2,249,932
                                        ------------       -----------
                                        $111,925,209       $79,431,099
                                        ------------       -----------
                                        ------------       -----------

     Commercial real estate loans consist of loans secured by commercial property located in the four-county area served by CNB, and generally represent properties used by the CNB Banks' customers in their trade or business.

     Other commercial loans include operating, equipment, inventory and accounts receivable financing to small and medium size businesses in the four-county area. Such loans are generally secured by the business assets of the entity and are personally guaranteed by the principal owners. While collateral value is an important element of the underwriting process, cash flow analyses and debt service capacity are considered the most critical factors.

     Real estate construction loans represent an extension of CNB's real estate lending activities. These loans are made on local construction projects for which permanent financing commitments are already in process. CNB does not finance speculative construction projects. Loan disbursements are typically based on actual material and labor costs incurred, with the loans being collateralized by the actual construction project property.

     Residential real estate loans are predominantly made to finance single-family, owner-occupied properties in the four-county area. Loan-to-value percentage requirements for collateral are based on the lower of the purchase price or appraisal and are normally limited to 80%, unless credit enhancements are added. Appraisals are required on all owner-occupied residential real estate loans and private mortgage insurance is required if the loan-to-value percentage exceeds 85%. These loans generally have a duration of three years or less, with some loans repricing more frequently. Long-term, fixed rate mortgages are not retained in CNB's loan portfolio, but rather are sold into the secondary market.

     Consumer loans consist predominantly of installment loans made for the purchase of new or used cars. These loans are underwritten directly at the subsidiary banks and are secured by the underlying vehicles. CNB does not have a heavy involvement with indirect dealer lending arrangements. CNB's level of credit card lending has remained fairly stable over the past few years with minimal losses incurred thereon.

     CNB's loan portfolio contains certain risk elements which are identified in the following table, which include nonperforming loans (including loans on nonaccrual and loans contractually past due 90 days or more as to interest and principal payments):

                                          March 31,           December 31,
                                         ----------     ---------------------
                                            1998            1997         1996
                                         ----------     ----------    --------
Nonaccrual(1)(2)                         $1,044,000     $  865,299    $359,826
Accruing loans past due 90 days or
  more (3)                                   31,000        241,822      63,228
                                         ----------     ----------    --------
                                         $1,075,000     $1,107,121    $423,054
                                         ----------     ----------    --------
                                         ----------     ----------    --------

-----------------
(1) It is the policy of CNB to periodically review its loans and to discontinue the accrual of interest on any loan on which full collectibility of principal or interest is doubtful. Subsequent interest payments received on such loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income.
(2) The interest income which would have been received under the original terms of the nonaccrual loans in 1997 and 1996 was $80,563 and $37,000, respectively. Interest income actually recorded on such loans in 1997 and 1996 was $35,279 and $28,373, respectively.
(3)  Excludes loans accounted for on a nonaccrual basis.

     CNB had no restructured loans at March 31, 1998, or at December 31, 1997 and 1996. In the normal course of business, CNB's practice is to consider and act upon borrowers' requests for renewal of loans at their maturity. Evaluation of such requests includes a review of the borrower's credit history, the collateral securing the loan, and the purpose for such request. In general, loans which CNB renews at maturity require payment of accrued interest, a reduction in the loan balance, and/or the pledging of additional collateral and a potential adjustment of the interest rate to reflect changes in the economic conditions.

     POTENTIAL PROBLEM LOANS

     At December 31, 1997, 28 loans with a total principal balance of approximately $4,704,600 were identified by management as having possible credit problems that raise doubts as to the ability of the borrowers to comply with the current repayment terms. While these borrowers were meeting all of the terms of the applicable loan agreements, and adequate collateral coverage was generally maintained, their financial condition caused management to believe that their loans may result in reclassification at some future time as nonaccrual, past due or restructured.

     At December 31, 1997, the reserve for possible loan losses was $1,098,038, representing 0.98% of net outstanding loans, as compared with a reserve of $800,418, or 1.01%, at December 31, 1996. The reserve as a percentage of nonperforming loans at December 31, 1997 and 1996 was 99.2% and 189.2%, respectively. The following table summarizes CNB's loan loss experience for the years ended December 31, 1997 and 1996. Management believes its strong ongoing monitoring system has enhanced its ability to identify problem credits and allowed CNB to maintain an adequate reserve position.

                                                    Year Ended December 31,
                                                    ------------------------
                                                       1997           1996
                                                     --------        -------
                                                    (in thousands of dollars)
Average loans outstanding                            $104,656        $78,495
                                                     --------        -------
                                                     --------        -------

Reserve at beginning of year                         $    800        $ 1,016
Provision for possible loan losses                        170           --
Reserve balance of acquired subsidiary                  1,184           --
                                                     --------        -------
                                                        2,154          1,016
                                                     --------        -------
Charge-offs:
 Commercial loans:
   Real estate                                           (172)           --
   Agricultural production                               --             (139)
   Other                                                 (683)          (155)
 Real estate:
   Construction                                           (17)           --
   Residential                                           (102)           --
   Farmland                                               --             --
 Consumer                                                (268)           (25)
 Direct financing leases                                  --              (1)
                                                     --------        -------
     Total charge-offs                                 (1,242)          (320)
                                                     --------        -------

Recoveries:
 Commercial loans:
   Real estate                                            --              --
   Agricultural production                                 44              1
   Other                                                   73             68
 Real estate:
   Construction                                           --              --
   Residential                                             19              2
   Farmland                                               --              --
 Consumer                                                  50             21
 Direct financing leases                                  --              12
                                                     --------        -------
     Total recoveries                                     186            104
                                                     --------        -------
Reserve at end of year                                 $1,098          $ 800
                                                     --------        -------
                                                     --------        -------
Net charge-offs to average loans                         1.01%          0.28%
                                                     --------        -------
                                                     --------        -------
Ending reserve to net outstanding loans at end
   of year                                               0.98%          1.01%
                                                     --------        -------
                                                     --------        -------

     In determining an adequate balance in the reserve for possible loan losses, management places its emphasis as follows: evaluation of the loan portfolio with regard to potential future exposure on loans to specific customers and industries, including a formal internal loan review function; reevaluation of each nonperforming loan or loan classified by supervisory authorities; and an overall review of the remaining portfolio in light of past loan loss experience. Any problems or loss exposure estimated in these categories was provided for in the total current period reserve.

     Management views the reserve for possible loan losses as being available for all potential or presently unidentifiable loan losses which may occur in the future. The risk of future losses that is inherent in the loan portfolio is not precisely attributable to a particular loan or category of loans. Based on its review for adequacy, management has estimated those portions of the reserve that could be attributable to major categories of loans as detailed in the following table at December 31, 1997 and 1996:

                                      1997                      1996
                              ---------------------      --------------------
                                         Categories                Categories
                                              % of                      % of
                                              Total                     Total
                                Amount        Loans       Amount        Loans
                              ----------     ------      --------      ------
Reserve allocation:
  Commercial:
     Real estate              $   62,000       7.43%     $175,000        4.17%
     Agricultural production     285,500      17.30       300,000       22.54
     Other                       218,500      21.67       110,000       21.19
  Real estate:
     Construction                 15,500       4.25        10,500        4.54
     Residential                 169,250      21.80        40,000       17.94
     Farmland                     43,500      14.35        40,000       18.12
  Consumer                       200,000      11.46       115,000        8.68
  Direct financing leases           --         1.74         --           2.82
  Unallocated                   103,788       --           9,918         --
                              ----------     ------      --------      ------
                              $1,098,038     100.00%     $800,418      100.00%
                              ----------     ------      --------      ------
                              ----------     ------      --------      ------

     Allocations estimated for the loan categories do not specifically represent that loan charge-offs of that magnitude will be experienced in each of the respective categories. The allocation does not restrict future loan losses attributable to a particular category of loans from being absorbed either by the portion of the reserve attributable to other categories or by an unallocated portion of the reserve. The risk factors considered when determining the overall level of the reserve are the same when estimating the allocation by major category, as specified in the reserve summary.

     The amount of anticipated net charge-offs during 1998 is not expected to vary significantly from the levels reported in 1997, exclusive of the large charge-off identified for the Carlinville Bank and the post-acquisition charge-offs at Palmer Bank. The level of anticipated charge-offs for 1998 reflects CNB's belief that the economy in CNB's markets will remain stable in 1998, that a majority of the current loan portfolio problems have already been charged-off, and sufficient collateral positions are maintained on the potential problem credits to preclude a significant level of additional charge-offs in 1998.

     Following is a summary of activity in the reserve for possible loan losses for the three months ended March 31, 1998:


           Balance at December 31, 1997         $ 1,098,038
           Provision charged to expense              30,000
           Charge-offs                              (95,860)
           Recoveries                                24,003
                                                -----------
           Balance at March 31, 1998            $ 1,056,181
                                                -----------
                                                -----------

     The reserve balance as a percentage of net outstanding loans and nonperforming loans at March 31, 1998 was 0.92% and 98.2%, respectively.

     LIQUIDITY AND RATE SENSITIVITY MANAGEMENT

     Management of rate-sensitive earning assets and interest-bearing liabilities remains a key to CNB's profitability. Management's objective is to produce the optimal yield and maturity mix consistent with interest rate expectations and projected liquidity needs.

     Liquidity is a measurement of CNB's ability to meet the borrowing needs and the deposit withdrawal requirements of its customers. The composition of assets and liabilities is actively managed to maintain the appropriate level of liquidity in the balance sheet. Management is guided by regularly-reviewed policies when determining the appropriate portion of total assets which should be comprised of readily-marketable assets available to meet conditions that are reasonably expected to occur.

     Liquidity is primarily provided to CNB through earning assets, including Federal funds sold and maturities and principal payments in the investment portfolio, all funded through continued deposit growth. Secondary sources of liquidity available to CNB include the sale of securities included in the available-for-sale category (with a carrying value of $44,142,416 and $41,864,482 at December 31, 1997 and March 31, 1998, respectively), and borrowing capabilities through the Federal Reserve Bank's seasonal borrowing privilege of $4.1 million maintained at the Carlinville Bank. Additionally, maturing loans also provide liquidity on an ongoing basis. Accordingly, CNB believes it has the liquidity necessary to meet unexpected deposit withdrawal requirements or increases in loan demand.

     Each of the CNB Banks controls its own asset/liability mix within the constraints of its individual policies and loan and deposit structure, with overall guidance from CNB.

     The asset/liability management process, which involves structuring the consolidated balance sheet to allow approximately equal amounts of assets and liabilities to reprice at the same time, is a dynamic process essential to minimize the effect of fluctuating interest rates on net interest income.
The following table reflects CNB's consolidated interest rate gap (rate-sensitive assets minus rate-sensitive liabilities) analysis as of December 31, 1997, individually and cumulatively, through various time horizons (in thousands of dollars):

                                                               Remaining Maturity if Fixed Rate;
                                                     Earliest Possible Repricing Interval if Floating Rate
                                         -------------------------------------------------------------------------
                                            3               Over 3          Over 1
                                          months            months           year
                                            or             through          through         Over 5
                                           less           12 months         5 years         years          Total
                                         --------         ---------         -------        -------       --------
Interest-earning assets
  Loans, net of unearned discount        $ 36,298         $ 21,255          $50,103        $ 4,222       $111,878
  Investment securities                     6,835           13,926           26,347         15,910         63,018
  Other interest-earning assets             8,429             --               --             --            8,429
                                         --------         --------          -------        -------       --------
     Total interest-earnings assets      $ 51,562         $ 35,181          $76,450        $20,132       $183,325
                                         --------         --------          -------        -------       --------
                                         --------         --------          -------        -------       --------
Interest-bearing liabilities
  Savings, and interest bearing
    transaction accounts                 $ 45,000         $  --             $  --          $  --         $ 45,000
  Time certificates of deposit of
    $100,000 or more                        9,613            5,505            1,661           --           16,779
  All other time deposits                  18,221           47,133           24,028             12         89,394
  Nondeposit interest-bearing
     liabilities                            7,933            --                --             --            7,933
                                         --------         --------          -------        -------       --------
     Total interest-bearing
       liabilities                        $80,767         $ 52,638          $25,689        $    12       $159,106
                                         --------         --------          -------        -------       --------
                                         --------         --------          -------        -------       --------
     Gap by period                       $(29,205)        $(17,457)         $50,761        $20,120       $ 24,219
                                         --------         --------          -------        -------       --------
                                         --------         --------          -------        -------       --------
     Cumulative gap                      $(29,205)        $(46,662)         $ 4,099        $24,219       $ 24,219
                                         --------         --------          -------        -------       --------
                                         --------         --------          -------        -------       --------
     Ratio of interest-sensitive
       assets to interest-sensitive
       liabilities                           0.64x            0.67x            2.98x      1,677.67x          1.15x
                                         --------         --------          -------        -------       --------
                                         --------         --------          -------        -------       --------
     Cumulative ratio of interest-
       sensitive assets to interest-
       sensitive liabilities                 0.64x            0.65x            1.03x          1.15x          1.15x
                                         --------         --------          -------        -------       --------
                                         --------         --------          -------        -------       --------

     As indicated in this table, CNB operates on a short-term basis similar to most other financial institutions, as its liabilities, with savings and interest-bearing transaction accounts included, could reprice more quickly than its assets. However, the process of asset/liability management in a financial institution is dynamic. CNB believes its current asset/liability management program will allow adequate reaction time for trends in the marketplace as they occur, allowing maintenance of adequate net interest margins. Additionally, CNB's historical analysis of customer savings and interest-bearing transaction accounts indicates that such deposits have certain "core deposit" characteristics and are not as susceptible to changes in the marketplace. At March 31, 1998, the ratios of interest-sensitive assets to interest-sensitive liabilities did not differ significantly from that presented above for December 31, 1997.

     Following is a more detailed analysis of the maturity and interest rate sensitivity of CNB's loan portfolio at December 31, 1997:

                                               Over One
                                                 Year
                                                Through         Over
                                 One Year        Five           Five
                                 or less         Years          Years          Total
                               -----------    -----------    ----------     ------------
Commercial:
  Real estate                  $ 2,444,426    $ 5,293,003    $  577,221     $  8,314,650
  Agricultural production       16,323,697      2,809,701       225,222       19,358,620
  Other                         18,755,406      4,311,830     1,191,614       24,258,850
Real estate:
  Construction                   1,688,227      3,069,765            --        4,757,992
  Residential                    7,592,609     15,189,221     1,459,371       24,241,201
  Farmland                       5,345,797     10,060,564       658,258       16,064,619
  Loans for sale                   152,450             --            --          152,450
Consumer                         5,043,705      7,667,188        64,853       12,775,746
Direct financing leases            206,299      1,701,877        45,845        1,954,021
                               -----------    -----------    ----------     ------------
                               $57,552,616    $50,103,149    $4,222,384     $111,878,149
                               -----------    -----------    ----------     ------------
                               -----------    -----------    ----------     ------------


     For all loans maturing or repricing beyond the one year time horizon at December 31, 1997, following is a breakdown of such loans into fixed and floating rates.

                                       Fixed         Floating
                                        Rate           Rate          Total
                                     -----------    -----------    -----------
Due after one but within five years  $21,757,104    $28,346,045    $50,103,149
Due after five years                   4,172,383         50,001      4,222,384
                                     -----------    -----------    -----------
                                     $25,929,487    $28,396,046    $54,325,533
                                     -----------    -----------    -----------
                                     -----------    -----------    -----------

     CNB has attempted to maintain a "laddered" maturity distribution in its investment portfolio. This "laddered" approach has historically taken into account the probable call of securities, as well as the contractual maturity thereof. Additionally, CNB maintains a significant level of public funds against which securities were required to be pledged. At December 31, 1997, debt securities with carrying values totaling approximately $20.6 million were pledged to secure public funds, securities sold under repurchase agreements, and for other purposes, representing approximately 32.7% of CNB's total securities portfolio.

     The investment portfolio is closely monitored to assure that CNB has no unreasonable concentration of securities in the obligations of any single debtor. Other than U.S. Treasury or government agency securities, CNB maintains no concentration of investments in any one political subdivision greater than 10% of its total portfolio.

     The book value and estimated market value of CNB's debt and equity securities at December 31, 1997 and 1996 are summarized in the following table:

                                                       1997                            1996
                                             ---------------------------     ---------------------------
                                              Amortized        Market         Amortized        Market
                                                 Cost          Value            Cost           Value
                                             -----------     -----------     -----------     -----------
AVAILABLE-FOR-SALE
U.S. Treasury issues and obligations of
  U.S. Government agencies and
  corporations                               $32,924,621     $32,952,679     $27,767,879     $27,666,828
Obligations of states and political
  subdivisions                                 4,946,354       5,084,707       3,358,187       3,421,275
Other debt and equity securities               2,995,870       3,635,915       2,906,979       3,104,074
Mortgage-backed securities                     2,478,757       2,469,115       1,059,615       1,031,526
                                             -----------     -----------     -----------     -----------
                                             $43,345,602     $44,142,416     $35,092,660     $35,223,703
                                             -----------     -----------     -----------     -----------
                                             -----------     -----------     -----------     -----------
HELD-TO-MATURITY
U.S. Treasury issues and obligations of
  U.S. Government agencies and
  corporations                                $5,049,439      $5,063,524      $6,412,053      $6,379,326
Obligations of states and political
  subdivisions                                 9,299,904       9,617,694      10,647,183      10,942,433
Other debt securities                            400,958         401,000         708,846         703,250
Mortgage-backed securities                     4,125,020       4,156,232       4,056,681       4,047,577
                                             -----------     -----------     -----------     -----------
                                             $18,875,321     $19,238,450     $21,824,763     $22,072,586
                                             -----------     -----------     -----------     -----------
                                             -----------     -----------     -----------     -----------

     The following table summarizes maturity and yield information on CNB's investment portfolio at December 31, 1997:

                                                                    Weighted
                                                                   Average Tax-
                                                       Amortized    Equivalent
                                                          Cost        Yield
                                                      -----------  ------------
AVAILABLE-FOR-SALE
U.S. Government and U.S. agencies and corporations:
  0 to 1 year                                         $12,559,444      5.65%
  1 to 5 years                                         17,129,379      6.18
  5 to 10 years                                         3,235,798      6.68
  Over 10 years                                            --           --
                                                      -----------
     Total                                            $32,924,621      6.03
                                                      -----------     -----
                                                      -----------     -----

State and political subdivisions:
  0 to 1 year                                         $   100,000     10.23%
  1 to 5 years                                          1,224,248      8.56
  5 to 10 years                                         2,135,085      7.19
  Over 10 years                                         1,487,021      7.56
                                                      -----------
     Total                                            $ 4,946,354      7.70
                                                      -----------     -----
                                                      -----------     -----

                                                                    Weighted
                                                                   Average Tax-
                                                       Amortized    Equivalent
                                                          Cost        Yield
                                                      -----------  ------------
Other debt and equity and mortgaged-backed securities:
  0 to 1 year                                         $   250,000      8.00%
  1 to 5 years                                             --           --
  5 to 10 years                                            --           --
  Over 10 years                                            --           --
  Mortgage-backed securities                            2,478,757      6.72
  No stated maturity                                    2,745,870      6.64
                                                      -----------
     Total                                            $ 5,474,627      6.74
                                                      -----------     -----
                                                      -----------     -----

HELD-TO-MATURITY
U.S. Government and U.S. agencies and corporations:
  0 to 1 year                                         $ 1,899,061      5.34%
  1 to 5 years                                          2,452,923      6.22
  5 to 10 years                                           697,455      6.54
  Over 10 years                                            --           --
                                                      -----------
     Total                                            $ 5,049,439      5.93
                                                      -----------     -----
                                                      -----------     -----

State and political subdivisions:
  0 to 1 year                                         $ 1,293,139     10.69%
  1 to 5 years                                          3,335,423      9.29
  5 to 10 years                                         3,952,540      8.41
  Over 10 years                                           718,802      6.15
                                                      -----------
     Total                                            $ 9,299,904      8.87
                                                      -----------     -----
                                                      -----------     -----

Other debt and mortgaged-backed securities:
  0 to 1 year                                         $    --           -- %
  1 to 5 years                                            400,958      5.93
  5 to 10 years                                            --           --
  Over 10 years                                            --           --
  Mortgaged-back securities                             4,125,020      6.52
                                                      -----------
     Total                                            $ 4,525,978      6.47
                                                      -----------     -----
                                                      -----------     -----

AVAILABLE-FOR-SALE  AND HELD-TO-MATURITY COMBINED:
  0 to 1 year                                         $16,101,644      6.08%
  1 to 5 years                                         24,542,931      6.72
  5 to 10 years                                        10,020,878      7.46
  Over 10 years                                         2,205,823      7.10
  Mortgaged-backed securities                           6,603,777      6.60
  No stated maturity                                    2,745,870      6.64
                                                      -----------
     Total                                            $62,220,923      6.67
                                                      -----------     -----
                                                      -----------     -----

NOTE: While yields by range of maturity are routinely provided by CNB's accounting system on a tax-equivalent basis, the individual amounts of adjustments are not so provided. In total, at an assumed Federal income tax rate of 34%, the adjustment amounted to approximately $367,000, appropriately adjusted by the disallowance of interest cost to carry nontaxable securities.

     CNB's primary source of liquidity to fund growth is ultimately the generation of new deposits. The following table shows the average daily amount of deposits and the average rate paid on each type of deposit for the years ended December 31, 1997 and 1996:

                                                                  Year Ended December 31,
                                                  -------------------------------------------------------
                                                    Average         Average        Average        Average
                                                    Balance           Rate         Balance         Rate
                                                    -------         --------       --------       -------
Noninterest-bearing demand deposits               $ 15,707,064        -- %        $ 11,488,835       -- %
Interest-bearing transaction accounts               24,948,371       2.70           16,884,376      2.64
Savings deposits                                    20,226,549       3.08           14,031,443      2.99
Time deposits of $100,000 or more                   14,108,154       5.55           11,875,431      5.55
All other time deposits                             88,161,444       5.56           51,626,631      5.63
                                                  ------------                    ------------
                                                  $163,151,582       4.28         $105,906,716      4.18
                                                  ------------       ----         ------------      ----
                                                  ------------       ----         ------------      ----

The following table shows the maturity of time deposits of $100,000 or more at December 31, 1997:

                                                     Time                 Other
                                                  Certificates            Time
                                                  of Deposits            Deposits            Total
                                                  ------------          ----------        -----------
Three months or less                              $ 7,713,121           $1,900,000        $ 9,613,121
Three to six months                                 1,485,589               --              1,485,589
Six to twelve months                                1,219,407            2,799,551          4,018,958
Over twelve months                                  1,661,082               --              1,661,082
                                                  -----------           ----------        -----------
                                                  $12,079,199           $4,699,551        $16,778,750
                                                  -----------           ----------        -----------
                                                  -----------           ----------        -----------

     CAPITAL ADEQUACY

     The Federal Reserve has established risk-based capital guidelines for bank holding companies, which require bank holding companies to maintain minimum levels of "Tier 1 Capital" and "Total Capital." Tier 1 Capital consists of common and qualifying preferred stockholders' equity and minority interests in equity accounts of consolidated subsidiaries, less goodwill and 50% of investments in unconsolidated subsidiaries. Total Capital consists of, in addition to Tier 1 Capital, mandatory convertible debt, preferred stock not qualifying as Tier 1 Capital, subordinated and other qualifying term debt and a portion of the reserve for possible loan losses, less the remaining 50% of qualifying total capital. Risk-based capital ratios are calculated with reference to risk-weighted assets, which include both on- and off-balance sheet exposures. The minimum required ratio for qualifying Total Capital is 8%, of which at least 4% must consist of Tier 1 Capital.

     In addition, Federal Reserve guidelines require bank holding companies to maintain a minimum ratio of Tier 1 Capital to average total assets (net of goodwill) of 3.0%. The Federal Reserve guidelines state that all of these capital ratios constitute the minimum requirements for the most highly-rated banking organizations, and other banking organizations are expected to maintain capital at higher levels.

     As of December 31, 1997 and March 31, 1998, CNB and each of the CNB Banks were in compliance with the Tier 1 Capital ratio requirement and all other applicable regulatory capital requirements, as calculated in accordance with risk-based capital guidelines. CNB's Tier 1, Total Capital and Leverage Ratios were 12.49%, 13.34% and 8.48%, respectively, at December 31, 1997, and 13.38%, 14.22% and 8.46%, respectively, at March 31, 1998.

     Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," which are defined by the regulators as follows:

                                                 Minimum Capital Ratios
                                          ----------------------------------------
                                             Total          Tier 1         Tier 1
                                          Risk-Based     Risk-Based      Leverage
                                             Ratio          Ratio          Ratio
                                          -----------    ----------      ---------
 Well capitalized                             10%             6%             5%
 Adequately capitalized                         8              4              4
 Undercapitalized                     less than 8    less than 4    less than 4
 Significantly undercapitalized       less than 6    less than 3    less than 3
 Critically undercapitalized                    *              *              *

--------------
  * A critically undercapitalized institution is defined as having a tangible equity to total assets ratio of 2% or less.

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver of the institution. The capital category of an institution also determines in part the amount of the premiums assessed against the institution for FDIC insurance. At March 31, 1998 and December 31, 1997, each of CNB's subsidiary banks were considered "well capitalized".

     TECHNOLOGY RISK

     CNB utilizes and is dependent upon data processing hardware systems and banking application software to conduct its business. The data processing hardware systems and banking application software include those developed and maintained by CNB's data processing hardware provider and purchased banking application software which is run on in-house computer networks. In 1997, CNB initiated a review and assessment of all hardware and banking application software to confirm that it will function properly in the Year 2000. CNB's data processing hardware provider, banking application software provider, and other vendors which have been contacted have indicated that their hardware and/or software will be Year 2000 compliant by the end of 1998, allowing CNB adequate time for compliance testing in 1999. Additionally, alarms, elevators, heating and cooling systems and other computer-controlled mechanical devices on which CNB relies are being evaluated. Those found not to be in compliance will be modified or replaced with compliant products. While there will be some incremental expenses incurred during the next 1-1/2 years, CNB has not identified any situations at this time that will require material expenditures to become fully compliant with Year 2000. During the next 1-1/2 years, CNB's credit risk assessment will also include a consideration of incremental risk that may be posed by customers' inability, if any, to address Year 2000 issues.

ACCOUNTING PRONOUNCEMENTS

     Several accounting rule changes which will or have gone into effect recently, as promulgated by the Financial Accounting Standards Board, will have an effect on CNB's financial reporting process. These accounting rule changes, issued in the form of Financial Accounting Standards ("FAS"), include the following:

     - FAS 114 and FAS 118 - Effective January 1, 1995, CNB adopted Statement of Financial Accounting Standards No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN ("FAS 114"), and Statement of Financial Accounting Standards No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES ("FAS 118"), which amended FAS 114. FAS 114 (as amended by FAS 118) defines the recognition criteria for impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan is required to be discounted at the loan's effective interest rate. Alternatively, impairment
                                       75
          could be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, FAS 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. FAS 118 amends FAS 114 to allow a creditor to use existing methods of recognizing interest income on an impaired loan, which CNB has elected to continue to use. The adoption of FAS 114 and FAS 118 in 1995 resulted in no prospective adjustment to CNB's provision for possible loan losses.

     - FAS 121 - CNB adopted the provisions of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED ("FAS 121") on January 1, 1996. FAS 121 requires that long-lived assets, such as bank premises and equipment, and certain identifiable intangible assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. CNB's adoption of FAS 121 in 1996 had no impact on CNB's financial position, results of operations, or liquidity.

     - FAS 125 - CNB adopted the provisions of Statement of Financial Accounting Standards No. 125, TRANSFER AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES ("FAS 125"), on January 1, 1997. FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. FAS 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Adoption of FAS 125 did not have a material impact on CNB's financial position, results of operations, or liquidity.

     - FAS 128 - In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("FAS 128") which amends existing accounting requirements and establishes standards for computing and presenting earnings per share for entities with publicly-held common stock or potential common stock. FAS 128 simplifies the standards for computing earnings per share, replacing the presentation of primary earnings per share with basic earnings per share, which excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. FAS 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity.

          FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior period earnings per share information presented. Earlier application is not permitted. For all periods presented herein, CNB did not maintain a complex capital structure as defined by FAS 128.

     - FAS 130 - In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. FAS 130 defines comprehensive income as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period, except those resulting from investments by and distributions to owners.

          FAS 130 requires that all items that are required to be recognized as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the consolidated balance sheet.

          FAS 130 is effective for fiscal years beginning after December 15, 1997, with reclassification of financial statements of earlier periods required for comparative purposes. CNB has implemented FAS 130 for all of the periods presented herein.

EFFECTS OF INFLATION

     Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of a bank holding company is substantially different from that of an industrial company, in that virtually all assets and liabilities of a bank holding company are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank holding company's performance. Interest rates do not necessarily move in the same direction, or in the same magnitude, as the prices of other goods and services.

   Inflation, however, does have an important impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity-to-assets ratio. One of the most important effects that inflation has had on the banking industry has been to reduce the proportion of earnings paid out in the form of dividends.

     Although it is obvious that inflation affects the growth of total assets, it is difficult to measure the impact precisely. Only new assets acquired each year are directly affected, so a simple adjustment of asset totals by use of an inflation index is not meaningful. The results of operations also have been affected by inflation, but again there is no simple way to measure the effect on the various categories of income and expense.

     Interest rates in particular are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincide with changes in the consumer price index. Additionally, changes in interest rates on some types of consumer deposits may be delayed. These factors, in turn, affect the composition of sources of funds by reducing the growth of deposits that are less interest sensitive and increasing the need for funds that are more interest sensitive.

                        DESCRIPTION OF SHIPMAN BANCORP, INC.

GENERAL

     Shipman is a one-bank holding company under the BHCA. Shipman owns all of the issued and outstanding stock of Citizens Bank, which is its only subsidiary.

CITIZENS BANK

     Citizens Bank is engaged in the general retail banking business in Macoupin County in central Illinois. Citizens Bank offers a variety of deposit account products and services, including conventional checking and savings accounts, NOW accounts, money market accounts, individual retirement accounts, certificates of deposit and other time deposits. The bank's loan products and services include agricultural development and farmland loans, real estate mortgages, consumer loans, municipal loans and commercial and industrial loans. Other products and services offered by the bank include automated teller machines, safe deposit boxes, leasing and credit card lines of credit. Citizens Bank considers new products and services frequently in order to meet the needs and demands of its customers and to remain competitive with other financial institutions operating in its market area.

     Citizens Bank has standard operating policies regarding funds management, interest rate risk management, management of investment securities, loan portfolio management and deposit structure management.

MARKET AREA

     Citizens Bank's primary market area is Macoupin County, Illinois. The Bank has offices in Shipman and Brighton, Illinois and has a cash-only dispensing ATM in Bunker Hill, which are all located in Macoupin County. The primary industry of Macoupin County is agriculture. However, Brighton is rapidly becoming a bedroom community of the growing communities of Jerseyville and Godfrey, Illinois. Godfrey is considered part of the St. Louis metropolitan area.

     The town of Shipman has a population of approximately 625. Agriculture is the primary industry in Macoupin County. However, there are some other non-agricultural employers in Macoupin County. The Macoupin County labor force is divided among manufacturing (12%), non-manufacturing (81.2%), and agriculture (6.8%).

     The town of Brighton has a population of approximately 3,800. Brighton is a growing bedroom community of Jerseyville and Godfrey, Illinois, as mentioned above. Brighton has few employers and most of its residents either work in Jerseyville, Godfrey or Alton, Illinois, or are engaged in agriculture.

LENDING ACTIVITIES

     GENERAL

     Citizens Bank provides a range of commercial and retail lending services to corporations, partnerships and individuals. These credit activities include agricultural loans, commercial loans, residential real estate loans, installment loans, loan participations, leasing and lines of credit.

     Citizens Bank has aggressively marketed its consumer, commercial and agricultural banking products and services to qualified lending customers in Macoupin County, Illinois. The bank's senior management and lending officers actively solicit the business of long-standing members of the business community and new borrowers entering the bank's market area. The bank's success can be attributed primarily to its commitment to service and its highly responsive relationship with its customers.

COMMERCIAL LOANS

     Citizens Bank has a small commercial loan base given the limited commercial lending opportunities and the agricultural-based economy of Macoupin County. The bank's areas of emphasis include, but are not limited to, loans to manufacturers, building contractors, developers and retailers. The bank provides a variety of business loans, including lines of credit for working capital purposes and term loans for the acquisition of equipment and other purposes. The bank's loans are generally secured by accounts receivable, inventory, equipment or real estate. The bank only makes unsecured loans if warranted by the overall financial condition of the borrower. Citizens Bank structures its commercial and business loans on terms ranging from one to five years. The majority of the bank's commercial and business loans have floating interest rates or mature within one year.

     The primary repayment risk for commercial loans is the failure of the business because of economic or financial factors. In the vast majority of situations, Citizens Bank has adequately secured these loans or obtained personal guarantees to ensure repayment.

AGRICULTURAL LOANS

     Citizens Bank's primary lending efforts have been to the agricultural industry. Citizens Bank concentrates on agricultural loans because it is the primary industry of its trade area. Agricultural loans currently comprise about 26% of the bank's loan portfolio. Additionally, Shipman's direct financing leases involve agricultural equipment which is being leased to local farmers. The Board of Directors of the bank frequently analyzes its lending concentration to the agricultural industry. Almost all of the bank's outstanding agricultural production, farmland and lease financing receivables primarily relate to farms within Macoupin County.

     Agricultural production loans, farmland loans and direct financing leases are provided to finance capital improvements, farm operations and acquisitions of livestock and machinery. The vast majority of these loans are secured by crops, machinery and/or real estate. The bank's lending officers work closely with its agricultural customers and assist in the preparation of budgets and cash flow projections for the ensuing crop year. The bank's lending officers closely monitor these budgets and cash flow projections during the year as part of the bank's risk management procedures.


     There are certain unique risks associated with agricultural lending. Repayment of such loans may be affected by commodity prices obtained for crops or livestock and the overall size of borrowers' yield, which is substantially dependent upon such factors as climate and weather during the growing season. Additionally, agricultural lending results in seasonal fluctuations in the level of loans and liquidity of the Citizen Bank. Agricultural loans generally increase in the early Spring and continue to grow until the current crops or livestock are sold, at which time the operating lines of credit are generally repaid. Term loans for equipment and real estate are generally also paid down at this time as well. Accordingly, the level of funds available in the form of Federal funds sold is generally higher upon receipt of loan payments and are generally at their lowest point late in the crop/livestock season.


CONSUMER LENDING

     Citizens Bank provides all types of consumer loans, including automobile and other motorized vehicles, home improvement, home equity, student loans, signature loans and small personal credit lines. The bank has entered into an agreement with a non-affiliated third party to provide credit card processing. The bank has increased its cross-selling opportunities and improved its profitability by increasing its marketing base.

COMPETITION

     The financial services industry is very competitive. Consequently, Citizens Bank improves and enhances its products and services to compete effectively, improve its market share, maintain flexibility and keep up with changing economic and social conditions. Competition is generally based on price, service, convenience and location.

     The bank's target market area is competitive. There are approximately nine other commercial banks that currently operate banking offices in Macoupin County (including the Carlinville Bank). There are no other banks or financial institutions in Shipman. However, there is one other competing bank with a branch location in Brighton. There are many other financial institutions based in the communities surrounding Macoupin County that actively compete for customers within the bank's market area. The bank also encounters competition from finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds, loan production offices and other providers of financial services.

     Citizens Bank competes for loans primarily through the type and quality of services it provides, interest rates, loan fees and location. The bank believes that its long-standing presence in Shipman and its commitment to providing highly personal service enables it to successfully attract and retain individual and business customers. Citizens Bank actively solicits deposit-related clients and competes for deposits by offering customers personal attention, professional service and competitive interest rates.

EMPLOYEES

     Citizens Bank employed 18 full-time and six part-time employees as of December 31, 1997. The bank monitors its staff's development and provides certain training opportunities, including customer service training. The bank hires new employees based on merit. Prospective employees are evaluated on the basis of technical and analytical skills and customer service capabilities. The bank's employees are not covered by a collective bargaining agreement. The bank offers a variety of employee benefits and management considers its relations with employees to be very good.

PROPERTIES

     The principal offices of Shipman are located in Citizen Bank's main office at 111 Keating Street, Shipman, Illinois. This office is owned by the bank and consists of a one-story building which has 5,700 square feet of space. This facility includes a 24-hour cash-only dispensing ATM.

     Citizens Bank maintains a full-service branch at 202 North Maple, Brighton, Illinois. The bank owns this one-story building constructed in 1994. The branch building comprises approximately 1,850 square feet, all of which is occupied by the bank. This facility includes a 24-hour full-service ATM.

     Citizens Bank maintains a cash-only dispensing ATM inside the Short Stop convenience store located at 702 South Washington, Bunker Hill, Illinois.
The ATM is owned by the bank and was installed in 1996.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and executive officers of Shipman. Each of these directors and officers have been engaged in the same principal occupation for the last five years.


                                             Position With Shipman
                                             and Citizens Bank and
     Name                     Age                 Occupation
     ----                     ---            ----------------------
Thomas W. Conners             57             Director of Shipman and
                                             Citizens Bank; Farmer

James H. Frank                65             Director and Chairman
                                             of the Board of Shipman
                                             and Citizens Bank;
                                             Farmer

Harold H. Heyen III           70             Director of Shipman and
                                             Citizens Bank; Hardware store owner

James A. Rathgeb              44             Director of Shipman and
                                             Citizens Bank; Automobile dealer

Mark M. Schaefer              39             Director of Shipman and
                                             Citizens Bank; Farmer

Gary W. Werts                 50             Director of Shipman and
                                             Citizens Bank; Gasoline and oil
                                             distribution manager

David E. Phelan               45             Cashier & Acting CEO
                                             Citizens Bank

Ronald P. Bollinger           61             Vice President & Senior Loan
                                             Officer, Citizens Bank

Mary Ann Vieregge             51             Assistant Cashier - Operations
                                             Citizens Bank

                                       80

     Directors of Citizens Bank are paid a retainer of $300 per month ($350 for the Chairman), or $3,600 ($4,200 for the Chairman) per year. Shipman directors and officers are not paid for their services. As of April 30, 1998, Robert Leisy, who was the President and Chief Executive Officer of Shipman and Citizens Bank, retired.

REMUNERATION OF EXECUTIVE OFFICERS

     CASH COMPENSATION

     The table below shows the compensation earned for the last three completed fiscal years by Shipman's Chief Executive Officer. No other officer of Shipman received cash compensation exceeding $100,000 in any of the last three years.

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION
                                           --------------------
              (a)                   (b)       (c)         (d)             (i)
                                                                       ALL OTHER
  NAME AND PRINCIPAL POSITION       YEAR     SALARY      BONUS        COMPENSATION
  ---------------------------       ----     -------   -------        ------------
 Robert A. Leisy(1)                 1997     $79,488   $   --            $3,600
 President and Chief                1996     $74,250   $   --            $3,600
 Executive Officer of Shipman       1995     $67,326   $1,347            $3,900
 and Citizens Bank

------------------

 (1)  Mr. Leisy retired from Shipman and Citizens Bank effective
      April 30, 1998.

BENEFIT PLANS

     EMPLOYEE 401(k) PROFIT SHARING AND STOCK OWNERSHIP PLAN

     Citizens Bank sponsors a contributory 401(k) profit sharing plan with provision for Citizens Bank matching contributions. All employees meeting certain age and service requirements are eligible to participate in the plan. Citizens Bank will match an employee's contribution up to 6% of the maximum contribution for any one employee, with all Shipman matching contributions to go toward the purchase of Shipman common stock under an employee stock ownership plan. Matching contributions totaled $37,184 and $24,138 in 1997 and 1996, respectively. At December 31, 1997 and 1996, the employee stock ownership plan held 483.7962 shares of Shipman Common Stock.

     INCENTIVE DEFERRAL PLAN FOR DIRECTORS

     Effective January 1996, Citizens Bank adopted an Incentive Deferral Plan for each of its directors, allowing such directors to defer their current compensation earned as directors, with the bank agreeing to pay to such directors, or their designated beneficiaries or survivors, the total amount of deferred compensation plus accumulated interest at or following retirement. Under the Incentive Deferral Plan, interest is added to the accumulated deferred compensation at a periodic compound rate equal to the bank's return on equity for the preceding fiscal year. The directors are expected to continue to render their normal service as directors of the bank from the date of the Plan's inception until retirement.

     The Incentive Deferral Plan stipulates that, upon disability or death prior to retirement, the affected director (or his/her designated beneficiaries or survivors) would receive a pre-determined benefit. If the director dies after benefit payments commence but before receiving all such payments, the bank shall pay the remaining accumulated benefits to the director's beneficiary at the same time and in the same amounts as would have been paid had the director survived. Payments under the Incentive Deferral Plan may be made in a lump sum or periodically over a specific time period, with interest.

     To fund the individual agreements with each director covered under the Incentive Deferral Plan, the bank has purchased flexible premium universal life insurance policies on the lives of such directors (payable upon death to the bank). Premiums for such policies are payable over the first five years of the plan with no further premiums or other payments due thereafter. Each life insurance policy has a cash surrender value feature which allows the bank to receive an amount in cash upon cancellation or lapse of the policy.

     EXECUTIVE SALARY CONTINUATION PLAN

     Until March 1998, Citizens Bank maintained non-qualified Executive Salary Continuation Plans for four key officers providing for the payment of fixed annual retirement benefits to such officers, or their designated beneficiaries or survivors, for 15 years following their attainment of the normal retirement age of 65. These plans also provided for benefits in the event of the executive's termination, early retirement, death or disability. In March 1998, two of the plans were terminated with the officers electing a lump sum cash distribution. The other two plans were amended to fix the retirement benefit based on the amounts then accrued. Subsequently, one of the officers, Robert A. Leisy, elected early retirement under his plan effective April 30, 1998.

     To fund the individual agreements with each officer under the Executive Salary Continuation Plan, the bank has purchased flexible premium universal life insurance policies on the lives of such officers (payable upon death to the bank). Each life insurance policy has a cash surrender value feature which allows the Bank to receive an amount of cash upon cancellation or lapse of the policy. The cash surrender value of the policies, which is included in other assets in the consolidated balance sheets, increases monthly, based on an interest factor, net of mortality, administration and early termination costs that are inherent in the contracts.

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the Record Date concerning Shipman Common Stock beneficially owned by: (i) each of the current directors of Shipman; (ii) each officer of Shipman named in the Shipman Summary Compensation Table (excluding Robert A. Leisy, who retired in April 1998 and beneficially owns 1,291 shares of Shipman Common Stock); (iii) all directors and executive officers of Shipman as a group; and (iv) each person known to Shipman to beneficially own more than 5% of the issued and outstanding Shipman Common Stock. Except as set forth in the notes, each of the persons listed below has sole voting and investment power with respect to all shares beneficially owned by such person. As of the Record Date, there were 32,036 shares of Shipman Common Stock issued and outstanding (excluding treasury shares).



                                                                                 PRO FORMA
                                              SHARES              PERCENT OF     PERCENT OF
NAME OF BENEFICIAL OWNER(1)              BENEFICIALLY OWNED(1)     CLASS (2)      CLASS (2)
--------------------------               ---------------------    ----------      ---------
5% STOCKHOLDERS

Helen M. Kelsey                                   2,037               6.4%            *
Irrevocable Living Trust
870 - 8th Street, Route 3, Box 310
Carrollton, Illinois  62016

DIRECTORS

Thomas W. Connors(3)..................              737               2.3%            *

James H. Frank(4).....................            5,319              16.6%            2.1%

Harold W. Heyen, III..................              407               1.2%             *

James A. Rathgeb(5)...................              127                *               *

Mark M. Schaefer(6)...................              204                *               *


                                                      82


                                                                                 PRO FORMA
                                              SHARES              PERCENT OF     PERCENT OF
NAME OF BENEFICIAL OWNER(1)              BENEFICIALLY OWNED(1)     CLASS (2)      CLASS (2)
--------------------------               ---------------------    ----------      ---------
DIRECTORS

Gary W. Werts.........................               51                *               *

Directors and executive officers
of Shipman as a group (9 persons).....            7,838              24.5%            3.1%

------------------
  * Less than 1%

     (1) The information contained in this column is based upon information furnished to Shipman by the individuals named above and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Share amounts are rounded to the nearest whole share.
     (2) Current percentages are calculated based upon 32,036 shares of Shipman Common Stock issued and outstanding as of the date of the Record Date, and pro forma percentages are based upon the issuance of 64,072 maximum additional shares of CNB Common Stock pursuant to the terms of the Merger Agreement, and assume the election by each individual to receive CNB Common Stock for all of their respective shares of Shipman Common Stock.
     (3) Includes 280 shares held jointly by Mr. Connors with his spouse, over which shares Mr. Connors has shared voting and investment powers.
     (4) Includes 2,546 shares held jointly by Mr. Frank with his spouse, over which shares Mr. Frank has shared voting and investment power, and also includes 613 shares owned solely by his spouse, over which shares Mr. Frank has no voting or investment power.
     (5) Shares are held jointly by Mr. Rathgeb with his spouse and Mr. Rathgeb has shared voting and investment power.
     (6) Includes 92 shares owned by Mr. Schaefer's mother, over which Mr. Schaefer, through power of attorney, has shared voting and investment power.

LEGAL PROCEEDINGS

     From time to time, Citizens Bank becomes involved as plaintiff or defendant in various legal actions arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of Shipman's management that there are no material pending legal proceedings to which Shipman or Citizens Bank is a party other than such ordinary routine litigation the resolution of which would not reasonably be expected to have a material effect on Shipman's consolidated financial position.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Citizens Bank, like many financial institutions, has followed a policy of granting loans to eligible officers, directors and employees for the financing of their businesses, personal residences and for consumer purposes. Citizens Bank's policy also includes the granting of unsecured personal loans and lines of credit based upon normal underwriting standards. All loans have been made in the ordinary course of business and otherwise remain on substantially the same terms and conditions as those of comparable transactions prevailing at the time, and do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of indebtedness of Shipman's directors and officers as of December 31, 1997, is approximately 21.5% of stockholders' equity as of such date.

                        MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                               SHIPMAN BANCORP, INC.

     The following presents management's discussion and analysis of the consolidated financial condition and results of operations of Shipman for the years ended December 31, 1997 and 1996, and the three months ended March 31, 1998 and 1997. This discussion and analysis is intended to review the significant factors affecting the financial condition and results of operations of Shipman, and provides a more comprehensive review which is not otherwise apparent from the consolidated financial statements alone. This discussion should be read in conjunction with "SELECTED CONSOLIDATED FINANCIAL DATA", Shipman's consolidated financial statements and the notes thereto and other financial data appearing elsewhere in this Proxy Statement-Prospectus.

OVERVIEW

     Net income for the year ended December 31, 1997 was $291,489 or $9.06 per share. These results compare to net income of $136,577 or $4.29 per share for the year ended December 31, 1996. The most significant difference in operating results between the two years presented was the $490,000 provision for possible loan losses recorded in 1996, to provide for projected losses on one large credit. This factor is discussed more fully in the section entitled "CREDIT RISK MANAGEMENT".

     Shipman experienced little change in its balance sheet structure between December 31, 1997 and 1996. At December 31, 1997, total assets were $46,978,302, compared to $48,156,861 at December 31, 1996; net loans were $29,656,184 compared to $29,925,947; and deposits were $40,022,348 compared to $41,559,963.

     Net income for the three months ended March 31, 1998 was $89,556 or $2.80 per share, as compared with net income of $72,636 or $2.25 per share for the three months ended March 31, 1997. Shipman's balance sheet structure at March 31, 1998 did not change significantly from December 31, 1997. At March 31, 1998, total assets were $48,228,319, net loans were $30,344,764, and deposits were $41,027,638.

     Shipman continues to maintain a strong capital base, with consolidated Tier 1 regulatory capital of $4,543,845 and $4,633,401 at December 31, 1997 and March 31, 1998, respectively, or 14.5% and 14.4%, respectively, of risk-based assets, as computed by banking regulators. Book value continued to increase, growing 1.8% in 1996 to $129.82 per share and 7.2% in 1997 to $139.17. Book value at March 31, 1998 was $142.93 per share. Following are certain other ratios generally followed in the banking industry for Shipman for the years ended December 31, 1997 and 1996 and the three months ended March 31, 1998 and 1997.


                                                   As of and for the
                                       ----------------------------------------
                                         Years Ended         Three Months Ended
                                         December 31,             March 31,
                                       ---------------       -------------------
                                        1997      1996        1998        1997
                                       -----     -----        -----       ----
 Percentage of net income to:
   Average total assets...........     0.60%     0.27%        0.77%       0.60%
   Average shareholders' equity...     6.73      3.34         8.04        6.99

 Percentage of common dividends
   declared to net income per
   common share.....................    27.59        --           --          --
 Percentage of average
   shareholders' equity to average
   total assets....................      8.95      8.18         9.52        8.65

RESULTS OF OPERATIONS

     NET INTEREST INCOME

     Shipman's net interest income decreased by $26,999 (1.6%) to $1,688,179 for the year ended December 31, 1997 from $1,715,178 for the year ended December 31, 1996. This decrease resulted from a slight decrease in average earning assets from 1996 to 1997 combined with a change in the mix of earning assets in 1997. For the year ended December 31, 1997, average balances maintained in investment securities and Federal funds sold represented 27.6% and 4.1%, respectively, of total average earning assets. For the year ended December 31, 1996, average balances in investment securities and Federal funds sold represented 30.1% and 1.6%, respectively, of average earning assets. Average loans also declined $1,002,742 (3.2%) from $31,595,797 to $30,593,055 for the year ended December 31, 1997, when compared with the corresponding period in 1996. This shift from higher yielding loans and investment securities to short-term investments, maintained primarily for liquidity purposes, contributed to the reduction in net interest income for 1997.

     While Shipman's net interest income decreased slightly in 1997, the net interest margin actually increased from 3.65% in 1996 to 3.70% in 1997. This increase was due in part to a shift in the average deposit mix from the higher yielding category of certificates of deposit of $100,000 and over to the lower yielding interest-bearing transaction and savings account categories, as illustrated in the following table:


                                                     As a Percentage of Average
                                                                Deposits
                                                     ----------------------------
                                                           1997            1996
                                                         --------        -------
 Noninterest-bearing deposits                               8.53%           9.57%
 Interest-bearing transaction accounts                     15.53           14.18
 Savings accounts                                          18.37           17.35
 Certificates of deposit:
      $100,000 and over                                     7.70            9.52
      Under $100,000                                       49.87           49.38
                                                         --------        -------
                                                          100.00%         100.00%
                                                         --------        -------
                                                         --------        -------

     Prior to 1997, for the years ended December 31, 1996 and 1995, Shipman's loan portfolio included approximately $1.5 million and $3.0 million, respectively, of loans to a national funding corporation that provided receivables financing on government contracts. Shipman funded these loans primarily with certificates of deposit of $100,000 or more. In late 1996, Shipman discontinued its funding arrangements with the national funding corporation, resulting in a decrease in loans and large certificates of deposit.

     The following table sets forth, on a tax-equivalent basis for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in yield/rates:


                                                                        Amount of Increase (Decrease)
                                               ------------------------------------------------------------------------------------
                                                   Change From 1996                              Change From 1995
                                                   to 1997 Due to                                to 1996 Due to
                                               -----------------------                       -----------------------
                                                 Volume        Yield/                        Volume           Yield/
                                                  (1)          Rate(2)        Total            (1)           Rate (2)       Total
                                               ---------     ---------      ----------       --------       ---------      --------
 INTEREST INCOME
 Loans                                         $(89,729)     $(22,163)      $(111,892)        $324,543        $11,244      $335,787
 Taxable investment securities                  (94,980)        7,030         (87,950)        (145,158)       (56,800)     (201,958)
 Interest-bearing deposits in
   financial institutions                         5,149        (6,459)         (1,310)          22,700            252        22,952
 Federal funds sold                              59,886           747          60,633          (10,468)        (4,202)      (14,670)
                                               ---------     ---------      ----------       --------       ---------      --------
      Total interest income                    (119,674)      (20,845)       (140,519)         191,617        (49,506)      142,111
                                               ---------     ---------      ----------       --------       ---------      --------
 INTEREST EXPENSE

 Interest bearing transaction
   accounts                                       8,680       (15,237)         (6,557)           5,047         (4,243)          804
 Savings accounts                                 5,374        (4,388)            986           15,099          2,916        18,015
 Time deposits of $100,000 or more              (50,780)        4,434         (46,346)          13,177        (12,647)          530
 Other time deposits                            (35,642)       (2,179)        (37,821)          63,005         33,051        96,056
                                               ---------     ---------      ----------       --------       ---------      --------
      Total deposits                            (72,368)      (17,370)        (89,738)          96,328         19,077       115,405
 Notes payable                                  (16,697)       (7,085)        (23,782)         (10,670)        19,638         8,968
                                               ---------     ---------      ----------       --------       ---------      --------
      Total interest expense                    (89,065)      (24,455)       (113,520)          85,658         38,715       124,373
                                               ---------     ---------      ----------       --------       ---------      --------
 Net interest income                          $ (30,609)      $ 3,610        $(26,999)        $105,959       $(88,221)      $ 17,738
                                               ---------     ---------      ----------       --------       ---------      --------
                                               ---------     ---------      ----------       --------       ---------      --------

--------------------
(1)  Change in volume multiplied by yield/rate of prior year.
(2)  Change in yield/rate multiplied by volume of prior year.

NOTE: The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

     Shipman's net interest income for the three months ended March 31, 1998 increased $34,090 (8.2%) to $452,015 from the $417,925 recorded for the three months ended March 31, 1997. The percentage of average earning assets comprised of loans was 69.3% for the first quarter of 1998, compared with 66.0% for the first quarter of 1997. Total loans grew $685,724 (2.2%) in the first quarter of 1998, primarily in the residential real estate lending area, as customers took advantage of the low interest rate environment to refinance their existing mortgages or purchase a home for the first time. Such activity occurred primarily at Shipman's Brighton facility. The increase in loans as a percentage of interest earning assets had a positive effect on Shipman's net interest margin in the first quarter of 1998, as the average yield on interest-earning assets increased 18 basis points in the first quarter of 1998 compared with the first quarter of 1997.

     The average balances maintained for the quarter ended March 31, 1998 for investment securities and Federal funds sold represented 26.3% and 3.3%, respectively, of average interest earning assets, which was consistent with their percentages at December 31, 1997.

     The trend discussed above for Shipman's deposit composition continued in the first quarter of 1998, with a decreasing percentage of deposits maintained in the higher rate certificate of deposit categories. Following is a breakdown of Shipman's average deposit composition for the first quarters of 1998 and 1997:


                                              As a Percentage of Average Deposits
                                                  Three Months Ended March 31,
                                              -----------------------------------
                                                     1998                 1997
                                                     -----                -----
 Noninterest-bearing deposits                        8.99%                8.97%
 Interest-bearing transaction accounts              15.83                14.79
 Savings accounts                                   19.98                17.03
 Certificates of deposit:
      $100,000 and over                              5.22                 9.69
      Under $100,000                                49.98                49.52
                                                   -------              -------
                                                   100.00%              100.00%
                                                   -------              -------
                                                   -------              -------

     The reduction in the percentage of average deposits comprised of higher rate certificates of deposit had a positive effect on Shipman's net interest margin in the first quarter of 1998, as the average rate paid on interest-bearing liabilities decreased 22 basis points when compared with the average rate paid in the first quarter of 1997. The combination of higher rates on average interest-earning assets and lower rates on interest-bearing liabilities resulted in a significant increase in Shipman's net interest margin. The net interest margin for the first quarter of 1998 was 4.12%, as compared with 3.70% for the first quarter of 1997.

     The following table sets forth, on a tax-equivalent basis for the quarterly periods indicated, a summary of the changes in interest income and interest expense resulting from changes in volume and changes in yield/rates:


                                                                        Amount of Increase (Decrease)
                                               ------------------------------------------------------------------------------------
                                                   Change From 1997                              Change From 1996
                                                   to 1998 Due to                                to 1997 Due to
                                               -----------------------                       -----------------------
                                                 Volume        Yield/                        Volume           Yield/
                                                  (1)          Rate(2)        Total            (1)           Rate (2)       Total
                                               ---------     ---------      ----------       --------       ---------      --------
 Interest income
 Loans                                         $  14,189      $ 18,108       $ 32,297        $(67,439)      $  (8,767)    $(76,206)
 Taxable investment securities                   (24,807)      (13,182)       (37,989)        (18,688)          5,415      (13,273)
 Interest-bearing deposits in
   financial institutions                          5,542           441          5,983          (3,886)          1,489       (2,397)
 Federal funds sold                               (7,996)        2,037         (5,959)         12,881          (1,533)      11,348
                                               ---------     ---------      ----------       --------       ---------      --------
      Total interest income                      (13,072)        7,404         (5,668)        (77,132)         (3,396)     (80,528)
                                               ---------     ---------      ----------       --------       ---------      --------

 INTEREST EXPENSE

 Interest bearing transaction accounts             1,136        (3,715)        (2,579)         (2,824)         (2,887)      (5,711)
 Savings accounts                                  8,518        (2,191)         6,327          (5,162)           (817)      (5,979)
 Time deposits of $100,000 or more                (8,783)      (18,033)       (26,816)            154          (1,406)      (1,252)
 Other time deposits                              (8,685)       (7,488)       (16,173)        (21,065)         (1,324)     (22,389)
                                               ---------     ---------      ----------       --------       ---------      --------
      Total deposits                              (7,814)      (31,427)       (39,241)        (28,897)         (6,434)     (35,331)
 Notes payable                                      (928)          411           (517)        (10,602)         (4,305)     (14,907)
                                               ---------     ---------      ----------       --------       ---------      --------
      Total interest expense                      (8,742)      (31,016)       (39,758)        (39,499)        (10,739)     (50,238)
                                               ---------     ---------      ----------       --------       ---------      --------
 Net interest income                           $  (4,330)    $  38,420      $  34,090       $ (37,633)       $  7,343     $(30,290)
                                               ---------     ---------      ----------       --------       ---------      --------
                                               ---------     ---------      ----------       --------       ---------      --------

-------------------
(1)  Change in volume multiplied by yield/rate of prior year.
(2)  Change in yield/rate multiplied by volume of prior year.

NOTE: The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

     PROVISION FOR POSSIBLE LOAN LOSSES

     Shipman recorded no provision for possible loan losses for the year ended December 31, 1997 following a $490,000 provision charged to operations for the year ended December 31, 1996. The 1996 provision was the first such provision recorded for several years and was necessitated by the higher than normal level of net charge-offs, which totaled $591,969 in 1996, $560,931 of which related to one borrower. During 1997, Shipman experienced net loan recoveries of $215,043, with $219,598 collected on the large charge-off in 1996. Shipman recorded no provision for possible loan losses in either the first quarter of 1998 or the first quarter of 1997. A more detailed presentation of asset quality and the reserve for possible loan losses is included in "CREDIT RISK MANAGEMENT," below.

     NONINTEREST INCOME

     Total noninterest income for the year ended December 31, 1997 increased $116,674 (54.6%) to $330,475 from the $213,801 recorded in 1996. Several factors have caused these increases, including the following:

     - Service charge income increased as a result of the implementation of a surcharge on certain ATM transactions in 1997, plus the full year impact in 1997 of increases in certain deposit account-related service fees which became effective in mid-year 1996.

     - In 1996, Shipman realized losses of $35,027 on the sale of certain available-for-sale securities. No securities were sold during 1997.

     - In April 1996, Shipman established a mortgage banking department, which originates loans for sale in the secondary market. Income from mortgage banking activities increased 105.1%, from $25,252 in 1996 to $51,798 in 1997. Shipman generally retains servicing on these mortgages. This increase was due both to the increase in the size of the portfolio serviced plus the impact of a full year of originations and sales being included in 1997 operating results as compared with only eight months in 1996. At December 31, 1997 and 1996, Shipman serviced loans totaling $4,620,636 and $1,721,126, respectively.

     - Other noninterest income for 1997 included approximately $8,000 in gains recognized on the sale of other real estate and approximately $17,000 received from the State of Illinois in connection with a road improvement project, which required Citizens Bank to give the State of Illinois a small portion of land on which Shipman's Brighton banking facility is located.

     Total noninterest income was up slightly for the three months ended March 31, 1998, increasing $10,373 (16.4%) to $73,581 from the $63,208 recorded for the three months ended March 31, 1997. Mortgage banking revenues increased $3,589 (80.4%) in the first quarter of 1998 from the $4,463 earned in the first quarter of 1997, due to increased loan sale activity and servicing fees earned on a growing portfolio. Other noninterest income increased $6,451 (29.8%) in the first quarter of 1998 to $28,115 from the $21,664 earned in the first quarter of 1997, primarily due to the increase in the cash surrender values of life insurance policies purchased in connection with Shipman's Incentive Deferral Plan for Directors and Executive Salary Continuation Plan. See Note 9 to Shipman's consolidated financial statements (included elsewhere herein) for a description of these plans.

     NONINTEREST EXPENSE

     Noninterest expense increased $295,851 (23.7%) for the year ended December 31, 1997 to $1,544,590 from the 1996 level of $1,248,739. Salaries and benefit expenses increased $68,860 (9.6%) due to a combination of merit increases and increased benefit expenses associated with Shipman's Executive Salary Continuation Plan established in March 1996. Legal and professional fees increased $112,128 (164.3%) in 1997 to $180,371 from $68,243 in 1996, resulting primarily from legal and advisory fees incurred in connection with obtaining and evaluating offers from potential acquirers of Shipman. Other noninterest expense during 1997 included the accrual of $47,500 to be paid in settlement of a pending legal claim against Citizens Bank, as described further in Note 10 to Shipman's consolidated financial statements, included elsewhere herein.

     Total noninterest expense increased $15,826 (4.4%) in the first quarter of 1998 to $379,175 from the $363,349 recorded in the first quarter of 1997. Salaries and employee benefits expenses increased $18,060 (8.2%) in the first quarter of 1998 as compared with the first quarter of 1997 due to the same combination of merit increases and increased benefit expenses associated with the Executive Salary Continuation Plan described in the preceding paragraph. Legal and professional expenses for the first quarter of 1998 increased $25,815 over the amount recorded in the first quarter of 1998, resulting primarily from professional fees incurred in connection with the Merger.

     INCOME TAXES

     Applicable income taxes increased $128,912 (240.2%) for the year ended December 31, 1997 to $182,575 from the $53,663 recorded in 1996. The effective tax rates for 1997 and 1996 were 38.5% and 28.2%, respectively.
The increase in tax expense for the year ended December 31, 1997 was attributable primarily to a lower proportion of tax-exempt income to total income, an increase in state income tax expense, and an increase in the level of alternative minimum tax paid. The effective income tax rate for the first quarter of 1998 was 38.8%, which is comparable to the effective tax rate paid for all of 1997.

FINANCIAL CONDITION

     Shipman's balance sheet structure changed very little from December 31, 1996 to December 31, 1997. Total assets of Shipman decreased $1,178,559 (2.4%) to $46,978,302 at December 31, 1997 from $48,156,861 at

December 31, 1996. Total assets at March 31, 1998 were $48,228,319, which represented an increase of $1,250,017 (2.7%) from the level at December 31, 1997. Total deposits decreased $1,537,615 (3.7%) to $40,022,348 at December 31, 1997 from $41,559,963 at December 31, 1996. These changes resulted primarily from Shipman's decision to cease funding loans to the national funding corporation for government contractors. Other than real estate mortgage loans, which were processed by Shipman's new mortgage banking operation, loan demand in Shipman's immediate service areas was somewhat flat. With flat loan demand, and the proceeds from maturing investments exceeding new loan funding requirements, Shipman was not forced to aggressively price its deposit products to attract growth. Total loans increased only $250,200 (.8%) in 1997 to $31,133,239 at December 31, 1997
from $30,883,039 at December 31, 1996. Total deposits at March 31, 1998 increased $1,005,290 (2.5%) from the level at December 31, 1997, while total loans increased $685,724 (2.2%) during the same time period.

     Investment securities decreased $1,423,491 (10.9%) in 1997 to $11,667,430 at December 31, 1997 from $13,090,921 at December 31, 1996. With the lack of new loan growth, proceeds from maturing investments and periodic principal pay-downs were invested primarily in Federal funds sold and interest-bearing deposits in financial institutions during 1997. As indicated further below, Shipman's investment portfolio at December 31, 1997 consisted primarily of mortgage-backed securities. 1997 activity consisted entirely of normal principal paydowns without subsequent reinvestment, as Shipman management did not want to lock into the current low rates of interest presently available in the bond market. This trend has continued in the first quarter of 1998, as the investment portfolio declined $442,242 from its December 31, 1997 level to a March 31, 1998 balance of $11,225,188.

     The capitalization of Shipman remained strong throughout 1997 and into the first quarter of 1998. Total capital at December 31, 1997 was $4,458,563, or 9.5% of total assets. At December 31, 1996, total capital was $4,198,608, or 8.7% of total assets. Total capital at March 31, 1998 was $4,578,797, or 9.5% of total assets. Regulatory capital at Shipman and Citizens Bank remained well above the required minimum capital levels, and Shipman and Citizens Bank are both considered well-capitalized for regulatory reporting purposes.

     The following tables show the condensed average balance sheets for the periods reported and the percentage of each principal category of assets, liabilities and stockholders' equity to total assets. Also shown is the average yield on each category of interest-earning assets and the average rate paid on each category of interest-bearing liabilities for each of the periods reported.

                                                                               Three Months Ended March 31, 1998
                                                             ----------------------------------------------------------------------
                                                                                    Percent            Interest             Average
                                                                Average             of Total           Income/               Yield/
                                                                Balance              Assets            Expense                Rate
                                                              -----------           --------           ---------             ------
 ASSETS
 Earning assets:
      Loans (1) (2)                                           $30,805,789              64.89%           $697,869               9.19%
      Taxable investment securities, at
         amortized cost                                        11,676,261              24.60             174,303               6.05
      Interest-bearing deposits in
         financial institutions                                   508,818               1.07               8,499               6.77
      Federal funds sold                                        1,486,722               3.13              19,727               5.38
                                                              -----------           --------           ---------
         Total earning assets                                  44,477,590              93.69             900,398               8.21
                                                              -----------           --------           ---------             ------
                                                                                                                             ------

 Nonearning assets:
      Cash and due from banks                                   1,305,617               2.75
      Reserve for possible loan losses                           (714,273)             (1.50)
      Premises and equipment                                      689,023               1.45
      Available-for-sale investment market valuation             (146,102)             (0.31)

      Other assets                                              1,858,810               3.92
                                                              -----------           --------
        Total nonearning assets                                 2,993,075               6.31
                                                              -----------           --------
        Total assets                                         $ 47,470,665             100.00%
                                                              -----------           --------
                                                              -----------           --------

 LIABILITIES
 Interest-bearing liabilities:
      Interest-bearing transaction accounts                  $  6,387,641             13.45%              38,320               2.43%
      Savings accounts                                          8,063,181             16.99               76,058               3.83
      Time deposits of $100,000 or more                         2,107,162              4.44               28,987               5.58
      Other time deposits                                      20,166,946             42.48              273,036               5.49

      Notes payable                                             1,859,000              3.92               31,982               6.98
                                                              -----------           --------             -------
        Total interest-bearing liabilities                     38,583,930             81.28              448,383               4.71
                                                                                                       ---------             ------
                                                                                                                             ------
 Noninterest-bearing deposits                                   3,624,116              7.63
 Other liabilities                                                743,939              1.57
                                                              -----------           --------
       Total liabilities                                       42,951,985             90.48

 STOCKHOLDERS' EQUITY                                           4,518,680              9.52
                                                              -----------           --------
       Total liabilities and stockholders' equity
                                                             $ 47,470,665            100.00%
                                                              -----------           --------
                                                              -----------           --------
       Net interest income/net yield on
         earning assets                                                                               $  452,015               4.12%
                                                                                                       ---------             ------
                                                                                                       ---------             ------

                                                                                                                         (continued)
                                                       90


                                                                               Three Months Ended March 31, 1997
                                                             ----------------------------------------------------------------------
                                                                                  Percent            Interest             Average
                                                                Average           of Total           Income/               Yield/
                                                                Balance            Assets            Expense                Rate
                                                              -----------         --------           ---------             ------
 ASSETS
 Earning assets:
     Loans (1) (2)                                            $30,171,809           61.94%          $  665,572              8.95%
     Taxable investment securities,
       at amortized cost                                       13,301,244           27.31              212,292              6.47
     Interest-bearing deposits in financial
       institutions                                               173,897            0.36                2,516              5.87
     Federal funds sold                                         2,101,111            4.31               25,686              4.96
                                                              -----------         --------           ---------
        Total earning assets                                   45,748,061           93.92              906,066              8.03
                                                              -----------         --------           ---------             ------
                                                                                                                           ------


 Nonearning assets:
     Cash and due from banks                                    1,380,678            2.83
     Reserve for possible loan losses                            (505,081)          (1.04)
     Premises and equipment                                       738,086            1.52
     Available-for-sale investment market valuation              (303,105)          (0.62)
     Other assets                                               1,650,940            3.39
                                                              -----------         --------
        Total nonearning assets                                 2,961,518            6.08
                                                              -----------         --------
        Total assets                                         $ 48,709,579          100.00%
                                                              -----------         --------
                                                              -----------         --------

 LIABILITIES

 Interest-bearing liabilities:
     Interest-bearing transaction accounts                   $  6,213,306           12.76%              40,899              2.67%
     Savings accounts                                           7,157,497           14.69               69,731              3.95
     Time deposits of $100,000 or more                          4,069,437            8.35               55,803              5.56
     Other time deposits                                       20,808,879           42.72              289,209              5.64
     Notes payable                                              1,912,000            3.93               32,499              6.89
                                                              -----------         --------           ---------
        Total interest-bearing liabilities                     40,161,119           82.45              488,141              4.93
                                                                                                     ---------             ------
                                                                                                                           ------
 Noninterest-bearing deposits                                   3,767,697            7.74
 Other liabilities                                                569,039            1.16
                                                              -----------         --------
      Total liabilities                                        44,497,855           91.35

 STOCKHOLDERS' EQUITY                                           4,211,724            8.65
                                                              -----------         --------
      Total liabilities and stockholders' equity
                                                             $ 48,709,579          100.00%
                                                              -----------         --------
                                                              -----------         --------
      Net interest income/net yield on
        earning assets                                                                              $  417,925              3.70%
                                                                                                     ---------             ------
                                                                                                     ---------             ------

                                                                                                    (continued)

                                                      91


                                                                               Year Ended December 31, 1997
                                                             ----------------------------------------------------------------------
                                                                                    Percent            Interest             Average
                                                                Average             of Total           Income/               Yield/
                                                                Balance              Assets            Expense                Rate
                                                              -----------           --------           ---------             ------
 ASSETS
 Earning assets:
     Loans (1) (2)                                            $30,593,055             63.20%          $2,709,794              8.86%
     Taxable investment securities,
       at amortized cost                                       12,626,788             26.09              785,597              6.22
     Interest-bearing deposits in financial
       institutions                                               539,944              1.12               27,962              5.18
     Federal funds sold                                         1,858,227              3.84               98,980              5.33
                                                              -----------           --------           ---------
        Total earning assets                                   45,618,014             94.25            3,622,333              7.94
                                                              -----------           --------           ---------             ------
                                                                                                                             ------


 Nonearning assets:
     Cash and due from banks                                    1,166,572              2.41
     Reserve for possible loan losses                            (654,136)            (1.35)
     Premises and equipment                                       726,233              1.50
     Available-for-sale investment market valuation              (285,139)            (0.59)

     Other assets                                               1,831,789              3.78
                                                              -----------           --------
        Total nonearning assets                                 2,785,319              5.75
                                                              -----------           --------
        Total assets                                         $ 48,403,333            100.00%
                                                              -----------           --------
                                                              -----------           --------

 LIABILITIES
 Interest-bearing liabilities:
     Interest-bearing transaction accounts                   $  6,452,293             13.33%             163,681              2.54%
     Savings accounts                                           7,630,553             15.76              297,158              3.89
     Time deposits of $100,000 or more                          3,197,446              6.61              177,457              5.55
     Other time deposits                                       20,715,494             42.80            1,163,410              5.62
     Notes payable                                              1,911,129              3.95              132,448              6.93
                                                              -----------           --------           ---------
        Total interest-bearing liabilities                     39,906,915             82.45            1,934,154              4.85
                                                                                                       ---------             ------
                                                                                                                             ------
 Noninterest-bearing deposits                                   3,546,799              7.33
 Other liabilities                                                616,879              1.27
                                                              -----------           --------
      Total liabilities                                        44,070,593             91.05

 STOCKHOLDERS' EQUITY                                           4,332,740              8.95
                                                              -----------           --------
      Total liabilities and stockholders' equity             $ 48,403,333            100.00%
                                                              -----------           --------
                                                              -----------           --------
      Net interest income/net yield on
        earning assets                                                                                $1,688,179              3.70%
                                                                                                       ---------             ------
                                                                                                       ---------             ------

                                                                                                                       (continued)
                                                 92

                                                                               Year Ended December 31, 1996
                                                             ----------------------------------------------------------------------
                                                                                    Percent            Interest             Average
                                                                Average             of Total           Income/               Yield/
                                                                Balance              Assets            Expense                Rate
                                                              -----------           --------           ---------             ------
 ASSETS
 Earning assets:
     Loans (1) (2)                                            $31,595,797             63.15%          $2,821,686              8.93%
     Taxable investment securities,
       at amortized cost                                       14,155,845             28.29              873,547              6.17
     Interest-bearing deposits in financial
       institutions                                               451,646              0.90               29,272              6.48
     Federal funds sold                                           733,607              1.47               38,347              5.23
                                                              -----------           --------           ---------
        Total earning assets                                   46,936,895             93.81            3,762,852              8.02
                                                              -----------           --------           ---------             ------
                                                                                                                             ------


 Nonearning assets:
     Cash and due from banks                                    1,676,570              3.35
     Reserve for possible loan losses                            (317,505)            (0.63)
     Premises and equipment                                       772,277              1.54
     Available-for-sale investment market valuation              (400,408)            (0.80)
     Other assets                                               1,365,523              2.73
                                                              -----------           --------
        Total nonearning assets                                 3,096,457              6.19
                                                              -----------           --------
        Total assets                                          $50,033,352            100.00%
                                                              -----------           --------
                                                              -----------           --------

 LIABILITIES
 Interest-bearing liabilities:
     Interest-bearing transaction accounts                   $  6,128,385             12.25%             170,238              2.78%
     Savings accounts                                           7,497,803             14.99              296,172              3.95
     Time deposits of $100,000 or more                          4,112,685              8.22              223,803              5.44
     Other time deposits                                       21,335,591             42.64            1,201,231              5.63
     Notes payable                                              2,147,851              4.29              156,230              7.27
                                                              -----------           --------           ---------
        Total interest-bearing liabilities                     41,222,315             82.39            2,047,674              4.97
                                                                                                       ---------             ------
                                                                                                                             ------
 Noninterest-bearing deposits                                   4,132,911              8.26
 Other liabilities                                                586,526              1.17
                                                              -----------           --------
      Total liabilities                                        45,941,752             91.82

 STOCKHOLDERS' EQUITY                                           4,091,600              8.18
                                                              -----------           --------
      Total liabilities and stockholders' equity
                                                              $50,033,352            100.00%
                                                              -----------           --------
                                                              -----------           --------
      Net interest income/net yield on
        earning assets                                                                                $1,715,178              3.65%
                                                                                                       ---------             ------
                                                                                                       ---------             ------

------------------
(1) Interest includes loan fees, recorded as discussed in Note 1 to Shipman's consolidated financial statements.
(2) Average balances include nonaccrual loans. The income on such loans is included in interest, but is recognized only upon receipt.

RISK MANAGEMENT

     Management's objective in structuring the balance sheet is to maximize the return on average assets while minimizing the associated risks. The major risks with which Shipman is concerned are credit, liquidity, interest rate and technology risks. The following is a discussion concerning Shipman's management of these risks.

     CREDIT RISK MANAGEMENT

     Management of the risks Shipman assumes in providing credit products to customers is extremely important. Credit risk management includes defining an acceptable level of risk and return, establishing appropriate policies and procedures to govern the credit process, and maintaining a thorough portfolio review process.

     Of equal importance in the credit risk management process are the ongoing monitoring procedures performed as part of Shipman's loan review process. Credit policies are examined and procedures reviewed for compliance each year. Loan personnel also continually monitor loans after disbursement in an attempt to recognize any deterioration which may occur, so that appropriate corrective action can be initiated on a timely basis. These programs have long served Shipman well and have resulted in the maintenance of quality in Shipman's loan portfolio.

     Nonaccrual loans at December 31, 1997 were $207,863, up from $99,132 at December 31, 1996. Shipman's nonaccrual loans at March 31, 1998 totaled $353,000. The $108,731 increase in nonaccrual loans in 1997 resulted primarily from three loans, each approximately $30,000, which became over 90 days deliquent in 1997 and accordingly placed on nonaccrual status. Shipman has allocated $11,705 of the reserve for possible loan losses for these three loans, and believes the underlying collateral values for each loan would preclude any further exposure. Shipman incurred charge-offs of $22,064 for the year ended December 31, 1997 and received recoveries of $237,107.
For the year ended December 31, 1996, Shipman incurred charge-offs of $606,723 and received recoveries of $14,754. With the exception of one commercial loan charge-off of $560,931 in 1996 (of which $219,598 was recovered in 1997), the level of net charge-offs experienced have historically been below those experienced by its peers. For the first three months of 1998, Shipman had net recoveries of $12,377.


     Shipman had no loans to any foreign countries at March 31, 1998, or at December 31, 1997 and 1996, nor did it have any concentration of loans to any industry, other than the agricultural industry, on these dates. Shipman has also refrained from financing speculative transactions such as highly leveraged corporate buyouts, and has ceased financing of the national funding corporation for government contractors, as was done in 1995 and 1996. Additionally, Shipman had no other interest-bearing assets which were considered to be risk-element assets at March 31, 1998, or at December 31, 1997 and 1996.

     At December 31, 1997 and 1996, Shipman had loans outstanding to the agricultural sector of $8,414,978 and $9,006,787, respectively which comprised 27.0% and 29.2%, respectively, of Shipman's total loan portfolio. The corresponding amount and percentage at March 31, 1998 were $8,361,000 and 26.3%, respectively. Additionally, Shipman's direct financing leases involve agricultural equipment, which is being leased to local farmers. Shipman's agricultural credits are concentrated in Macoupin and Jersey counties in central Illinois, and are generally fully-secured with either growing crops, farmland, livestock and/or machinery and equipment. Additionally, Shipman loan personnel work with their agricultural borrowers to monitor cash flow capabilities.

     A summary of loans by type at December 31, 1997 and 1996 is as follows:

                                                            December 31,
                                                  --------------------------------
                                                     1997                  1996
                                                  ----------            ----------
 Commercial:
   Real estate                                    $1,733,661            $1,755,938
   Agricultural production                         4,728,685             4,853,516
   Other                                           3,139,233             3,114,115
 Real estate:
   Construction                                    1,452,227             2,196,689
   Residential                                     8,516,714             8,490,665
   Farmland                                        3,686,293             4,153,271
   Loans for sale                                    148,146                83,702
 Consumer                                          3,669,914             3,673,509
 Direct financing leases                           4,058,366             2,561,634
                                                  ----------            ----------
                                                 $31,133,239           $30,883,039
                                                  ----------            ----------
                                                  ----------            ----------

     Commercial real estate loans consist of loans secured by commercial property located in the two-county area served by Citizens Bank, and generally represent properties used by Citizen Bank's customers in their trade or business.

     Other commercial loans include operating, equipment, inventory and accounts receivable financing to small and medium size businesses in the two-county area. Such loans are generally secured by the business assets of the entity and are personally guaranteed by the principal owners. While collateral value is an important element of the underwriting process, cash flow analyses and debt service capacity are considered the most critical factors.

     Real estate construction loans represent an extension of Shipman's real estate lending activities. These loans are made on local construction projects for which permanent financing commitments are already in process. Shipman does not finance speculative construction projects. Loan disbursements are typically based on actual material and labor costs incurred, with the loans being collateralized by the actual construction project property.

     Residential real estate loans are predominantly made to finance single-family, owner-occupied properties in the two-county area. Loan-to-value percentage requirements for collateral are based on the lower of the purchase price or appraisal and are normally limited to 80%. Appraisals are required on all owner-occupied residential real estate loans and private mortgage insurance is required if the loan-to-value percentage exceeds 85%. These loans generally have a duration of three years or less, with some loans repricing more frequently. Long-term, fixed rate mortgages are not retained in Shipman's loan portfolio, but rather are sold into the secondary market.

     Consumer loans predominantly consist of installment loans made for the purchase of new or used cars. These loans are underwritten directly at Citizens Bank and are secured by the underlying vehicles. Shipman does not have a heavy involvement with indirect dealer lending arrangements. Shipman's level of credit card lending has remained fairly stable over the past few years with minimal losses incurred thereon.

     Shipman's loan portfolio contains certain risk elements which are identified in the following table, which include nonperforming loans (including loans on nonaccrual and loans contractually past due 90 days or more as to interest and principal payments):

                               March 31,      December 31,
                              ----------   -----------------
                                 1998       1997       1996
                               --------   --------   -------
 Nonaccrual(1)(2)              $353,000   $207,863   $99,132
 Accruing  loans  past due
 90 days or more (3)              6,000      --          100
                               --------   --------   -------
                               $359,000   $207,863   $99,232
                               --------   --------   -------
                               --------   --------   -------

(1) It is the policy of Shipman to periodically review its loans and to discontinue the accrual of interest on any loan on which full collectibility of principal or interest is doubtful. Subsequent interest payments received on such loans are applied to principal if there is any doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income.

(2) The interest income which would have been received under the original terms of the nonaccrual loans for the years ended December 31, 1997 and 1996 was $20,790 and $9,930, respectively. Interest income actually recorded on such loans for the years ended December 31, 1997 and 1996 was $14,523 and $6,163, respectively.

(3)  Excludes loans accounted for on a nonaccrual basis.

     Shipman had no restructured loans at March 31, 1998, or at December 31, 1997 and 1996. In the normal course of business, Shipman's practice is to consider and act upon borrowers' requests for renewal of loans at their maturity. Evaluation of such requests includes a review of the borrower's credit history, the collateral securing the loan, and the purpose for such request. In general, loans which Shipman renews at maturity require payment of accrued interest, a reduction in the loan balance, and/or the pledging of additional collateral and a potential adjustment of the interest rate to reflect changes in the economic conditions.

     POTENTIAL PROBLEM LOANS

     At December 31, 1997, 28 loans with a total principal balance of approximately $1,552,544 were identified by management as having possible credit problems that raise doubts as to the ability of the borrowers to comply with the current repayment terms. While these borrowers were meeting all the terms of the applicable loan agreements, and such loans are generally well-collateralized, their financial condition caused management to believe that their loans may result in reclassification at some future time as nonaccrual, past due or restructured.

     At December 31, 1997, the reserve for possible loan losses was $718,792, representing 2.37% of net outstanding loans, as compared with a reserve of $503,749, or 1.66%, at December 31, 1996. The reserve as a percentage of nonperforming loans at December 31, 1997 and 1996 was 345.8% and 507.6%, respectively. The following table summarizes Shipman's loan loss experience for the years ended December 31, 1997 and 1996. Management believes its strong ongoing monitoring system has enhanced its ability to identify problem credits and allowed Shipman to maintain an adequate reserve position.


                                                           1997           1996
                                                         -------        -------
                                                        (in thousands of dollars)
 Average loans outstanding                               $30,593        $31,596
                                                         -------        -------
                                                         -------        -------
 Reserve at beginning of year                               $504           $606
 Provision for possible loan losses                           --            490
                                                         -------        -------
                                                             504          1,096
                                                         -------        -------
 Charge-offs:
   Commercial loans:
      Real estate                                             --             --
      Agricultural production                                 --             --
      Other                                                   (1)          (565)
   Real estate:
      Construction                                            --             --
      Residential                                             --             --
      Farmland                                                --             --
   Consumer                                                  (21)           (42)
   Direct financing leases                                    --             --
                                                         -------        -------
        Total charge-offs                                    (22)          (607)
                                                         -------        -------

 Recoveries:
   Commercial loans:
      Real estate                                             --             --
      Agricultural production                                 --             --
      Other                                                  232             12
   Real estate:
      Construction                                            --             --
      Residential                                             --             --
      Farmland                                                --             --
   Consumer                                                    5              3
   Direct financing leases                                    --             --
                                                         -------        -------
        Total recoveries                                     237             15
                                                         -------        -------


 Reserve at end of year                                   $  719       $    504
                                                         -------        -------
                                                         -------        -------
 Net charge-offs (recoveries) to average loans              (.70)%         1.87%
                                                         -------        -------
                                                         -------        -------
 Ending reserve to net outstanding loans
   at end of year                                           2.37%          1.66%
                                                         -------        -------
                                                         -------        -------

     In determining an adequate balance in the reserve for possible loan losses, management places its emphasis as follows: evaluation of the loan portfolio with regard to potential future exposure on loans to specific customers and industries, including a formal internal loan review function; reevaluation of each nonperforming loan or loan classified by supervisory authorities; and an overall review of the remaining portfolio in light of past loan loss experience. Any problems or loss exposure estimated in these categories was provided for in the total current period reserve.

     Management views the reserve for possible loan losses as being available for all potential or presently unidentifiable loan losses which may occur in the future. The risk of future losses that is inherent in the loan portfolio is not precisely attributable to a particular loan or category of loans. Based on its review for adequacy, management has estimated those portions of the reserve that could be attributable to major categories of loans as detailed in the following table, at December 31, 1997 and 1996:

                                           1997                    1996
                                  ---------------------     ----------------------
                                             Categories                 Categories
                                                % of                      % of
                                                Total                     Total
                                   Amount       Loans        Amount       Loans
                                  --------      -----       -------      -------
 Reserve allocation:
   Commercial:
      Real estate                 $22,000         5.57%     $15,000         5.69%
      Agricultural production      53,000        15.19       37,000        15.72
      Other                       181,500        10.08      136,000        10.08
   Real estate:
      Construction                 10,000         4.66       12,000         7.11
      Residential                 218,500        27.36      153,000        27.49
      Farmland                     36,000        11.84       25,000        13.45
      Loans held for sale              --         0.48           --         0.27
   Consumer                       127,000        11.79       89,000        11.90
   Direct financing leases         38,000        13.03       26,500         8.29
   Unallocated                     32,792           --       10,249           --
                                 --------       ------      --------      -------
                                 $718,792       100.00%     $503,749       100.00%
                                 --------       ------      --------      -------
                                 --------       ------      --------      -------

     Allocations estimated for the loan categories do not specifically represent that loan charge-offs of that magnitude will be experienced in each of the respective categories. The allocation does not restrict future loan losses attributable to a particular category of loans from being absorbed either by the portion of the reserve attributable to other categories or by an unallocated portion of the reserve. The risk factors considered when determining the overall level of the reserve are the same when estimating the allocation by major category, as specified in the reserve summary.

     The amount of anticipated net charge-offs during the next full year is not expected to vary significantly from the levels reported for the years ended December 31, 1997 and 1996, exclusive of the $560,931 charge-off on one specific credit in 1996 and the related recoveries of $219,598 recorded in 1997. The level of anticipated charge-offs for 1998 reflects Shipman's belief that the economy in Shipman's markets will remain stable in 1998, and sufficient collateral positions are maintained on potential problem credits to preclude a significant level of additional charge-offs in 1998. Shipman had net recoveries of $12,377 in the first quarter of 1998. At March 31, 1998, the reserve as a percentage of net outstanding loans and nonperforming loans was 2.35% and 203.7%, respectively.

     LIQUIDITY AND RATE SENSITIVITY MANAGEMENT

     Management of rate-sensitive earning assets and interest-bearing liabilities remains a key to Shipman's profitability. Management's objective is to produce the optimal yield and maturity mix consistent with interest rate expectations and projected liquidity needs.

     Liquidity is a measurement of Shipman's ability to meet the borrowing needs and the deposit withdrawal requirements of its customers. The composition of assets and liabilities is actively managed to maintain the appropriate level of liquidity in the balance sheet. Management is guided by regularly-reviewed policies when determining the appropriate portion of total assets which should be comprised of readily-marketable assets available to meet conditions that are reasonably expected to occur.

     Liquidity is primarily provided to Shipman through earning assets, including Federal funds sold and maturities and principal payments in the investment portfolio. Secondary sources of liquidity available to Shipman include the sale of securities included in the available-for-sale category (with a carrying value of $11,667,430 at December 31, 1997 and $11,225,188 at March 31, 1998), and borrowing capabilities through the Federal Home Loan Bank of Chicago. Additionally, maturing loans also provide liquidity on an ongoing basis. Accordingly,

Shipman believes it has the liquidity necessary to meet unexpected deposit withdrawal requirements or increases in loan demand.

     The asset/liability management process, which involves structuring the balance sheet to allow approximately equal amounts of assets and liabilities to reprice at the same time, is a dynamic process essential to minimize the effect of fluctuating interest rates on net interest income. The following table reflects Shipman's interest rate gap (rate-sensitive assets minus rate-sensitive liabilities) analysis as of December 31, 1997, individually and cumulatively, through various time horizons:

                                                               Remaining Maturity if Fixed Rate;
                                                     Earliest Possible Repricing Interval if Floating Rate
                                         -------------------------------------------------------------------------
                                            3               Over 3          Over 1
                                          months            months           year
                                            or             through          through         Over 5
                                           less           12 months         5 years         years          Total
                                         --------         ---------         -------        -------       --------
Interest-earning assets:
  Loans, net of unearned discount        $  2,129         $  9,449          $14,160        $ 4,637       $ 30,375
  Investment securities                     7,733            --                --            3,934         11,667
  Other interest-earning assets             1,388              368             --             --            1,756
                                         --------         --------          -------        -------       --------
     Total interest-earnings assets      $ 11,250         $  9,817          $14,160        $ 8,571       $ 43,798
                                         --------         --------          -------        -------       --------
                                         --------         --------          -------        -------       --------
Interest-bearing liabilities:
  Savings, and interest bearing
    transaction accounts                 $ 14,283         $   --            $  --          $  --         $ 14,283
  Time certificates of deposit of
    $100,000 or more                          538            1,015              334           --            1,887
  All other time deposits                   6,593            8,981            4,819           --           20,393
  Nondeposit interest-bearing
    liabilities                               550             --               --            1,309          1,859
                                         --------         --------          -------        -------       --------
      Total interest-bearing
        liabilities                      $ 21,964         $  9,996          $ 5,153        $ 1,309       $ 38,422
                                         --------         --------          -------        -------       --------
                                         --------         --------          -------        -------       --------
      Gap by period                      $(10,714)        $   (179)         $ 9,007        $ 7,262       $  5,376
                                         --------         --------          -------        -------       --------
                                         --------         --------          -------        -------       --------
      Cumulative gap                     $(10,714)        $(10,893)         $(1,886)       $ 5,376       $  5,376
                                         --------         --------          -------        -------       --------
                                         --------         --------          -------        -------       --------
      Ratio of interest-sensitive
        assets to interest-sensitive
        liabilities                          0.51x            0.98x            2.75x          6.55x          1.14x
                                         --------         --------          -------        -------       --------
                                         --------         --------          -------        -------       --------
      Cumulative ratio of interest-
        sensitive assets to interest-
        sensitive liabilities                0.51x            0.66x            0.95x          1.14x          1.14x
                                         --------         --------          -------        -------       --------
                                         --------         --------          -------        -------       --------


As indicated in this table, Shipman operates on a short-term basis similar to most other financial institutions, as its liabilities, with savings and interest-bearing transaction accounts included, could reprice more quickly than its assets. However, the process of asset/liability management in a financial institution is dynamic. Shipman believes its current asset/liability management program will allow adequate reaction time for trends in the marketplace as they occur, allowing maintenance of adequate net interest margins. Additionally, Shipman's historical analysis of customer savings and interest-bearing transaction accounts indicates that such deposits have certain "core deposit" characteristics and are not as susceptible to changes in the marketplace. At March 31, 1998, the ratios of interest-sensitive assets to interest-sensitive liabilities did not differ significantly from that presented above at December 31, 1997.

     Following is a more detailed analysis of the maturity and interest rate sensitivity of Shipman's loan portfolio at December 31, 1997:

                                               Over One
                                                 Year
                                                Through         Over
                                 One Year        Five           Five
                                 or less         Years          Years          Total
                               -----------    -----------    ----------     ------------
Commercial:
  Real estate                  $   408,810    $   478,677    $  846,174     $ 1,733,661
  Agricultural production        3,038,020      1,661,627        29,038       4,728,685
  Other                          2,250,658        680,894       207,681       3,139,233
Real estate:
  Construction                     693,202        525,318       233,707       1,452,227
  Residential                    3,142,185      3,962,656     1,411,873       8,516,714
  Farmland                         990,184      1,575,121     1,120,988       3,686,293
  Loans for sale                   148,146         ---           ---            148,146
Consumer                           889,325      2,756,802        23,787       3,669,914
Direct financing leases, net of
  unearned income                   17,521      2,518,712       763,870       3,300,103
                               -----------    -----------    ----------     -----------
                               $11,578,051    $14,159,807    $4,637,118     $30,374,976
                               -----------    -----------    ----------     -----------
                               -----------    -----------    ----------     -----------

     For all loans maturing or repricing beyond the one year time horizon, following is a breakdown of such loans into fixed and floating rates.

                                       Fixed         Floating
                                        Rate           Rate          Total
                                     -----------    -----------    -----------
Due after one but within five years  $ 8,180,421    $ 5,979,386    $14,159,807
Due after five years                   4,637,118        ---          4,637,118
                                     -----------    -----------    -----------
                                     $12,817,539    $ 5,979,386    $18,796,925
                                     -----------    -----------    -----------
                                     -----------    -----------    -----------

     The investment portfolio is closely monitored to assure that Shipman has no unreasonable concentration of securities in the obligations of any single debtor. Shipman maintains no concentration of investments in any one political subdivision greater than 10% of its total portfolio.

     The book value and estimated market value of Shipman's debt and equity securities, all of which were available for sale, at December 31, 1997 and 1996 are summarized in the following table:

                                             1997                            1996
                                   ---------------------------     ---------------------------
                                    Amortized        Market         Amortized        Market
                                       Cost          Value            Cost           Value
                                   -----------     -----------     -----------     -----------
Mortgage-backed securities         $11,670,788     $11,488,130     $12,958,026     $12,636,533
Other debt and equity securities       179,300         179,300         451,623         454,388
                                   -----------     -----------     -----------     -----------
                                   $11,850,088     $11,667,430     $13,409,649     $13,090,921
                                   -----------     -----------     -----------     -----------
                                   -----------     -----------     -----------     -----------

     The following tables summarize maturity and yield information on Shipman's investment portfolio at December 31, 1997:

                                                                    Weighted
                                                                   Average Tax-
                                                       Amortized    Equivalent
                                                          Cost        Yield
                                                      -----------  ------------
Mortgage-backed securities and other debt
  and equity securities:
    0 to 1 year                                       $   ---          ---%
    1 to 5 years                                          ---          ---
    5 to 10 years                                         ---          ---
    Over 10 years                                         ---          ---
    Mortgage-backed securities                         11,670,788      6.49
    No stated maturity                                    179,300      6.64
                                                      -----------
      Total                                           $11,850,088      6.49
                                                      -----------     -----
                                                      -----------     -----

     Shipman's primary source of liquidity to fund growth is ultimately the generation of new deposits. The following table shows the average daily amount of deposits and the average rate paid on each type of deposit for the years ended December 31, 1997 and 1996:

                                                        Years Ended December 31,
                                        -------------------------------------------------------
                                                  1997                           1996
                                        --------------------------       ----------------------
                                          Average         Average        Average        Average
                                          Balance           Rate         Balance         Rate
                                          -------         --------       --------       -------
Noninterest-bearing demand deposits     $ 3,546,799        --- %        $ 4,132,911       --- %
Interest-bearing transaction accounts     6,452,293        2.54           6,128,385       2.78
Savings deposits                          7,630,553        3.89           7,497,803       3.95
Time deposits of $100,000 or more         3,197,446        5.55           4,112,685       5.44
All other time deposits                  20,715,494        5.62          21,335,591       5.63
                                        -----------                    ------------
                                        $41,542,585        4.34         $43,207,375       4.38
                                        -----------        ----         ------------      ----
                                        -----------        ----         ------------      ----

     The following table shows the maturity of time deposits of $100,000 or more at December 31, 1997:


                      Maturity                           Total
                      --------                           -----
                 Three months or less                  $  537,928
                 Three to six months                      908,944
                 Six to twelve months                     106,136
                 Over twelve months                       333,598
                                                       ----------
                                                       $1,886,606
                                                       ----------
                                                       ----------

     CAPITAL ADEQUACY

     The Federal Reserve has established risk-based capital guidelines for bank holding companies, which require bank holding companies to maintain minimum levels of "Tier 1 Capital" and "Total Capital." Tier 1 Capital consists of common and qualifying preferred stockholders' equity and minority interests in equity accounts of consolidated subsidiaries, less goodwill and 50% of investments in unconsolidated subsidiaries. Total Capital consists of, in addition to Tier 1 Capital, mandatory convertible debt, preferred stock not qualifying as Tier 1 Capital, subordinated and other qualifying term debt and a portion of the reserve for possible loan losses, less the remaining 50% of qualifying total capital. Risk-based capital ratios are calculated with reference to risk-weighted assets, which include both on-and off-balance sheet exposures. The minimum required ratio for qualifying Total Capital is 8%, of which at least 4% must consist of Tier 1 Capital.

     In addition, Federal Reserve guidelines require bank holding companies to maintain a minimum ratio of Tier 1 Capital to average total assets (net of goodwill). The Federal Reserve guidelines state that all of these capital ratios constitute the minimum requirements for the most highly rated banking organizations, and other banking organizations are expected to maintain capital at higher levels. In the case of a bank holding company like Shipman which has total consolidated assets of less than $150 million, the Federal Reserve's capital requirements apply on a bank-only basis.

     As of December 31, 1997, Shipman and Citizens Bank were in compliance with the Tier 1 Capital ratio requirement and all other applicable regulatory capital requirements, as calculated in accordance with risk-based capital guidelines. The Company's Tier 1, Total Capital and Leverage Ratios were 14.5%, 15.8% and 9.3%, respectively, at December 31, 1997, and 14.4%, 15.7%
and 9.8%, respectively, at March 31, 1998.

     Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," which are defined by the regulators as follows:

                                              Minimum Capital Ratios
                                  --------------------------------------------
                                         Total        Tier 1        Tier 1
                                      Risk-Based    Risk-Based     Leverage
                                         Ratio         Ratio        Ratio
                                  --------------    -----------    -----------
Well capitalized                           10%                6%             5%
Adequately capitalized                      8                 4              4
Undercapitalized                  Less than 8       Less than 4    Less than 4
Significantly undercapitalized    Less than 6       Less than 3    Less than 3
Critically undercapitalized                 *                 *              *


*A critically undercapitalized institution is defined as having a tangible equity to total assets ratio of 2% or less.

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver of the institution. The capital category of an institution also determines in part the amount of the premiums assessed against the institution for FDIC insurance. At March 31, 1998 and December 31, 1997, Citizens Bank was considered "well capitalized".

     TECHNOLOGY RISK

     Shipman utilizes and is dependent upon data processing hardware systems and banking application software to conduct its business. The data processing hardware systems and banking application software include those developed and maintained by Shipman's data processing hardware provider and purchased banking application software which is run on in-house computer networks. In 1997, Shipman initiated a review and assessment of all hardware and banking application software to confirm that it will function properly in the Year 2000. Shipman's data processing hardware provider, banking application software provider, and other vendors which have been contacted have indicated that their hardware and/or software will be Year 2000 compliant by the end of 1998, allowing Shipman adequate time for compliance testing in 1999. Additionally, alarms, elevators, heating and cooling systems and other computer-controlled mechanical devices on which Shipman relies are being evaluated. Those found not to be in compliance will be modified or replaced with compliant products. While there will be some incremental expenses incurred during the next 1 1/2 years, Shipman has not identified any situations at this time that will require material expenditures to become fully compliant with Year 2000. During the next 1 1/2 years, Shipman's credit risk assessment will also include a consideration of incremental risk that may be posed by customers' inability, if any, to address Year 2000 issues.

ACCOUNTING PRONOUNCEMENTS

     Several accounting rule changes which will or have gone into effect recently, as promulgated by the Financial Accounting Standards Board, will have an effect on Shipman's financial reporting process. These accounting rule changes, issued in the form of Financial Accounting Standards (FAS) include the following:

     - FAS 121 - Shipman adopted the provisions of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("FAS 121") on January 1, 1996. FAS 121 requires that long-lived assets, such as bank premises and equipment, and certain identifiable intangible assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.
         If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. Shipman's adoption of FAS 121 in 1996 had no impact on Shipman's financial position, results of operations, or liquidity.

     - FAS 125 - Shipman adopted the provisions of Statement of Financial Accounting Standards No. 125, TRANSFER AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES ("FAS 125"), on January 1, 1997. FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. FAS 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Adoption of FAS 125 did not have a material impact on Shipman's financial position, results of operations, or liquidity.

     - FAS 128 - In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("FAS 128") which amends existing accounting requirements and establishes standards for computing and presenting earnings per share for entities with publicly-held common stock or potential common stock. FAS 128 simplifies the standards for computing earnings per share, replacing the presentation of primary earnings per share with basic earnings per share, which excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. FAS 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity.

        FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior period earnings per share information presented. For all periods presented herein, Shipman did not maintain a complex capital structure as defined by FAS 128.

     - FAS 130 - In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. FAS 130 defines comprehensive income as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period, except those resulting from investments by and distributions to owners.

        FAS 130 requires that all items that are required to be recognized as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.
        FAS 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the consolidated balance sheet.

        FAS 130 is effective for fiscal years beginning after December 15, 1997, with reclassification of financial statements of earlier periods required for comparative purposes. Shipman has implemented FAS 130 for all periods presented herein.

EFFECTS OF INFLATION

     Persistent high rates of inflation can have a significant effect on the reported financial condition and results of operations of all industries. However, the asset and liability structure of a bank holding company is substantially different from that of an industrial company, in that virtually all assets and liabilities of a bank holding company are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank holding company's performance. Interest rates do not necessarily move in the same direction, or in the same magnitude, as the prices of other goods and services.

     Inflation, however, does have an important impact on the growth of total assets in the banking industry, often resulting in a need to increase equity capital at higher than normal rates to maintain an appropriate equity-to-assets ratio. One of the most important effects that inflation has had on the banking industry has been to reduce the proportion of earnings paid out in the form of dividends.

     Although it is obvious that inflation affects the growth of total assets, it is difficult to measure the impact precisely. Only new assets acquired each year are directly affected, so a simple adjustment of asset totals by use of an inflation index is not meaningful. The results of operations also have been affected by inflation, but again there is no simple way to measure the effect on the various categories of income and expense.

     Interest rates in particular are significantly affected by inflation, but neither the timing nor the magnitude of the changes coincide with changes in the consumer price index. Additionally, changes in interest rates on some types of consumer deposits may be delayed. These factors, in turn, affect the composition of sources of funds by reducing the growth of deposits that are less interest sensitive and increasing the need for funds that are more interest sensitive.

                   SUPERVISION AND REGULATION OF CNB AND SHIPMAN

     AS BANK HOLDING COMPANIES, CNB AND SHIPMAN ARE SUBJECT TO REGULATION UNDER THE BHCA. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO CNB AND SHIPMAN. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE STATUTES, REGULATIONS OR REGULATORY POLICY MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF CNB AND SHIPMAN.

GENERAL

     As registered bank holding companies, CNB and Shipman are subject to the supervision of, and to regular inspection by, the Federal Reserve. The Carlinville Bank is organized as a national bank, which is subject to regulation, supervision and examination by the OCC, while Palmer Bank and Citizens Bank are organized as Illinois state chartered banks, which are subject to regulation, supervision and examination by the Commissioner.

These banks are also subject to regulation by the FDIC and other federal regulatory agencies. In addition to banking laws and regulations and the supervisory policies of the bank regulatory agencies, CNB and Shipman and their subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect the operations and management of CNB and Shipman and their ability to pay dividends. The following discussion summarizes certain aspects of those laws and regulations that affect CNB and Shipman.

     The activities of CNB and Shipman and those of the companies and banks which each controls or in which either holds more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as CNB and Shipman, are required to obtain prior approval of the Federal Reserve to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

     Bank holding companies are also required to obtain the prior approval of the Federal Reserve before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), bank holding companies became able to acquire banks in states other than their home state beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and less than 30% of such deposits in that state (or such lesser or greater amount set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, thereby creating interstate branches. This provision, which became effective June 1, 1997, allowed each state, prior to the effective date, the opportunity to "opt out" of this provision, thereby prohibiting interstate branching within that state. Illinois, the state in which all the banking subsidiaries of both CNB and Shipman are located, has not adopted legislation to "opt out" of the interstate branching provisions. Furthermore, pursuant to the Interstate Banking and Branching Act, a bank is now able to open new branches in a state in which it does not already have banking operations if such state enacts a law permitting such DE NOVO branching.

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on CNB, Shipman and their subsidiaries cannot be determined at this time.

CAPITAL AND OPERATIONAL REQUIREMENTS

     The Federal Reserve, the OCC and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of the nature of its operations, its financial condition or its actual or anticipated growth. The Federal Reserve risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred stockholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the reserve for possible loan losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital, less investments in unconsolidated subsidiaries, represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet exposures to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier 1 risk-based capital ratio is 4% and the minimum total risk-based capital ratio is 8%. CNB's Tier 1 and total risk-based capital ratios under these guidelines at March 31, 1998, were 13.4% and 14.2%, respectively, and Shipman's were 14.4% and 15.7%, respectively.

     The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. CNB's and Shipman's leverage ratios at March 31, 1998 were 8.5% and 9.8%, respectively.

     Under current Federal Reserve Capital Adequacy guidelines, bank holding companies with consolidated assets of less than $150 million are generally exempt from the calculation and analysis of risk-based and leverage ratios on a consolidated holding company basis. Shipman currently qualifies for this exemption.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of a least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of the banking subsidiaries of CNB and Shipman is considered well capitalized at March 31, 1998.

     The banking agencies have also adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from nontraditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet positions) in the determination of a bank's capital adequacy.

DIVIDENDS

     CNB and Shipman both derive funds for cash dividends to their respective stockholders from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from their banking subsidiaries. Each of their banking subsidiaries is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine, under certain circumstances relating to the financial condition of the bank or bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

     A major portion of CNB's holding company revenues results from dividends paid to it by the Carlinville Bank, which is a national bank. The prior approval of the OCC is required for the payment of any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year will exceed the sum of such bank's year-to-date net profits for such year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses. Under Illinois law, Illinois banks, such as Palmer Bank and Citizens Bank, are subject to similar prohibitions.

     Under the foregoing dividend restrictions, as of December 31, 1997, the Carlinville Bank, without obtaining affirmative governmental approvals, had additional dividends available for 1997 of $36,314 to CNB without obtaining prior approval from the OCC. During 1997, the CNB Banks paid $2,364,000 million in cash dividends to OCC.

     In addition to the foregoing, the ability of CNB, Shipman and their respective banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The right of CNB, Shipman and their respective stockholders to participate in any distribution of the assets or earnings of their respective subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

SOURCE OF STRENGTH POLICY

     According to Federal Reserve policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary bank. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of a bank holding company such as CNB or Shipman or the provision of FDIC assistance to a subsidiary in danger of default -- the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions.

FDIC INSURANCE ASSESSMENTS

     The banking subsidiaries of CNB and Shipman are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Each financial institution is assigned to one of three capital groups - well capitalized, adequately capitalized or undercapitalized - and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors, and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), adopted in August 1989 to provide for the resolution of insolvent savings associations, required the FDIC to establish separate deposit insurance funds - the Bank Insurance Fund ("BIF") for banks and the Savings Association Insurance Fund ("SAIF") for savings associations. FIRREA also required the FDIC to set deposit insurance assessments at such levels as would cause BIF and SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due to the low costs of resolving bank insolvencies in the last few years, BIF reached its designated reserve ratio in May 1995. As a result, effective January 1, 1996, the FDIC eliminated deposit insurance assessments (except for the minimum $2,000 payment required by law) for banks that are well capitalized and well managed and reduced the deposit insurance assessments for all other banks.

     The Deposit Insurance Funds Act of 1996 (the "Funds Act"), enacted as part of the Omnibus Appropriations Bill on September 30, 1996, required the FDIC to take immediate steps to recapitalize the SAIF to the 1.25% level, and to change the basis on which funds are raised to make the scheduled payments on the Financing Corporation ("FICO") bonds issued in 1987 to replenish the Federal Savings and Loan Insurance Corporation. The new legislation combined with regulations issued by the FDIC immediately after enactment of the Funds Act, provided for a special assessment in the amount of 65.7 basis points on SAIF-insured deposits held by depository institutions on March 31, 1995 (the special assessment was required by the Funds Act to recapitalize the SAIF to the designated reserve ratio of 1.25 percent of the deposits insured by
SAIF). Payments of this assessment were made in November 1996.
Institutions (which excludes the CNB Banks and Citizens Bank) that had deposits insured by both the BIF and SAIF ("Oakar Banks") were required to pay the special assessment of 80% of their "adjusted attributable deposit amounts" ("AADA"). In addition, for purposes of future regular deposit insurance assessments, the AADA on which Oakar Banks pay assessments to SAIF was also reduced by 20%. Commencing January 1, 1997, BIF insured institutions will be responsible for a portion of the annual carrying costs of the FICO bonds. Such institutions will be assessed 80% of the rate applicable to SAIF-insured institutions until December 31, 1999. Effective January 1, 1997, the Funds Act also reduced ongoing SAIF deposit insurance assessment rates to a range from $0.064 to $0.23 (from previous rates of $0.23 to $0.31) per $100 of insured deposits and increased ongoing BIF deposit insurance assessment rates to a range from $0.00 to $0.013 per $100 of insured deposits. Additionally, pursuant to the Funds Act, if the reserves in BIF at the end of any semiannual assessment period exceed 1.25% of insured deposits, the FDIC is required to refund the excess to the BIF-insured institutions.

     The Funds Act contemplates the merger of the SAIF and BAIF by 1999, provided the consolidation merger of Federal bank and thrift charters under applicable law and regulation has been achieved by that time. Until such time, however, depository institutions will continue to be prohibited from shifting deposits from SAIF insurance coverage to BIF insurance coverage in an attempt to avoid the higher SAIF assessments. The FDIC is required to issue regulations to guard against the shifting of deposits from SAIF to BIF.

                          DESCRIPTION OF CNB COMMON STOCK


     THE INFORMATION SUPPLIED HEREIN OUTLINES CERTAIN PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE BYLAWS OF CNB. ALTHOUGH CNB BELIEVES ALL MATERIAL PROVISIONS OF EACH DOCUMENT ARE DESCRIBED HEREIN, THIS INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO SUCH DOCUMENTS.


     The authorized stock of CNB is divided into one class, common stock, $1.00 par value, of which CNB is authorized to issue 310,000 shares. As of the CNB Record Date, CNB had 186,498 shares of CNB Common Stock issued and outstanding, 64,072 shares reserved for issuance in connection with the Merger, with 13,502 shares held in treasury. Assuming the Merger is consummated, it is anticipated that CNB will have a minimum of 231,348 shares, and a maximum of 250,570 shares, of CNB Common Stock issued and outstanding, with 13,502 shares held in treasury.



     Holders of CNB Common Stock are entitled to dividends out of funds legally available for that purpose when, as and if declared by the CNB Board.
 Each holder of CNB Common Stock is entitled to one vote for each share held, except that in elections for directors, CNB Stockholders are entitled to vote on a cumulative basis. Under this procedure, stockholders have the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected, or to cumulate said shares, and give one candidate as many votes as the number of directors multiplied by the number of his or her shares, or to distribute them on the same principle among as many candidates as he or she shall see fit. In any case, directors are elected by a plurality of the votes represented at a meeting and entitled to vote thereon.

     Generally, the presence of a majority of the issued and outstanding shares of CNB Common Stock entitled to vote thereat is necessary for a quorum at a meeting of stockholders and a majority of the votes represented at such a meeting and entitled to vote thereon is sufficient to authorize action upon routine matters. Generally speaking, significant corporate actions (such as, business combinations and charter amendments) must be approved by the holders of a majority of the issued and outstanding shares of CNB Common Stock. Actions taken by written consent of the CNB Stockholders require unanimous consent. SEE "COMPARISON OF THE RIGHTS OF CNB STOCKHOLDERS AND SHIPMAN STOCKHOLDERS -- STOCKHOLDER ACTION WITHOUT A MEETING, POWER TO CALL SPECIAL MEETINGS AND AMENDMENT OF CERTIFICATE AND BYLAWS." CNB Common Stock does not have any preemptive rights, conversion rights or redemption rights.

     In the case of any liquidation, dissolution or winding up of the affairs of CNB, holders of CNB Common Stock will be entitled to receive, pro rata, any assets distributable to CNB Stockholders in respect to the number of shares held by them.

     All outstanding shares of CNB Common Stock are, and shares to be issued pursuant to the Merger Agreement will be when issued, fully paid and nonassessable. CNB acts as the transfer agent and registrar for the CNB Common Stock.

                    COMPARISON OF THE RIGHTS OF CNB STOCKHOLDERS
                              AND SHIPMAN STOCKHOLDERS

     THE INFORMATION SUPPLIED HEREIN OUTLINES CERTAIN PROVISIONS OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE BYLAWS OF CNB, THE DGCL, THE ARTICLES OF INCORPORATION AND THE BYLAWS OF SHIPMAN AND THE IBCA. ALTHOUGH CNB BELIEVES ALL MATERIAL PROVISIONS OF EACH DOCUMENT ARE DESCRIBED HEREIN, THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO SUCH DOCUMENTS AND STATUTES.

GENERAL

     CNB is incorporated under the laws of the State of Delaware and Shipman is incorporated under the laws of the State of Illinois. Shipman Stockholders, whose rights are governed by the IBCA, and by Shipman's Articles of Incorporation (the "Articles") and Bylaws (the "Shipman Bylaws") will, upon consummation of the Merger, become Stockholders of CNB. Their rights as CNB Stockholders will then be governed by the DGCL and by CNB's Amended and Restated Certificate of Incorporation (the "Certificate") and CNB's Bylaws (the "CNB Bylaws"). Set forth below are the material differences between the rights of a Shipman Stockholder under the Articles, the Shipman Bylaws and the IBCA, on the one hand, and the rights of a CNB Stockholder under the Certificate, the CNB Bylaws and the DGCL, on the other hand.

     Each holder of CNB Common Stock and Shipman Common Stock is entitled to one vote for each share held, except that in all elections of directors, both CNB and Shipman Stockholders are entitled to vote on a cumulative basis. Under this procedure, stockholders have the right to vote, in person or by proxy, the number of shares owned by him or her for as many persons as there are directors to be elected, or to cumulate said shares, and give one candidate as many votes as the number of directors multiplied by the number of his or her shares, or to distribute them on the same principle among as many candidates as he or she shall see fit. In each case, CNB and Shipman directors are elected by a plurality of the votes represented at a meeting and entitled to vote thereon.

     Generally speaking, significant corporate actions (such as business combinations and charter amendments) must be approved by the holders of a majority of the issued and outstanding shares of CNB Common Stock and by not less than two-thirds of the Shipman Common Stock, as the case may be. Shares of CNB Common Stock and Shipman Common Stock do not have any preemptive rights, conversion rights or redemption rights. The dividend, liquidation and dissolution rights pertaining to the shares of CNB Common Stock and Shipman Common Stock are similar. SEE "DESCRIPTION OF CNB COMMON STOCK."

STOCKHOLDER ACTION WITHOUT A MEETING, POWER TO CALL SPECIAL MEETINGS AND AMENDMENT OF CERTIFICATE AND BYLAWS

     The CNB Bylaws state that stockholder action may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all of the stockholders entitled to vote with respect to the subject matter thereof. The Shipman Bylaws contain a similar provision, except that the written action needs to signed only by Shipman Stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. Although the requirement of unanimous consent for any written consent of CNB Stockholders makes the taking of any action by CNB Stockholders by written consent virtually impossible, CNB Stockholders holding not less than one fifth of the outstanding voting stock are entitled to call a special meeting of CNB Stockholders and any stockholder action may be taken at a meeting of stockholders. The Shipman Bylaws contains similar provisions permitting Shipman Stockholders to call a special meeting of stockholders.

     Neither the Certificate nor the Articles contain any specific provisions regarding the amendment of its respective terms. The DGCL provides, however, that the Certificate may be amended by the affirmative vote of the holders of at least a majority of the outstanding CNB Common Stock, and the IBCA provides that the Articles may be amended by the affirmative vote of the holders of not less than two thirds of the outstanding Shipman Common Stock. Each of the CNB Board and the Shipman Board has concurrent power with its respective stockholders to adopt, amend or repeal its respective bylaws.

DIRECTORS

     As provided in the Certificate, the CNB Board consists of not less than five, nor more than twenty five stockholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full CNB Board or by resolution of the stockholders at any special meeting. CNB directors are required to own CNB Common Stock with a minimum aggregate par value of $200 (200 shares). Directors serve for one year terms.

     Under the Shipman Bylaws, the Shipman Board currently consists of six members. The Shipman Bylaws further provide that the number of directors may be increased or decreased from time to time by the amendment of the bylaw fixing the number of directors. Shipman directors are not required to be Shipman Stockholders. Directors serve for one year terms.

INDEMNIFICATION; LIMITATION OF PERSONAL LIABILITY

     The Certificate grants CNB the power, and the CNB Bylaws requires CNB, to indemnify any person against all expenses, liability and loss reasonably incurred or suffered by any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the CNB) by reason of the fact that such person was or is a director, officer, employee or agent of CNB or is or was serving at the request of CNB as a director, officer, employee or agent of any other corporation or entity. The Certificate requires that to be indemnified such person must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of CNB, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his or her conduct would be unlawful. The DGCL permits CNB to indemnify a person against expenses incurred in connection with the defense or settlement of any action by or in the right of CNB if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of CNB. However, if a person is judged liable to CNB, indemnification is only permitted to the extent the court deems proper.

     The Certificate, the CNB Bylaws and the DGCL also provide that the indemnification provisions are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate, the CNB Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

      In addition, the Certificate, the CNB Bylaws and the DGCL provide that CNB may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of CNB or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether CNB has the power to indemnify such person against such expense, liability or loss under the DGCL.

     The Shipman Bylaws contain substantially similar indemnification provisions as permitted by the IBCA, except that the Shipman Bylaws provide that such indemnification is mandatory for any person who is or was a director, officer, employee or agent of Shipman.

     CNB maintains insurance on behalf of its directors and officers.

     The Certificate, as permitted by the DGCL, provides that directors of CNB shall not be liable to CNB or its stockholders for monetary damages for breaches of their fiduciary duties, except to the extent that such a limitation of liability contravenes the DGCL. These provisions eliminate the personal liability of directors of CNB in their capacity as directors (but not in their capacity as officers) to CNB and its stockholders for breaches of their fiduciary duties to the full extent permitted by the DGCL.

     The Shipman Articles do not contain any similar provision limiting the personal liability of Shipman's directors.

DISSENTERS' APPRAISAL RIGHTS

     Under Section 262 of the DGCL, stockholders of a corporation who dissent from a merger or consolidation of the corporation in the manner provided by the DGCL are entitled to receive payment of the fair value of their stock, as determined by the Delaware Court of Chancery. Under the DGCL, stockholders do not have dissenters' appraisal rights with respect to any transaction involving the sale, lease or exchange of all or substantially all of the assets of the corporation.

     The holders of the Common Stock of CNB do not have dissenters' appraisal rights in connection with the Merger because Shipman is merging with Acquisition Corp. CNB is not a participant in the Merger and, under the DGCL, no dissenters' appraisal rights are available.

     The IBCA provides that Shipman Stockholders have dissenters' appraisal rights with respect to mergers, consolidations and share exchanges in which Shipman is a party if stockholder authorization is required under the IBCA or the Articles. Shipman Stockholders also have dissenters' appraisal rights with respect to a sale, lease or exchange of all or substantially all of Shipman's assets and amendments to its Articles if such amendments alter or abolish certain rights. SEE also "THE MERGER -- DISSENTERS' APPRAISAL RIGHTS."

ANTI-TAKEOVER EFFECT

     Certain provisions of applicable law may be deemed to have the effect of discouraging or delaying attempts to gain control of CNB. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given sixty days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to thirty additional days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action.

     In addition, any person would be required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of CNB Common Stock, or otherwise obtaining control over CNB. Under the BHCA, "control" generally means: (i) the ownership or control of 25% or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.

     In addition to the foregoing, in certain instances the ability of the CNB Board to issue authorized but unissued shares of CNB Common Stock may have an anti-takeover effect.

     The existence of the foregoing provisions could: (i) result in CNB being less attractive to a potential acquiror, or (ii) result in CNB Stockholders receiving less for their shares of CNB Common Stock than otherwise might be available in the event of a takeover attempt.

                                   LEGAL MATTERS

     Certain legal matters with respect to the validity of the CNB Common Stock offered hereby will be passed upon for CNB by Barack Ferrazzano Kirschbaum Perlman & Nagelberg, Chicago, Illinois, counsel to CNB.

                                      EXPERTS

     The consolidated financial statements of CNB as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, included in this Proxy Statement-Prospectus have been audited by Cummings & Associates, P.C., independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Shipman as of and for the year ended December 31, 1997 included in this Proxy Statement-Prospectus have been audited by Cummings & Associates, P.C., independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Cummings & Associates, P.C., independent certified public accountants, has provided an opinion as to the basis of the description of federal income tax consequences contained in this Proxy Statement-Prospectus.

                                   OTHER MATTERS

     The Shipman Board is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement-Prospectus. However, if any other matter should properly come before the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

              CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED FINANCIAL STATEMENTS (UNAUDITED)                         PAGE

Interim Condensed Consolidated Balance Sheets
  at March 31, 1998 and 1997.............................................

Interim Condensed Consolidated Statements of Income and
Comprehensive Income for the Three Months Ended March 31, 1998 and 1997..

Interim Condensed Consolidated Statements of Stockholders' Equity
for the Three Months Ended March 31, 1998 and 1997.......................

Interim Condensed Consolidated Statements of Cash Flows
for the Three Months Ended March 31, 1998 and 1997.......................

Notes to Interim Condensed Consolidated Financial Statements.............


ANNUAL FINANCIAL STATEMENTS

Independent Auditors' Report.............................................

Consolidated Balance Sheets at December 31, 1997 and 1996................

Consolidated Statements of Income and Comprehensive Income
for the Years Ended December 31, 1997, 1996 and 1995.....................

Consolidated Statements of Stockholders' Equity
for the Years Ended December 31, 1997, 1996 and 1995.....................

Consolidated Statements of Cash Flows
for the Years Ended December 31, 1997, 1996 and 1995.....................

Notes to Consolidated Financial Statements...............................


                        SHIPMAN BANCORP, INC. AND SUBSIDIARY

INTERIM CONDENSED FINANCIAL STATEMENTS (UNAUDITED)                         PAGE

Interim Condensed Consolidated Balance Sheets at
March 31, 1998 and 1997.................................................

Interim Condensed Consolidated Statements of Income and Comprehensive
Income for the Three Months Ended March 31, 1998 and 1997...............

Interim Condensed Consolidated Statements of Stockholders' Equity
for the Three Months Ended March 31, 1998 and 1997......................

Interim Condensed Consolidated Statements of Cash Flows
for the Three Months Ended March 31, 1998 and 1997......................

Notes to Interim Condensed Consolidated Financial Statements............

ANNUAL FINANCIAL STATEMENTS

Independent Auditors' Report............................................

Consolidated Balance Sheets at December 31, 1997 and 1996...............

Consolidated Statements of Income and Comprehensive Income
for the Years Ended December 31, 1997 and 1996..........................

Consolidated Statements of Stockholders' Equity
for the Years Ended December 31, 1997 and 1996..........................

Consolidated Statements of Cash Flows for the Years Ended
December 31, 1997 and 1996..............................................

Notes to Consolidated Financial Statements..............................

              CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                   Interim Condensed Consolidated Balance Sheets

                              March 31, 1998 and 1997

                                    (unaudited)

                                                            March 31,
                                                   -----------------------------
                      ASSETS                           1998             1997
                                                   ------------    ------------
Cash and due from banks                            $  3,946,860    $  6,438,722
Federal funds sold                                   13,975,000       9,591,000
Investments in debt and equity securities:
   Available-for-sale, at fair value                 41,864,482      48,551,597
   Held-to-maturity, at amortized cost
     (approximate fair value of $17,534,000 and
     $20,546,000 at March 31, 1998 and 1997,
     respectively)                                   17,228,178      20,428,855

Loans                                               115,433,165     101,668,795
     Less:
          Unearned discount                             (37,357)        (70,454)
          Reserve for possible loan losses           (1,056,181)     (1,330,464)
                                                   ------------    ------------
                         Net loans                  114,339,627     100,267,877
                                                   ------------    ------------
Bank premises and equipment, net                      2,360,711       2,546,251
Accrued interest receivable                           2,505,037       2,521,637

Intangible assets                                     3,786,885       4,068,450
Other assets                                          1,237,641         389,125
                                                   ------------    ------------
                                                   $201,244,421    $194,803,514
                                                   ------------    ------------
                                                   ------------    ------------
       LIABILITIES AND STOCKHOLDERS' EQUITY

Noninterest-bearing deposits                       $ 16,386,351    $ 17,336,247
Interest-bearing deposits                           156,590,257     146,583,188
                                                   ------------    ------------
                    Total deposits                  172,976,608     163,919,435
Short-term borrowings                                 5,708,161      10,460,569
Accrued interest payable                              1,185,683       1,150,769
Other liabilities                                       371,058         412,078
                                                   ------------    ------------
                    Total liabilities               180,241,510     175,942,851
                                                   ------------    ------------
Commitments and contingencies
Stockholders' equity:
   Common stock, $1 par value; 310,000 shares
     authorized at March 31, 1998, 210,000
     shares authorized at March 31, 1997,
     200,000 shares issued and outstanding              200,000         200,000
   Surplus                                              270,464         270,464
   Retained earnings                                 20,337,894      18,849,349
   Accumulated other comprehensive income -
     unrealized holding gains (losses) on available-    515,641        (138,062)
     for-sale securities, net of related tax
   Treasury stock at cost - 13,502 shares              (321,088)       (321,088)
                                                   ------------    ------------
                    Total stockholders' equity       21,002,911      18,860,663
                                                   ------------    ------------
                                                   $201,244,421    $194,803,514
                                                   ------------    ------------
                                                   ------------    ------------

See accompanying notes to interim condensed consolidatd financial statements.

            CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

 Interim Condensed Consolidated Statements of Income and Comprehensive Income

                  Three months ended March 31, 1998 and 1997

                                  (unaudited)

                                                        1998           1997
                                                     ----------     ----------
Interest income:
  Interest and fees on loans                         $2,491,688     $2,059,461
  Interest and dividends on debt and
    equity securities:
       Taxable                                          732,871        784,411
       Exempt from Federal income taxes                 176,839        187,700
  Interest on short-term investments                    153,103        182,053
                                                     ----------     ----------
                 Total interest income                3,554,501      3,213,625
                                                     ----------     ----------
Interest expense:
  Interest on deposits                                1,830,542      1,609,865
  Interest on short-term borrowings                     108,777        126,066
                                                     ----------     ----------
            Total interest expense                    1,939,319      1,735,931
                                                     ----------     ----------
            Net interest income                       1,615,182      1,477,694
Provision for possible loan losses                       30,000         ---
                                                     ----------     ----------
            Net interest income after provision
             for possible loan losses                 1,585,182      1,477,694
                                                     ----------     ----------
Noninterest income:
  Service charges on deposit accounts                   131,139        102,282
  Income from fiduciary activities                       37,937         32,085
  Net security sale gains                               135,428         19,663
  Net gain on sale of mortgage loans                     24,139         ---
  Other noninterest income                               89,118         64,458
                                                     ----------     ----------
            Total noninterest income                    417,761        218,488
                                                     ----------     ----------
Noninterest expense:
  Salaries and employee benefits                        645,426        571,709
  Occupancy and equipment expense                       164,057        163,654
  Legal and professional fees                            17,694         32,876
  Postage, printing and supplies                         74,449         78,894
  FDIC insurance expense                                  6,956         22,854
  Amortization of intangible assets                      68,699         50,535
  Other noninterest expense                             220,039        211,700
                                                     ----------     ----------
            Total noninterest expense                 1,197,320      1,132,222
                                                     ----------     ----------
            Income before applicable income taxes       805,623        563,960
Applicable income taxes                                 226,082        135,156
                                                     ----------     ----------
            Net income                                  579,541        428,804
                                                     ----------     ----------
Other comprehensive income (loss), before tax:
  Net unrealized gains (losses) on
     available-for-sale-securities                      119,883      (244,773)
  Less reclassification adjustment for gains
     included in net income                            (135,428)       (19,663)
                                                     ----------     ----------
            Other comprehensive income
              (loss), before tax                        (15,545)      (264,436)
Income tax related to items of other
  comprehensive income (loss)                             5,280         50,516
                                                     ----------     ----------
            Other comprehensive income
              (loss), net of tax                        (10,265)      (213,920)
                                                     ----------     ----------
            Total comprehensive income                 $569,276       $214,884
                                                     ----------     ----------
                                                     ----------     ----------
Net income per common share:
  Average common shares outstanding                     186,498        186,065
                                                     ----------     ----------
                                                     ----------     ----------
  Net income per common share                             $3.11          $2.30
                                                     ----------     ----------
                                                     ----------     ----------

See accompanying notes to interim condensed consolidated financial statements.

            CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

       Interim Condensed Consolidated Statements of Stockholders' Equity

                Three months ended March 31, 1998 and 1997

                                 (unaudited)

                                                                                                Accumulated       Total
                                                                                                   other          stock-
                                         Common                    Retained       Treasury     comprehensive     holders'
                                         stock       Surplus       earnings        stock          income          equity
                                        --------     --------     -----------    ---------       ---------      -----------
Balance at December 31, 1996            $200,000     $224,732     $18,420,545    $(335,356)      $  75,858      $18,585,779

Issuance of 600 shares from
treasury                                   ---         45,732         ---           14,268           ---             60,000

Net income                                 ---          ---           428,804        ---             ---            428,804

Unrealized gains (losses) on
  available-for-sale securities, net
  of related tax effect                    ---          ---           ---            ---          (213,920)        (213,920)
                                        --------     --------     -----------    ---------       ---------      -----------
Balance at March 31, 1997               $200,000     $270,464     $18,849,349    $(321,088)      $(138,062)     $18,860,663
                                        --------     --------     -----------    ---------       ---------      -----------
                                        --------     --------     -----------    ---------       ---------      -----------

Balance at December 31, 1997            $200,000     $270,464     $19,758,353    $(321,088)      $ 525,906      $20,433,635

Net income                                 ---          ---           579,541        ---             ---            579,541

Unrealized gains (losses) on
  available-for-sale securities, net
  of related tax effect                    ---          ---           ---            ---           (10,265)         (10,265)
                                        --------     --------     -----------    ---------       ---------      -----------

Balance at March 31, 1998               $200,000     $270,464     $20,337,894    $(321,088)      $ 515,641      $21,002,911
                                        --------     --------     -----------    ---------       ---------      -----------
                                        --------     --------     -----------    ---------       ---------      -----------


See accompanying notes to interim condensed consolidated financial statements.

            CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

            Interim Condensed Consolidated Statements of Cash Flows

                 Three months ended March 31, 1998 and 1997

                                 (unaudited)

                                                        1998           1997
                                                     -----------    -----------
Cash flows from operating activities:
  Net income                                         $   579,541    $   428,804
     Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation and amortization                     151,443        148,167
       Provision for possible loan losses                 30,000         ---
       Decrease in accrued interest receivable           114,833        123,628
       Net gains on security sales and calls            (135,428)       (19,663)
       Increase in accrued interest payable              218,865        151,538
       Other operating activities, net                   159,414        299,519
                                                     -----------    -----------
          Net cash provided by operating
            activities                                 1,118,668      1,131,993
                                                     -----------    -----------
Cash flows from investing activities:
  Net cash and cash equivalents received from
  acquisitions                                            ---         5,575,404
  Proceeds from calls and maturities of
   and principal payments on debt securities:
          Available-for-sale                           6,810,782      2,253,182
          Held-to-maturity                             1,666,078      1,332,167
  Proceeds from sale of securities                       330,000      1,556,987
  Purchases of debt and equity securities:
          Available-for-sale                          (4,774,734)   (13,508,907)
          Held-to-maturity                                ---          (360,682)
Net increase in loans                                 (3,589,516)       (30,244)
Purchases of bank premises and equipment, net             (9,263)       (51,708)
                                                     -----------    -----------
          Net cash provided by (used in)
            investing activities                         433,347     (3,233,801)
                                                     -----------    -----------
Cash flows from financing activities:
  Net increase in deposits                             5,361,736      3,159,903
  Net increase (decrease) in short-term borrowings    (2,224,720)     5,032,977
  Proceeds from note payable                              ---         1,750,000
  Sale of treasury stock                                  ---            60,000
                                                     -----------    -----------
     Net cash provided by financing activities         3,137,016     10,002,880
                                                     -----------    -----------
     Net increase in cash and cash equivalents         4,689,031      7,901,072
Cash and cash equivalents at beginning of year        13,232,829      8,128,650
                                                     -----------    -----------
Cash and cash equivalents at end of year             $17,921,860   $ 16,029,722
                                                     -----------    -----------
                                                     -----------    -----------

Supplemental information - cash paid for:
  Interest                                            $1,720,454   $  1,300,566
  Income taxes                                            ---           195,402
                                                     -----------    -----------
                                                     -----------    -----------

See accompanying notes to interim condensed consolidated financial statements.

            CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

         Notes to Interim Condensed Consolidated Financial Statements

                           March 31, 1998 and 1997

                                 (unaudited)


NOTE 1 - BASIS OF PRESENTATION


Carlinville National Bank Shares, Inc. ("CNB") provides a full range of banking services to individual and corporate customers throughout Macoupin, Montgomery, Christian, and Sangamon counties of central Illinois, through the five locations of its wholly-owned subsidiary banks, Carlinville National Bank and Palmer Bank (the "CNB Banks"). CNB and its banking subsidiaries are subject to competition from other financial and nonfinancial institutions providing financial products throughout the central Illinois area. Additionally, CNB and its banking subsidiaries are subject to the regulations of certain Federal and state agencies and undergo periodic examinations by those regulatory agencies. CNB also maintains a nonbanking subsidiary which operates a tax return preparation service. The operations of the nonbanking subsidiary are not material to CNB's consolidated results of operations.

The accompanying unaudited interim condensed consolidated financial statements as of and for the three months ended March 31, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions outlined in Rule 10-01 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation, have been included. Operating results for the period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1997 included elsewhere herein.

NOTE 2 - IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. FAS 130 defines comprehensive income as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period, except those resulting from investments by and distributions to owners.

FAS 130 requires that all items that are required to be recognized as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the consolidated balance sheet.

FAS 130 is effective for fiscal years beginning after December 31, 1997, with reclassification of financial statements of earlier periods required for comparative purposes. The accompanying interim condensed consolidated financial statements as of and for the three months ended March 31, 1998 and 1997 have been prepared in accordance with FAS 130.

Earning per common share is based on the weighted average number of common shares outstanding during each year.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("FAS 128"), which amends existing accounting requirements and establishes standards for computing and presenting earnings per share for entities with publicly-held common stock or potential common stock. FAS 128 simplifies the standards for computing earnings per share, replacing the presentation of primary earnings per share with basic earnings per share, which excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. FAS 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity.

FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior period earnings per share information presented. At March 31, 1998 and 1997, CNB did not maintain a complex capital structure as defined by FAS 128.

CNB adopted the provisions of Statement of Financial Accounting Standards No. 125, TRANSFER AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES ("FAS 125"), on January 1, 1997. FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. FAS 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Adoption of FAS 125 did not have a material impact on CNB's financial position, results of operations, or liquidity.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE ("FAS 129"), which establishes standards for disclosing information about an entity's capital structure. FAS 129 is effective for financial statements for periods ending after December 15, 1997. Since FAS 129 is a disclosure requirement, it will have no impact on CNB's consolidated financial position and results of operations.

NOTE 3 - ACQUISITIONS AND PENDING MERGERS


Effective January 24, 1997, CNB purchased 100% of the outstanding capital stock of Lincoln Trail Bancshares, Inc. ("Lincoln Trail"), which owned 100% of the outstanding common stock of Palmer Bank in Taylorville, Illinois, in exchange for cash of $3,045,984. Total consolidated assets of Lincoln Trail at January 24, 1997 were approximately $35.4 million. The acquisition has been accounted for as a purchase transaction and, accordingly, the consolidated operations of Lincoln Trail from January 24, 1997 forward are included in the consolidated results of operations of CNB. The excess of cost over the fair value of net assets acquired, which amounted to $2,048,407, is being amortized on a straight line basis over 15 years.

              CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

            Notes to Interim Condensed Consolidated Financial Statements

                                    (UNAUDITED)


The fair value of the consolidated net assets acquired from Lincoln Trail at January 24, 1997 were as follows:


Cash and due from banks                                    $   983,388
Federal funds sold                                           7,638,000
Investment securities                                        3,477,228
Loans, net                                                  21,659,223

Premises and equipment                                       1,055,763
Other assets                                                   560,849
                                                           -----------
     Total assets                                           35,374,451
                                                           -----------
Deposits                                                    33,920,247
Other liabilities                                              456,627
                                                           -----------
     Total liabilities                                      34,376,874
                                                           -----------
     Net assets acquired                                       997,577
Cost of acquisition                                          3,045,984
                                                           -----------
Excess of cost over fair value of net assets acquired       $2,048,407
                                                           -----------
                                                           -----------

On March 27, 1998, CNB entered into a definitive agreement to acquire all of the outstanding common stock of Shipman Bancorp, Inc. ("Shipman") and its wholly-owned subsidiary, Citizens State Bank in Shipman, Illinois ("Citizens Bank"), which had total consolidated assets of approximately $50 million at December 31, 1997. The transaction involves an exchange of two shares of CNB common stock or cash of $190 per share for each share of Shipman common stock, provided that at least 70% of the Shipman common shares are exchanged for CNB common stock. Using the value derived from the $190 per share cash price for Shipman, the transaction is valued at approximately $6,100,000.
The transaction will be accounted for as a purchase and is expected to close in the third quarter of 1998, pending the approval of Shipman shareholders and Federal and state regulatory agencies.

                            INDEPENDENT AUDITORS' REPORT


The Board of Directors
Carlinville National Bank Shares, Inc.:

We have audited the accompanying consolidated balance sheets of Carlinville National Bank Shares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carlinville National Bank Shares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.





                                     CUMMINGS & ASSOCIATES, P.C.



St. Louis, Missouri
June 18, 1998

              CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                            Consolidated Balance Sheets

                             December 31, 1997 and 1996

                                                        1997           1996
                      ASSETS                         ------------   ------------
Cash and due from banks (note 3)                     $  4,803,829   $  4,384,650
Federal funds sold                                      8,429,000      3,744,000
Investments in debt and equity securities (note 4):
     Available-for-sale, at fair value                 44,142,416     35,223,703
     Held-to-maturity, at amortized cost
       (approximate fair value of $19,238,450 and
       $22,072,586 at December 31, 1997 and 1996,
       respectively)                                   18,875,321     21,824,763
Loans (notes 5 and 9)                                 111,925,209     79,431,099
       Less:
          Unearned discount                               (47,060)       (52,271)
          Reserve for possible loan losses             (1,098,038)      (800,418)
                                                     ------------   ------------
                     Net loans                        110,780,111     78,578,410
                                                     ------------   ------------
Bank premises and equipment, net (note 6)               2,421,358      1,508,690
Accrued interest receivable                             2,619,870      2,246,364
Intangible assets (note 2)                              3,855,584      2,070,578

Other assets (note 8)                                   1,253,401        516,033
                                                     ------------   ------------
                                                     $197,180,890   $150,097,191
                                                     ------------   ------------
                                                     ------------   ------------

      LIABILITIES AND STOCKHOLDERS' EQUITY

Noninterest-bearing deposits                         $ 16,442,262   $ 14,122,867
Interest-bearing deposits (note 7)                    151,172,610    112,716,418
                                                     ------------   ------------
                     Total deposits                   167,614,872    126,839,285
Short-term borrowings (note 9)                          7,932,881      3,677,592
Accrued interest payable                                  966,818        715,404
Other liabilities (note 8)                                232,684        279,131
                                                     ------------   ------------
                     Total liabilities                176,747,255    131,511,412
                                                     ------------   ------------
Commitments and contingencies (notes 11 and 13)
Stockholders' equity (notes 12 and 14):
          Common stock, $1 par value; 210,000
            shares authorized, 200,000 shares
            issued and outstanding                        200,000        200,000
          Surplus                                         270,464        224,732
          Retained earnings                            19,758,353     18,420,545

         Accumulated other comprehensive income -
            unrealized holding gains (losses) on
            available-for-sale securities, net of
            related tax                                   525,906         75,858
         Treasury stock at cost - 13,502 and
            14,102 shares at December 31, 1997
            and 1996, respectively                       (321,088)      (335,356)
                                                     ------------   ------------
                     Total stockholders' equity        20,433,635     18,585,779
                                                     ------------   ------------
                                                     $197,180,890   $150,097,191
                                                     ------------   ------------
                                                     ------------   ------------

See accompanying notes to consolidated financial statements.

            CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

          Consolidated Statements of Income and Comprehensive Income

               Years ended December 31, 1997, 1996 and 1995

                                              1997          1996         1995
                                           -----------   ----------   ----------
Interest income:
  Interest and fees on loans (note 5)      $ 9,204,207   $6,966,006   $6,651,293
  Interest and dividends on debt and
    equity securities:
       Taxable                               3,213,555    1,622,587    1,376,010
       Exempt from Federal income taxes        762,924      730,806      753,344
  Interest on short-term investments           565,607      405,497      486,527
                                           -----------   ----------   ----------
          Total interest income             13,746,293    9,724,896    9,267,174
                                           -----------   ----------   ----------
Interest expense:
  Interest on deposits (note 7)              6,977,721    4,430,551    4,004,189
  Interest on short-term borrowings
   (note 9)                                    456,087      330,488      448,445
                                           -----------   ----------   ----------
          Total interest expense             7,433,808    4,761,039    4,452,634
                                           -----------   ----------   ----------
          Net interest income                6,312,485    4,963,857    4,814,540
Provision for possible loan losses
   (note 5)                                    170,000          ---          ---
                                           -----------   ----------   ----------
          Net interest income after
            provision for possible loan
            losses                           6,142,485    4,963,857    4,814,540
                                           -----------   ----------   ----------
Noninterest income:
  Service charges on deposit accounts          488,934      289,221      287,882
  Income from fiduciary activities             155,458      105,107      125,341
  Net security sale gains (note 4)             193,173       15,447        6,897
  Net gain on sale of mortgage loans            68,455          ---          ---
  Other noninterest income                     307,933      195,748      171,830
                                           -----------   ----------   ----------
          Total noninterest income           1,213,953      605,523      591,950
                                           -----------   ----------   ----------
Noninterest expense:
  Salaries and employee benefits (note 10)   2,676,043    1,811,648    1,698,071
  Occupancy and equipment expense
    (note 6)                                   707,723      378,786      372,754
  Legal and professional fees                   82,824       49,997       72,706
  Postage, printing and supplies               320,048      181,675      161,657
  FDIC insurance expense                        68,717        2,000      119,632
  Amortization of intangible assets
    (note 2)                                   263,401        1,471        1,804
  Other noninterest expense                    862,526      470,856      428,747
                                           -----------   ----------   ----------
           Total noninterest expense         4,981,282    2,896,433    2,855,371
                                           -----------   ----------   ----------
           Income before applicable
             income taxes                    2,375,156    2,672,947    2,551,119
Applicable income taxes (note 8)               524,478      756,196      722,026
                                           -----------   ----------   ----------
           Net income                        1,850,678    1,916,751    1,829,093
                                           -----------   ----------   ----------
Other comprehensive income (loss)
  before tax:
     Net unrealized gains (losses) on
       available-for-sale securities           875,064     (16,198)      219,603
     Less reclassification adjustment
       for gains included in net income       (193,173)     (15,447)      (6,897)
                                           -----------   ----------   ----------
           Other comprehensive income
             (loss) before tax                 681,891     (31,645)      212,706
Income tax related to items of other
   comprehensive income (loss)                 231,843     (10,759)       72,320
                                           -----------   ----------   ----------
           Other comprehensive income
             (loss) net of tax                 450,048     (20,886)      140,386
                                           -----------   ----------   ----------
           Total comprehensive income      $ 2,300,726    $1,895,865  $1,969,479
                                           -----------   ----------   ----------
                                           -----------   ----------   ----------
Net income per common share:
  Average common shares outstanding            186,390      185,898      185,898
                                           -----------   ----------   ----------
                                           -----------   ----------   ----------
  Net income per common share              $      9.93       $10.31        $9.84
                                           -----------   ----------   ----------
                                           -----------   ----------   ----------

See accompanying notes to consolidated financial statements.

            CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

               Consolidated Statements of Stockholders' Equity

                Years ended December 31, 1997, 1996 and 1995

                                                                                        Accumulated         Total
                                                                                           Other            Stock-
                                    Common                   Retained      Treasury     Comprehensive      holders'
                                    Stock       Surplus      Earnings       Stock          Income           Equity
                                    -----       -------      --------      --------        ------          ------
Balance at December 31, 1994       $200,000     $224,732    $15,585,099    $(335,356)    $(43,642)       $15,630,833
Net income                            ---          ---        1,829,093       ---           ---            1,829,093
Cash dividends declared
    ($2.35 per share)                 ---          ---         (436,859)      ---           ---             (436,859)
Unrealized gains (losses) on
   available-for-sale
   securities, net of related
   tax effect                         ---          ---           ---          ---         140,386            140,386
                                   --------     --------    -----------    ---------     --------        -----------
Balance at December 31, 1995        200,000      224,732     16,977,333     (335,356)      96,744         17,163,453
Net income                            ---          ---        1,916,751       ---           ---            1,916,751
Cash dividends declared
   ($2.55 per share)                  ---          ---         (473,539)      ---           ---             (473,539)
Unrealized gains (losses) on
   available-for-sale
   securities, net of related
   tax effect                         ---          ---           ---          ---         (20,886)           (20,886)
                                   --------     --------    -----------    ---------     --------        -----------
Balance at December 31, 1996        200,000      224,732     18,420,545     (335,356)      75,858         18,585,779
Issuance of 600 shares from
   treasury                                       45,732         ---          14,268        ---               60,000
Net income                            ---          ---        1,850,678       ---           ---            1,850,678
Cash dividends declared
   ($2.75 per share)                  ---          ---         (512,870)      ---           ---             (512,870)
Unrealized gains (losses) on
   available-for-sale
   securities, net of related
   tax effect                         ---          ---           ---          ---         450,048            450,048
                                   --------     --------    -----------    ---------     --------        -----------
Balance at December 31, 1997       $200,000     $270,464     $19,758,353   $(321,088)    $525,906        $20,433,635
                                   --------     --------    -----------    ---------     --------        -----------
                                   --------     --------    -----------    ---------     --------        -----------


See accompanying notes to consolidated financial statements.

            CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                   Consolidated Statements of Cash Flows

               Years ended December 31, 1997, 1996 and 1995


                                            1997          1996          1995
                                         -----------   -----------  -----------
Cash flows from operating activities:
 Net income                              $ 1,850,678   $ 1,916,751  $ 1,829,093
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
    Depreciation and amortization            698,448       227,718      237,049
    Provision for possible loan losses       170,000       ---           ---
    Deferred income tax expense (benefit)     95,506       (65,443)       2,517
    Decrease (increase) in accrued
      interest receivable                     25,395      (178,059)    (117,954)
    Net gains on security sales
      and calls                             (193,173)      (15,447)      (6,897)
    Increase (decrease) in accrued
      interest payable                       (32,413)      (47,358)     128,470
    Mortgage loans originated for
      secondary market                    (9,509,943)      ---           ---
    Mortgage loans sold in secondary
      market                               9,357,493       ---           ---
    Other operating activities, net          (47,495)      (68,269)      19,974
                                         -----------   -----------  -----------
       Net cash provided by operating
          activities                       2,414,496     1,769,893    2,092,252
                                         -----------   -----------  -----------
Cash flows from investing activities:
 Net cash and cash equivalents received
  from acquisitions                        5,575,404    22,030,144       ---
 Proceeds from calls and maturities of
  and principal payments on debt
  securities:
   Available-for-sale                     12,078,173     4,592,174    2,633,105
   Held-to-maturity                        5,154,969     5,990,750    8,102,140
 Proceeds from sale of securities          2,508,366       ---           ---
 Purchases of debt and equity securities:
   Available-for-sale                    (20,355,046)  (25,881,923)  (8,200,040)
   Held-to-maturity                       (1,128,714)   (6,824,035)    (114,842)
 Net increase in loans                   (10,728,469)     (328,730)  (3,575,764)
 Purchases of bank premises and
  equipment, net                            (184,759)     (260,386)    (163,152)
 Proceeds from sale of other real estate
  owned                                       22,000       ---           ---
 Purchase of life insurance contracts in
  connection with benefit plans             (910,000)      ---           ---
                                         -----------   -----------  -----------
    Net cash used in investing activities (7,968,076)     (682,006)  (1,318,553)
                                         -----------   -----------  -----------
Cash flows from financing activities:
 Net increase (decrease) in deposits       6,855,340    (2,125,730)  (1,579,168)
 Net increase (decrease) in short-term
  borrowings                               4,255,289    (3,338,313)  (5,582,612)
 Proceeds from note payable                1,750,000       ---           ---
 Principal payments made on note payable  (1,750,000)      ---           ---
 Sale of treasury stock                       60,000       ---           ---
 Dividends paid                             (512,870)     (473,539)    (436,859)
                                         -----------   -----------  -----------
 Net cash provided by (used in)
  financing activities                    10,657,759    (5,937,582)  (7,598,639)
                                         -----------   -----------  -----------
    Net increase (decrease) in cash
     and cash equivalents                  5,104,179    (4,849,695)  (6,824,940)
Cash and cash equivalents at beginning
  of year                                  8,128,650    12,978,345   19,803,285
                                         -----------   -----------  -----------
Cash and cash equivalents at end of
  year                                   $13,232,829   $ 8,128,650  $12,978,345
                                         -----------   -----------  -----------
                                         -----------   -----------  -----------

Supplemental information:
 Cash paid for:
  Interest                               $ 7,182,394   $ 4,625,236  $ 4,324,770
  Federal income taxes                       850,991       771,541      712,741
 Noncash transactions:
  Transfers to other real estate in
   settlement of loans                       207,611       ---           ---
  Loans made to facilitate the sale of
   other real estate                          39,170       ---           ---
                                         -----------   -----------  -----------
                                         -----------   -----------  -----------

See accompanying notes to consolidated financial statements.

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements

                            December 31, 1997, 1996 and 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING  POLICIES

Carlinville National Bank Shares, Inc. ("CNB") provides a full range of banking services to individual and corporate customers throughout Macoupin, Montgomery, Christian and Sangamon counties of central Illinois, through the five locations of its wholly-owned subsidiary banks, Carlinville National Bank (the Carlinville Bank) and Palmer Bank (collectively referred to as the "CNB Banks"). CNB and its banking subsidiaries are subject to competition from other financial and nonfinancial institutions providing financial products throughout the central Illinois area. Additionally, CNB and its banking subsidiaries are subject to the regulations of certain Federal and state agencies and undergo periodic examinations by those regulatory agencies. CNB also maintains a nonbanking subsidiary which operates a tax return preparation service. The operations of the nonbanking subsidiary are not material to the CNB's consolidated results of operations.

The accounting and reporting policies of CNB conform to generally accepted accounting principles within the banking industry. In compiling the consolidated financial statements, management is required to make estimates and assumptions, including the determination of the reserve for possible loan losses, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Following is a description of the more significant of CNB's accounting policies:

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of CNB and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

BASIS OF ACCOUNTING
CNB and its subsidiaries utilize the accrual basis of accounting for major items, except for certain trust and fiduciary activities which are reported on the cash basis. Results of these activities on the cash basis do not differ materially from those which would be reported using the accrual basis.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. FAS 130 defines comprehensive income as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period, except those resulting from investments by and distributions to owners.

FAS 130 requires that all items that are required to be recognized as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the consolidated balance sheet.

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements


FAS 130 is effective for fiscal years beginning after December 15, 1997, with reclassification of financial statements of earlier periods required for comparative purposes. The accompanying consolidated financial statements as of and for the years ended December 31, 1997, 1996 and 1995 have been prepared in accordance with FAS 130.

CASH FLOW INFORMATION
For purposes of the consolidated statements of cash flows, cash equivalents include due from banks and Federal funds sold.

EARNINGS PER COMMON SHARE
Earnings per common share is based on the weighted average number of common shares outstanding during each year.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128") which amends existing accounting requirements and establishes standards for computing and presenting earnings per share for entities with publicly-held common stock or potential common stock. FAS 128 simplifies the standards for computing earnings per share, replacing the presentation of primary earnings per share with basic earnings per share, which excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. FAS 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity.

FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior period earnings per share information presented. At December 31, 1997, 1996 and 1995, CNB did not maintain a complex capital structure as defined by FAS 128.

INVESTMENTS IN DEBT AND EQUITY SECURITIES
CNB classifies its debt securities into one of three categories at the time of purchase: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near-term. Held-to-maturity securities are those securities which CNB has the ability and intent to hold until maturity. All other debt securities not included in trading or held-to-maturity, and all equity securities, are classified as available-for-sale.

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or accretion of discounts. Unrealized holding gains and losses on trading securities (for which no securities were so designated at December 31, 1997 and 1996) would be included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a component of other comprehensive income in stockholders' equity until realized. Transfers of securities between categories would be recorded at fair value at the date of transfer. Unrealized holding gains and losses would be recognized in earnings for any transfers into the trading category.

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements


A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

For securities in the available-for-sale and held-to-maturity categories, premiums and discounts are amortized or accreted over the lives of the respective securities, with consideration of historical and estimated prepayment rates, as an adjustment to yield using a method which approximates the interest method. Dividend and interest income are recognized when earned. Realized gains and losses from the sale of any securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

LOANS
Interest on commercial, real estate and certain installment loans and direct financing leases is credited to income based on the principal amount outstanding. Interest on the remaining installment loans is credited to income using a method which approximates the interest method. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. Subsequent payments received on such loans are applied to principal if any doubt exists as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected.

Loan origination fees and related expenses are recognized when received and when incurred, respectively, the results of which do not differ materially from generally accepted accounting principles. Initial direct processing fees on direct financing leases are deferred and amortized over the lives of the related leases, using a method which approximates the interest method.

The reserve for possible loan losses is available to absorb loan charge-offs. The reserve is increased by provisions charged to operations and is reduced by loan charge-offs less recoveries. The provision charged to operations each year is that amount which management believes is sufficient to bring the balance of the reserve to a level adequate to absorb potential loan losses, based on their knowledge and evaluation of past losses, the current loan portfolio, and the current economic environment in which the borrowers of CNB's banking subsidiaries operate.

Management believes the reserve for possible loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on changes in economic conditions. Additionally, various regulatory agencies, as an integral part of the examination process, periodically review the CNB Banks' reserves for possible loan losses. Such agencies may require the CNB Banks to add to their respective reserves for possible loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

Effective January 1, 1995, CNB adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("FAS 114"), and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" ("FAS 118"), which amended FAS 114. FAS 114 (as amended by FAS 118) defines the recognition criteria for impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment could be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, FAS 114 requires a creditor to measure impairment based on the fair value

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements

of the collateral when the creditor determines foreclosure is probable. FAS 118 amends FAS 114 to allow a creditor to use existing methods of recognizing interest income on an impaired loan, which CNB has elected to continue to use.

The adoption of FAS 114 and FAS 118 in 1995 resulted in no prospective adjustment to CNB's provision for possible loan losses.

BANK PREMISES AND EQUIPMENT
Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of premises and equipment are computed over the expected lives of the assets, or the related lease term for leasehold improvements, using both straight-line and accelerated methods. Estimated useful lives are 15 to 39 years for premises and three to seven years for leasehold improvements, furniture, fixtures, and equipment. Expenditures for major renewals and betterments of bank premises and equipment are capitalized, and those for maintenance and repairs are expensed as incurred.

CNB adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FAS 121") on January 1, 1996. FAS 121 requires that long-lived assets, such as bank premises and equipment, and certain identifiable intangible assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. CNB's adoption of FAS 121 in 1996 had no impact on the Company's financial position, results of operations or liquidity.

OTHER REAL ESTATE OWNED
Other real estate owned represents property acquired through foreclosure, or deeded to CNB's banking subsidiaries in lieu of foreclosure, for loans on which the borrowers have defaulted as to payment of principal and interest. Properties acquired are initially recorded at the lower of CNB's cost (less estimated selling costs) or fair value of the property acquired, and carried in other assets in the consolidated balance sheets. Valuations are periodically performed by management, and an allowance for losses is established by means of a charge to noninterest expense if the carrying value of a property exceeds its fair value, less estimated selling costs. Subsequent increases in the fair value less estimated selling costs are recorded through a reversal of the allowance, but not below zero. Costs related to development and improvement of property are capitalized, while costs relating to holding the property are expensed.

INTANGIBLE ASSETS
The core deposit intangible relating to the purchase of certain assets and assumption of certain liabilities of a branch location in Hillsboro, Illinois on December 13, 1996, is being amortized into noninterest expense on an straight-line basis over 15 years.

The excess of CNB's consideration given in each subsidiary acquisition transaction over the fair value of the net assets acquired is recorded as goodwill, an intangible asset on the consolidated balance sheets. This amount is amortized into noninterest expense on a straight-line basis over 15 years.

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements


CNB assesses the recoverability of intangible assets by determining whether the amortization of the intangible assets over their remaining lives can be recovered through undiscounted future operating cash flows of the acquired operations or deposits. The amount of impairment, if any, is measured based on projected discounted future operating cash flows, using a discount rate reflecting CNB's average cost of funds. The assessment of the recoverability of intangible assets will be impacted if estimated future operating cash flows are not achieved.

INCOME TAXES
CNB and its subsidiaries file consolidated Federal and state income tax returns. Applicable income taxes are computed based on reported income and expenses, adjusted for permanent differences between reported and taxable income.

CNB uses the asset and liability method of accounting for income taxes, in which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period which includes the enactment date.

MORTGAGE BANKING OPERATIONS
In 1997, CNB established a mortgage banking department which originates mortgage loans for sale to the secondary market. Servicing rights are not retained on the loans originated and sold. Mortgage loans held for sale are valued at the lower of cost or market, as determined by outstanding commitments from investors. Gains and losses on the sale of these loans and the effects of market adjustments are included in noninterest income in the consolidated statements of income.

DIRECTORS' INCENTIVE DEFERRAL PLAN
Effective December 1997, the Carlinville Bank adopted an Incentive Deferral Plan for certain of its directors, allowing such directors to defer their current compensation earned as directors, with the Carlinville Bank agreeing to pay to such directors, or their designated beneficiaries or survivors, the total amount of deferred compensation plus accumulated interest at or following retirement. Under the plan, interest is added to the accumulated deferred compensation at a periodic compound rate equal to the Carlinville Bank's return on equity before such interest charges. The directors are expected to continue to render their normal service as directors to the Carlinville Bank from the date of the Incentive Deferral Plan's inception until retirement.

The plan stipulates that upon disability, termination, or death prior to retirement, the affected director (or his or her designated beneficiaries or survivors) would be vested in the total deferred compensation accumulated to that date, plus compound interest. Payments under the plan may be made in a lump sum or periodically over a specified time period, with interest.

To fund the individual agreements with each director covered under the plan, the Carlinville Bank has purchased flexible premium universal life insurance policies on the lives of such directors, (payable upon death to the Carlinville Bank), and paid a single one-time premium at the inception of the policies totaling $910,000. No other payments or premiums are required of the Carlinville Bank. Each life insurance policy has a cash surrender value feature which allows the Carlinville Bank to receive an amount in cash upon cancellation or lapse of the policy. The cash surrender value of the policies, which is included in other assets in the consolidated balance sheet, increases monthly, based upon an interest factor, net of mortality, administration and early termination costs that are inherent in the contracts.

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements


The Carlinville Bank recognizes annual compensation expense equal to the sum of the compensation deferred under the Incentive Deferral Plan by the affected directors, plus interest applied to the accumulated balance of the deferred compensation. An amount is included in other liabilities in the consolidated balance sheet equal to the sum of all deferrals and interest additions accumulated to date.

FINANCIAL INSTRUMENTS
For purposes of information included in Note 13 regarding disclosures about financial instruments, financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that both:

(a) imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, and

(b) conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

CNB adopted the provisions of Statement of Financial Accounting Standards No. 125, "Transfer and Servicing of Financial Assets and Extinguishments of Liabilities" ("FAS 125"), on January 1, 1997. FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. FAS 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Adoption of FAS 125 did not have a material impact on CNB's financial position, results of operations, or liquidity.

RECLASSIFICATIONS
Certain reclassifications have been made to the 1995 and 1996 consolidated financial statement amounts to conform to the 1997 presentation.

NOTE 2 - ACQUISITIONS AND PENDING MERGERS

Effective December 13, 1996, the Carlinville Bank entered into a purchase and assumption agreement to acquire certain assets and assume certain liabilities of the Hillsboro, Illinois branch location of an unaffiliated financial institution (the "Hillsboro Branch"). The fair value of the assets acquired and liabilities assumed in this transaction is shown below. The net difference between the assets acquired from and core deposit premium paid to the unaffiliated financial institution, and the liabilities assumed, was settled by a cash payment from the unaffiliated financial institution on December 13, 1996. This purchase and assumption transaction was accounted for as a purchase and, accordingly, the consolidated financial statements include the financial position and results of operations of the Hillsboro Branch for the period subsequent to the acquisition date. The assets acquired and liabilities assumed were recorded at their fair values at the acquisition date. The resulting discounts and premiums are being amortized over the expected economic lives of the related assets and liabilities.

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements

Assets acquired:
  Loans                                                              $   317,958
  Leasehold improvements, furniture and fixtures                          67,814
  Accrued interest and other assets                                       99,636
                                                                     -----------
      Total assets acquired                                          $   485,408
                                                                     -----------
                                                                     -----------

Liabilities assumed:
   Deposits                                                          $24,379,392
   Accrued interest and other liabilities                                186,525
                                                                     -----------
      Total liabilities assumed                                      $24,565,917
                                                                     -----------
                                                                     -----------
Core deposit premium paid                                            $2,051,456
                                                                     -----------
                                                                     -----------

Effective January 24, 1997, CNB purchased 100% of the outstanding capital stock of Lincoln Trail Bancshares, Inc. ("Lincoln Trail") which owned 100% of the outstanding common stock of the Palmer Bank in Taylorville, Illinois, in exchange for cash of $3,045,984. The acquisition was accounted for as a purchase transaction and, accordingly, the consolidated operations of Lincoln Trail from January 24, 1997 to December 31, 1997 are included in the consolidated results of operations of CNB for the year ended December 31, 1997. The excess of cost over the fair value of net assets acquired, which amounted to $2,048,407, is being amortized on a straight line basis over 15 years.

The fair value of the consolidated net assets acquired from Lincoln Trail at January 24, 1997 were as follows:

Cash and due from banks                                             $   983,388
Federal funds sold                                                    7,638,000
Investment securities                                                 3,477,228
Loans, net                                                           21,659,223
Premises and equipment                                                1,055,763
Other assets                                                            560,849
                                                                    -----------
     Total assets                                                    35,374,451
                                                                    -----------
Deposits                                                             33,920,247
Other liabilities                                                       456,627
                                                                    -----------
     Total liabilities                                               34,376,874
                                                                    -----------
     Net assets acquired                                                997,577
Cost of acquisition                                                   3,045,984
                                                                    -----------
Excess of cost over fair value of net assets acquired               $ 2,048,407
                                                                    -----------
                                                                    -----------

The expected annual decrease of future income as a result of the projected amortization of the purchase adjustments for the acquisitions of the Hillsboro Branch and Lincoln Trail will be approximately $164,000 through 2011 and $82,000 for 2012.

Following is an unaudited pro forma summary of the consolidated results of operations for the years ended December 31, 1997, 1996 and 1995, assuming the purchase and assumption of the Hillsboro Branch had occurred on January 1, 1995, and the acquisition of Lincoln Trail had occurred on January 1, 1996:

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements

                                            1997         1996          1995
                                            ----         ----          ----
                                         (in thousands of dollars, except per
                                                     share data)
Interest income                           $13,904      $13,652       $10,660
Interest expense                            7,542        7,563         5,571
                                          -------      -------        ------
     Net interest income                    6,362        6,089         5,089
Provision for possible loan losses            170         --            --
Noninterest income                          1,226          831           612
Noninterest expense                         5,031        4,515         3,132
                                          -------      -------        ------
     Net income before taxes                2,387        2,405         2,569
Income tax expense                            505          556           729
                                          -------      -------        ------
     Net income                            $1,882       $1,849        $1,840
                                          -------      -------        ------
                                          -------      -------        ------
     Net income per share                  $10.10        $9.95         $9.90
                                          -------      -------        ------
                                          -------      -------        ------

On March 27, 1998, CNB entered into a definitive agreement to acquire all of the outstanding common stock of Shipman Bancorp, Inc. ("Shipman") and its wholly-owned subsidiary, Citizens State Bank in Shipman, Illinois ("Citizens Bank"), which had total consolidated assets of approximately $50 million at December 31, 1997. The transaction involves an exchange of two shares of CNB common stock or cash of $190 per share for each share of Shipman common stock, provided that at least 70% of the Shipman common shares are exchanged for CNB common stock. Using the value derived from the $190 per share cash price for Shipman, the transaction is valued at approximately $6,100,000. The transaction will be accounted for as a purchase and is expected to close in the third quarter of 1998, pending the approval of Shipman stockholders and the appropriate bank regulatory agencies.

NOTE 3 - CASH AND DUE FROM BANKS

CNB's banking subsidiaries are required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. The reserve balances maintained in accordance with such requirements at December 31, 1997 and 1996 were approximately $244,000 and $131,000, respectively.

NOTE 4 - INVESTMENTS IN DEBT AND EQUITY SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair values of debt and equity securities classified as available-for-sale at December 31, 1997 and 1996 were as follows:

                                                                     Gross         Gross
                                                    Amortized      unrealized    unrealized     Estimated
                                                      cost            gains        losses      fair value
                                                   -----------    -----------    ----------    ----------
1997
----
U.S. Treasury issues and obligations of U.S.
  Government agencies and corporations             $32,924,621     $ 71,278       $(43,220)     $32,952,679
Obligations of states and political subdivisions     4,946,354      144,659         (6,306)       5,084,707
Other debt securities                                  250,000          312           --            250,312
Mortgage-backed securities                           2,478,757        6,008        (15,650)       2,469,115
Equity securities                                    2,745,870      639,733           --          3,385,603
                                                   -----------     --------       --------      -----------
                                                   $43,345,602     $861,990       $(65,176)     $44,142,416
                                                   -----------     --------       --------      -----------
                                                   -----------     --------       --------      -----------

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements


                                                                     Gross         Gross
                                                    Amortized      unrealized    unrealized     Estimated
                                                      cost            gains        losses      fair value
                                                   -----------    -----------    ----------    ----------
1996
----
U.S. Treasury issues and obligations of U.S.
  Government agencies and corporations             $27,767,879     $ 17,235       $(118,286)   $27,666,828
Obligations of states and political subdivisions     3,358,187       81,929         (18,841)     3,421,275
Other debt securities                                  250,000        5,312           --           255,312
Mortgage-backed securities                           1,059,615          300         (28,389)     1,031,526
Equity securities                                    2,656,979      191,783           --         2,848,762
                                                   -----------     --------       ---------    -----------
                                                   $35,092,660     $296,559       $(165,516)   $35,223,703
                                                   -----------     --------       ---------    -----------
                                                   -----------     --------       ---------    -----------

The amortized cost and estimated fair value of debt and equity securities classified as available-for-sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without prepayment penalties.

                                                         Amortized                  Estimated
                                                           cost                     fair value
                                                        -----------                -----------
Due one year or less                                    $12,909,444                $12,913,995
Due one year through five years                          18,353,627                 18,387,074
Due five years through ten years                          5,370,883                  5,457,429
Due after ten years                                       1,487,021                  1,529,200
Mortgage-backed securities                                2,478,757                  2,469,115
Equity securities                                         2,745,870                  3,385,603
                                                        -----------                -----------
                                                        $43,345,602                $44,142,416
                                                        -----------                -----------
                                                        -----------                -----------

The amortized cost, gross unrealized gains and losses, and estimated fair values of CNB's debt securities classified as held-to-maturity at December 31, 1997 and 1996 were as follows:

                                                                     Gross         Gross
                                                    Amortized      unrealized    unrealized     Estimated
                                                      cost            gains        losses      fair value
                                                   -----------    -----------    ----------    ----------
1997
----
U.S. Treasury issues and obligations of U.S.
 Government agencies and corporations              $ 5,049,439     $  14,085      $  --        $ 5,063,524
Obligations of states and political subdivisions     9,299,904       320,492        (2,702)      9,617,694
Other debt securities                                  400,958           726          (684)        401,000
Mortgage-backed securities                           4,125,020        41,990       (10,778)      4,156,232
                                                   -----------     --------       ---------    -----------
                                                   $18,875,321      $377,293      $(14,164)    $19,238,450
                                                   -----------     --------       ---------    -----------
                                                   -----------     --------       ---------    -----------

                                                                     Gross         Gross
                                                    Amortized      unrealized    unrealized     Estimated
                                                      cost            gains        losses      fair value
                                                   -----------    -----------    ----------    ----------
1996
----
U.S. Treasury issues and obligations of U.S.
 Government agencies and corporations              $ 6,412,053     $    999       $(33,726)    $ 6,379,326
Obligations of states and political subdivision     10,647,183      321,519        (26,269)     10,942,433
Other debt securities                                  708,846        1,523         (7,119)        703,250
Mortgage-backed securities                           4,056,681       19,466        (28,570)      4,047,577
                                                   -----------     --------       ---------    -----------
                                                   $21,824,763     $343,507       $(95,684)    $22,072,586
                                                   -----------     --------       ---------    -----------
                                                   -----------     --------       ---------    -----------

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements


The amortized cost and estimated fair value of debt securities classified as held-to-maturity at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without prepayment penalties.

                                              Amortized          Estimated
                                                cost            fair value
                                             ----------         ----------
Due one year or less                         $ 3,192,200        $ 3,211,846
Due one year through five years                6,189,304          6,304,716
Due five years through ten years               4,649,995          4,822,050
Due after ten years                              718,802            743,606
Mortgage-backed securities                     4,125,020          4,156,232
                                             -----------        -----------
                                             $18,875,321        $19,238,450
                                             -----------        -----------
                                             -----------        -----------

The carrying value of debt securities pledged to secure public funds, securities sold under repurchase agreements, and for other purposes amounted to approximately $20,636,000 and $18,808,000 at December 31, 1997 and 1996,
respectively.

During 1997, certain available-for-sale securities were sold for proceeds totaling $2,508,366, resulting in gross gains of $191,213. Additionally, for the years ended December 31, 1997, 1996 and 1995, CNB realized gains of $1,960, $15,447 and $6,897, respectively, on securities which were called before maturity. No securities were sold in 1996 or 1995.

NOTE 5 - LOANS

The composition of the loan portfolio at December 31, 1997 and 1996 was as follows:

                                                      1997             1996
                                                  ------------      -----------
Commercial:
     Real estate                                  $  8,314,650      $ 3,312,673
     Agricultural production                        19,358,620       17,901,733
     Other                                          24,258,850       16,827,859
Real estate:
     Construction                                    4,757,992        3,602,969
     Residential                                    24,241,201       14,252,639
     Farmland                                       16,064,619       14,391,654
     Loans for sale                                    152,450           --
Consumer                                            12,822,806        6,891,640
Direct financing leases                              1,954,021        2,249,932
                                                  ------------      -----------
                                                  $111,925,209      $79,431,099
                                                  ------------      -----------
                                                  ------------      -----------

CNB's banking subsidiaries grant commercial, industrial, residential, agricultural and consumer loans and direct financing leases throughout Macoupin, Montgomery, Christian and Sangamon counties in central Illinois. With the exception of agricultural credits, CNB does not have any particular concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated in and secured by real estate in the four-county area. The ability of CNB's borrowers to honor their contractual obligations is dependent in part upon the local economies and their effect on the real estate market.

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements


At December 31, 1997 and 1996, CNB had loans outstanding to the agricultural sector of $35,423,239 and $32,293,387, respectively, which comprised 31.6% and 40.7%, respectively, of CNB's total loan portfolio. Additionally, CNB's direct financing leases involve agricultural equipment, which is being leased to local area farmers. CNB's agricultural credits are concentrated in the four-county area in central Illinois and are generally fully-secured with either growing crops, farmland, livestock and/or machinery and equipment. Such loans are subject to the overall national effects of the agricultural economy, as well as the local effects relating to their central Illinois location.

The aggregate amount of loans to executive officers and directors and loans made for the benefit of executive officers and directors was $709,657 and $531,733 at December 31, 1997 and 1996, respectively. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. A summary of activity for loans to executive officers and directors for the year ended December 31, 1997 is as follows:


Balance, December 31, 1996                      $531,733
New loans made                                   162,609
Payments received                               (126,425)
Other changes                                    141,740
                                                --------
Balance, December 31, 1997                      $709,657
                                                --------
                                                --------

Other changes represent changes in officer or director status in 1997.

A summary of impaired loans, which include nonaccrual loans, at December 31, 1997 and 1996, follows:

                                                              1997       1996
                                                              ----       ----
Nonaccrual loans                                            $865,299   $359,826
Impaired loans continuing to accrue interest                   --        --
                                                            --------   --------
           Total impaired loans                             $865,299   $359,826
                                                            --------   --------
                                                            --------   --------
Reserve for possible loan losses on impaired loans          $448,334   $ 93,891
                                                            --------   --------
                                                            --------   --------
Impaired loans with no related reserve for
 possible loan losses                                       $416,965   $265,935
                                                            --------   --------
                                                            --------   --------

The average balances of impaired loans in 1997, 1996 and 1995 were $888,379, $537,280 and $594,740, respectively. A summary of interest income on impaired loans for the years ended December 31, 1997, 1996 and 1995, follows:

                                                     1997       1996      1995
                                                     ----       ----      ----
Income recognized:
   Nonaccrual loans                                $35,279    $28,373    $37,000
   Impaired loans continuing to accrue interest       --         --         --
                                                   -------    -------    -------
                                                   $35,279    $28,373    $37,000
                                                   -------    -------    -------
                                                   -------    -------    -------
Income which would have been recognized if
 interest had been accrued:
   Nonaccrual loans                                $80,563    $37,000    $48,700
   Impaired loans continuing to accrue interest       --         --         --
                                                   -------    -------    -------
                                                   $80,563    $37,000    $48,700
                                                   -------    -------    -------
                                                   -------    -------    -------

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements


Transactions in the reserve for possible loan losses for the years ended December 31, 1997, 1996 and 1995 are summarized as follows:

                                               1997          1996         1995
                                               ----          ----         ----
Balance, January 1                          $   800,418   $1,016,287   $1,101,921
Balance of acquired subsidiary                1,183,535       --            --
Provision charged to expense                    170,000       --            --
Loans charged off                            (1,241,921)    (319,622)    (121,595)
Recoveries of loans previously charged off      186,006      103,753       35,961
                                            -----------   ----------   ----------
       Net loans charged off                 (1,055,915)    (215,869)     (85,634)
                                            -----------   ----------   ----------
Balance, December 31                        $ 1,098,038   $  800,418   $1,016,287
                                            -----------   ----------   ----------
                                            -----------   ----------   ----------

NOTE 6 - BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment at December 31, 1997 and 1996 is as follows:

                                                      1997              1996
                                                      ----              ----
Land                                               $  317,114        $  150,534
Buildings and improvements                          2,787,077         2,188,862
Furniture, fixtures and equipment                   1,831,002         1,388,473
Leasehold improvements                                 32,491            32,491
                                                   ----------        ----------
                                                    4,967,684         3,760,360
Less accumulated depreciation and amortization      2,546,326         2,251,670
                                                   ----------        ----------
                                                   $2,421,358        $1,508,690
                                                   ----------        ----------
                                                   ----------        ----------

Amounts charged to noninterest expense for depreciation and amortization aggregated $327,854, $193,092 and $182,001 for the years ended December 31, 1997, 1996 and 1995, respectively.

CNB leases certain premises and equipment under noncancelable operating lease agreements which expire at various dates through 2002. Minimum rental commitments under these noncancelable operating lease agreements at December 31, 1997, for each of the next five years and in the aggregate, were as follows:

              Year ending December 31:
                       1998                               $ 56,459
                       1999                                 28,022
                       2000                                 22,673
                       2001                                 21,000
                       2002                                  3,500
                                                          --------
              Total minimum payments required             $131,654
                                                          --------
                                                          --------

CNB also leases certain equipment under agreements which are cancelable with 30 to 90 days notice. Total rent expense for 1997, 1996 and 1995 was $62,678, $1,019 and $1,036, respectively.

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements


NOTE 7 - INTEREST-BEARING DEPOSITS

A summary of interest-bearing deposits at December 31, 1997 and 1996 is as follows:

                                                  1997              1996
                                                  ----              ----
Interest-bearing transaction accounts         $24,580,816        $ 18,808,567
Savings                                        20,419,256          17,813,504
Time deposits:
      Less than $100,000                        89,393,788         67,400,270
      $100,000 and over                         16,778,750          8,694,077
                                              ------------       ------------
                                              $151,172,610       $112,716,418
                                              ------------       ------------
                                              ------------       ------------

Interest expense on deposits for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:

                                               1997          1996         1995
                                               ----          ----         ----
Interest-bearing transaction accounts       $  673,268    $  445,720   $  443,608
Savings                                        623,524       419,767      453,390
Time deposits:
      Less than $100,000                     4,897,465     2,905,731    2,499,873
      $100,000 and over                        783,464       659,333      607,318
                                            ----------    ----------   ----------
                                            $6,977,721    $4,430,551   $4,004,189
                                            ----------    ----------   ----------
                                            ----------    ----------   ----------

Following are the maturities of time deposits for each of the next five years and in the aggregate at December 31, 1997:

              Year ending December 31:
                      1998                                $ 80,471,980
                      1999                                  19,755,928
                      2000                                   4,420,071
                      2001                                     921,335
                      2002                                     591,724
                      After 2002                                11,500
                                                          ------------
                                                          $106,172,538
                                                          ------------
                                                          ------------

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements

NOTE 8 - INCOME TAXES

The components of income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                         1997              1996          1995
                                         ----              ----          ----
 Current:
      Federal                          $416,926          $695,323      $571,989
      State                              12,046           126,316       147,520
 Deferred                                95,506           (65,443)        2,517
                                       --------          --------      --------
                                       $524,478          $756,196      $722,026
                                       --------          --------      --------
                                       --------          --------      --------

A reconciliation of expected income tax expense computed by applying the Federal statutory rate of 34% to income before applicable income taxes, for the years ended December 31, 1997, 1996 and 1995, is as follows:

                                         1997              1996          1995
                                         ----              ----          ----
Expected statutory Federal
 income tax                            $807,553          $908,802      $867,380
Tax-exempt interest and dividend
 income                                (292,993)         (224,493)     (242,730)
State tax, net of related
 federal benefit                          7,950            83,368        97,363
Other, net                                1,968           (11,481)           13
                                       --------          --------      --------
                                       $524,478          $756,196      $722,026
                                       --------          --------      --------
                                       --------          --------      --------

The tax effects of temporary differences which give rise to significant portions of deferred tax assets and liabilities at December 31, 1997 and 1996 are presented below:


                                                    1997             1996
                                                    ----             ----
Deferred tax assets:
  Reserve for possible loan losses               $  22,125        $  93,958
  Direct financing leases, net                          --           37,150
                                                 ---------        ---------
                Total deferred tax assets           22,125          131,108
                                                 ---------        ---------
Deferred tax liabilities:
  Bank premises and equipment                      (26,394)         (50,265)
  Available for sale securities, net              (270,917)         (51,067)
  Direct financing leases, net                      (5,970)              --
  Other, net                                        (4,424)              --
                                                 ---------        ---------
                Total deferred tax liabilities    (307,705)        (101,332)
                                                 ---------        ---------
                Net deferred tax assets
                 (liabilities)                   $(285,580)       $  29,776
                                                 ---------        ---------
                                                 ---------        ---------

CNB is required to provide a valuation reserve on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. CNB has not established a valuation reserve at December 31, 1997 and 1996, due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of deferred tax assets.

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements

NOTE 9 - SHORT-TERM BORROWINGS

Following is a summary of short-term borrowings at December 31, 1997 and 1996:

                                                        1997           1996
                                                        ----           ----

Securities sold under repurchase agreements          $7,173,408      $3,477,583
Treasury, tax and loan note option                      759,473         200,009
                                                     ----------      ----------
                                                     $7,932,881      $3,677,592
                                                     ----------      ----------
                                                     ----------      ----------

The average balances, maximum month-end amounts outstanding, and average rates at each year end for securities sold under repurchase agreements and total short-term borrowings as of and for the years ended December 31, 1997 and 1996 were as follows:

                                                        1997           1996
                                                        ----           ----

Securities sold under repurchase
 agreements:
      Average balance                               $ 8,179,403     $ 6,410,524
      Maximum amount outstanding at any
       month-end                                     10,574,492      10,665,035
      Average rate at end of year                          4.97%           4.65%
Total short-term borrowings:
      Average balance                               $ 9,159,475     $ 6,807,238
      Maximum amount outstanding at any
        month-end                                    12,059,012      10,665,035
      Average rate at end of year                          5.02%           4.67%


The weighted average interest rate paid for securities sold under repurchase agreements and for total short-term borrowings for the years ended December 31, 1997, 1996 and 1995 was 4.80%, 4.84% and 5.25%, respectively, and 4.98%,
4.85% and 5.28%, respectively.

The Carlinville Bank participates in the Federal Reserve Bank Seasonal Borrowing Privilege program, in which the Federal Reserve Bank of St. Louis has approved a $4,100,000 line of credit facility which the Carlinville Bank could utilize throughout the year to assist in meeting the requirements of the community. The Seasonal Borrowing Privilege program is generally extended to smaller institutions which experience fluctuations in deposits and loans and may not have access to national money markets. A flexible interest rate applies on all outstanding seasonal loans and is set biweekly based on the moving average of the Federal funds interest rate and the secondary market interest rate on 90-day large certificates of deposits. The Carlinville Bank has pledged approximately $5,200,000 of real estate loans as security on this line of credit. The approved seasonal line of credit may be significantly reduced or revoked should the Carlinville Bank at any time become classified as undercapitalized by a Federal banking agency. At December 31, 1997, the seasonal line of credit facility remained unused.

NOTE 10 - EMPLOYEE  BENEFIT PLANS

The Carlinville Bank maintains two defined contribution plans to provide retirement benefits to substantially all of its employees. Under the Money Purchase Plan, the Carlinville Bank is required to contribute a minimum of 5% of eligible employee compensation. Under the 401(k) Plan, the Carlinville Bank may make discretionary matching contributions to the plan, up to the amount of employee contributions, subject to certain limitations. Contributions made by the Carlinville Bank under these plans were $184,316, $160,115 and $147,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements

NOTE 11 - LITIGATION

During the normal course of business, various legal claims have arisen which, in the opinion of management, will not result in any material liability to CNB.

NOTE 12 - PARENT COMPANY FINANCIAL INFORMATION

Subsidiary bank dividends are the principal source of funds for the payment of dividends by CNB to its stockholders and for debt servicing. CNB's banking subsidiaries are subject to regulations by regulatory authorities which require the maintenance of minimum capital requirements. Additionally, as a national bank, the Carlinville Bank is limited to the earnings of the current year and two previous years for the payment of dividends, without obtaining the prior approval of the Office of the Comptroller of the Currency. As an Illinois state chartered bank, Palmer Bank has no regulatory restrictions, other than the maintenance of minimum capital standards, and those required under the existing Memorandum of Understanding with the Federal Deposit Insurance Corporation (the "FDIC") described in Note 14, as to the amount of dividends Palmer Bank may pay. As of December 31, 1997, under the existing regulatory restrictions, the Carlinville Bank had an additional $36,314 available for dividends in 1998.

Following are condensed balance sheets as of December 31, 1997 and 1996 and the related condensed schedules of income and cash flows for each of the years in the three-year period ended December 31, 1997 of the CNB holding company (parent company only):


                                                      (in thousands of dollars)
CONDENSED BALANCE SHEETS                               1997               1996
                                                       ----               ----
Assets:
      Cash                                           $   133            $     5
      Investment in subsidiaries                      18,656             14,877
      Dividends receivable from subsidiary                --              2,340
      Available-for-sale equity securities             1,920              1,387
      Property and equipment, net                         19                 --
      Other assets                                        20                 59
                                                     -------            -------
                Total assets                         $20,748            $18,668
                                                     -------            -------
                                                     -------            -------

 Liabilities and stockholders' equity:
      Deferred taxes payable                         $   218                $79
      Other liabilities                                   96                  3
                                                     -------            -------
                Total liabilities                        314                 82
      Total stockholders' equity                      20,434             18,586
                                                     -------            -------
                Total liabilities and
                 stockholders' equity                $20,748            $18,668
                                                     -------            -------
                                                     -------            -------

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements



                                                 (in thousands of dollars)
CONDENSED SCHEDULES OF INCOME                    1997         1996        1995
                                                 ----         ----        ----
Revenue:
      Cash dividends from subsidiaries          $2,364       $3,642      $  753
      Dividend and interest income                  30           27           2
      Net gains on mortgage banking                 26           --          --
       activities
      Gain on sale of equity securities            182           --          --
                                                ------       ------      ------
           Total revenue                         2,602        3,669         755
                                                ------       ------      ------
Expenses:
      Salaries and benefits                         93           --          --
      Interest expense                              36           --          --
      Depreciation                                   6           --          --
      Miscellaneous expenses                        58           13          14
                                                ------       ------      ------
           Total expenses                          193           13          14
                                                ------       ------      ------

           Income before income tax benefits
            and equity in undistributed (excess
            dividends over) net income of
            subsidiaries                         2,409        3,656         741
Income tax benefit                                  --            2           5
                                                ------       ------      ------
                                                 2,409        3,658         746

Equity in undistributed (excess
 dividends over) net income of
 subsidiaries                                    (558)      (1,741)       1,083
                                                ------       ------      ------
           Net income                           $1,851       $1,917      $1,829
                                                ------       ------      ------
                                                ------       ------      ------

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements



                                                  (in thousands of dollars)
CONDENSED SCHEDULES OF CASH FLOWS                1997         1996         1995
                                                 ----         ----         ----
Cash at beginning of year                      $     5       $    13     $    15
                                               -------       -------     -------
Cash flows from operating activities:
      Net income                                 1,851         1,917       1,829
                                               -------       -------     -------
      Adjustments to reconcile net income to
       net cash provided by operating
       activities:
        Excess dividends (undistributed
         earnings) of subsidiaries                 558         1,741      (1,083)
        Dividends receivable from subsidiary     2,340        (2,340)         --
        Depreciation                                 6            --          --
        Gain on sale of equity securities         (182)           --          --
        Other, net                                 132           (74)         (4)
                                               -------       -------     -------
                Total adjustments                2,854          (673)     (1,087)
                                               -------       -------     -------
                Cash provided by operating
                 activities                      4,705         1,244         742
                                               -------       -------     -------
Cash flows from investing activities:
      Purchase of available-for-sale equity
       securities                                 (478)         (778)       (307)
      Proceeds from sale of available-for-
       sale equity securities                      576            --          --
      Cash paid in purchase of subsidiary       (3,046)           --          --
      Additional capital injection into
       subsidiary                               (1,150)           --          --
      Purchase of property and equipment           (26)           --          --
                                               -------       -------     -------
                Cash used in investing
                 activities                     (4,124)         (778)       (307)
                                               -------       -------     -------
Cash flows from financing activities:
      Dividends paid                              (513)         (474)       (437)
      Issuance of treasury stock                    60            --          --
      Proceeds from note payable                 1,750            --          --
      Principal payments on note payable        (1,750)           --          --
                                               -------       -------     -------
                Cash used in financing
                 activities                       (453)         (474)       (437)
                                               -------       -------     -------
                Net increase (decrease)
                 in cash                           128            (8)         (2)
                                               -------       -------     -------
                Cash at end of year            $   133       $     5     $    13
                                               -------       -------     -------
                                               -------       -------     -------

NOTE 13 - DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

CNB's banking subsidiaries issue financial instruments with off-balance-sheet risk in the normal course of the business of meeting the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement CNB has in particular classes of financial instruments.

CNB's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. CNB's banking subsidiaries use the same credit policies in making commitments and conditional obligations as they do for financial instruments included on the balance sheet. Following is a summary of CNB's off-balance-sheet financial instruments at December 31, 1997 and 1996:

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements


                                                         1997           1996
                                                         ----           ----
Financial instruments for which contractual
 amounts represent:
      Commitments to extend credit                   $19,336,033    $17,551,775
      Standby letters of credit                          412,286        152,150
                                                     -----------    -----------
                                                     $19,748,319    $17,703,925
                                                     -----------    -----------
                                                     -----------    -----------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Of the total commitments to extend credit at December 31, 1997, $3,292,893 represented fixed rate loan commitments. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. CNB's banking subsidiaries evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by CNB's banking subsidiaries upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but is generally residential or income-producing commercial property or equipment.

Standby letters of credit are conditional commitments issued by CNB's banking subsidiaries to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements


Following is a summary of the carrying amounts and estimated fair values of CNB's financial instruments at December 31, 1997 and 1996:


                                                               1997
                                                               ----
                                                      Carrying       Estimated
                                                       amount       fair value
                                                       ------       ----------
Balance sheet assets:
      Cash and due from banks                      $  4,803,829    $  4,803,829
      Federal funds sold                              8,429,000       8,429,000
      Investments in debt and equity securities      63,017,737      63,380,866
      Loans, net                                    110,780,111     111,413,742
      Accrued interest receivable                     2,619,870       2,619,870
      Life insurance contracts                          910,000         910,000
                                                   ------------    ------------
                                                   $190,560,547    $191,557,307
                                                   ------------    ------------
                                                   ------------    ------------

Balance sheet liabilities:
      Deposits                                     $167,614,872    $167,606,756
      Short-term borrowings                           7,932,881       7,932,881
      Accrued interest payable                          966,818         966,818
                                                   ------------    ------------
                                                   $176,514,571    $176,506,455
                                                   ------------    ------------
                                                   ------------    ------------

                                                               1996
                                                               ----
                                                      Carrying       Estimated
                                                       amount       fair value
                                                       ------       ----------
Balance sheet assets:
      Cash and due from banks                      $  4,384,650    $  4,384,650
      Federal funds sold                              3,744,000       3,744,000
      Investments in debt and equity securities      57,048,466      57,296,289
      Loans, net                                     78,578,410      79,010,538
      Accrued interest receivable                     2,246,364       2,246,364
                                                   ------------    ------------
                                                   $146,001,890    $146,681,841
                                                   ------------    ------------
                                                   ------------    ------------

Balance sheet liabilities:
      Deposits                                     $126,839,285    $126,939,019
      Short-term borrowings                           3,677,592       3,677,592
      Accrued interest payable                          715,404         715,404
                                                   ------------    ------------
                                                   $131,232,281    $131,332,015
                                                   ------------    ------------
                                                   ------------    ------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

CASH AND OTHER SHORT-TERM INSTRUMENTS

For cash and due from banks, Federal funds sold, accrued interest receivable (payable), and short-term borrowings, the carrying amount is a reasonable estimate of fair value, as such instruments are due on demand and/or reprice in a short time period.

INVESTMENTS IN DEBT AND EQUITY SECURITIES

Fair values are based on quoted market prices or dealer quotes.

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements


LOANS

For certain homogeneous categories of loans, such as residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and with the same remaining maturities.

DEPOSITS

The fair value of demand deposits, savings accounts, and interest-bearing transaction account deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

LIFE INSURANCE CONTRACTS

The fair value of insurance contracts is based on quotes of cash surrender values provided by the carriers.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present creditworthiness of such counterparties. The Company believes such commitments have been made on terms which are competitive in the markets in which it operates.

NOTE 14 - REGULATORY MATTERS

CNB and its banking subsidiaries are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on CNB's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, CNB and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of CNB's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. CNB's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require CNB and its banking subsidiaries to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). CNB management believes, as of December 31, 1997, that CNB and its banking subsidiaries met all capital adequacy requirements to which they were subject.

As of December 31, 1997, the most recent notification from applicable regulatory authorities categorized CNB and its banking subsidiaries as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, CNB and its banking subsidiaries must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since those notifications that CNB management believes have changed the respective categories of CNB and its banking subsidiaries.

The actual capital amounts and ratios for CNB on a consolidated basis, and for the Carlinville Bank and Palmer Bank on a stand-alone bank basis at December 31, 1997, and the amounts and ratios for CNB on a consolidated basis, and for the Carlinville Bank on a stand-alone bank basis at December 31, 1996, are presented in the following table:

               CARLINVILLE NATIONAL BANK SHARES, INC. AND SUBSIDIARIES

                     Notes to Consolidated Financial Statements



                                                                                  To Be Well
                                                                               Capitalized Under
                                                          For Capital          Prompt Corrective
                                     Actual            Adequacy Purposes        Action Provision
                              ------------------       -----------------      -------------------
                              Amount       Ratio       Amount      Ratio      Amount       Ratio
                              ------       -----       ------      -----      ------       -----
 1997
 ----
 Total capital (to
  risk-weighted
  assets)
      Consolidated          $17,150,203    13.34%    $10,282,813    >8.0%    $12,853,517    >10.0%
      Carlinville Bank       13,066,455    13.44%      7,777,923    >8.0%      9,722,404    >10.0%
      Palmer Bank             2,562,051    11.04%      1,856,602    >8.0%      2,320,753    >10.0%
 Tier 1 capital (to
  risk-weighted
  assets)
      Consolidated          $16,052,165    12.49%    $ 5,141,407    >4.0%    $ 7,712,110    >6.0%
      Carlinville Bank       12,408,855    12.76%      3,888,962    >4.0%      5,883,443    >6.0%
      Palmer Bank             2,270,101     9.78%        928,301    >4.0%      1,392,452    >6.0%
 Tier 1 capital (to
  average assets)
      Consolidated          $16,052,165     8.48%    $ 7,569,278    >4.0%    $ 9,461,597    >5.0%
      Carlinville Bank       12,408,855     8.21%      6,046,187    >4.0%      7,557,733    >5.0%
      Palmer Bank             2,270,101     6.16%      1,473,843    >4.0%      1,842,304    >5.0%

 1996
 ----
 Total capital (to
  risk-weighted
  assets)
      Consolidated          $17,239,761    18.66%    $ 7,391,949    >8.0%    $ 9,239,937   >10.0%
      Carlinville Bank       13,637,345    15.00%      7,273,840    >8.0%      9,092,300   >10.0%
 Tier 1 capital (to
  risk weighted
  assets)
      Consolidated          $16,439,343    17.79%    $ 3,695,975    >4.0%    $ 5,543,962   >6.0%
      Carlinville Bank       12,836,927    14.12%      3,636,920    >4.0%      5,455,380   >6.0%
 Tier 1 capital (to
  average assets)
      Consolidated          $16,439,343    12.51%    $ 5,254,637    >4.0%    $ 6,568,296   >5.0%
      Carlinville Bank       12,836,927     9.84%      5,220,094    >4.0%      6,525,118   >5.0%

On May 19, 1997, the Board of Directors of Palmer Bank entered into a memorandum of understanding with the FDIC requiring Palmer Bank to: (a) adopt a written plan of action to reduce the level of problem loans at Palmer Bank;
(b) adopt a written plan of action to improve the earnings level of Palmer Bank; (c) maintain the reserve for possible loan losses at an adequate level at Palmer Bank; (d) maintain Tier 1 capital at a level equal to or exceeding 6.75% of Palmer Bank's total assets, and if such ratio is less than 6.75% at the end of any calendar quarter, Palmer Bank must increase its Tier 1 capital to not less than 6.75% of total assets within 60 days thereafter; (e) not declare or pay any dividends without the prior written consent of the Regional Director of the FDIC and the Commissioner of Banks and Trust Companies of Illinois; (f) adopt a written funds management policy and appropriate interest rate risk measurement and monitoring procedures at Palmer Bank; and (g) adopt a strategic business plan at Palmer Bank. The FDIC requested the Memorandum of Understanding as a result of their March 31, 1997 examination of Palmer Bank. These matters relate to the Bank's condition prior to CNB's acquisition thereof.

While no absolute assurance can be given, CNB management believes the necessary actions have been taken toward complying with the provisions of the Memorandum of Understanding. It is not presently determinable what actions, if any, bank regulatory authorities might take if the provisions of the Memorandum of Understanding are not complied with in the specific time periods required.

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                     Interim Condensed Consolidated Balance Sheets

                              March 31, 1998 and 1997

                                    (unaudited)


 ASSETS                                                  1998           1997
 ------                                                  ----           ----
 Cash and due from banks                             $ 1,459,283    $ 1,051,041
 Federal funds sold                                    1,982,000      3,300,000
 Interest-bearing deposits in financial
  institutions                                           691,536        310,721
 Investments in available-for-sale debt and
  equity securities                                   11,225,188     12,765,355

 Loans                                                31,818,963     30,792,857
      Less:
           Unearned discount                            (743,030)      (628,775)
           Reserve for possible loan losses             (731,169)      (508,492)
                                                     -----------    -----------
                          Net loans                   30,344,764     29,655,590
                                                     -----------    -----------

 Bank premises and equipment, net                        676,533        744,086
 Accrued interest receivable                             443,799        465,922
 Other assets                                          1,405,216      1,199,078
                                                     -----------    -----------
                                                     $48,228,319    $49,491,793
                                                     -----------    -----------
                                                     -----------    -----------

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------

 Noninterest-bearing deposits                        $ 4,109,848    $ 3,782,090
 Interest-bearing deposits                            36,917,790     38,950,081
                                                     -----------    -----------
                          Total deposits              41,027,638     42,732,171
 Notes payable                                         1,859,000      1,912,000
 Accrued interest payable                                224,251        257,095
 Other liabilities                                       538,633        364,704
                                                     -----------    -----------
                          Total liabilities           43,649,522     45,265,970
                                                     -----------    -----------
 Commitments and contingencies
 Stockholders' equity:
      Common stock, $10 par value; 40,000
       shares authorized,
       issued and outstanding                            400,000        400,000
      Surplus                                          2,488,202      2,488,202
      Retained earnings                                2,818,510      2,590,191
      Accumulated other comprehensive income -
       unrealized holding gains and losses on
       available-for-sale securities, net of tax         (89,876)      (255,781)
      Treasury  stock  at cost - 7,964.1709
       and 7,658.6154 shares at March 31, 1998
       and 1997, respectively                         (1,038,039)      (996,789)
                                                     -----------    -----------
                          Total stockholders' equity   4,578,797      4,225,823
                                                     -----------    -----------
                                                     $48,228,319    $49,491,793
                                                     -----------    -----------
                                                     -----------    -----------

See accompanying notes to interim condensed consolidated financial statements.

                     SHIPMAN BANCORP, INC. AND SUBSIDIARY

Interim Condensed Consolidated Statements of Income and Comprehensive Income

                   Three months ended March 31, 1998 and 1997

                                 (unaudited)


                                                         1998            1997
                                                       ---------      --------
Interest income:

     Interest and fees on loans                        $697,869       $665,572
     Interest and dividends on taxable debt and
     equity securities                                  174,303        212,292
     Interest on short-term investments                  28,226         28,202
                                                    ------------    ----------
               Total interest income                    900,398        906,066
                                                    ------------    ----------
Interest expense:
     Interest on deposits                               416,401        455,642
     Interest on short-term borrowings                   31,982         32,499
                                                    ------------    ----------
               Total interest expense                   448,383        488,141
                                                    ------------    ----------
               Net interest income                      452,015        417,925
Provision for possible loan losses                      ---           ---
                                                    ------------    ----------
               Net interest income after
               provision for possible loan losses       452,015        417,925
                                                    ------------    ----------
Noninterest income:
     Service charges on deposit accounts                 37,414         37,081
     Mortgage banking revenues                            8,052          4,463
     Other noninterest income                            28,115         21,664
                                                    ------------    ----------
               Total noninterest income                  73,581         63,208
                                                    ------------    ----------
Noninterest expense:
     Salaries and employee benefits                     237,205        219,145
     Occupancy and equipment expense                     38,266         39,544
     Legal and professional fees                         40,155         14,340
     Other noninterest expense                           63,549         90,320
                                                    ------------    ----------
               Total noninterest expense                379,175        363,349
                                                    ------------    ----------
               Income before applicable income taxes    146,421        117,784
Applicable income taxes                                  56,865         45,148
                                                    ------------    ----------
               Net income                                89,556         72,636
                                                    ------------    ----------
Other comprehensive income (loss), before tax -
    net unrealized gains (losses) on available-for-
    sale securities                                      46,482        (69,577)
Income tax related to items of other
    comprehensive income (loss)                          15,804         23,656
                                                    ------------    ----------
               Other comprehensive income
               (loss), net of tax                        30,678        (45,921)
                                                    ------------    ----------
               Total comprehensive income             $ 120,234       $ 26,715
                                                    ------------    ----------
                                                    ------------    ----------
Net income per common share:
     Average common shares outstanding              32,035.8291     32,341.846
                                                    ------------    ----------
                                                    ------------    ----------
     Net income per common share                          $2.80         $ 2.25
                                                    ------------    ----------
                                                    ------------    ----------

See accompanying notes to interim condensed consolidated financial statements.

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

            Interim Condensed Consolidated Statements of Stockholders' Equity

                    Three months ended March 31, 1998 and 1997

                                     (unaudited)


                                                                                                                            Total
                                                                                                      Accumulated Other     Stock-
                                            Common                       Retained       Treasury        Comprehensive      holders'
                                             Stock        Surplus        Earnings        Stock              Income          Equity
                                           --------    -----------     ------------  -------------    -----------------  -----------
Balance at December 31, 1996               $400,000     $2,488,202     $ 2,517,555   $  (996,789)       $ (210,360)     $4,198,608

Net income                                      ---            ---          72,636           ---               ---          72,636


Unrealized gains (losses) on
  available-for-sale securities, net
  of related tax effect                         ---            ---             ---           ---           (45,421)        (45,421)
                                           --------    -----------     ------------  -------------    -----------------  -----------

Balance at March 31, 1997                  $400,000     $2,488,202     $ 2,590,191   $  (996,789)       $ (255,781)     $4,225,823
                                           --------    -----------     ------------  -------------    -----------------  -----------
                                           --------    -----------     ------------  -------------    -----------------  -----------


Balance at December 31, 1997               $400,000     $2,488,202     $ 2,728,954   $(1,038,039)       $ (120,554)     $4,458,563

Net income                                      ---            ---          89,556           ---               ---          89,556

Unrealized gains (losses) on
  available-for-sale securities, net
  of related tax effect                         ---            ---             ---           ---            30,678          30,678
                                           --------    -----------     ------------  -------------    -----------------  -----------


Balance at March 31, 1998                  $400,000    $ 2,488,202      $2,818,510   $(1,038,039)       $  (89,876)     $4,578,797
                                           --------    -----------     ------------  -------------    -----------------  -----------
                                           --------    -----------     ------------  -------------    -----------------  -----------


See accompanying notes to interim condensed consolidated financial statements.

                             SHIPMAN BANCORP, INC. AND SUBSIDIARY

                    Interim Condensed Consolidated Statements of Cash Flows

                           Three months ended March 31, 1998 and 1997

                                         (unaudited)

                                                            1998         1997
                                                          --------     --------
Cash flows from operating activities:
 Net income                                              $ 89,556      $72,636
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation and amortization                       39,071       38,740
       Decrease in accrued interest receivable             17,137       43,788
       Increase in accrued interest payable                32,992       49,956
       Other operating activities, net                     34,215       82,594
                                                       ----------   ----------
         Net cash provided by operating activities        212,971      287,714
                                                       ----------   ----------
Cash flows from investing activities:
 Increase  in interest-bearing deposits in financial
  institutions                                           (323,123)    (234,359)
 Proceeds from principal payments on available-for-
  sale debt securities                                    471,950      240,303
 Net decrease (increase) in loans                        (688,580)     270,357
 Proceeds from sale of other real estate                   53,109          ---
 Capitalization of other real estate additions                ---      (32,734)
 Purchases of bank premises and equipment, net               (760)     (22,478)
                                                       ----------   ----------
         Net cash provided by (used in) investing
           activities                                    (487,404)     221,089
                                                       ----------   ----------
Cash flows from financing activities-- net increase
  in deposits                                           1,005,290    1,172,208
                                                       ----------   ----------
         Net increase in cash and cash equivalents        730,857    1,681,011
Cash and cash equivalents at beginning of year          2,710,426    2,670,030
                                                       ----------   ----------
Cash and cash equivalents at end of year               $3,441,283   $4,351,041
                                                       ----------   ----------
                                                       ----------   ----------
Supplemental information - cash paid for:
  Interest                                               $415,391     $438,185
  Income taxes                                             18,126      ---
                                                       ----------   ----------
                                                       ----------   ----------

See accompanying notes to interim condensed consolidated financial statements.

                          SHIPMAN BANCORP, INC. AND SUBSIDIARY
               Notes to Interim Condensed Consolidated Financial Statements

                                March 31, 1998 and 1997

                                      (unaudited)

NOTE 1 - BASIS OF PRESENTATION

Shipman Bancorp, Inc. ("Shipman") provides a full range of banking services to individual and corporate customers throughout Macoupin and Jersey counties of Illinois, through the two locations of its wholly-owned subsidiary bank, Citizens State Bank ("Citizens Bank"). Shipman and Citizens Bank are subject to competition from other financial and nonfinancial institutions providing financial products throughout Macoupin and Jersey counties of Illinois. Additionally, Shipman and Citizens Bank are subject to the regulations of certain Federal and state agencies and undergo periodic examinations by those regulatory agencies.

The accompanying unaudited interim condensed consolidated financial statements as of and for the three months ended March 31, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions outlined in Rule 10-01 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation, have been included. Operating results for the period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1997 included elsewhere herein.

NOTE 2 - IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. FAS 130 defines comprehensive income as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period, except those resulting from investments by and distributions to owners.

FAS 130 requires that all items that are required to be recognized as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the consolidated balance sheet.

FAS 130 is effective for fiscal years beginning after December 31, 1997, with reclassification of financial statements of earlier periods required for comparative purposes. The accompanying interim condensed consolidated financial statements as of and for the three months ended March 31, 1998 and 1997 have been prepared in accordance with FAS 130.

Earnings per common share is based on the weighted average number of common shares outstanding during each year.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("FAS 128"), which amends existing accounting requirements and establishes standards for computing and presenting earnings per share for entities with publicly-held common stock or potential common stock. FAS 128 simplifies the standards for computing earnings per share, replacing the presentation of primary earnings per share with basic earnings per share, which excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. FAS 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity.

FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior period earnings per share information presented. At March 31, 1998 and 1997, Shipman did not maintain a complex capital structure as defined by FAS 128.

Shipman adopted the provisions of Statement of Financial Accounting Standards No. 125, TRANSFER AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES ("FAS 125") on January 1, 1997. FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. FAS 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Adoption of FAS 125 did not have a material impact on Shipman's financial position, results of operations or liquidity.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE ("FAS 129"), which establishes standards for disclosing information about an entity's capital structure. Since FAS 129 is a disclosure requirement, it will have no impact on Shipman's consolidated financial position and results of operations.

NOTE 3 - ACQUISITIONS AND PENDING MERGERS

On March 27, 1998, Shipman entered into a definitive merger agreement with Carlinville National Bank Shares, Inc. ("CNB") in which each of the outstanding shares of Shipman common stock would be exchanged for either (a) $190 of cash, or (b) two shares of CNB common stock, provided that at least 70% of the Shipman's common shares are exchanged for CNB stock. The merger transaction is subject to the approval of Shipman's shareholders and Federal and state regulatory agencies, and is expected to close in the third quarter of 1998, at which time Shipman will become a wholly-owned subsidiary of CNB.

                            Independent Auditors' Report


The Board of Directors
Shipman Bancorp, Inc.:

We have audited the accompanying consolidated balance sheet of Shipman Bancorp, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shipman Bancorp, Inc. and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

The consolidated balance sheet of Shipman Bancorp, Inc. and subsidiary as of December 31, 1996, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the year then ended were compiled by us. A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying 1996 consolidated financial statements and accordingly, do not express an opinion or any other form of assurance on them.



                                          CUMMINGS & ASSOCIATES, P.C.


St. Louis, Missouri
February 25, 1998, except for
Note 14, as to which the date is
March 27, 1998

                        SHIPMAN BANCORP, INC. AND SUBSIDIARY

                            Consolidated Balance Sheets

                             December 31, 1997 and 1996


                       ASSETS                            1997           1996
                       -------                        ------------  -------------
                                                                     (unaudited)

Cash and due from banks (note 2)                        $1,322,426    $1,770,030
Federal funds sold                                       1,388,000       900,000
Interest-bearing deposits in financial institutions        368,413        76,362
Investments in available-for-sale debt and
  equity securities,
  at fair value (note 3)                                11,667,430    13,090,921
Loans (note 4)                                          31,133,239    30,883,039
     Less:
          Unearned discount                               (758,263)     (453,343)
          Reserve for possible loan losses                (718,792)     (503,749)
                                                      ------------  ------------
                    Net loans                           29,656,184    29,925,947
                                                      ------------  ------------
Bank premises and equipment, net (note 5)                  698,070       743,905
Accrued interest receivable                                460,936       509,710

Other assets (note 7)                                    1,416,843     1,139,986
                                                      ------------  ------------
                                                       $46,978,302   $48,156,861
                                                      ------------  ------------
                                                      ------------  ------------
        LIABILITIES AND STOCKHOLDERS' EQUITY

Noninterest-bearing deposits                            $3,459,552    $3,604,408
Interest-bearing deposits (note 6)                      36,562,796    37,955,555
                                                      ------------  ------------
                    Total deposits                      40,022,348    41,559,963
Notes payable (note 8)                                   1,859,000     1,912,000
Accrued interest payable                                   191,259       207,139
Other liabilities                                          447,132       279,151
                                                      ------------  ------------
                    Total liabilities                   42,519,739    43,958,253
                                                      ------------  ------------
Commitments and contingencies (notes 10 and 12)
Stockholders' equity (notes 11 and 13):
  Common stock, $10 par value; 40,000 shares authorized,
   issued and outstanding                                  400,000       400,000
  Surplus                                                2,488,202     2,488,202
  Retained earnings                                      2,728,954     2,517,555
  Accumulated other comprehensive income -
    unrealized holding gains (losses) on
    available-for-sale securities, net of tax             (120,554)     (210,360)
  Treasury stock at cost - 7,964.1709 and
    7,658.6154 shares at December 31, 1997
    and 1996, respectively                              (1,038,039)     (996,789)
                                                      ------------  ------------
                    Total stockholders' equity           4,458,563     4,198,608
                                                      ------------  ------------
                                                       $46,978,302   $48,156,861
                                                      ------------  ------------
                                                      ------------  ------------

See accompanying notes to consolidated financial statements.

                    SHIPMAN BANCORP, INC. AND SUBSIDIARY

        Consolidated Statements of Income and Comprehensive Income

                  Years ended December 31, 1997 and 1996

                                                             1997         1996
                                                          -----------    ----------
                                                                        (unaudited)
Interest income:
     Interest and fees on loans (note 4)                  $2,709,794    $2,821,686
     Interest and dividends on taxable debt and
        equity securities                                    785,597       873,547
     Interest on short-term investments                      126,942        67,619
                                                         -----------    ----------
              Total interest income                        3,622,333     3,762,852
                                                         -----------    ----------
Interest expense:
     Interest on deposits (note 6)                         1,801,706     1,891,444
     Interest on notes payable (note 8)                      132,448       156,230
                                                         -----------    ----------
              Total interest expense                       1,934,154     2,047,674
                                                         -----------    ----------
              Net interest income                          1,688,179     1,715,178
Provision for possible loan losses (note 4)                   --           490,000
                                                         -----------    ----------
              Net interest income after provision
                 for possible loan losses                  1,688,179     1,225,178
                                                         -----------    ----------
Noninterest income:
     Service charges on deposit accounts                     157,620       134,790
     Security sale gains (losses), net (note 3)                   --       (35,027)
     Mortgage banking revenues                                51,798        25,252
     Other noninterest income                                121,057        88,786
                                                         -----------    ----------
              Total noninterest income                       330,475       213,801
                                                         -----------    ----------
Noninterest expense:
     Salaries and employee benefits (note 9)                 787,302       718,442
     Occupancy and equipment expense (note 5)                161,205       159,441
     Legal and professional fees                             180,371        68,243
     Postage, printing and supplies                           72,802        73,090
     Other noninterest expense                               342,910       229,523
                                                         -----------    ----------
              Total noninterest expense                    1,544,590     1,248,739
                                                         -----------    ----------
              Income before applicable income taxes          474,064       190,240
Applicable income taxes (note 7)                             182,575        53,663
                                                         -----------    ----------
                    Net income                               291,489       136,577
                                                         -----------    ----------
Other comprehensive income (loss) before tax:
     Net unrealized gains (losses) on available-for-sale
       securities                                            136,070       (30,129)
     Reclassification adjustment for gains and losses
       included in net income                                 --            35,027
                                                         -----------    ----------
              Other comprehensive income (loss) before tax   136,070         4,898
Income tax related to items of other comprehensive
  income (loss)                                               46,264         1,665
                                                         -----------    ----------
              Other comprehensive income (loss), net of tax   89,806         3,233
                                                         -----------    ----------
              Total comprehensive income               $     381,295  $    139,810
                                                         -----------    ----------
                                                         -----------    ----------
Net income per common share:
     Average common shares outstanding                   32,158.8884   31,815.3867
                                                         -----------    ----------
                                                         -----------    ----------
     Net income per common share                        $       9.06  $       4.29
                                                                ----          ----
                                                                ----          ----

See accompanying notes to consolidated financial statements.

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                    Consolidated Statements of Stockholders' Equity

                        Years ended December 31, 1997 and 1996


                                                                                                 Accumulated       Total
                                                                                                    other          stock-
                                           Common                    Retained      Treasury     comprehensive     holders'
                                           stock       Surplus       earnings        stock         income          equity
                                          ---------    ----------    ----------   ------------  -------------    ----------
Balance at December 31, 1995 (unaudited)   $400,000    $2,482,247    $2,460,356   $(1,248,885)     $(213,593)     $3,880,125
Net income                                     --          --           136,577         --             --            136,577
Stock dividends declared
  ($2.50 per share, paid through issuance
   of 590.3846 shares of treasury stock)       --          --           (79,378)       79,378          --              --
Sale of 1,321 shares of stock from treasury    --           5,955          --         172,718          --            178,673
Unrealized gains (losses) on
  available-for-sale securities, net of
  related tax effect                           --          --              --            --            3,233           3,233
                                          ---------    ----------    ----------   ------------  -------------    ----------
Balance at December 31, 1996 (unaudited)    400,000     2,488,202     2,517,555      (996,789)      (210,360)      4,198,608
Purchase of 305.5555 shares for treasury       --            --            --         (41,250)          --           (41,250)
Net income                                     --            --         291,489          --             --           291,489
Cash dividends declared ($2.50 per share)      --            --         (80,090)         --             --           (80,090)
Unrealized gains (losses) on
   available-for-sale securities, net of       --            --            --            --            89,806         89,806
   related tax effect                      ---------    ----------    ----------   ------------  -------------    ----------
Balance at December 31, 1997               $400,000    $2,488,202    $2,728,954    $(1,038,039)     $(120,554)    $4,458,563
                                           ---------    ----------    ----------   ------------  -------------    ----------
                                           ---------    ----------    ----------   ------------  -------------    ----------

See accompanying notes to consolidated financial statements.

                          SHIPMAN BANCORP, INC. AND SUBSIDIARY

                         Consolidated Statements of Cash Flows

                         Years ended December 31, 1997 and 1996

                                                            1997         1996
                                                          ---------   -----------
                                                                       (unaudited)
Cash flows from operating activities:
   Net income                                              $291,489     $136,577
   Adjustments to reconcile net income to net
   cash provided by operating activities:
        Depreciation and amortization                       171,358      196,747
        Provision for possible loan losses                       --      490,000
        Deferred income tax expense                          15,186        2,157
        Net security sale losses                                 --       35,027
        Decrease in accrued interest receivable              48,774       12,385
        Decrease in accrued interest payable                (15,880)     (21,407)
        Loans originated for sale in secondary market     3,024,117    1,831,567
        Loans sold in secondary market                   (2,959,673)  (1,747,865)
        Other operating activities, net                     (84,470)    (196,814)
                                                         ----------   -----------
           Net cash provided by operating activities        490,901      738,374
                                                         ----------   -----------
Cash flows from investing activities:
     Increase in interest-bearing deposits in
       financial institutions                              (292,051)     (47,779)
     Proceeds from maturities of and principal payments
       on available-for-sale debt and equity securities   1,523,476    2,151,819
     Proceeds from sale of securities                            --    2,574,363
     Purchase of available-for-sale debt and equity
       securities                                           (35,000)  (3,951,343)
     Net decrease in loans                                  225,042    1,101,585
     Purchase of bank premises and equipment, net           (43,353)     (13,172)
     Additions to other real estate capitalized            (238,877)     (10,061)
     Proceeds from sale of other real estate                122,213           --
                                                         ----------   -----------
           Net cash provided by investing activities      1,261,450    1,805,412
                                                         ----------   -----------
Cash flows from financing activities:
     Net decrease in deposits                            (1,537,615)  (2,027,295)
     Sale (purchase) of treasury stock                      (41,250)     178,673
     Cash dividends paid                                    (80,090)           --
     Principal payments of notes payable                    (53,000)    (747,885)
                                                         ----------   -----------
           Net cash used in financing activities         (1,711,955)  (2,596,507)
                                                         ----------   -----------
           Net increase (decrease) in cash
              and cash equivalents                           40,396      (52,721)
Cash and cash equivalents at beginning of year            2,670,030    2,722,751
                                                         ----------   -----------
Cash and cash equivalents at end of year                 $2,710,426   $2,670,030
                                                         ----------   -----------
                                                         ----------   -----------
Supplemental information:
     Cash paid for:
          Interest                                       $1,950,034   $2,069,081
          Income taxes                                      209,200       99,019
     Noncash transactions:
          Transfers to other real estate in
            settlement of loans                              52,525      288,144
          Loans made to facilitate the sale of
            other real estate                                72,248           --
          Stock dividend paid                                  --          79,378
                                                         ----------   -----------
                                                         ----------   -----------

See accompanying notes to consolidated financial statements.

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

                             December 31, 1997 and 1996

     (Information as of and for the year ended December 31, 1996 is unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Shipman Bancorp, Inc. ("Shipman") provides a full range of banking services to individual and corporate customers throughout Macoupin and Jersey counties of Illinois, through the two locations of its wholly-owned subsidiary bank, Citizens State Bank ("Citizens Bank"). Shipman and Citizens Bank are subject to competition from other financial and nonfinancial institutions providing financial products throughout Macoupin and Jersey counties in Illinois. Additionally, Shipman and Citizens Bank are subject to the regulations of certain Federal and state agencies and undergo periodic examinations by those regulatory agencies.

The accounting and reporting policies of Shipman conform to generally accepted accounting principles within the banking industry. In compiling the consolidated financial statements, management is required to make estimates and assumptions, including the determination of the reserve for possible loan losses, which significantly affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Following is a description of the more significant of Shipman's accounting policies:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Shipman and Citizens Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

BASIS OF ACCOUNTING

Shipman and Citizens Bank utilize the accrual basis of accounting for major items.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. FAS 130 defines comprehensive income as the change in equity (net assets) of a business enterprise during a period, from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period, except those resulting from investments by and distributions to owners.

FAS 130 requires that all items that are required to be recognized as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. FAS 130 also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the consolidated balance sheet.

FAS 130 is effective for fiscal years beginning after December 15, 1997, with reclassification of financial statements for earlier periods required for comparative purposes. The accompanying consolidated financial statements as of and for the years ended December 31, 1997 and 1996 have been prepared in accordance with FAS 130.

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

CASH FLOW INFORMATION

For purposes of the consolidated statements of cash flows, cash equivalents include due from banks and Federal funds sold.

EARNINGS PER COMMON SHARE

Earnings per common share is based on the weighted average number of common shares outstanding during each year.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128") which amends existing accounting requirements and establishes standards for computing and presenting earnings per share for entities with publicly-held common stock or potential common stock. FAS 128 simplifies the standards for computing earnings per share, replacing the presentation of primary earnings per share with basic earnings per share, which excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. FAS 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the earnings of the entity.

FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior period earnings per share information presented. At December 31, 1997 and 1996, Shipman did not maintain a complex capital structure as defined by FAS 128.

INVESTMENTS IN DEBT AND EQUITY SECURITIES

Shipman classifies its debt securities into one of three categories at the time of purchase: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near-term. Held-to-maturity securities are those securities which Shipman has the ability and intent to hold until maturity. All other debt securities not included in trading or held-to-maturity, and all equity securities, are classified as available-for-sale.

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities (for which no securities were so designated at December 31, 1997 or 1996) would be recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities (for which no securities were so designated at December 31, 1997 and 1996) would be included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a component of other comprehensive income in stockholders' equity until realized. Transfers of securities between categories would be recorded at fair value at the date of transfer. Unrealized holding gains and losses would be recognized in earnings for transfers into the trading category. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

For securities in the available-for-sale and held-to-maturity categories, premiums are amortized and discounts are accreted over the lives of the respective securities, with consideration of historical and estimated prepayment rates, as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses from the sale of any securities classified as available-for-sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

LOANS

Interest on commercial, real estate and certain installment loans is credited to income based on the principal amount outstanding. Interest on the remaining installment loans and direct financing leases is credited to income using a method which approximates the interest method. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. Subsequent payments received on such loans are applied to principal if any doubt exists as to the collectibility of such principal; otherwise, such receipts are recorded as interest income. Loans are returned to accrual status when management believes full collectibility of principal and interest is expected. Shipman considers a loan to be impaired when it is probable Citizens Bank will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan is discounted at the loan's effective interest rate, or alternatively, is measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. However, impairment is measured based on the fair value of the collateral when foreclosure is probable.

Loan origination fees and related expenses are recognized when received and when incurred, respectively, the results of which do not differ materially from generally accepted accounting principles. Initial direct processing fees on direct financing leases are deferred and amortized over the lives of the related leases, using a method which approximates the interest method.

The reserve for possible loan losses is available to absorb loan charge-offs. The reserve is increased by provisions charged to operations and is reduced by loan charge-offs less recoveries. The provision charged to operations each year is that amount which management believes is sufficient to bring the balance of the reserve to a level adequate to absorb potential loan losses, based on their knowledge and evaluation of past losses, the current loan portfolio, and the current economic environment in which the borrowers of Citizens Bank operate.

Management believes the reserve for possible loan losses is adequate to absorb losses in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the reserve may be necessary based on changes in economic conditions. Additionally, various regulatory agencies, as an integral part of the examination process, periodically review Citizens Bank's reserve for possible loan losses. Such agencies may require Citizens Bank to add to the reserve for possible loan losses based on their judgments and interpretations about information available to them at the time of their examinations.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation of premises and equipment are computed over the expected lives of the assets, using both straight-line and accelerated methods. Estimated useful lives are seven to 39 years for premises and five to seven years for furniture, fixtures, and equipment. Expenditures for major renewals and betterments of bank premises and equipment are capitalized, and those for maintenance and repairs are expensed as incurred.

Shipman adopted the provisions of Statement of Financial Account Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," ("FAS 121") on January 1, 1996. FAS 121 requires that long-lived assets, such as bank premises and equipment, and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. Shipman's adoption of FAS 121 in 1996 had no effect on the Company's consolidated financial position, results of operations or liquidity.

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

OTHER REAL ESTATE OWNED

Other real estate owned represents property acquired through foreclosure, or deeded to Citizens Bank in lieu of foreclosure, for loans on which the borrowers have defaulted as to payment of principal and interest. Properties acquired are initially recorded at the lower of Citizens Bank's cost (less estimated selling costs) or fair value of the property acquired, and carried in other assets in the consolidated balance sheets. Valuations are periodically performed by management, and an allowance for losses is established by means of a charge to noninterest expense if the carrying value of a property exceeds its fair value less estimated selling costs.
Subsequent increases in the fair value less estimated selling costs are recorded through a reversal of the allowance, but not below zero. Costs related to development and improvement of property are capitalized, while costs relating to holding the property are expensed.

INCOME TAXES

Shipman and Citizens Bank file consolidated Federal and state income tax returns. Applicable income taxes are computed based on reported income and expenses, adjusted for permanent differences between reported and taxable income.

Shipman uses the asset and liability method of accounting for income taxes, in which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period which includes the enactment date.

MORTGAGE BANKING OPERATIONS

Citizens Bank provides long-term, fixed rate financing on residential real estate. Originated loans are sold in the secondary market without recourse to the Federal Home Loan Mortgage Corporation (the "FHLMC"). Upon receipt of an application for a real estate loan, Citizens Bank locks in an interest rate with the FHLMC, and at the same time Citizens Bank locks into an interest rate with the customer. This practice minimizes Citizens Bank's exposure to risk resulting from interest rate fluctuations. Upon disbursement of the loan proceeds to the customer, the loan is delivered to the FHLMC. Sales proceeds are generally received two to seven days later. Therefore, no loans held for sale are included in Citizens Bank's loan portfolio at any point in time, except those loans for which the sale proceeds have not yet been received. Such loans are maintained at the lower of cost or market value, based on the outstanding commitment from the FHLMC for such loans.

Loan origination fees are recognized upon the sale of the related loans and included in the consolidated statements of income as noninterest income from mortgage banking operations. Additionally, loan administration fees, representing income earned from servicing these loans sold in the secondary market, are calculated on the outstanding principal balances of the loans serviced and recorded as noninterest income as earned.

In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("FAS 122"), which requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others at the origination or purchase date of the loan, when the enterprise has a definitive plan to sell or securitize the loans and retain the mortgage servicing rights, assuming the fair value of the loans and servicing rights may be practically estimated. Otherwise, servicing rights should be recognized when the underlying loans are sold or securitized, using an allocation of total cost of the loans based on the relative fair values at the date of sale. FAS 122 also requires an assessment of capitalized mortgage servicing rights for impairment to be based on the current fair value of those rights. In connection with the establishment of Citizens Bank's mortgage banking operations in May 1996, the provisions of FAS 122 were adopted. The value of mortgage servicing rights is determined based on the present

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

value of estimated future cash flows, using assumptions as to current market discount rate, prepayment speeds and servicing costs per loan. Mortgage servicing assets are amortized in proportion to, and over the period of estimated net servicing income as an other noninterest expense.

At December 31, 1997 and 1996, Citizens Bank serviced loans totaling $4,620,636 and $1,721,126, respectively, and the net unamortized balances of mortgage servicing rights were $35,272 and $16,117, respectively. No valuation reserve was required on such assets on either date, in that the fair values thereof, determined by comparison to the fair value of loan portfolios with similar characteristics, exceeded the carrying amounts included in other assets on Shipman's consolidated balance sheets.

FINANCIAL INSTRUMENTS

For purposes of information included in Note 12 regarding disclosures about financial instruments, financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract that both:

(a) Imposes on one entity a contractual obligation to deliver cash or another financial instrument to a second entity or to exchange other financial instruments on potentially unfavorable terms with the second entity, and

(b) Conveys to that second entity a contractual right to receive cash or another financial instrument from the first entity or to exchange other financial instruments on potentially favorable terms with the first entity.

Shipman adopted the provisions of Statement of Financial Accounting Standards No. 125, "Transfer and Servicing of Financial Assets and Extinguishments of Liabilities" ("FAS 125"), on January 1, 1997. FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. FAS 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Adoption of FAS 125 did not have a material impact on Shipman's financial position, results of operations, or liquidity.

NOTE 2 - CASH AND DUE FROM BANKS

Citizens Bank is required to maintain certain daily reserve balances on hand in accordance with regulatory requirements. The reserve balances maintained in accordance with such requirements at December 31, 1997 and 1996 were approximately $52,000 and $97,000, respectively.

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements


NOTE 3 - INVESTMENTS IN DEBT AND EQUITY SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair values of debt and equity securities classified as available-for-sale at December 31, 1997 and 1996 were as follows:

                                                    Gross          Gross        Estimated
                                    Amortized    unrealized      unrealized       fair
           1997                       cost          gains          losses         value
           ----                  -------------  -----------     ------------  ------------
Mortgage-backed securities        $11,670,788      $15,883       $(198,541)    $11,488,130
Equity securities                     179,300         --             --            179,300
                                 -------------  -----------     ------------  ------------
                                  $11,850,088      $15,883       $(198,541)    $11,667,430
                                -------------  -----------     ------------  ------------
                                 -------------  -----------     ------------  ------------
                                                    Gross          Gross        Estimated
                                   Amortized     unrealized      unrealized        fair
           1996                       cost          gains          losses          value
           ----                 -------------  -----------     ------------  ------------
Corporate notes                   $   299,923      $ 2,765       $    --       $   302,688
Mortgage-backed securities         12,958,026       15,140        (336,633)     12,636,533
Equity securities                     151,700         --              --           151,700
                                 -------------  -----------     ------------  ------------
                                  $13,409,649      $17,905       $(336,633)    $13,090,921
                                 -------------  -----------     ------------  ------------
                                 -------------  -----------     ------------  ------------

Citizens Bank's equity securities include common stock of the Federal Home Loan Bank of Chicago, which is administered by the Federal Housing Finance Board. As a member of the Federal Home Loan Bank System, Citizen Bank is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Chicago in an amount equal to the greater of 1% of the aggregate outstanding balance of loans secured by dwelling units at the beginning of each year or 0.3% of the total assets of Citizen Bank. The stock is recorded at cost, which represents redemption value.

The carrying value of debt securities pledged to secure public funds, borrowings from the Federal Home Loan Bank of Chicago, and for other purposes amounted to approximately $3,603,000 and $5,957,000 at December 31, 1997 and 1996,
respectively.

During 1996, certain available-for-sale debt securities were sold for proceeds totaling $2,574,363, resulting in gross losses of $35,027. No securities were sold in 1997.

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

NOTE 4 - LOANS

The composition of the loan portfolio at December 31, 1997 and 1996 was as follows:

                                                        1997            1996
                                                     ----------      -----------
 Commercial:
      Real estate                                    $1,733,661      $1,755,938
      Agricultural production                         4,728,685       4,853,516

      Other                                           3,139,233       3,114,115
 Real estate:
      Construction                                    1,452,227       2,196,689
      Residential                                     8,516,714       8,490,665
      Farmland                                        3,686,293       4,153,271

      Loans held for sale                               148,146          83,702
 Consumer                                             3,669,914       3,673,509
 Direct financing leases                              4,058,366       2,561,634
                                                     ----------      -----------
                                                    $31,133,239     $30,883,039
                                                     ----------      -----------
                                                     ----------      -----------

Citizens Bank grants commercial, industrial, residential, agricultural and consumer loans and direct financing leases throughout Macoupin and Jersey counties in Illinois. With the exception of agricultural credits, Citizens Bank does not have any particular concentration of credit in any one economic sector; however, a substantial portion of the portfolio is concentrated in and secured by real estate in the two-county area. The ability of Citizens Bank's borrowers to honor their contractual obligations is dependent upon the local economies and their effect on the real estate market.

At December 31, 1997 and 1996, Citizens Bank had loans outstanding to the agricultural sector of $8,414,978 and $9,006,787, respectively, which comprise 27.0% and 29.2%, respectively, of Citizens Bank's total loan portfolio. Additionally, Citizens Bank's direct financing leases involve agricultural equipment, which is being leased to local area farmers. Citizens Bank's agricultural credits are concentrated in the two-county area in Illinois and are generally fully secured with either growing crops, farmland, livestock and/or machinery and equipment. Such loans are subject to the overall national effects of the agricultural economy, as well as the local effects relating to their Illinois location.

The aggregate amount of loans to executive officers and directors and loans made for the benefit of executive officers and directors was $957,815 and $1,334,155 at December 31, 1997 and 1996, respectively. Such loans were made in the normal course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility. A summary of activity for loans to executive officers and directors for the year ended December 31, 1997 is as follows:


 Balance, December 31, 1996                                       $ 1,334,155
 New loans made                                                     2,460,677
 Payments received                                                 (2,765,823)
 Other changes                                                        (71,194)
                                                                  -----------
 Balance, December 31, 1997                                          $957,815
                                                                  -----------
                                                                  -----------

Other changes represent changes in officer or director status in 1997.

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

A summary of impaired loans, which include nonaccrual loans, at December 31, 1997 and 1996, follows:

                                                         1997            1996
                                                      ---------        --------
 Nonaccrual loans                                      $207,863         $99,132
 Impaired loans continuing to accrue interest              --            --
                                                      ---------        --------
      Total impaired loans                             $207,863         $99,132
                                                      ---------        --------
                                                      ---------        --------
 Reserve for possible loan losses on impaired loans     $46,196          $9,477
                                                      ---------        --------
                                                      ---------        --------
 Impaired loans with no related reserve for
 possible loan losses                                  $161,667         $89,655
                                                      ---------        --------
                                                      ---------        --------

 The average balances of impaired loans during 1997 and 1996 were $223,720 and $103,242, respectively.

 A summary of interest income on impaired loans for the years ended December 31, 1997 and 1996 follows:

                                                         1997            1996
                                                       -------       ---------
 Income recognized:
      Nonaccrual loans                                  $14,523        $ 6,163
      Impaired loans continuing to accrue interest           --             --
                                                        -------       ---------
                                                        $14,523        $  6,163
                                                        -------       ---------
                                                        -------       ---------
 Income which would have been recognized
   if interest had been accrued:
      Nonaccrual loans                                  $20,790         $ 9,930
      Impaired loans continuing to accrue interest         --              --
                                                        -------       ---------
                                                        $20,790         $ 9,930
                                                        -------       ---------
                                                        -------       ---------

Transactions in the reserve for possible loan losses for the years ended December 31, 1997 and 1996 are summarized as follows:

                                                         1997            1996
                                                       -------       ---------
 Balance, January 1                                   $503,749       $605,718
 Provision charged to expense                             --          490,000

 Loans charged off                                     (22,064)      (606,723)
 Recoveries of loan as previously charged off          237,107         14,754
                                                       -------       ---------
      Net loans charged off                            215,043       (591,969)
                                                       -------       ---------
 Balance, December 31                                 $718,792       $503,749
                                                       -------       ---------
                                                       -------       ---------

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

NOTE 5 - BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment at December 31, 1997 and 1996 is as follows:


                                                        1997            1996
                                                     ----------      ----------
 Land                                                $   85,135     $    85,135
 Buildings and improvements                           1,001,884         994,134
 Furniture, fixtures, and equipment                     634,670         599,067
                                                     ----------      ----------
                                                      1,721,689       1,678,336
 Less accumulated depreciation                        1,023,619         934,431
                                                     ----------      ----------
                                                       $698,070        $743,905
                                                     ----------      ----------
                                                     ----------      ----------

Amounts charged to noninterest expense for depreciation aggregated $89,188 and $90,622 for the years ended December 31, 1997 and 1996, respectively.

NOTE 6 - INTEREST-BEARING DEPOSITS

A summary of interest-bearing deposits at December 31, 1997 and 1996 is as follows:

                                                        1997            1996
                                                    -----------     -----------
 Interest-bearing transaction accounts              $ 6,156,617     $ 6,386,565
 Savings                                              8,125,967       7,227,006
 Time deposits:

      Less than $100,000                             20,393,606      20,634,233
      $100,000 and over                               1,886,606       3,707,751
                                                    -----------     -----------
                                                    $36,562,796     $37,955,555
                                                    -----------     -----------
                                                    -----------     -----------


Interest expense on deposits for the years ended December 31, 1997 and 1996 is summarized as follows:

                                                        1997            1996
                                                     ----------      ----------
 Interest-bearing transaction accounts               $  163,681      $  170,238
 Savings                                                297,158         296,172
 Time deposits:

      Less than $100,000                              1,163,410       1,201,231
      $100,000 and over                                 177,457         223,803
                                                     ----------      ----------
                                                     $1,801,706      $1,891,444
                                                     ----------      ----------
                                                     ----------      ----------

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements


Following are the maturities of time deposits for each of the next five years and in the aggregate at December 31, 1997:


     Year ending December 31:
             1998                              $17,127,527
             1999                                3,482,916
             2000                                1,519,811
             2001                                   40,815
             2002                                  109,143
             After 2002                                 --
                                               ------------
                                               $22,280,212
                                               ------------
                                               ------------

NOTE 7 - INCOME TAXES

The components of income tax expense for the years ended December 31, 1997 and 1996 are as follows:

                                               1997            1996
                                            ----------      -----------
   Current:
        Federal                              $141,152         $37,745
        State                                  26,237          13,761
   Deferred                                    15,186           2,157
                                            ----------      -----------
                                             $182,575         $53,663
                                            ----------      -----------
                                            ----------      -----------

Reconciliations of expected income tax expense computed by applying the Federal statutory rate of 34% to income before applicable income taxes, for the years ended December 31, 1997 and 1996 are as follows:


                                                 1997            1996
                                              ----------      -----------
 Expected statutory Federal income tax          $161,182        $ 64,682
 Tax-exempt dividend income                       (5,026)         (3,040)
 State tax, net of related Federal benefit        17,316           9,083
 Supplemental benefit plans                       (5,085)         (5,522)
 Other, net                                       14,188         (11,540)
                                              ----------      -----------
                                                $182,575        $ 53,663
                                              ----------      -----------
                                              ----------      -----------

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

The tax effects of temporary differences which give rise to significant portions of deferred tax assets and liabilities at December 31, 1997 and 1996 are presented below:

                                                        1997            1996
                                                     ---------        --------
Deferred tax assets:
     Reserve for possible loan losses                $  57,153       $  57,153
     Available-for-sale securities, net                 62,104         108,368
     Deferred compensation payable                     108,735          84,367
     Alternative minimum tax credits                    44,201          23,437
     Other, net                                          6,794              --
                                                     ---------        --------
          Total deferred tax assets                    278,987         273,325
                                                     ---------        --------
Deferred tax liabilities:

     Bank premises and equipment                      (25,110)        (28,451)
     Accrual conversion                               (71,838)        (85,523)
     Direct financing leases, net                    (144,808)        (60,670)
     Other, net                                        (3,184)         (3,184)
                                                     ---------        --------
          Total deferred tax liabilities             (244,940)       (177,828)
                                                     ---------        --------
          Net deferred tax assets                    $ 34,047        $ 95,497
                                                     ---------        --------
                                                     ---------        --------

Shipman is required to provide a valuation reserve on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. Shipman has not established a valuation reserve at December 31, 1997 and 1996, due to management's belief that all criteria for recognition have been met, including the existence of a history of taxes paid sufficient to support the realization of deferred tax assets.

NOTE 8 - NOTES PAYABLE

Following is a summary of notes payable at December 31, 1997 and 1996:

                                                        1997            1996
                                                    ----------      -----------
Federal Home Loan Bank of Chicago - term
 notes payable                                      $1,309,000      $1,362,000
Note payable to unaffiliated financial institutions    550,000         550,000
                                                    ----------      -----------
                                                    $1,859,000      $1,912,000
                                                    ----------      -----------
                                                    ----------      -----------

The term notes payable to the Federal Home Loan Bank of Chicago represent Citizens Bank's borrowings under a term notes payable line of credit with the Federal Home Loan Bank of Chicago. These term notes mature at various dates through 2008 at rates ranging from 5.91% to 6.95%. The weighted average interest rate of Citizens Bank's outstanding borrowings with the Federal Home Loan Bank of Chicago at December 31, 1997 was 6.41%. The weighted average interest rate paid on this debt was 6.48% for each of the years ended December 31, 1997 and 1996. The notes payable with the Federal Home Loan Bank of Chicago are fully-collateralized by debt securities.

Shipman obtained a note payable from an unaffiliated financial institution, originated on September 11, 1996, to pay off an existing line of credit note which had been obtained in August 1995 to repurchase Company common stock totaling $1,248,885. Subsequent principal payments were made in 1996 from proceeds received from the sale of treasury stock and a special dividend paid by Citizens Bank to Shipman.

The existing note payable to an unaffiliated financial institution has a maturity of September 5, 1998. Interest is payable quarterly at 0.50% below the prime commercial rate (8.50% at December 31, 1997 and 8.25% at

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

December 31, 1996). The note payable is collateralized by all of the outstanding stock of Citizens Bank, with a book value of $4,965,315 at December 31, 1997. The weighted average interest rates paid on the notes payable to unaffiliated financial institutions were 8.00% and 8.80% for the years ended December 31, 1997 and 1996, respectively.

Following are the maturities of Shipman's notes payable for each of the next five years at December 31, 1997:


         Year ending December 31:
                1998                                  $607,000
                1999                                    62,000
                2000                                    66,000
                2001                                    71,000
                2002                                    76,000
                                                      --------
                                                      --------

NOTE 9 - EMPLOYEE  BENEFIT PLANS

EMPLOYEE 401 (k) PROFIT SHARING AND STOCK OWNERSHIP PLAN

Citizens Bank sponsors a contributory 401(k) profit sharing plan with provision for Citizens Bank matching contributions. All employees meeting certain age and service requirements are eligible to participate in the plan.
 Citizens Bank will match an employee's contribution up to a 6% maximum contribution for any one employee, with all Citizens Bank matching contributions to go toward the purchase of Shipman common stock under an employee stock ownership plan. Citizens Bank matching contributions totaled $37,184 and $24,138 in 1997 and 1996, respectively. At December 31, 1997 and 1996, the employee stock ownership plan held 483.7962 shares of Shipman common stock.

INCENTIVE DEFERRAL PLAN FOR DIRECTORS

Effective January 1996, Citizens Bank adopted an Incentive Deferral Plan for each of its directors, allowing such directors to defer their current compensation earned as directors, with Citizens Bank agreeing to pay to such directors, or their designated beneficiaries or survivors, the total amount of deferred compensation plus accumulated interest at or following retirement. Under the Incentive Deferral Plan, interest is added to the accumulated deferred compensation at a periodic compound rate equal to Citizens Bank's return on equity for the preceding fiscal year. The directors are expected to continue to render their normal service as directors to the Citizens Bank from the date of the plan's inception until retirement.

The Incentive Deferral Plan stipulates that, upon disability or death prior to retirement, the affected director (or his or her designated beneficiaries or survivors) would receive a pre-determined benefit. If the director dies after benefit payments commence but before receiving all such payments, Citizens Bank shall pay the remaining accumulated benefits to the director's beneficiary at the same time and in the same amounts as would have been paid had the director survived. Payments under the Incentive Deferral Plan may be made in a lump sum or periodically over a specified time period, with interest.

To fund the individual agreements with each director covered under the Incentive Deferral Plan, Citizens Bank has purchased flexible premium universal life insurance policies on the lives of such directors, (payable upon death to Citizens Bank). Premiums for such policies are payable over the first five years of the plan with no further premiums or other payments due thereafter. Each life insurance policy has a cash surrender value feature which allows Citizens Bank to receive an amount in cash upon cancellation or lapse of the policy. The cash surrender value of the policies, which is included in other assets in the consolidated balance sheets, increases monthly, based upon an interest factor, net of mortality, administration and early termination costs that are inherent in the contracts.

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

Citizens Bank recognizes annual compensation expense equal to the sum of the compensation deferred under the Incentive Deferral Plan by the affected directors, plus interest applied to the accumulated balance of the deferred compensation and compounded interest at the beginning of the period. A liability is included in other liabilities in the consolidated balance sheets equal to the sum of all deferrals and interest accumulated to date.

EXECUTIVE SALARY CONTINUATION PLAN

Citizens Bank maintains a non-qualified Executive Salary Continuation Plan for certain key officers which provides for the payment of fixed annual retirement benefits to such officers, or their designated beneficiaries or survivors, for 15 years following their attainment of the normal retirement age of 65. The Executive Salary Continuation Plan also provides for benefits in the event of the executive's termination, early retirement, death or disability.

As an unfunded plan, no assets are specifically set aside or held in trust for the payment of benefits under the Executive Salary Continuation Plan. Participants in the plan have no rights beyond those of an unsecured creditor of Citizens Bank.

To fund the individual agreements with each officer under the Executive Salary Continuation Plan, Citizens Bank has purchased flexible premium universal life insurance policies on the lives of such officers (payable upon death to Citizens
Bank). Each life insurance policy has a cash surrender value feature which allows Citizens Bank to receive an amount of cash upon cancellation or lapse of the policy. The cash surrender value of the polices, which is included in other assets in the consolidated balance sheets, increases monthly, based on an interest factor, net of mortality, administration and early termination costs that are inherent in the contracts.

Benefit expenses under the Executive Salary Continuation Plan are recognized on an annual basis in an amount sufficient, as computed using the interest method, to fully accrue the net present value of future benefit payments to be made to each participant by the normal retirement dates of such participants. The discount rate used in such calculations was 8.5% for both 1997 and 1996. The amounts charged to expense under the Executive Salary Continuation Plan were $50,556 and $54,426 for 1997 and 1996, respectively. The associated accrued liability, which is included in other liabilities in the consolidated balance sheets, was $228,245 and $193,130 at December 31, 1997 and 1996, respectively.

NOTE 10 - LITIGATION

During the normal course of business, various legal claims have arisen which, in the opinion of management, will not result in any material liability to Shipman. In January 1998, a pending claim against Citizens Bank was settled for approximately $47,500. Accordingly, this amount has been recorded in other liabilities and other noninterest expense in Shipman's consolidated financial statements at December 31, 1997.

NOTE 11 - PARENT COMPANY FINANCIAL INFORMATION

Citizens Bank dividends are the principal source of funds for the payment of dividends by Shipman to its stockholders and for debt servicing. Citizens Bank is subject to regulations by regulatory authorities which require the maintenance of minimum capital requirements. As of December 31, 1997, there are no regulatory restrictions, other than maintenance of minimum capital standards, as to the amount of dividends Citizens Bank may pay.

                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

Following are condensed balance sheets as of December 31, 1997 and 1996 and the related condensed schedules of income and cash flows for the years then ended of the Shipman holding company (parent company only):

                                                    (in thousands of dollars)
CONDENSED BALANCE SHEETS                               1997            1996
                                                    --------        --------
Assets:
  Cash                                               $   48         $     8
  Investment in bank subsidiary                       4,965           4,731
  Other assets                                           31              10
                                                    --------        --------
      Total assets                                   $5,044          $4,749
                                                    --------        --------
                                                    --------        --------
Liabilities and stockholders' equity:
  Accounts payable                                   $   36             $--
  Note payable                                          550             550
                                                    --------        --------
      Total liabilities                                586             550
Total stockholders' equity:                          4,458           4,199
                                                    --------        --------
     Total liabilities and stockholders' equity      $5,044          $4,749
                                                    --------        --------
                                                    --------        --------


                         SHIPMAN BANCORP, INC. AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

                                                       (in thousands of dollars)
CONDENSED SCHEDULES OF INCOME                            1997             1996
-----------------------------                           ------           -----
Revenue - cash dividends from bank subsidiary             $243            $555
                                                        ------           -----
Expenses:
     Interest expense                                       44              62
     Legal and professional fees                           114               7
     Other expenses                                          1               2
                                                        ------           -----
          Total expenses                                   159              71
                                                        ------           -----
          Income before income tax benefits and
            equity in undistributed (excess dividends
            over) net income of bank subsidiary             84             484
Income tax benefit                                          62              28
                                                        ------           -----
                                                           146             512
Equity in undistributed (excess dividends
  over) net income of bank subsidiary                      145            (375)
                                                        ------           -----
          Net income                                      $291            $137
                                                        ------           -----
                                                        ------           -----


                                                       (in thousands of dollars)
CONDENSED SCHEDULES OF CASH FLOWS                        1997             1996
---------------------------------                       ------           -----
Cash at beginning of year                                  $ 8              $7
                                                        ------           -----
Cash flows from operating activities:
     Net income                                            291             137
                                                        ------           -----
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Excess dividends (undistributed earnings)
         of bank subsidiary                               (145)            375
               Other, net                                   15               9
                                                        ------           -----
          Total adjustments                               (130)            384
                                                        ------           -----
          Net cash provided by operating activities        161             521
                                                        ------           -----
Cash flows from financing activities:
     Sale (purchase) of treasury stock                     (41)            179
     Principal payments on note payable                     --            (699)
     Cash dividends paid                                   (80)              --
                                                        ------           -----
          Net cash used in financing activities           (121)           (520)
                                                        ------           -----
          Net increase in cash                              40               1
                                                        ------           -----
          Cash at end of year                           $   48            $  8
                                                        ------           -----
                                                        ------           -----

NOTE 12 - DISCLOSURES ABOUT FINANCIAL INSTRUMENTS

Citizens Bank issues financial instruments with off-balance-sheet risk in the normal course of the business of meeting the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement Citizens Bank has in particular classes of financial instruments.

                      SHIPMAN BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

Shipman's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Citizens Bank uses the same credit policies in making commitments and conditional obligations as it does for financial instruments included on the balance sheet. At December 31, 1997 and 1996, Shipman's off-balance sheet financial instruments consisted solely of commitments to extend credit totaling $2,978,909 and $2,502,472, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Of the total commitments to extend credit at December 31, 1997, $2,566,534 represented fixed rate loan commitments. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Citizens Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Citizens Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but is generally residential or income-producing commercial property or equipment.

Standby letters of credit (for which no such instruments were outstanding at December 31, 1997 and 1996) are conditional commitments issued by Citizens Bank to guarantee the performance of a customer to a third party. Such guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

                      SHIPMAN BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

Following is a summary of the carrying amounts and estimated fair values of Shipman's financial instruments at December 31, 1997 and 1996:

                                                              1997
                                                              ----
                                                    Carrying        Estimated
                                                     amount         fair value
                                                    -----------     -----------
Balance sheet assets:
    Cash and due from banks                         $ 1,690,839     $ 1,690,839
    Federal funds sold                                1,388,000       1,388,000
    Investments in debt and equity securities        11,667,430      11,667,430
    Loans, net                                       29,656,184      30,190,535
    Accrued interest receivable                         460,936         460,936
    Life insurance contracts                            855,762         855,762
                                                    -----------     -----------
                                                    $45,719,151     $46,253,502
                                                    -----------     -----------
                                                    -----------     -----------

Balance sheet liabilities:
    Deposits                                        $40,022,348     $39,995,818
    Short-term borrowings                             1,859,000       1,859,000
    Accrued interest payable                            191,259         191,259
                                                    -----------     -----------
                                                    $42,072,607     $42,046,077
                                                    -----------     -----------
                                                    -----------     -----------

                                                              1996
                                                              ----
                                                    Carrying        Estimated
                                                     amount         fair value
                                                    -----------     -----------
Balance sheet assets:
    Cash and due from banks                         $ 1,846,392     $ 1,846,392
    Federal funds sold                                  900,000         900,000
    Investments in debt and equity securities        13,090,921      13,090,921
    Loans, net                                       29,925,947      30,241,221
    Accrued interest receivable                         509,710         509,710
    Life insurance contracts                            641,811         641,811
                                                    -----------     -----------
                                                    $46,914,781     $47,230,055
                                                    -----------     -----------
                                                    -----------     -----------
Balance sheet liabilities:
    Deposits                                        $41,559,963     $41,565,893
    Short-term borrowings                             1,912,000       1,912,000
    Accrued interest payable                            207,139         207,139
                                                    -----------     -----------
                                                    $43,679,102     $43,685,032
                                                    -----------     -----------
                                                    -----------     -----------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value:

CASH AND OTHER SHORT-TERM INSTRUMENTS
For cash and due from banks (including interest-bearing deposits with financial institutions), Federal funds sold, and accrued interest receivable (payable) the carrying amount is a reasonable estimate of fair value, as such instruments are due on demand and/or reprice in a short time period.

INVESTMENTS IN DEBT AND EQUITY SECURITIES
Fair values are based on quoted market prices or dealer quotes.

                      SHIPMAN BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

LOANS
For certain homogeneous categories of loans, such as residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and with the same remaining maturities.

INSURANCE CONTRACTS
The fair value of insurance contracts is based on quotes of cash surrender values provided by the carriers.

DEPOSITS
The fair value of demand deposits, savings accounts, and interest-bearing transaction account deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

NOTES PAYABLE
Rates currently available to Shipman for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
The fair value of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments, and the present creditworthiness of such counterparties. Shipman believes such commitments have been made on terms which are competitive in the market in which it operates.

NOTE 13 - REGULATORY MATTERS

Shipman and Citizens Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Shipman's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Shipman and Citizens Bank must meet specific capital guidelines that involve quantitative measures of Shipman's and Citizens Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Shipman's and Citizens Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Shipman and Citizens Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Shipman management believes, as of December 31, 1997, that Shipman and Citizens Bank met all capital adequacy requirements to which they were subject.

As of December 31, 1997, the most recent notification from applicable regulatory authorities categorized Shipman and Citizens Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Shipman and Citizens Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since those notifications that Shipman management believes have changed Shipman's and Citizens Bank's respective categories.

                      SHIPMAN BANCORP, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

The actual capital amounts and ratios for Shipman and Citizens Bank at December 31, 1997 and 1996 are presented in the following table:

                                                                              To be Well
                                                                         Capitalized Under
                                                        For Capital      Prompt Corrective
                                       Actual         Adequacy Purpose     Action Provision
                                ------------------  ------------------  ------------------
                                  Amount    Ratio     Amount     Ratio    Amount     Ratio
                                ----------  ------  ----------   -----  -----------  -----
1997
----
Total capital (to risk-
    weighted assets)
        Consolidated            $4,938,461   15.8%  $2,499,609    >8.0%  $3,124,511  >10.0%
                                                                  -                  -
        Citizens Bank            5,423,154   17.4%   2,498,244    >8.0%   3,122,804  >10.0%
                                                                  -                  -
Tier 1 capital (to risk-
    weighted assets)
        Consolidated            $4,543,845   14.5%  $1,249,805    >4.0%  $1,874,707   >6.0%
                                                                  -                   -
        Citizens Bank            5,028,749   16.1%   1,249,122    >4.0%   1,873,683   >6.0%
                                                                 -                   -
Tier 1 capital (to
    average assets)
        Consolidated           $4,543,845    9.3%  $1,946,511    >4.0%  $2,433,139   >5.0%
                                                                 -                   -
        Citizens Bank           5,028,749   10.3%   1,945,716    >4.0%   2,432,145   >5.0%
                                                                 -                   -
1996
----
Total capital (to risk-
    weighted assets)
        Consolidated           $4,899,373   15.4%  $2,539,738    >8.0%  $3,174,673  >10.0%
                                                                 -                  -
        Citizens Bank           5,433,153   17.1%   2,550,001    >8.0%   3,187,501  >10.0%
                                                                 -                  -
Tier 1 capital (to risk-
    weighted assets)
        Consolidated           $4,501,219   14.2%  $1,269,869    >4.0%  $1,904,804   >6.0%
                                                                 -                   -
        Citizens Bank           5,033,415   15.8%   1,275,000    >4.0%   1,912,501   >6.0%
                                                                 -                   -
Tier 1 capital (to
    average assets)
        Consolidated           $4,501,219    8.9%  $2,017,028    >4.0%  $2,521,285   >5.0%
                                                                 -                   -
        Citizens  Bank          5,033,415   10.0%   2,016,233    >4.0%   2,520,291   >5.0%
                                                                 -                   -

NOTE 14 - PENDING MERGER

On March 27, 1998, Shipman entered into a definitive merger agreement with Carlinville National Bank Shares, Inc. ("CNB") in which each of the outstanding shares of Shipman common stock would be exchanged for either (a) $190 of cash, or (b) two shares of CNB common stock, provided that at least 70% of Shipman's common shares are exchanged for CNB stock. This merger transaction is subject to the approval of Shipman's stockholders, and the appropriate bank regulatory agencies, and is expected to close in the third quarter of 1998, at which time Shipman will become a wholly-owned subsidiary of CNB.

                                     APPENDIX A

                               AGREEMENT AND PLAN OF MERGER

                            AGREEMENT AND PLAN OF MERGER

                                       AMONG

                      CARLINVILLE NATIONAL BANK SHARES, INC.,

                          SHIPMAN ACQUISITION CORPORATION

                                        AND

                               SHIPMAN BANCORP, INC.




                                   MARCH 27, 1998

                            AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 27th day of March, 1998, by and among CARLINVILLE NATIONAL BANK SHARES, INC., a Delaware corporation ("CNB"), SHIPMAN BANCORP, INC., an Illinois corporation ("Shipman"), and SHIPMAN ACQUISITION CORPORATION, an Illinois corporation and a wholly-owned subsidiary of CNB ("Acquisition Corp").

                                      RECITALS

     A. The parties hereto desire to effect a reorganization whereby CNB desires to acquire control of Shipman through the merger (the "Merger") of Acquisition Corp with and into Shipman with Shipman being the surviving corporation (the "Surviving Corporation").

     B. Pursuant to the terms of this Agreement, each outstanding share of the common stock of Shipman, $10.00 par value per share ("Shipman Common Stock"), shall be converted into the right to receive two (2) shares of the common stock of CNB, $1.00 par value per share ("CNB Common Stock"), or the Cash Price Per Share (as defined below), or a combination of both, at the time of the closing of the Merger (the "Closing"), and each outstanding share of common stock of Acquisition Corp shall be converted into and thereafter represent one share of common stock of the Surviving Corporation, $10.00 par value per share.

                                     AGREEMENTS

     In consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                     ARTICLE 1

                                    DEFINITIONS

     SECTION 1.1 DEFINITIONS. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

          (a)  "Affiliate" means with respect to:

               (i) a particular individual: (A) each other member of such individual's Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (C) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and

               (ii) a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection
(ii).

          (b) "Applicable Contract" means any Contract: (i) under which Shipman or the Bank has or may acquire any rights; (ii) under which Shipman or the Bank has or may become subject to any obligation or liability; or
(iii) by which Shipman or the Bank or any of the assets owned or used by either or them is or may become bound.

          (c) "Bank" means the Citizens State Bank of Shipman, an Illinois state bank with its main office located in Shipman, Illinois, and a wholly-owned subsidiary of Shipman.

          (d) "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, PROVIDED, HOWEVER, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

          (e) "Breach" means with respect to a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

          (f) "Business Day" means any day except Saturday, Sunday and any day on which the Bank is authorized or required by law or other government action to close.

          (g) "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including: (i) the merger of Shipman and Acquisition Corp; (ii) the performance by CNB, Acquisition Corp and Shipman of their respective covenants and obligations under this Agreement; and (iii) CNB's acquisition of control of Shipman and all of Shipman's Subsidiaries, including the Bank.

          (h) "Contract" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding.

          (i) "Family" means with respect to an individual: (i) the individual; (ii) the individual's spouse and former spouses; (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual.

          (j)  "Knowledge" with respect to:

               (i) an individual means that such person will be deemed to have "Knowledge" of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

               (ii) a Person (other than an individual) means that such Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

          (k) "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

          (l) "Material Interest" means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 33% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 33% of the outstanding equity securities or equity interests in a Person.

          (m) "Merger" means the merger of Acquisition Corp and Shipman provided for in this Agreement.

          (n) "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

          (o) "Ordinary Course of Business" shall include any action taken by a Person only if such action:

               (i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

               (ii) is not required by law or applicable regulations to be authorized, as a matter of course, by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

               (iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

          (p) "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

          (q) "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

          (r) "Regulatory Authorities" means any federal, state or local governmental body, agency or authority which under applicable statutes and regulations: (i) has supervisory, judicial, administrative, police, taxing or other power or authority over Shipman, the Bank or CNB; (ii) is required to approve, or give its consent to the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including in any case, the Board of Governors of the Federal Reserve System.

          (s) "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          (t) "Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

          (u) "Tax" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          (v) "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          (w) "Threatened" means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

     SECTION 1.2 PRINCIPLES OF CONSTRUCTION. (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding"; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Carlinville, Illinois time; (vi) "including" means "including, but not limited to"; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

          (b) The Schedules of each of CNB and Shipman referred to in this Agreement shall consist of the information, agreements and other documentation described and referred to in this Agreement as being included in the Schedules with respect to such party, which Schedules were delivered by each of CNB and Shipman to the other not less than three Business Days before the date of this Agreement. Disclosure of any fact or item required by this Agreement to be disclosed in any Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be clearly relevant by the content of such disclosure to any other paragraph or section of this Agreement, be deemed to be disclosed with respect to that other paragraph or section. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty or as described in the immediately preceding sentence), the statements in the body of this Agreement will control.

          (c) All accounting terms not specified defined herein shall be construed in accordance with generally accepted accounting principles in the United States, consistently applied.


                                     ARTICLE 2

                                     THE MERGER

     SECTION 2.1 MANNER OF MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Acquisition Corp shall be merged with and into Shipman pursuant to the provisions of, and with the effect provided in, the Illinois Business Corporation Act of 1983, as amended (the "Illinois Code"), and Shipman shall be the corporation resulting from such merger (the "Surviving Corporation"). As a result of the Merger, each share of Shipman Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined below), will be converted into the right to receive the number of shares of CNB Common Stock or the amount of cash or a combination of both, as provided in Section 3.2.

     SECTION 2.2 EFFECT OF MERGER. (a) At the Effective Time, Acquisition Corp shall be merged with and into Shipman and Shipman shall be the Surviving Corporation. Shipman and Acquisition Corp are sometimes referred to collectively herein as the "Merging Corporations."

     (b) Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, as of a public or a private nature, of each of the Merging Corporations, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Merging Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in any of such corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall assume and thenceforth be responsible and liable for all the liabilities and obligations (including all obligations of indemnification, if any) of each of the Merging Corporations and any claim existing or action or proceeding pending by or against any of the Merging Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither rights of creditors nor any liens upon the property of any of the Merging Corporations shall be impaired by the Merger.

     SECTION 2.3 ARTICLES OF INCORPORATION. From and after the Effective Time and until amended as provided by law, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Acquisition Corp as in effect immediately prior to the Effective Time.

     SECTION 2.4 BYLAWS. From and after the Effective Time and until amended as provided by law, the bylaws of the Surviving Corporation shall be the bylaws of Acquisition Corp as in effect immediately prior to the Effective Time.

     SECTION 2.5 DIRECTORS AND OFFICERS. The directors and officers of Acquisition Corp immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation until their successors shall have been elected or appointed and shall have qualified in accordance with the Illinois BCA and the articles of incorporation and bylaws of the Surviving Corporation.

     SECTION 2.6 CLOSING. (a) The closing of the Purchase (the "Closing") shall occur at the offices of CNB located at West Side Square, Carlinville, Illinois, on a date which is mutually acceptable to CNB and Shipman, but if they fail to agree, at 10:00 a.m. on the date which is five Business Days after the first date on which all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions have been received and all statutory waiting periods relating to such approvals have expired, or at such other time and place as CNB and Shipman may agree in writing (the "Closing Date"). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          (b) The parties hereto agree to file on the Closing Date appropriate articles of merger, as contemplated by Section 11.25 of the Illinois Code (the "Articles of Merger"), with the Secretary of State of the State of Illinois. The Merger shall be effective upon the close of business on the day when the Articles of Merger have been accepted for filing by the Secretary of State of the State of Illinois (the "Effective Time").

     SECTION 2.7 CNB'S DELIVERIES AT CLOSING. At the Closing, CNB shall deliver the following items to or on behalf of Shipman:

          (a) evidence of the delivery by CNB or its agents to the Exchange Agent (as defined below) of:

               (i) an aggregate amount of cash equal to the product of the Cash Price Per Share times the number of issued and outstanding shares of Shipman Common Stock to be converted pursuant to the terms of this Agreement into the right to receive cash;

               (ii) certificates representing the number of shares of CNB Common Stock which is equal to two (2) times the number of shares of Shipman Common Stock to be converted pursuant to the terms of this Agreement into the right to receive CNB Common Stock; and

               (iii) an aggregate amount of cash equal to the total fractional shares of CNB Common Stock which former holders of Shipman Common Stock would be entitled to receive;

          (b) a good standing certificate for CNB issued by each of the Secretary of State of the States of Delaware and Illinois, and dated in each case not more than ten Business Days prior to the Closing Date, as defined below;

          (c) a good standing certificate for Acquisition Corp issued by the Secretary of State of the State of Illinois, and dated not more than ten Business Days prior to the Closing Date;

          (d) a copy of the certificate of incorporation of CNB certified not more than ten Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

          (e) a copy of the certificate of incorporation of Acquisition Corp certified not more that ten Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

          (f) a certificate of the Secretary or any Assistant Secretary of CNB dated the Closing Date certifying a copy of the bylaws of CNB;

          (g) a certificate of the Secretary or any Assistant Secretary of Acquisition Corp dated the Closing Date certifying a copy of the bylaws of Acquisition Corp;

          (h) a certificate executed by the President and Secretary of CNB dated the Closing Date stating that: (i) all of the representations and warranties of CNB set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall be true and correct on and as of such earlier date; and
(ii) CNB has performed or complied with all of the covenants and obligations to be performed or complied with by CNB under the terms of this Agreement on or prior to the Closing Date;

          (i) a certificate executed by the President and Secretary of Acquisition Corp dated the Closing Date stating that: (i) all of the representations and warranties of Acquisition Corp set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall be true and correct on and as of such earlier date; and (ii) Acquisition Corp has performed or complied with all of the covenants and obligations to be performed or complied with by CNB under the terms of this Agreement on or prior to the Closing Date;

          (j) a tax opinion dated the Closing Date as described in Section 9.10; and

          (k) a legal opinion of CNB's counsel dated the Closing Date to the effect set forth in Exhibit A; and

          (l)  such other documents as Shipman may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Shipman and its counsel.

     SECTION 2.8 SHIPMAN'S DELIVERIES AT CLOSING. At the Closing, Shipman shall deliver the following items to CNB:

          (a) a good standing certificate for Shipman issued by the Secretary of State of the State of Illinois and dated not more than ten Business Days prior to the Closing Date;

          (b) a copy of the articles of incorporation of Shipman certified not more than ten Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

          (c) a certificate of the Secretary or any Assistant Secretary of Shipman dated the Closing Date certifying a copy of the bylaws of Shipman;

          (d) copies of resolutions of the board of directors of Shipman authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Shipman;

          (e) a good standing certificate for the Bank issued by the Commissioner of Banks and Real Estate of the State of Illinois (the "Commissioner") dated not more than ten Business Days prior to the Closing Date;

          (f) a copy of the charter of the Bank certified by the Commissioner not more than ten Business Days prior to the Closing Date;

          (g) a certificate of the Cashier of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the charter of the Bank delivered pursuant to subsection (g) of this Section;

          (h) a certificate executed by the President and Secretary of Shipman stating that: (i) all of the representations and warranties of Shipman set forth in this Agreement are true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall be true and correct and as of such earlier date and giving full effect to any supplements that were delivered by Shipman to CNB prior to the Closing Date in accordance with Section 6.5; and (ii) Shipman has performed and complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date;

          (i) a list of Shipman's shareholders as of the Closing Date certified by the Secretary or any Assistant Secretary of Shipman;

          (j) a legal opinion of Shipman's counsel dated the Closing Date to the effect set forth in Exhibit B;

          (k) a certificate from each director and officer of Shipman and the Bank that he or she has no Knowledge of any claim that he or she may have against either Shipman or the Bank for indemnification pursuant to the articles of incorporation or charter, and/or the bylaws of Shipman or the Bank or pursuant to any Contract between Shipman or the Bank and such director or officer (the "Indemnification Certificate"); and

          (l)  such other documents as CNB may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to CNB and its counsel.


                                     ARTICLE 3

                        TREATMENT OF AND PAYMENT FOR SHARES

     SECTION 3.1 TREATMENT OF ACQUISITION CORP STOCK. Each share of common stock, $10.00 par value per share, of Acquisition Corp issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time, shall be unaffected by the Merger and shall thereafter represent all of the issued and outstanding stock of the Surviving Corporation.

     SECTION 3.2 TREATMENT OF SHIPMAN COMMON STOCK. The conversion of Shipman Common Stock into the right to receive CNB Common Stock and/or cash shall be governed by the provisions of this Section.

          (a) Subject to the provisions of this Article and based upon a total of 32,035.8291 shares of Shipman Common Stock issued and outstanding immediately prior to the Effective Time (including for this purpose, the number of shares of Shipman Common Stock issuable upon the exercise of any executory Contracts for the issuance of any additional stock, including warrants and options) (collectively, the "Shipman Outstanding Stock"), by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time, each share of Shipman Common Stock issued and outstanding immediately prior to the Effective Time shall be deemed surrendered and automatically converted into and shall thereafter represent either, or a combination of:

               (i) the right to receive an amount in cash equal to $190 (the "Cash Price Per Share"); or

               (ii) the right to receive and be exchangeable for two (2) shares of CNB Common Stock (the "Exchange Shares").

          (b) Subject to the provisions of this Section, each record holder of shares of Shipman Common Stock (other than Dissenting Shareholders) will be entitled to: (i) elect to receive cash for all of such shares ("Cash Election"); (ii) elect to receive CNB Common Stock for all of such shares ("Stock Election"); (iii) elect to receive CNB Common Stock for a stated percentage of such shares ("Partial Stock Election") and to receive cash for a stated percentage of such shares ("Partial Cash Election"); or (iv) indicate by such holders' action or inaction that such record holder has no preferences as to the receipt of cash or CNB Common Stock for such shares ("Non-Election"). All such elections shall be made on a form designed for that purpose and mutually agreeable to Shipman and CNB (a "Form of Election"). Record holders of Shipman Common Stock who hold such shares as nominees, trustees or in any other representative capacities may submit multiple Forms of Election, provided that such record holder certifies that each such Form of Election covers the shares of Shipman Common Stock held by each such record holder for a particular beneficial owner.

          (c) Notwithstanding anything contained herein to the contrary, the sum of (i) the number of shares of Shipman Common Stock to be converted pursuant to this Agreement into the right to receive cash, plus (ii) the number of Dissenting Shares (as defined below), shall not be more than 30% of the Shipman Outstanding Stock (the "Maximum Cash Payment Number"). If the number of shares of Shipman Common Stock for which a Cash Election or a Partial Cash Election was made (collectively, the "Cash Election Shares"), plus the number of Dissenting Shares, exceeds the Maximum Cash Payment Number, then the consideration to be received by shareholders of Shipman who have made a Cash Election or a Partial Cash Election shall be adjusted in the manner provided below.

          (d) If the number of Cash Election Shares, plus the number of Dissenting Shares, exceeds the Maximum Cash Payment Number, all shares of Shipman Common Stock for which a Stock Election or a Partial Stock Election were made (collectively, the "Stock Election Shares") shall be converted into the right to receive CNB Common Stock, and the Cash Election Shares shall be converted into the right to receive CNB Common Stock and cash in the following manner. Each Cash Election Share shall be converted into the right to receive:

               (i) an amount in cash (rounded to the nearest cent), without interest, equal to the product of (A) the Cash Price Per Share and (B) a fraction ("Cash Fraction"), the numerator of which shall be the Maximum Cash Payment Number and the denominator of which shall be the sum of the Cash Election Shares plus the Dissenting Shares; and

               (ii) a number of shares of CNB Common Stock equal to the product of: (A) two (2); multiplied by (B) a fraction equal to one (1) minus the Cash Fraction.

          (e) If the Cash Election Shares, plus the number of Dissenting Shares, is less than the Maximum Cash Payment Number, then each Cash Election Share shall be converted into the right to receive the Cash Price Per Share. For purposes of this Agreement, each Non-Election shall be treated as a Stock Election.

          (f) After the Effective Time, no holder of Shipman Common Stock which is issued and outstanding immediately prior to the Effective Time will have any rights in respect of such Shipman Common Stock except to receive cash, shares of CNB Common Stock or a combination thereof for the shares of Shipman Common Stock converted as provided in this Section, or to receive payment for such shares of Shipman Common Stock in the manner and to the extent provided in Section 17-6712 of the Illinois Code.

     SECTION 3.3 STEPS OF TRANSACTION. (a) After the date that notice is sent to shareholders of Shipman (the "Mailing Date") of the special meeting of shareholders to be held pursuant to Section 6.9 (the "Special Meeting"), CNB shall mail or cause to be mailed to each then current holder of record of a certificate or certificates representing outstanding shares of Shipman Common Stock (the "Certificates") transmittal materials for use in surrendering such Certificates, including: (i) a Form of Election which shall allow holders of Shipman Common Stock to make the Cash Election, Stock Election, Partial Cash Election or Partial Stock Election, shall provide instructions for the transmittal of the Certificates and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and a bond in a form reasonably acceptable to CNB); and (ii) instructions for use in making a Stock Election, Cash Election, Partial Cash Election or Partial Stock Election and effecting the surrender of the Certificates in exchange for either cash or CNB Common Stock. Pursuant to the terms of a mutually agreeable exchange agent agreement, the parties hereto agree to appoint the Carlinville National Bank, a national banking association with its main office located in Carlinville, Illinois, as exchange agent (the "Exchange Agent") for the parties to effect the surrender of the Certificates in exchange for either cash, CNB Common Stock or a combination thereof. CNB shall use all reasonable efforts to mail or cause to be mailed the Form of Election to all persons who become holders of Shipman Common Stock subsequent to the Mailing Date and no later than the close of business of the Business Day prior to the Election Deadline (as defined below). Any previously submitted Form of Election may be revoked by a written notice thereof delivered to the Exchange Agent and signed by the holder submitting such Form of Election provided that such written notice is received by the Exchange Agent on or before the Election Deadline.

          (b) Elections by holders of Shipman Common Stock shall be made by mailing or delivering to the Exchange Agent a properly completed and executed Form of Election and the Certificates. A properly completed Form of Election must be received by the Exchange Agent by 5:00 p.m. on the date which is seven (7) days following the date of the Special Meeting (the "Election Deadline") to be effective. CNB shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard any defects it determines are immaterial. The decision of CNB or the Exchange Agent on such matters shall be conclusive and binding. Neither CNB nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall make all computations contemplated by Section 3.2, PROVIDED, HOWEVER, that all such computations shall be verified by Cummings & Associates, P.C. and shall thereafter be conclusive and binding on the holders of Shipman Common Stock.

          (c) For the purposes of this Agreement, a holder of Shipman Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If CNB or the Exchange Agent shall determine that any purported Cash Election, Partial Cash Election, Stock Election or Partial Stock Election was not properly made, such purported election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election, Partial Cash Election, Stock Election or Partial Stock Election shall for purposes hereof be deemed to have made a Non-Election.

         (d) As promptly as practicable after the Effective Time, CNB shall cause the Exchange Agent to deliver to each holder of Shipman Common Stock who has theretofore submitted an effective Form of Election accompanied by the Certificates covered by such Form of Election: (i) cash in an amount equal to the product of the Cash Price Per Share times the number of shares of Shipman Common Stock theretofore represented by the Certificates to be converted into cash; (ii) certificates representing the number of whole shares of CNB Common Stock into which the shares of Shipman Common Stock theretofore represented by the Certificates so surrendered in exchange for CNB Common Stock were converted, plus cash as hereinafter provided for any fractional share of CNB Common Stock which such holder would have been entitled to receive; or (iii) both cash and shares of CNB Common Stock pursuant to a Partial Cash Election, Partial Stock Election or as otherwise provided by Section 3.2.

          (e) As promptly as practicable after the Effective Time, CNB shall send to each holder of record of Shipman Common Stock immediately prior to the Effective Time who has not previously submitted his or her Certificates, additional transmittal materials for use in surrendering such Certificates to the Exchange Agent and instructions for use in effecting such surrender in exchange for cash.

          (f) No dividends or other distributions declared after the Effective Time with respect to CNB Common Stock which are payable to shareholders of record of CNB after the Effective Time shall be paid to a shareholder of Shipman who is entitled to receive shares of CNB Common Stock pursuant to this Agreement and who holds any unsurrendered Shipman Certificate with respect to CNB Common Stock represented thereby, until such shareholder shall surrender such Certificate. Until so surrendered and exchanged, each such outstanding Certificate shall for all purposes, other than the payment of dividends or other distributions, if any, to holders of record of shares of CNB Common Stock represent the shares of CNB Common Stock into and for which such shares have been so converted; PROVIDED, HOWEVER, that upon surrender of a Certificate, there shall be paid to the record holder or holders of the Certificate, the amount, without interest thereon, of such dividends and other distributions, if any, which theretofore have become payable with respect to the number of whole shares of CNB Common Stock represented by such Certificate.

          (g) No fractional shares of CNB Common Stock shall be issued upon the surrender for exchange of Certificates; no dividend or distribution of CNB shall relate to any fractional share interest; and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of CNB. Instead, each holder of shares of Shipman

Common Stock who has a fractional interest in shares of CNB Common Stock arising upon the conversion or exchange of shares of Shipman Common Stock for CNB Common Stock shall, at the time of surrender of the Certificates theretofore representing Shipman Common Stock, be paid by CNB an amount in cash, without interest, determined by multiplying such fractional share of CNB Common Stock by the Cash Price Per Share.

          (h) All rights to receive cash and shares of CNB Common Stock into and for which shares of Shipman Common Stock shall have been converted and exchanged pursuant to this Agreement, shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such converted and exchanged shares of Shipman Common Stock.

          (i) At the Effective Time, Shipman shall deliver a certified copy of a list of its shareholders to CNB after which there shall be no further registration or transfers on the stock transfer books of Shipman of the shares of Shipman Common Stock which were outstanding immediately prior to the Effective Time. Any Person whose name does not appear upon such list who submits Certificates to the Exchange Agent shall be entitled to receive no shares of CNB Common Stock or cash, and such Certificates shall be canceled.

          (j) If any cash is to be paid to, or a certificate representing shares of CNB Common Stock is to be issued in the name of, a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance thereof that the Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the person requesting such payment or exchange shall pay to CNB any transfer or other taxes required by reason of the payment of such amount or issuance of a certificate representing shares of CNB Common Stock to or in the name of a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, or otherwise required, or shall establish to the satisfaction of CNB that such tax has been paid or is not payable.

     SECTION 3.4 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to Shipman shareholders pursuant to the Illinois Code, any shares held by a person who objects to the Merger, whose shares either were not entitled to vote or were not voted in favor of the Merger and who complies with all of the provisions of the Illinois Code concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares and who has not withdrawn such objection or waived such rights prior to the Closing Date ("Dissenting Shares") shall not be converted pursuant to
Section 3.2 but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the Illinois Code, PROVIDED, HOWEVER, that each Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the Illinois Code shall be deemed to be converted, as of the Effective Time, into the Exchange Shares.

                                     ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF SHIPMAN

     Shipman hereby represents and warrants to CNB as follows:

     SECTION 4.1 SHIPMAN ORGANIZATION. Shipman: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Board of Governors of the Federal Reserve System ("the Federal Reserve") as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"); (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted; and (d) owns no voting stock or equity securities of any corporation, association, partnership or other entity, other than all of the issued and outstanding stock of the Bank.

     SECTION 4.2 BANK ORGANIZATION. The Bank is an Illinois state bank duly organized, validly existing and in good standing under the laws of the State of Illinois. The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. The copies of the articles of association and bylaws of the Bank and all amendments thereto are complete and correct and set forth on Schedule 4.2.

     SECTION 4.3 AUTHORIZATION; ENFORCEABILITY. Shipman has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the execution, delivery and performance of this Agreement by Shipman, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action and this Agreement constitutes a legal, valid and binding obligation of Shipman enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

     SECTION 4.4 NO CONFLICT. Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice of lapse of time): (a) contravene, conflict with, or result in a violation of any provision of the articles of incorporation or charter, and the bylaws, of Shipman or the Bank, or any resolution adopted by the board of directors or shareholders of Shipman or the Bank; (b) contravene, conflict with, or result in a violation of, or give any Regulatory Authority or, to the Knowledge of Shipman or the Bank, any other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Shipman or the Bank, or any of the assets owned or used by Shipman or the Bank, may be subject, other than any of the foregoing that would be satisfied by compliance with the provisions of the BHCA and the Illinois Code; (c) to the Knowledge of Shipman or the Bank, cause CNB, Shipman, Acquisition Corp or the Bank to become subject to, or to become liable for the payment of, any Tax; (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or (e) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Shipman or the Bank. Except as set forth in Schedule 4.4 and except for notice to and the approval of Shipman's shareholders, neither Shipman nor the Bank is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     SECTION 4.5 SHIPMAN CAPITALIZATION. The authorized capital stock of Shipman consists, and immediately prior to the Closing will consist, exclusively of 40,000 shares of capital stock, $10.00 par value per share, 32,035.8291 of which shares are, and will be immediately prior to the Closing, duly issued and outstanding, fully paid and non-assessable. Except as set forth on Schedule 4.5: (a) there are no unexpired or pending preemptive rights with respect to any shares of capital stock of Shipman; (b) there are no outstanding securities of Shipman which are convertible into or exchangeable for any shares of Shipman's capital stock; and (c) Shipman is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of Shipman. None of the shares of Shipman Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. Shipman does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Schedule 4.5.

     SECTION 4.6 BANK CAPITALIZATION. The authorized capital stock of the Bank consists, and immediately prior to the Closing will consist, exclusively of 8,000 shares of capital stock, $100 par value per share, 4,000 of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable (the "Bank Shares"). Except as set forth on Schedule 4.6, Shipman is and will be on the Closing Date the record and beneficial owner of 100% of the Bank Shares, free and clear of any lien or encumbrance whatsoever. The Bank Shares are and will be on the Closing Date freely transferable and are and will be on the Closing Date subject to no claim of right except pursuant to this Agreement. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of the Bank. There are no outstanding securities of the Bank which are convertible into or exchangeable for any shares of the Bank's capital stock, and the Bank is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of the Bank. None of the Bank Shares was issued in violation of any federal or state securities laws or any other Legal Requirement. The Bank does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Schedule 4.6.

     SECTION 4.7 FINANCIAL STATEMENTS AND REPORTS. True, correct and complete copies of the following financial statements and reports are included in Schedule 4.7:

          (a) for each of the years ended December 31, 1993, 1994, 1995 and 1996, unaudited parent-company only balance sheets and the related statements of income of Shipman;

          (b) the Report of Condition and Report of Income filed by the Bank with Regulatory Authorities (a "Bank Call Report") for the years ended December 31, 1993, 1994, 1995 and 1996, and the quarters ended March 31, June 30, and September 30, 1997; and

          (c) all written agreements and understandings in effect or entered into by the Bank or Shipman with any Regulatory Authority since January 1, 1994.

     The financial statements and the Bank Call Reports described in clauses
(a) and (b) above (collectively, the "Financial Statements") have been prepared in accordance with all applicable rules and regulations and taken together, the Financial Statements fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of Shipman and the Bank as at the respective dates of and for the periods referred to in the Financial Statements.

     SECTION 4.8 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of Shipman and the Bank are complete and correct in all material respects, and have been maintained in accordance with sound business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls. The minute books of Shipman and the Bank contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of Shipman and the Bank, respectively, and no meeting of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Shipman and the Bank.

     SECTION 4.9 TITLE TO PROPERTIES. Each of Shipman and the Bank has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which it purports to own subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Shipman Financial Statement or on
Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held and which would not reasonably be expected to have a material adverse effect on the financial condition, assets or business of Shipman or the Bank. Each of Shipman and the Bank as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. All buildings and structures owned by each of Shipman and the Bank lie wholly within the boundaries of the real property owned or validly leased by it and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

     SECTION 4.10 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, structures and equipment of Shipman and the Bank are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the Knowledge of Shipman and the Bank, the buildings, structures and equipment of Shipman and the Bank are in compliance with the Americans with Disabilities Act of 1990, as amended ("ADA"), and the regulations promulgated thereunder at the effective date of each part of the ADA or the regulations, and are sufficient for the continued conduct of the business of Shipman and the Bank after the Closing in substantially the same manner as conducted prior to the Closing.

     SECTION 4.11 LOANS; LOAN LOSS RESERVE. All loans and loan commitments extended by the Bank and any extensions, renewals or continuations of such loans and loan commitments (the "Shipman Loans") were made in accordance with customary lending standards of the Bank in the Ordinary Course of Business. The Shipman Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to the Bank enforceable in accordance with their terms. All such Shipman Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and the Bank has complied, and at the Closing will have complied, in all material respects with all laws and regulations relating to such Loans. The reserve for possible loan and lease losses shown on the September 30, 1997 Call Report of the Bank is and will be on the Closing Date adequate in all material respects under the standards applied by applicable Regulatory Authorities and based upon generally accepted accounting practices applicable to financial institutions to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of Shipman and the Bank, none of the Shipman Loans is subject to any material offset or claim of offset, and the aggregate loan balances in excess of the Bank's reserve for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms and all uncollectible loans have been charged off. Notwithstanding anything in this Section to the contrary, all of the representations and warranties made in this Section are expressly subject to the exceptions set forth in Schedule 4.11.

     SECTION 4.12 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. Except as set forth in Schedule 4.12, neither Shipman nor the Bank has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest Financial Statement, there has not been any material adverse change in the business, operations, properties, assets, or condition of Shipman or the

Bank, and no event has occurred or circumstance exists that may result in such a material adverse change.

     SECTION 4.13 TAXES. Each of Shipman and the Bank has duly filed or will duly file all Tax Returns required to be filed by it for all periods prior to the Closing Date, and each such Tax Return is complete and accurate in all material respects. Each of Shipman and the Bank has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Shipman or the Bank, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or Threatened against either Shipman or the Bank for Taxes owed by either of them. No audit, examination or investigation related to Taxes paid or payable by Shipman or the Bank is presently being conducted or Threatened by any Regulatory Authority.

     SECTION 4.14 COMPLIANCE WITH ERISA. Except as set forth on Schedule 4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by Shipman or the Bank or to which Shipman or the Bank contributes, are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. For purposes of this Section, non-compliance with the Code and ERISA is material if such non-compliance would reasonably be expected to have a material adverse effect on the financial condition, assets or business of Shipman or the Bank. No such employee benefit plan has, or as of the Closing will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Shipman or the Bank would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing, which amounts would be material to Shipman or the Bank. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations which would be material to Shipman or the Bank under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Shipman or the Bank withdrew from any such plan as of the Closing.

     SECTION 4.15 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in Schedule 4.15, each of Shipman and the Bank is, and at all times since January 1, 1996, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets where the failure to be in such full compliance would reasonably be expected to have a material adverse effect on the financial condition of Shipman or the Bank. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by Shipman or the Bank of, or a failure on the part of Shipman or the Bank to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Shipman or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Except as set forth on Schedule 4.15, neither Shipman nor the Bank has received, at any time since January 1, 1996, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of Shipman or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     SECTION 4.16 LEGAL PROCEEDINGS; ORDERS. Schedule 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of Shipman and the Bank, Threatened against or affecting Shipman or the Bank or any of its respective assets or business, or the Contemplated Transactions, since January 1, 1996. Except to the extent indicated in
Schedule 4.16, no such pending or Threatened Proceeding or Order could, alone or in the aggregate, adversely affect the business, properties, assets, condition, prospects or rights of Shipman or the Bank and there is no fact which would provide a basis for any Proceeding or Order which could have such an effect. To the Knowledge of Shipman and the Bank, no officer, director, agent, or employee of Shipman or the Bank is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity or practice relating to the business of Shipman or the Bank. Neither Shipman nor the Bank has received, at any time since January 1, 1996, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement to which Shipman or the Bank, or any of the assets owned or used by either or them, is or has been subject.

     SECTION 4.17 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Schedule 4.17, since December 31, 1996, each of Shipman and the Bank has conducted its business only in the Ordinary Course of Business and with respect to each there has not been any:

          (a) change in the authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Shipman or the Bank; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by Shipman or the Bank of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of the capital stock of Shipman or the Bank (other than dividends paid by the Bank solely to Shipman);

          (b) amendment to the articles of incorporation, charter or bylaws, or any resolutions adopted by the board of directors or the shareholders, of Shipman or the Bank;

          (c) payment or increase by Shipman or the Bank of any bonuses, salaries or other compensation to any shareholder, director, officer or (except in the Ordinary Course of Business) employee or entry by Shipman or the Bank into any employment, severance or similar Contract with any director, officer or employee;

          (d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Employee Benefit Plan (as defined below);

          (e) damage to or destruction or loss of any asset or property of Shipman or the Bank, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of Shipman or the Bank;

          (f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement, or any Contract (other than relating to a loan made by the Bank in the Ordinary Course of Business) or transaction involving a total remaining commitment by or to Shipman or the Bank of at least $5,000;

          (g) material change in any existing lease of real or personal property;

          (h) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any asset or property of Shipman or the Bank or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of Shipman or the Bank except for tax and other liens which arise by operation of law and with respect to which payment is not past due, and except for pledges or liens: (i) required to be granted in connection with the acceptance by the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or
(iii) otherwise incurred in the Ordinary Course of Business;

          (i) incurrence of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

          (j) cancellation or waiver of any claims or rights with a value to Shipman or the Bank in excess of $10,000;

          (k) any investment of a capital nature exceeding $5,000 or aggregate investments of a capital nature exceeding $25,000;

          (l) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

          (m) transaction for the borrowing or loaning of monies, other than in the Ordinary Course of Business;

          (n) material change in the accounting methods used by Shipman or the Bank; or

          (o) agreement, whether oral or written, by Shipman or the Bank to do any of the foregoing.

     SECTION 4.18   PROPERTIES CONTRACTS AND EMPLOYEE BENEFIT PLANS. Schedule
4.18 lists or describes the following:

          (a) All real property owned by each of Shipman and the Bank and the principal buildings and structures located thereon, together with a legal description of such real estate, and each lease of real property to which each of Shipman and the Bank is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of Shipman or the Bank;

          (b) each Applicable Contract (other than with respect to a Loan made in the Ordinary Course of Business) that involves performance of services or delivery of goods or materials by Shipman or the Bank of an amount or value in excess of $5,000;

          (c) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Shipman or the Bank in excess of $5,000;

          (d) each lease, rental, license, installment and conditional sale agreement and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any personal property (except financing leases entered into in the Ordinary Course of Business, and except for personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

          (e) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, "Intellectual Property Assets"), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of Shipman or the Bank;

          (f) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

          (g) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by Shipman or the Bank with any other Person;

          (h) each Applicable Contract containing covenants that in any way purport to restrict the business activity of Shipman or the Bank or any Affiliate of either, or limit the freedom of Shipman or the Bank or any Affiliate of either to engage in any line of business or to compete with any Person;

          (i) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

          (j) the name and annual salary of each director, officer or employee of each of Shipman and the Bank, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by Shipman, the Bank or a combination of both to or for the benefit of each such person in question for the current year and for the year ended December 31, 1996, and any employment agreement or arrangement with respect to each such person;

          (k) each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, deferred compensation, stock bonus, stock purchase or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by Shipman or any of its Subsidiaries for the benefit of the officers, directors or employees of Shipman or any of its Subsidiaries, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by Shipman or any of its Subsidiaries for the benefit of the employees of Shipman or any of its Subsidiaries (collectively, the "Employee Benefit Plans"), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any current financial or actuarial reports and any currently effective IRS private rulings or determination letters obtained by or for the benefit of Shipman or the Bank;

          (l) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Shipman or the Bank to be responsible for special or consequential damages;

          (m) each Applicable Contract for capital expenditures in excess of $5,000;

          (n) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Shipman or the Bank other than in the Ordinary Course of Business; and

          (o) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

     Copies of each document, plan or Contract listed and described on
Schedule 4.18 are appended to such Schedule.

     SECTION 4.19 NO DEFAULTS. Except as set forth in Schedule 4.19, each Contract identified or required to be identified in Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms. Each of Shipman and the Bank is, and at all times since January 1, 1996, has been, in compliance in all material respects with all applicable terms and requirements of each Contract under which either Shipman or the Bank has or had any obligation or liability or by which Shipman or the Bank or any of the assets owned or used by either of them is or was bound. Each other Person that has or had any obligation or liability under any Contract under which Shipman or the Bank has or had any rights is, and at all times since January 1, 1996, has been, in full compliance with all applicable terms and requirements of such Contract. To the Knowledge of Shipman and the Bank, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Shipman, the Bank or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract. Neither Shipman nor the Bank has given to or received from any other Person, at any time since January 1, 1996, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Shipman or the Bank under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     SECTION 4.20 INSURANCE. Schedule 4.20 lists and briefly describes the policies of insurance (including bankers blanket bond and insurance providing benefits for employees) owned or held by Shipman or the Bank on the date hereof. Each such policy is, and Shipman will use its Best Efforts to keep each such policy, in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive) until the Closing. All premiums due on such policies have been paid.

     SECTION 4.21 COMPLIANCE WITH ENVIRONMENTAL LAWS. (a) Except as set forth on Schedule 4.21, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Shipman or the Bank or any of its respective assets that are pending or, to the Knowledge of Shipman or the Bank, Threatened, nor to the Knowledge of Shipman or the Bank is there any factual basis for any of the foregoing, as a result of any asserted failure of Shipman or the Bank, or any predecessor thereof, to comply (or the assertion of liability even if in compliance) with any Legal Requirements designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the soil, land surface or subsurface strata, surface waters (including navigable waters, oceans waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

          (b) With respect to the real estate owned (including other real estate owned) or leased by Shipman or the Bank (the "Shipman Premises"), to the Knowledge of Shipman and the Bank: (i) no part of the Shipman Premises has been used for the generation, manufacture, handling, storage or disposal of Hazardous Substances (as defined below); (ii) except as disclosed in
Schedule 4.21, the Shipman Premises do not contain, and have never contained, an underground storage tank; and (iii) the Shipman Premises do not contain and are not contaminated by any material quantity of a Hazardous Substance from any source. For purposes of this Agreement, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., Section 9601 ET SEQ., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant or waste, including, petroleum, asbestos, fiberglass, radon and polychlorinated biphenyls. For purposes of this Agreement, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, guidelines and orders that: (w) regulate air, water, soil and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition or management of any Hazardous Substance; (x) regulate or prescribe requirements for air, water or soil quality; (y) are intended to protect public health or the environment; or (z) establish liability for the investigation, removal or cleanup of, or damage caused by, any Hazardous Substance.

     SECTION 4.22 REGULATORY FILINGS. Each of Shipman and the Bank has filed in a timely manner all required filings with all bank Regulatory Authorities, including the Federal Reserve, the Federal Deposit Insurance Corporation and the Commissioner. To the Knowledge of Shipman and the Bank, all such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     SECTION 4.23 FIDUCIARY POWERS. The Bank has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulations and common law. None of the Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     SECTION 4.24 DISCLOSURE. No representation or warranty of Shipman in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. There is no fact known to Shipman that has specific application to either Shipman or the Bank (other than general economic or industry conditions) and that materially adversely affects or, as far as Shipman can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Shipman or the Bank that has not been set forth in this Agreement.

     SECTION 4.25 BROKERAGE COMMISSIONS. Except as set forth on Schedule 4.25, none of Shipman, the Bank or any of their respective agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     SECTION 4.26 APPROVAL DELAYS. To the Knowledge of Shipman or the Bank, there is no reason why the granting of any of the regulatory approvals referred to in Section 7.2 would be denied or unduly delayed.

                                     ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES OF CNB

     CNB hereby represents and warrants to Shipman as follows:

     SECTION 5.1 CNB ORGANIZATION. CNB: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under BHCA; (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted; and (d) owns no voting stock or equity securities of any corporation, association, partnership or other entity, other than all of the issued and outstanding stock of Acquisition Corp; the Carlinville National Bank; the Palmer State Bank, an Illinois state bank with its main office located in Taylorville, Illinois; and Lincoln Trail Bancshares, Inc., an Illinois corporation.

     SECTION 5.2 ORGANIZATION OF SUBSIDIARIES. Each of CNB's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Each has full power and authority, corporate and otherwise, to own, operate and lease its respective properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.

     SECTION 5.3 AUTHORIZATION; ENFORCEABILITY. Subject to the approval of the CNB Amendment (as defined below), each of CNB and Acquisition Corp has the requisite corporate power and authority to enter into and perform its respective obligations under this Agreement and the execution, delivery and performance of this Agreement by CNB and Acquisition Corp, and the consummation by them of their respective obligations under this Agreement, have been authorized by all necessary corporate action and this Agreement constitutes a legal, valid and binding obligation of each of CNB and Acquisition Corp enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.

     SECTION 5.4 NO CONFLICT. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice of lapse of time): (a) contravene, conflict with, or result in a violation of any provision of the certificate or articles of incorporation, and the bylaws, of CNB and Acquisition Corp, or any resolution adopted by the board of directors or stockholders of either of them; (b) contravene, conflict with, or result in a violation of, or give any Regulatory Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which CNB or Acquisition Corp, or any of the assets owned or used by CNB or Acquisition Corp, may be subject, other than any of the foregoing that would be satisfied by compliance with the provisions of the BHCA, the Illinois Code and the Illinois Banking Act; (c) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by CNB or Acquisition Corp.
Except as provided herein, neither CNB nor Acquisition Corp is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     SECTION 5.5 CNB CAPITALIZATION. The authorized capital stock of CNB consists exclusively of 210,000 shares of capital stock, $1.00 par value per share, 186,498 of which shares are, and will be immediately prior to the Closing, duly issued and outstanding, fully paid and non-assessable, and 13,502 of which shares are, and will be immediately prior to the Closing, held by CNB as treasury shares. Except as set forth on Schedule 5.5: (a) there are no unexpired or pending preemptive rights with respect to any shares of capital stock of CNB; (b) there are no outstanding securities of CNB which are convertible into or exchangeable for any shares of CNB's capital stock; and (c) except for this Agreement, CNB is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of CNB. None of the shares of CNB Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. Except as otherwise disclosed in this Agreement, CNB does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     SECTION 5.6 FINANCIAL STATEMENTS AND REPORTS. True, correct and complete copies of the following financial statements and reports are attached as Schedule 5.6 (the "CNB Financial Statements"):

          (a) for each of the years ended December 31, 1993, 1994, 1995 and 1996, the audited Consolidated Balance Sheets and the related Statements of Income, Statements of Changes in Stockholders' Equity and Statements of Cash Flows of CNB; and

          (b) for the nine months ended September 30, 1997, the unaudited Consolidated Balance Sheet and the related Statement of Income, Statement of Changes in Stockholders' Equity and Statement of Cash Flows of CNB.

     The audited CNB Financial Statements described in clause (a) have been prepared in accordance with generally accepted accounting principles consistently applied. Taken together, the CNB Financial Statements fairly and accurately present in all material respects the respective financial position, assets, liabilities and results of operations of CNB and its Subsidiaries as at the respective dates of and for the periods referred to in the CNB Financial Statements.

     SECTION 5.7 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of CNB and its Subsidiaries are complete and correct in all material respects, and have been maintained in accordance with sound business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls. The minute books of CNB and its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of CNB and its Subsidiaries, respectively, and no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of CNB or its Subsidiaries.

     SECTION 5.8 TITLE TO PROPERTIES. Each of CNB and its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which it purports to own subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent CNB Financial Statement or on
Schedule 5.8; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held and which would not reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of CNB. Each of CNB and its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. All buildings and structures owned by each of CNB and its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

     SECTION 5.9 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, structures and equipment of CNB and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the Knowledge of CNB and its Subsidiaries, the buildings, structures and equipment of CNB and its Subsidiaries are in compliance with the ADA and the regulations promulgated thereunder at the effective date of each part of the ADA or the regulations, and are sufficient for the continued conduct of the business of CNB and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

     SECTION 5.10 LOANS; LOAN LOSS RESERVE. All loans and loan commitments extended by the banking Subsidiaries of CNB and any extensions, renewals or continuations of such loans and loan commitments (the "CNB Loans") were made in accordance with customary lending standards of such Subsidiaries in the Ordinary Course of Business. The CNB Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to the banking Subsidiaries of CNB enforceable in accordance with their terms. All such CNB Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and the banking Subsidiaries of CNB have complied, and at the Closing will have complied, in all material respects with all laws and regulations relating to such CNB Loans. The reserves for possible loan and lease losses shown on the latest Call Reports of the banking Subsidiaries of CNB are and will be on the Closing Date adequate in all material respects under the standards applied by applicable Regulatory Authorities and based upon generally accepted accounting practices applicable to financial institutions to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contain and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of CNB and its Subsidiaries, none of the CNB Loans is subject to any material offset or claim of offset, and the aggregate loan balances in excess of CNB's consolidated reserve for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms and all uncollectible loans have been charged off. Notwithstanding anything in this Section to the contrary, all of the representations and warranties made in this Section are expressly subject to the exceptions set forth in Schedule 5.10.

     SECTION 5.11 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. CNB does not have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the CNB Financial Statements or current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest CNB Financial Statement, there has not been any material adverse change in the business, operations, properties, assets, or condition of CNB or its Subsidiaries, and no event has occurred or circumstance exists that may result in such a material adverse change.

     SECTION 5.12 TAXES. Each of CNB and its Subsidiaries has duly filed or will duly file all Tax Returns required to be filed by it for all periods prior to the Closing Date, and each such Tax Return is complete and accurate in all material respects. Each of CNB and its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by CNB or its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or Threatened against CNB or any of its Subsidiaries for Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by CNB or its Subsidiaries is presently being conducted or Threatened by any Regulatory Authority.

     SECTION 5.13 COMPLIANCE WITH ERISA. All employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by CNB or its Subsidiaries or to which CNB or its Subsidiaries contribute, are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. For purposes of this Section, non-compliance with the Code and ERISA is material if such non-compliance would reasonably be expected to have a material adverse effect on the consolidated financial condition, assets or business of CNB. No such employee benefit plan has, or as of the Closing will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which CNB or any of its Subsidiaries would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing, which amounts would be material to CNB and its Subsidiaries on a consolidated basis. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations which would be material to CNB and its Subsidiaries on a consolidated basis under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if CNB or any of its Subsidiaries withdrew from any such plan as of the Closing.

     SECTION 5.14 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in Schedule 5.14, each of CNB and its Subsidiaries is, and at all times since January 1, 1996, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets where the failure to be in such full compliance would reasonably be expected to have a material adverse effect on the consolidated financial condition of CNB and its Subsidiaries. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by CNB or any of its Subsidiaries of, or a failure on the part of CNB or any of its Subsidiaries to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of CNB or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Except as set forth on Schedule 5.14, none of CNB or any of its Subsidiaries has received, at any time since January 1, 1996, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of CNB or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     SECTION 5.15 LEGAL PROCEEDINGS; ORDERS. Schedule 5.15 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of CNB and its Subsidiaries, Threatened against or affecting CNB or its Subsidiaries or any of their respective assets or business, or the Contemplated Transactions, since January 1, 1996. Except to the extent indicated in Schedule 5.15, no such pending or Threatened Proceeding or Order could, alone or in the aggregate, adversely affect the business, properties, assets, condition, prospects or rights of CNB and its Subsidiaries, taken as a whole, and there is no fact which would provide a basis for any Proceeding or Order which could have such an effect. To the Knowledge of CNB and its Subsidiaries, no officer, director, agent, or employee of CNB or its Subsidiaries is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity or practice relating to the business of CNB or its Subsidiaries. None of CNB or any of its Subsidiaries has received, at any time since January 1, 1996, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement to which CNB or any of its Subsidiaries, or any of the assets owned or used by any them, is or has been subject.

     SECTION 5.16 NO DEFAULTS. Each Contract to which CNB or any of its Subsidiaries is a party or to which any of the assets owned or used by either of them is or was bound, and which is material to CNB or its Subsidiaries on a consolidated basis (a "CNB Material Contract") is in full force and effect and is valid and enforceable in accordance with its terms. Each of CNB and its Subsidiaries is, and at all times since January 1, 1996, has been, in full compliance with all applicable terms and requirements of each CNB Material Contract. Each other Person that has or had any obligation or liability under any CNB Material Contract is, and at all times since January 1, 1996, has been, in full compliance with all applicable terms and requirements of such CNB Material Contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give CNB, its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any CNB Material Contract. Neither CNB nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 1996, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any CNB Material Contract. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to CNB or its Subsidiaries under any current or completed CNB Material Contract with any Person and no such Person has made written demand for such renegotiation.

     SECTION 5.17 COMPLIANCE WITH ENVIRONMENTAL LAWS. (a) Except as set forth on Schedule 5.17, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving CNB or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of CNB and its Subsidiaries, Threatened, nor to the Knowledge of CNB and its Subsidiaries is there any factual basis for any of the foregoing, as a result of any asserted failure of CNB or any of its Subsidiaries, or any predecessor thereof, to comply (or the assertion of liability even if in compliance) with any Legal Requirements designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the soil, land surface or subsurface strata, surface waters (including navigable waters, oceans waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

          (b) With respect to the real estate owned (including other real estate owned) or leased by CNB or any of its Subsidiaries (the "CNB
Premises"), to the Knowledge of CNB and its Subsidiaries: (i) no part of the CNB Premises has been used for the generation, manufacture, handling, storage or disposal of Hazardous Substances; (ii) except as disclosed in Schedule 5.17, the Acquiror Premises do not contain, and have never contained, an underground storage tank; and (iii) the CNB Premises do not contain and are not contaminated by any material quantity of a Hazardous Substance from any source.

     SECTION 5.18 REGULATORY FILINGS. Each of CNB and its Subsidiaries has filed in a timely manner all required filings with all bank Regulatory Authorities, including the Federal Reserve, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the Commissioner. To the Knowledge of CNB, all such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     SECTION 5.19 DISCLOSURE. No representation or warranty of CNB in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 7.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. There is no fact known to CNB that has specific application to CNB or any of its Subsidiaries (other than general economic or industry conditions) and that materially adversely affects or, as far as CNB can reasonably foresee, materially threatens, the consolidated assets, business, prospects, financial condition, or results of operations of CNB that has not been set forth in this Agreement.

     SECTION 5.20 BROKERAGE COMMISSIONS. None of CNB or any of its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     SECTION 5.21 APPROVAL DELAYS. To the Knowledge of CNB, there is no reason why the granting of any of the regulatory approvals referred to in
Section 7.2 would be denied or unduly delayed.

                                     ARTICLE 6

                                SHIPMAN'S COVENANTS

     SECTION 6.1 ACCESS AND INVESTIGATION. CNB and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of the Bank in accordance with the provisions of this Section. CNB and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties (including an audit of the books and records of Shipman to be performed at Shipman's expense by independent certified public accountants selected by CNB and subject to the reasonable approval of Shipman, and environmental review and testing of real property to be performed at Shipman's expense by independent environmental consultants selected by CNB and subject to the reasonable approval of Shipman) of each of Shipman and the Bank and of its respective financial and legal condition as CNB shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, that such access or investigation shall not interfere unnecessarily with the normal operations of the Bank. Upon request, each of Shipman and the Bank will furnish CNB or its Representatives, attorneys' responses to auditors' requests for information regarding Shipman or the Bank, as the case may be, and such financial and operating data and other information reasonably requested by CNB (provided with respect to attorneys, such disclosure would not result in the waiver by Shipman or the Bank of any claim of attorney-client privilege), and will permit CNB or its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Shipman or the Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to CNB or its Representatives. Shipman shall, and shall cause the Bank to, give CNB prior notice of each meeting of its board of directors and any committees thereof, including the Bank's loan committee, and CNB shall be invited to have one of its Representatives in attendance at each such meeting as an observer, except for any such meeting if and to the extent that compliance with, or any amendment to, this Agreement or any Acquisition Transaction (as defined below) is discussed. No investigation by CNB or attendance by a CNB's Representative at any board or committee meeting shall affect the representations and warranties made by Shipman in this Agreement. This Section shall not require the disclosure of any information the disclosure of which to CNB would be prohibited by law.

     SECTION 6.2 OPERATIONS OF SHIPMAN AND THE BANK. Except as otherwise approved by CNB in writing, between the date of this Agreement and the Closing Date, Shipman will, and will cause the Bank, to

          (a) conduct the business of Shipman and the Bank only in the Ordinary Course of Business;

          (b) use its Best Efforts to preserve intact the current business organization of Shipman and the Bank, keep available the services of the current officers, employees and agents of Shipman and the Bank, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Shipman or the Bank;

          (c) confer with CNB concerning operational matters of a material nature;

          (d) enter into loan transactions only in accordance with sound credit practices and only on terms and conditions which are not materially more favorable than those available to the borrower from competitive sources in arm's-length transactions;

          (e) enter into no new credit or new lending relationship in excess of $50,000 to any Person and such Person's Affiliate, except for: (i) loans of no greater than $100,000 secured by first mortgages on owner-occupied residential real estate where the loan to value ratio is 80% or less, or (ii) with the prior written consent of CNB which consent shall be conclusively presumed if CNB has not responded to a written request from Shipman or the Bank for such consent (when such written request is accompanied by all material information necessary to make a credit decision) by the same hour of the next day which is a Business Day for both Shipman, the Bank and CNB;

          (f) enter into no new financing leases, or amend or modify in any material respect the terms of any current financing lease, without the prior written consent of CNB which consent shall be conclusively presumed if CNB has not responded to a written request from Shipman or the Bank for such consent (when such written request is accompanied by all material information necessary to make a credit decision) by the same hour of the next day which is a Business Day for both Shipman, the Bank and CNB;

          (g) other than incident to a reasonable loan restructuring, extend no additional credit to any Person or such Person's Affiliate if such Person or such Affiliate is the obligor under any indebtedness to the Bank which constitutes a non-performing loan or against any part of such indebtedness the Bank has established loss reserves or any part of which has been charged-off by the Bank, except with the prior written consent of CNB;

          (h) consistent with past practice, maintain a reserve for possible loan and lease losses which is adequate under the standards applied by applicable Regulatory Authorities and based upon generally accepted accounting practices applicable to financial institutions to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

          (i) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

          (j) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

          (k) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements; and

          (l) otherwise report periodically to CNB concerning the status of the business, operations and finances of Shipman and the Bank.

     SECTION 6.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Shipman will not, and will cause the Bank not to, without the prior written consent of CNB, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 is likely to occur.

     SECTION 6.4 SHIPMAN SUBSEQUENT FINANCIAL STATEMENTS. As soon as available after the date hereof, Shipman will furnish CNB copies of the monthly unaudited consolidated balance sheets and profit and loss statements of Shipman prepared for its internal use and the Bank Call

Reports for each quarterly period completed after September 30, 1997, and prior to the Closing, and all other financial reports or statements submitted by Shipman or the Bank to Regulatory Authorities after the date hereof, to the extent permitted by law (collectively, the "Shipman Subsequent Financial Statements"). The Shipman Subsequent Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present the financial condition and results of operations for the dates and periods presented. The Shipman Subsequent Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Financial Statements misleading in any material respect.

     SECTION 6.5 ADVICE OF CHANGES. Between the date of this Agreement and the Closing Date, Shipman will promptly notify CNB in writing if Shipman or the Bank becomes aware of any fact or condition that causes or constitutes a Breach of any of Shipman's representations and warranties as of the date of this Agreement, or if Shipman or the Bank becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, Shipman will promptly deliver to CNB a supplement to the Schedules specifying such change. During the same period, Shipman will promptly notify CNB of the occurrence of any Breach of any covenant of Shipman in this Article or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

     SECTION 6.6 CERTAIN ACTIONS. (a) Neither Shipman nor the Bank: (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to itself; or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it under any of the instances described in this clause. Shipman shall immediately instruct and otherwise use its Best Efforts to cause its Representatives (including any Representative of the Bank) to comply with such prohibitions. Shipman and the Bank shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to such activities. Notwithstanding the foregoing, Shipman may provide information at the request of or enter into discussions or negotiations with a Person with respect to an Acquisition Transaction if the Board of Directors of Shipman receives a written opinion from Gerrish & McCreary, P.C. (a copy of which shall be delivered to CNB) that the exercise of its fiduciary duties to Shipman's shareholders under applicable law requires it to take such action, PROVIDED FURTHER, that Shipman may not, in any event, provide to such Person any information which it has not provided to CNB. Shipman shall promptly notify CNB orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

          (b) "Acquisition Transaction" shall, with respect to Shipman, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company or association with either Shipman or the Bank; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Shipman or the Bank; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of either Shipman or the Bank, but excluding the acquisition of beneficial ownership by any employee benefit plan maintained or sponsored by Shipman; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of Shipman; (v) a public proxy or consent solicitation made to shareholders of Shipman seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of Shipman; (vi) the filing of an application or notice with the Federal Reserve or any other Regulatory Authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a BONA FIDE proposal to Shipman or its shareholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

     SECTION 6.7 BEST EFFORTS; COOPERATION. Shipman agrees to use its Best Efforts in good faith to satisfy the various covenants and conditions to Closing in this Article and Article 8, respectively, and to consummate the transactions contemplated hereby as promptly as possible. Shipman will not intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, Shipman will, and will cause the Bank and each of its and the Bank's respective Affiliates to, cooperate with CNB with respect to all filings that CNB is required by Legal Requirements to make in connection with the Contemplated Transactions.

     SECTION 6.8 INFORMATION PROVIDED TO CNB. Shipman agrees that none of the information concerning Shipman or the Bank which is provided or to be provided by Shipman or the Bank to CNB for inclusion or which is included in the Registration Statement or Proxy Statement-Prospectus (as each such term is defined below) and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus, or any amendment thereof or supplement thereto, at the time of the Special Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed.

Notwithstanding the foregoing, Shipman shall have no responsibility for the truth or accuracy of any information with respect to CNB or any of its Subsidiaries contained in the Registration Statement or the Proxy
Statement-Prospectus.

     SECTION 6.9 SHAREHOLDERS' MEETING. Shipman shall cause the Special Meeting to be held no later than 40 days after the date the Registration Statement has become effective for the purpose of acting upon this Agreement. In connection with the Special Meeting and in accordance with the Illinois Code, Shipman shall send to its shareholders at least 30 days prior to such meeting, notice of the Special Meeting together with the Proxy Statement-Prospectus which shall include a copy of this Agreement and a copy of Section 17-6712 of the Illinois Code governing the rights of dissenting shareholders. Shipman and its directors and executive officers shall recommend to Shipman's shareholders the approval of this Agreement and the Merger and shall solicit proxies voting in favor thereof from Shipman's shareholders.

     SECTION 6.10 ACCOUNTING AND OTHER ADJUSTMENTS. Shipman agrees that it shall, and shall cause the Bank, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments which would affect the financial reporting of CNB, on a consolidated basis after the Closing, in any case as CNB shall request, PROVIDED, HOWEVER, that neither Shipman nor the Bank shall be obligated to take any such requested action until immediately prior to the Closing and at such time as Shipman shall have received reasonable assurances that all conditions precedent to Shipman's obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied and no such adjustment which Shipman or the Bank would not have been required to make but for the provisions of this Section shall have any effect in determining the compliance by Shipman with any terms of the provisions of this Agreement.

     SECTION 6.11 TAX RETURNS. Shipman agrees that it shall cause all Tax Returns to be filed by it or the Bank after the date of this Agreement to be prepared at its own expense by Cummings & Associates, P.C. Shipman further agrees that no such Tax Returns shall be submitted to any Regulatory Authority without the prior approval of CNB, which approval shall not be unreasonably delayed or denied.

     SECTION 6.12 DISPOSITION OF PENDING LITIGATION. Shipman agrees that it shall, or shall cause the Bank, on or before the Closing to settle or otherwise dispose to CNB's satisfaction of any litigation currently pending against either or both of Shipman and the Bank, on terms that are satisfactory to CNB.

     SECTION 6.13 TERMINATION OF EMPLOYEE BENEFIT PLANS. Upon the written request of CNB, Shipman shall take such action as may be necessary to terminate any Employee Benefit Plan of Shipman or the Bank on or before the Closing on terms reasonably acceptable to CNB, PROVIDED, HOWEVER, that neither Shipman nor the Bank shall be obligated to take any such requested action that is irrevocable until immediately prior to the Closing and at such time as Shipman shall have received reasonable assurances that all conditions precedent to Shipman's obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

                                     ARTICLE 7

                                  CNB'S COVENANTS

     SECTION 7.1 ACCESS AND INVESTIGATION. Shipman and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of CNB and its Subsidiaries in accordance with the provisions of this Section. Shipman and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of each of CNB and its Subsidiaries and their respective financial and legal condition as Shipman shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, that such access or investigation shall not interfere unnecessarily with the normal operations of CNB and its Subsidiaries. Upon request, CNB will furnish Shipman or its Representatives, attorneys' responses to auditors' requests for information regarding CNB and its Subsidiaries and such financial and operating data and other information reasonably requested by Shipman (provided with respect to attorneys, such disclosure would not result in the waiver by CNB or any of its Subsidiaries of any claim of attorney-client privilege), and will permit Shipman or its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for CNB or its Subsidiaries, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Shipman or its Representatives. CNB shall give Mr. Jim Frank prior notice of each meeting of its board of directors and any committees thereof and Mr. Frank shall be invited to attend each such meeting as an observer, except for any such meeting if and to the extent that compliance with, or any amendment to, this Agreement is discussed. No investigation by Shipman or attendance by Mr. Frank at any board or committee meeting shall affect the representations and warranties made by CNB in this Agreement. This Section shall not require the disclosure of any information the disclosure of which to Shipman would be prohibited by law.

     SECTION 7.2 CONDUCT OF BUSINESS. From and after the execution and delivery of this Agreement and until the Effective Time, CNB will:

          (a) conduct the business of CNB and its Subsidiaries and otherwise operate only in accordance with sound banking and business practices;

          (b) use its Best Efforts to preserve intact the current business organization of CNB and its Subsidiaries, keep available the services of the current officers, employees and agents of CNB and its Subsidiaries, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with CNB and its Subsidiaries;

          (c) consistent with past practice, maintain a reserve for possible loan and lease losses which is adequate under the standards applied by applicable Regulatory Authorities and based upon generally accepted accounting practices applicable to financial institutions to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

          (d) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

          (e) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

          (f) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements; and

          (g) otherwise report periodically to Shipman concerning the status of the business, operations and finances of CNB and its Subsidiaries.

     SECTION 7.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, CNB will not, without the prior written consent of Shipman, cause or permit any of the following with respect to itself or any of its
Subsidiaries:

          (a) except as contemplated by this Agreement, change in authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by CNB or its Subsidiaries of any shares of any such capital stock (other than in a fiduciary capacity); or declaration or payment of any dividend or other distribution or payment in respect of shares of the capital stock of CNB or its Subsidiaries (other than in accordance with past practice);

          (b) amendment to the certificate or articles of incorporation, charter or bylaws of CNB or its Subsidiaries;

          (c) payment or increase by CNB or its Subsidiaries of any bonuses, salaries or other compensation to any shareholder, director, officer or (except in the Ordinary Course of Business) employee or entry by CNB or any of its Subsidiaries into any employment, severance or similar Contract with any director, officer or employee; and

          (d) agreement, whether oral or written, by CNB or its Subsidiaries to do any of the foregoing.

     SECTION 7.4 REGULATORY APPROVALS. As promptly as practicable after the date of this Agreement, CNB will, and will cause each of its Affiliates to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the BHCA). CNB shall in good faith vigorously pursue all necessary regulatory approvals.

     SECTION 7.5 SEC REGISTRATION. (a) CNB shall file with the Securities and Exchange Commission (the "SEC") as soon as practicable after the execution of this Agreement, a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), covering CNB Common Stock to be issued pursuant to this Agreement and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to herein as the "Registration Statement." The Registration Statement shall include a Proxy Statement-Prospectus thereto reasonably acceptable to CNB and Shipman (the "Proxy Statement-Prospectus"), prepared by CNB and Shipman for use in connection with the Special Meeting, all in accordance with the rules and regulations of the SEC. CNB shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all Blue Sky permits, authorizations, consents or approvals required for the issuance of CNB Common Stock. In advance of filing the Registration Statement, CNB shall provide Shipman and its counsel with a copy of the Registration Statement and provide an opportunity to comment thereon, and thereafter shall promptly advise Shipman and its counsel of any material communication received by CNB or its counsel from the SEC with respect to the Registration Statement.

          (b) CNB agrees that none of the information concerning CNB or its Subsidiaries which is included in the Registration Statement or Proxy Statement-Prospectus and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement-Prospectus, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement-Prospectus, or any amendment thereof or supplement thereto, at the time of the Special Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement-Prospectus shall be mailed. Notwithstanding the foregoing, CNB shall have no responsibility for the truth or accuracy of any information with respect to Shipman or the Bank contained in the Registration Statement or the Proxy Statement-Prospectus.

     SECTION 7.6 CNB SUBSEQUENT FINANCIAL STATEMENTS. As soon as available after the date hereof, CNB will furnish CNB copies of the unaudited consolidated balance sheets and profit and loss statements of CNB prepared for its internal use for each quarterly period completed after September 30, 1997, and prior to the Closing, and all other financial reports or statements submitted by CNB to Regulatory Authorities after the date hereof, to the extent permitted by law (collectively, the "CNB Subsequent Financial Statements"). The CNB Subsequent Financial

Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present the financial condition and results of operations for the dates and periods presented. The CNB Subsequent Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Financial Statements misleading in any material respect.

     SECTION 7.7 INDEMNIFICATION OF SHIPMAN AFFILIATES. (a) From and after the Effective Time, CNB agrees to indemnify and hold harmless each person who, as of the date immediately prior to the Closing, served as a director or officer of Shipman or the Bank and who has delivered to CNB an Indemnification Certificate that is true and accurate (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses, including reasonable attorneys' fees and amounts paid in settlement) based upon or arising from his or her capacity as an officer or director of Shipman or the Bank, to the full extent as indemnification is required under the articles of incorporation or bylaws of Shipman, as the same are in effect on the date of this Agreement, PROVIDED, HOWEVER, that such indemnification shall not cover any claim made by a shareholder of Shipman that is related to the Contemplated Transactions. The rights granted by this Section to the Indemnified Persons shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of CNB.

          (b) CNB further agrees to indemnify and hold harmless Shipman, each of its directors and officers and each person, if any, who controls Shipman or the Bank within the meaning of the Securities Act (an "Indemnified Affiliate"), against any losses, claims, damages or liabilities, joint, several or solitary, to which they or any of them may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim, PROVIDED, HOWEVER, that CNB shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect in reliance upon and in conformity with information furnished, or failed to be furnished, to CNB by Shipman or the Bank for use in the Registration Statement.

          (c) Promptly after receipt by an Indemnified Person or Affiliate of notice of the commencement of any Proceeding for which such Indemnified Person or Affiliate intends to make a claim under this Section against CNB for indemnification (a "Claim"), such Indemnified Person or Affiliate shall promptly give written notice to CNB of the Claim. If CNB confirms in writing to such Indemnified Person or Affiliate its agreement to provide indemnification of such Claim, then CNB shall have the right and obligation to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Claim. In the absence of such written confirmation from CNB, the Indemnified Person or Affiliate against whom the Claim is made shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of such Claim without prejudice to the Indemnified Person's rights against CNB for indemnification.

     SECTION 7.8 ADVICE OF CHANGES. Between the date of this Agreement and the Closing Date, CNB will promptly notify Shipman in writing if CNB becomes aware of any fact or condition that causes or constitutes a Breach of any of CNB's representations and warranties as of the date of this Agreement, or if CNB becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, CNB will promptly notify Shipman of the occurrence of any Breach of any covenant of CNB in this Article or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

     SECTION 7.9 BEST EFFORTS. CNB agrees to use its Best Efforts in good faith to satisfy the various covenants and conditions to Closing in this Article and Article 9, respectively, and to consummate the transactions contemplated hereby as promptly as possible. CNB will not intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations or warranties contained herein to be or become untrue.

     SECTION 7.10 INCREASE IN AUTHORIZED STOCK. CNB agrees to recommend to its stockholders at its annual meeting to be held on March 17, 1998, a proposal to amend CNB's certificate of incorporation to increase the number of shares of the authorized CNB Common Stock to the maximum number of shares necessary to issue shares of CNB Common Stock for all of the shares of Shipman Common Stock that are issued and outstanding immediately prior to the Effective Time (the "CNB Amendment"). CNB further agrees to use its Best Efforts to obtain stockholder approval of such amendment.

     SECTION 7.11 DIRECTOR NOMINEES. CNB agrees to take such action after the Effective Time as is necessary to add Mr. Frank as a director of CNB. Shipman acknowledges that CNB intends immediately after the Effective Time to replace all of the Bank's directors, but CNB agrees that the new directors of the Bank it causes to be elected shall consist of not less than two (2) nor more than four (4) of the individuals serving as directors of the Bank as of the date of this Agreement.

                                     ARTICLE 8

          CONDITIONS PRECEDENT TO OBLIGATIONS OF CNB AND ACQUISITION CORP

     The obligations of CNB and Acquisition Corp to consummate the Merger and to take the other actions required to be taken by each of CNB and Acquisition Corp at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by CNB, in whole or in part):

     SECTION 8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. (a) All of Shipman's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to any Schedules that have not been accepted in writing by CNB.

          (b) Each of Shipman's representations and warranties in Sections 4.5, 4.7 and 4.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.

     SECTION 8.2 SHIPMAN'S PERFORMANCE. (a) All of the covenants and obligations that Shipman is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

          (b) Each document required to be delivered pursuant to Section 2.8 must have been delivered, and each of the other covenants and obligations in
Section 6.7 must have been performed and complied with in all respects.

     SECTION 8.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by Shipman in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for CNB, and Shipman shall have made available to CNB for examination the originals or true and correct copies of all records and documents relating to the business and affairs of CNB and the Bank which CNB may reasonably request in connection with said transactions.

     SECTION 8.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Shipman, or against any of Shipman's Affiliates any BONA FIDE Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions where any of the foregoing would be reasonably expected to have a material adverse effect on the expected benefits of the Contemplated Transactions to CNB.

     SECTION 8.5 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person: (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, Shipman or the Bank; or (b) is entitled to all or any portion of the consideration to be paid to Shipman's shareholders as a result of the Merger.

     SECTION 8.6 ABSENCE OF MATERIAL ADVERSE CHANGES. From the date hereof to the Closing, there shall be and have been no material adverse change in the financial condition, assets or business of Shipman or the Bank.

     SECTION 8.7 CONSENTS AND APPROVALS. Any consents or approvals required to be secured by either party by the terms of this Agreement or otherwise reasonably necessary in the opinion of CNB to consummate the Contemplated Transactions shall have been obtained and shall be reasonably satisfactory to CNB, and all applicable waiting periods shall have expired.

     SECTION 8.8 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with or result in a material violation of, or cause CNB or any of CNB's Affiliates to suffer any material adverse consequence under: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

     SECTION 8.9 REGISTRATION STATEMENT. The Registration Statement filed by CNB with the SEC with respect to the CNB Common Stock to be issued pursuant to this Agreement shall have become effective and no stop order proceedings with respect thereto shall be pending or threatened.

     SECTION 8.10 CORPORATE APPROVALS. This Agreement shall have been duly and validly authorized by the Board of Directors and the shareholders of Shipman. Such shareholder approval shall have been obtained in conformity with all applicable laws at a meeting of shareholders for which proxies are solicited in compliance with applicable laws and requirements.

     SECTION 8.11   DISSENTING SHARES.   The total number of Dissenting
Shares shall be no greater than 10% of the number of shares of Shipman Common Stock issued and outstanding immediately prior to the Effective Time.

     SECTION 8.12 RESULTS OF ENVIRONMENTAL TESTING. The estimated cost to remediate or eliminate any environmental conditions that are found, suspected or would tend to be indicated as a result of environmental testing of the Shipman Premises conducted pursuant to Section 6.1 is greater than $20,000, and CNB and Shipman have been unable to agree upon a mutually acceptable modification to this Agreement.

     SECTION 8.13 CNB AMENDMENT. The CNB Amendment shall have been approved by the stockholders of CNB.

                                     ARTICLE 9

                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SHIPMAN

     Shipman's obligation to consummate the Merger and to take the other actions required to be taken by Shipman at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Shipman, in whole or in part):

     SECTION 9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. (a) All of the representations and warranties of CNB and Acquisition Corp in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to any Schedules that have not been accepted in writing by Shipman.

          (b)  Each of CNB's representations and warranties in Sections 5.5,
5.6 and 5.19 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.

     SECTION 9.2 CNB'S PERFORMANCE. (a) All of the covenants and obligations that CNB or Acquisition Corp is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          (b) CNB must have delivered each of the documents required to be delivered by CNB pursuant to Section 2.7 and must have made the deliveries to the Exchange Agent required to be made by CNB pursuant to Section 2.7(a).

     SECTION 9.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by CNB in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Shipman and CNB shall have made available to Shipman for examination the originals or true and correct copies of all records and documents relating to the business and affairs of CNB and its Subsidiaries that Shipman may reasonably request in connection with said transactions.

     SECTION 9.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against CNB or any of its Subsidiaries any BONA FIDE Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, where any of the foregoing would be reasonably expected to have a material adverse effect on the expected benefits of the Contemplated Transactions to the shareholders of Shipman.

     SECTION 9.5 CONSENTS AND APPROVALS. Each of the consents and approvals identified in Schedule 4.4 must have been obtained and must be in full force and effect.

     SECTION 9.6 NO INJUNCTION. There must not be in effect any Legal Requirement or any injunction or other Order that: (a) prohibits the Merger; and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     SECTION 9.7 REGISTRATION STATEMENT. The Registration Statement filed by CNB with the SEC with respect to the CNB Common Stock to be issued pursuant to this Agreement shall have become effective and no stop order proceedings with respect thereto shall be pending or threatened.

     SECTION 9.8 ABSENCE OF MATERIAL ADVERSE CHANGES. From the date hereof to the Closing, there shall be and have been no material adverse change in the consolidated financial condition, assets or business of CNB.

     SECTION 9.9 FAIRNESS OPINION. Prior to distribution of the Proxy Statement-Prospectus to the shareholders of Shipman, an opinion shall have been received by Shipman from Southard Financial to the effect that the consideration to be received by Shipman's shareholders in connection with the Merger, from a financial point of view, is fair to Shipman's shareholders and such opinion shall not have been withdrawn or materially modified prior to the Closing.

     SECTION 9.10 TAX OPINION. Shipman shall have received a written opinion of Cummings & Associates, P.C. addressed to Shipman, dated the Closing Date, subject to the customary representations and assumptions referred to therein, and substantially to the effect that: (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and that CNB and Shipman will each be a party to the reorganization; (b) the exchange in the Merger of CNB Common Stock for Shipman Common Stock will not give rise to the recognition of any income, gain or loss to CNB, Shipman or the shareholders of Shipman with respect to such exchange (except, with respect to the shareholders of Shipman, to the extent of any cash received in exchange for shares of Shipman Common Stock and any cash paid in lieu of fractional shares); and (c) the Illinois income tax treatment of the results of the Merger on the shareholders of Shipman will be substantially the same as that treatment accorded under the Code.

                                     ARTICLE 10

                                    TERMINATION

     SECTION 10.1 REASONS FOR TERMINATION AND ABANDONMENT. This Agreement may, by prompt written notice given to the other parties prior to or at the Closing, be terminated:

          (a) by mutual consent of the Boards of Directors of Shipman, CNB and Acquisition Corp;

          (b) by either CNB or Shipman if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived, PROVIDED, HOWEVER, that CNB shall not be permitted to terminate this Agreement as a result of any Breach by Acquisition Corp;

          (c) by CNB if any of the conditions in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of CNB or Acquisition Corp to comply with its respective obligations under this Agreement) and CNB has not waived such condition on or before the Closing Date;

          (d) by Shipman, if any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Shipman to comply with its obligations under this Agreement) and Shipman has not waived such condition on or before the Closing Date; or

          (e) by either CNB or Shipman if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date which is ten months after the date of this Agreement or such later date as the parties may agree upon.

     SECTION 10.2 EFFECT OF TERMINATION. Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to
Section 10.1, all further obligations of the parties under this Agreement (except those set forth in Section 10.3) will terminate, PROVIDED, HOWEVER, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

     SECTION 10.3 PAYMENT TO CNB. In addition to any other damages to which CNB may be entitled, if this Agreement is terminated because Shipman breaches its obligations under this Agreement, unless such breach or failure is a result of the failure by CNB or Acquisition Corp to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, and within 24 months after the termination of this Agreement Shipman enters into an agreement with any party other than CNB providing for the acquisition of control of Shipman or the Bank by such other party and the transaction contemplated by such agreement is consummated at any time thereafter, then Shipman shall pay to CNB, upon its written demand, the sum of $200,000, PROVIDED, HOWEVER, that the provisions of this Section shall in no way limit CNB's rights against any such third party. For purposes of this Section, the phrase "control of Shipman or the Bank" means the acquisition by any such third party of: (a) legal or beneficial ownership (as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of greater than 50% of the then issued and outstanding voting stock of Shipman or the Bank through any transaction to which Shipman, the Bank or any Affiliate of Shipman or the Bank is a party; or (b) all or substantially all of the assets of Shipman or the Bank.

     SECTION 10.4 PAYMENT TO SHIPMAN. In addition to any other damages to which Shipman may be entitled, if this Agreement is terminated because CNB breaches its obligations under this Agreement, unless such breach or failure is a result of the failure by Shipman to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, then CNB shall pay to Shipman, upon its written demand, an amount equal to the sum of all expenses incurred in connection with the audit of Shipman's books and records and the environmental review and test of Shipman's real property pursuant to Section
6.1 (collectively, the "Additional Transaction Expenses").


                                     ARTICLE 11
                                   MISCELLANEOUS

     SECTION 11.1 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

     SECTION 11.2 ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS. None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties, except that either or both of CNB and Acquisition Corp may assign any of its respective rights (but not its obligations) under this Agreement to any Subsidiary of CNB. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     SECTION 11.3 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     SECTION 11.4 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     SECTION 11.5 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of Shipman's Representatives, but not including the Additional Transaction Expenses (collectively, "Transaction Expenses"), PROVIDED, HOWEVER, that the Transaction Expenses of Shipman and the Bank shall not exceed in the aggregate the sum of $50,000, plus the amount set forth on Schedule 11.5. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.

     SECTION 11.6 PUBLICITY. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as CNB and Shipman shall jointly determine. Unless consented to by CNB in advance or required by Legal Requirements, prior to the Closing Shipman shall, and shall cause the Bank to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Shipman and CNB will consult with each other concerning the means by which the Bank's employees, customers and suppliers and others having dealings with the Bank will be informed of the Contemplated Transactions, and CNB will have the right to be present for any such communication.

     SECTION 11.7 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, CNB and Shipman will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of CNB and the Bank to maintain in confidence, and not use to the detriment of another party or the Bank any written, oral, or other information obtained in confidence from another party or the Bank in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     SECTION 11.8 NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed with first class postage prepaid or telecopied if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail with first class postage prepaid:

     (a)  If to CNB or Acquisition Corp, to:

               Carlinville National Bank Shares, Inc.
               West Side Square
               Carlinville, Illinois  62626
               Telephone:     (217) 854-2674
               Telecopier:    (217) 854-3512
               Attention:     Mr. James T. Ashworth
                              President

          with copies to:

               Barack Ferrazzano Kirschbaum Perlman & Nagelberg
               333 West Wacker, Suite 2700
               Chicago, Illinois  60606
               Attention:     Dennis R. Wendte, Esq.
               Telephone:     (312) 984-3100
               Telecopier:    (312) 984-3193

     (b)  if to Shipman, to:

               Shipman Bancorp, Inc.
               111 Keating Street
               Shipman, Illinois  62685
               Attention:     Mr. Robert A. Leisy
                              President
               Telephone:     (618) 836-5571
               Telecopier:    (618) 836-5420

          with copies to:

               Gerrish & McCreary, P.C.
               222 Second Avenue, Suite 424
               Nashville, Tennessee  37201
               Attention:     J. Franklin McCreary, Esq.
               Telephone:  (615) 251-0900
               Telecopy:  (615) 251-0975

or to such other Person or place as Shipman shall furnish to CNB or CNB shall furnish to Shipman in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five Business Days after deposit with the United States Postal Service;
(c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

     SECTION 11.9 ENTIRE AGREEMENT. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties. This Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     SECTION 11.10 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

     SECTION 11.11 FURTHER ASSURANCES. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     SECTION 11.12 JURISDICTION AND SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Illinois, County of Macoupin or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of the State of Illinois, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     SECTION 11.13 COUNTERPARTS. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     SECTION 11.14 SURVIVAL. None of the representations and warranties set forth in this Agreement shall survive the Closing or, following the Closing, be the basis for any Proceeding by any Person, including any party to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first written above.

                                      CARLINVILLE NATIONAL BANK
   ATTEST                             SHARES, INC.



   By:                                By:
      ----------------------------       ----------------------------
      Name:                              James T. Ashworth
           -----------------------       President
      Title:
            ----------------------

   ATTEST                             SHIPMAN BANCORP, INC.


   By:                                By:
      ----------------------------       ----------------------------
      Name:                              Name:
           -----------------------            -----------------------
      Title:                             Title:
            ----------------------             -----------------------


   ATTEST                             SHIPMAN ACQUISITION CORPORATION


   By:----------------------------    By:----------------------------
      Name:                              Name:
           -----------------------            -----------------------
      Title:                             Title:
            ----------------------             -----------------------

                                    APPENDIX B

                                 FAIRNESS OPINION

                                   FAIRNESS OPINION
                                MERGER BY AND BETWEEN
                                 CARLINVILLE NATIONAL
                                  BANK SHARES, INC.
                                         AND
                                SHIPMAN BANCORP, INC.













                                    REPORT DATED
                                   JUNE 23, 1998

                                   [LETTERHEAD]


                                               June 23, 1998


Board of Directors
Shipman Bancorp, Inc.
Shipman, Illinois

RE: FAIRNESS OPINION RELATIVE TO PENDING AGREEMENT OF SHIPMAN BANCORP, INC., SHIPMAN, ILLINOIS, TO MERGE WITH AND INTO CARLINVILLE NATIONAL BANK SHARES, INC., CARLINVILLE, ILLINOIS.

Directors:

The Board of Directors of Shipman Bancorp, Inc. ("Shipman" or the "Company") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of Shipman by Carlinville National Bank Shares, Inc. ("CNB"). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either Shipman or CNB. This opinion is issued based upon financial data as of March 31, 1998.

APPROACH TO ASSIGNMENT

The approach to this assignment was to consider the following factors:

     - A review of the financial performance and position of Shipman and the value of its common stock;

     - A review of the financial performance and position of CNB and the value of its common stock;

     -    A review of recent bank merger transactions;

     - A review of the current and historical market prices of bank holding companies in Illinois and surrounding states;

     - A review of the investment characteristics of the common stock of Shipman and CNB;

     - A review of the Agreement and Plan of Merger between CNB and Shipman;

     - An evaluation of the impact of the merger on the expected return to the current shareholders of Shipman; and,

     - An evaluation of other factors as was considered necessary to render this opinion.

It is Southard Financial's understanding that the merger and resulting exchange of the stock of Shipman for the outstanding common stock of CNB constitutes a non-taxable exchange for federal income tax purposes. The exchange of Shipman stock for cash may have tax consequences.

Board of Directors
Shipman Bancorp, Inc.
Page 2


DUE DILIGENCE REVIEW PROCESS

In performing this assignment, Southard Financial reviewed the documents specifically outlined in Exhibit 1 pertaining to Shipman and in Exhibit 2 pertaining to CNB.

REVIEW OF SHIPMAN BANCORP, INC.

Southard Financial visited with the management of Shipman Bancorp, Inc. in Shipman, Illinois. Discussions included questions regarding the current and historical financial position and performance of Shipman, its outlook for the future, and other pertinent factors.

REVIEW OF CARLINVILLE NATIONAL BANK SHARES, INC.

Southard Financial visited with the management of Carlinville National Bank Shares, Inc. in Carlinville and Taylorville, Illinois. Discussions included questions regarding the current and historical financial position and performance of CNB, its outlook for the future, and other pertinent factors.

MERGER DOCUMENTATION

Southard Financial reviewed the Agreement and Plan of Merger (the
"Agreement") dated March 27, 1998. Appropriate aspects of this Agreement were discussed with the management of Shipman and CNB. (See Exhibit 3, Terms of the Agreement and Plan of Merger.)

LIMITATIONS OF ANALYSIS

Southard Financial did not independently verify the information reviewed, but relied on such information as complete and accurate in all material respects. Southard Financial did not make any independent evaluation of the assets of CNB or Shipman, but reviewed data supplied by the management of both institutions. This opinion is necessarily based upon financial, economic, market, and other conditions as they exist and can be evaluated on the date hereof.

Southard Financial is not expressing any opinion as to the actual value of the common stock of CNB when issued to Shipman's shareholders pursuant to the merger or the price at which shares of CNB will trade subsequent to the merger.

Board of Directors
Shipman Bancorp, Inc.
Page 3


MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding Shipman, CNB, and the proposed merger. The major considerations are as follows:

SHIPMAN BANCORP, INC.

     #    Historical earnings;
     #    Historical dividend payments;
     #    Outlook for future performance, earnings, and dividends;
     #    Economic conditions and outlook in Shipman's market;
     #    The competitive environment in Shipman's market;
     #    Comparisons with peer banks and bank holding companies;
     #    Potential risks in the loan and securities portfolios;
     #    Recent minority stock transactions in Shipman's common stock; and,
     # Other such factors as were deemed appropriate in rendering this opinion.

CARLINVILLE NATIONAL BANK SHARES, INC.

     #    Historical earnings;
     #    Historical dividend payments;
     #    Outlook for future performance, earnings, and dividends;
     #    Economic conditions and outlook in CNB's market;
     #    The competitive environment in CNB's market;
     #    Comparisons with peer banks and bank holding companies;
     #    Recent minority stock transactions in CNB's common stock; and,
     # Other such factors as were deemed appropriate in rendering this opinion.

COMMON FACTORS

     #    Historical and current bank merger pricing; and,
     # Current market prices for minority blocks of common stocks of regional bank holding companies in Illinois and surrounding states.

THE PROPOSED MERGER

     #    The terms of the Agreement and Plan of Merger;
     #    The specific pricing of the merger;
     #    Adequacy of the consideration paid to the shareholders of Shipman;
     # The assumption that the merger will be treated as a tax-free exchange with respect to the CNB shares received;
     #    The impact on CNB's capital and liquidity positions;
     # The historical dividend payments of CNB and the likely impact on the dividend income of the current shareholders of Shipman (equivalency of cash dividends);

Boad of Directors
Shipman Bancorp, Inc.
Page 4


     # Pro-forma combined income statements for CNB post merger and the expected returns to Shipman shareholders (equivalency of earnings yield);
     #    The market for minority blocks of CNB common stock; and,
     #    Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgment and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Shipman and CNB. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned greater significance than any other.

                              ADEQUACY OF TOTAL PRICE

The key consideration in this fairness opinion is the adequacy of the total price paid by CNB. Under the terms of the merger (see Exhibit 3), Shipman shareholders may elect to (1) receive cash of $190 per share, or (2) two shares of CNB common stock ("the stock option"). The implied value of the transaction for those shareholders electing the stock option was estimated by Southard Financial to be approximately $260 per share, based upon an estimated market value of CNB common stock of $130 per share (see Exhibit 4 - Reasonable Valuation Range for CNB Common Shares). The following factors were considered:

ANALYSIS OF MARKET TRANSACTIONS

Based upon the merger terms, Shipman shareholders who elect the cash option will receive 132.2% of estimated March 31, 1998 book value, 21.0 times 1997 earnings, and 12.6% of March 31, 1998 assets.

Based upon the terms of the merger and reasonable pricing assumptions (see
Exhibit 4) for the common shares of CNB, Shipman shareholders who elect the stock option will receive approximately 181% of estimated March 31, 1998 book value, 28.7 times 1997 earnings, and 17.3% of March 31, 1998 assets.

Based upon the review conducted by Southard Financial, and given the financial characteristics and performance of Shipman, the pricing for Shipman in the merger is within the range of multiples seen in recent bank acquisitions (see
Exhibit 5).

Board of Directors
Shipman Bancorp, Inc.
Page 5


DISCOUNTED CASH FLOW ANALYSIS

Southard Financial estimated the present value of the future stream of after-tax cash flow that Shipman could produce on a stand-alone basis through fiscal year 2002 on the basis of capital available for distribution to Shipman shareholders in the form of dividends. Southard Financial also estimated the present value of the future stream of after-tax cash flow that Shipman could produce after giving effect to, among other things, certain cost savings expected from the merger on the basis of capital available for distribution to Shipman shareholders in the form of dividends. The estimated terminal value was based upon a multiple of earnings of 15x. Based upon an investor's required rate of return of 16%, the analysis indicated a value of Shipman in the range of $185 to $245 per share. The implied valuation ranges are consistent with the terms of the offer from CNB.

LIQUIDITY

Like Shipman stock, CNB shares are not traded on an exchange. CNB management indicated that there is a waiting list for the purchase of shares, but that actual trading activity has been very thin. Further, except in the case of officers, directors, and certain large shareholders of Shipman, CNB shares received will be freely tradable with no restrictions.

MERGER PREMIUM

Based upon the merger terms, Shipman shareholders who elect the cash option will receive a premium of approximately 25% over the most recent minority trading price of Shipman shares.

Based upon the merger terms and reasonable pricing assumptions (See Exhibit 4) for the common shares of CNB, Shipman shareholders who elect the stock option will receive a premium of approximately 85% over the most recent minority trading price of Shipman shares.

The merger premium for Shipman is consistent with the normal range for similar transactions.

ANALYSIS OF ALTERNATIVES

In evaluating the fairness of the proposed merger to the shareholders of Shipman, Southard Financial reviewed with Shipman management the process undertaken for the sale of the company. We reviewed other offers received. Further, negotiations took place with CNB over about a three and one-half month period before a definitive agreement was reached.

Board of Directors
Shipman Bancorp, Inc.
Page 6


                IMPACT OF AN EXCHANGE OF SHIPMAN STOCK FOR CNB STOCK

In evaluating the impact of receiving CNB common stock in the merger, the following factors are relevant:

DIVIDEND YIELD ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of Shipman, Southard Financial reviewed the dividend paying histories of Shipman and CNB. Based upon this review, the impact on the dividends received by Shipman shareholders who elect to receive CNB common stock will be decidedly positive. This is predicated on the assumption that CNB will continue per share dividends at or above current levels (see Exhibit 4).

EARNINGS YIELD ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of Shipman, Southard Financial determined that, based upon an exchange ratio of 2:1, the shareholders of Shipman would have seen a 119.2% increase in earnings per share (defined as post merger combined earnings per share times the assumed exchange ratio), had the merger been consummated prior to January 1, 1997 (see Exhibit
4).

BOOK VALUE ANALYSIS

In evaluating the impact of the proposed merger on the shareholders of Shipman, Southard Financial determined that the shareholders of Shipman would have experienced a 56.8% increase in the book value of their investment, based upon book values of Shipman and CNB at March 31, 1998 (see Exhibit 4).

FUNDAMENTAL ANALYSIS

Southard Financial reviewed the financial characteristics of Shipman and CNB with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared Shipman and CNB to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination Council (FFIEC). Southard Financial found that the post-merger combined entity will have capital ratios and profitability ratios near those of the public peer group.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Shipman or CNB. Throughout the due diligence process, all information provided by Shipman, CNB, and third party sources was relied upon by Southard Financial without independent verification. Based upon the analyses discussed above and other analyses performed by Southard Financial, the impact of the merger on the shareholders of Shipman is expected to be favorable.

Board of Directors
Shipman Bancorp, Inc.
Page 7


FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Shipman Bancorp, Inc. by Carlinville National Bank Shares, Inc. pursuant to the Agreement and Plan of Merger are fair, from a financial viewpoint, to the shareholders of Shipman Bancorp, Inc. Thank you for this opportunity to be of service to the shareholders of Shipman Bancorp, Inc.

                                                Sincerely yours,

                                                SOUTHARD FINANCIAL


                                                /s/ DAVID A. HARRIS
                                                David A. Harris, CFA, ASA



                                                /s/ DOUGLAS K. SOUTHARD
                                                Douglas K. Southard, DBA, CFA

Attachments:

  Exhibit 1:  Shipman Bancorp, Inc., Document Review List
  Exhibit 2:  Carlinville National Bank Shares, Inc., Document Review List
  Exhibit 3:  Terms of the Agreement and Plan of Merger
  Exhibit 4: Expected Impact of the Merger on the Shareholders of Shipman Bancorp, Inc.
  Exhibit 5:  Comparison of the Merger Pricing to Public Market Transactions
  Exhibit 6:  Qualifications of Southard Financial

                                      EXHIBIT 1
                                SHIPMAN BANCORP, INC.
                                 DOCUMENT REVIEW LIST


1. Consolidated Report of Condition and Income ("Call Report") of Citizens State Bank of Shipman for the period ended March 31, 1998.

2. Uniform Bank Performance Report ("UBPR") of Citizens State Bank of Shipman for the period ended December 31, 1997.

3. Audited financial statements of Shipman Bancorp, Inc. for the periods ended December 31, 1997.

4. Parent only financial statements of Shipman Bancorp, Inc. (FR Y-9SP) for the years ended December 31, 1992-97.

5.   Information on the Shipman area economy.

6.   Additional pertinent information deemed necessary to render this opinion.

                                      EXHIBIT 2
                        CARLINVILLE NATIONAL BANK SHARES, INC.
                                 DOCUMENT REVIEW LIST


1. Consolidated Reports of Condition and Income ("Call Report") of The Carlinville National Bank and Palmer Bank for the period ended March 31, 1998.

2. Uniform Bank Performance Reports ("UBPR") of The Carlinville National Bank for the period ended December 31, 1997 and Palmer Bank for the period ended June 30, 1997.

3. Audited financial statements of Carlinville National Bank Shares, Inc. for the periods ended December 31, 1992-97.

4. Parent only financial statements of Carlinville National Bank Shares, Inc. (FR Y-9LP) for the years ended December 31, 1992-97 and the quarter ended March 31, 1998.

5. Consolidated financial statements of Carlinville National Bank Shares, Inc. (FR Y-9C) for the year ended December 31, 1997.

6.   Information on CNB's market area economies.

7.   Additional pertinent information deemed necessary to render this opinion.

                                      EXHIBIT 3
                                     TERMS OF THE
                             AGREEMENT AND PLAN OF MERGER


Southard Financial reviewed the Agreement and Plan of Merger dated March 27, 1998, among CNB and Shipman. The Agreement gives each Shipman shareholder four options in the merger. In exchange for Shipman shares owned, each Shipman shareholder can:

(1)      Elect to receive cash of $190 per share for all shares (Cash
         Election);

(2) Elect to receive two shares of CNB common stock for each Shipman share (Stock Election);

(3) Elect to receive a stated percentage of the consideration in cash (Partial Cash Election) and the remainder in shares of CNB common stock (Partial Stock Election); or,

(4)      Elect no preference for cash or CNB common stock (Non-Election).

Notwithstanding these election options, the Agreement contains further conditions regarding the aggregate elections in the merger:

(1) In the aggregate, the sum of the number of shares of Shipman to be converted into cash plus the number of dissenting shares shall not be more than 30% of the total number of outstanding shares of Shipman. The total number of dissenting shares shall be no greater than 10% of the number of shares of Shipman common stock issued and outstanding immediately prior to the effective time.

(2) If the aggregate of the sum of the number of shares of Shipman to be converted into cash plus the number of dissenting shares exceeds 30% of the total consideration, then each Cash Election share shall be converted into a combination of cash and shares of CNB common stock according to a formula as prescribed in the Agreement.

(3) A holder of Shipman common stock who does not submit a form of election that is received by the Exchange Agent prior to the election deadline shall be deemed to have made a non-election. CNB shall send to each holder of Shipman common stock who has not submitted their certificates, additional transmittal materials for use in surrendering such certificates in exchange for cash. For purposes of the Agreement, each non-election shall be treated as a stock election.

                                      EXHIBIT 3
                                     TERMS OF THE
                             AGREEMENT AND PLAN OF MERGER
                                     (CONTINUED)



No fractional shares will be issued by CNB. Shipman shareholders who would otherwise have been entitled to fractional shares (after aggregating all shares owned) will be paid in cash in an amount equal to $190 times such fractional part of a share.

The parties intend for the merger to qualify as a "reorganization" under the Internal Revenue Code. Thus, the exchange of Shipman stock for CNB stock is expected to qualify as a tax-free exchange for Federal income tax purposes. The exchange of cash for Shipman shares or for fractional shares may have tax consequences.

The Agreement may be terminated by either party:

   - upon the mutual consent of each institution;
   - upon a breach by either party of any representation, warranty, obligation, or covenant;
   - if the merger is not consummated on or before the date which is ten months after March 27, 1998 or such later date as the parties may agree upon; or,
   - under the terms and conditions as set forth in the Agreement.

If the Agreement is terminated due to: (1) Shipman's failure to use its best efforts to consummate the merger; (2) Shipman's decision to terminate the merger for reasons other than as prescribed in the Agreement; or, (3) within 24 months after the termination of the Agreement Shipman enters into an agreement with any party other than CNB providing for the acquisition of control, then Shipman is obligated to pay to CNB a termination fee of $200,000.

Further, if the Agreement is terminated due to: (1) CNB's failure to use its best efforts to consummate the merger; or (2) CNB's decision to terminate the merger for reasons other than as prescribed in the Agreement, then CNB is obligated to pay an amount equal to the sum of all expenses incurred in connection with the audit of Shipman's books and records.

                                      EXHIBIT 4
                            EXPECTED IMPACT OF THE MERGER
                                ON THE SHAREHOLDERS OF
                                SHIPMAN BANCORP, INC.



The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard Financial, but is presented here for the convenience of Shipman and its shareholders.

According to the Agreement, the Exchange Ratio is 2.0 shares of CNB common stock for each share of Shipman common stock outstanding, with the consideration being a combination of cash and CNB common stock. The ultimate mix of cash and CNB common stock to be exchanged in the merger is not currently known, nor can it be reasonably foreseen. Therefore, the following analysis focuses on the total consideration to be paid in the merger, regardless of the mix of cash and CNB common stock. The analysis presented below is provided to Shipman shareholders to assist in their determination of which exchange options to accept. However, Southard Financial is not providing investment advice.

EARNINGS

     Shipman earned $9.06 per share in 1997, while CNB earned $9.93 per share in 1997. Had the merger been consummated prior to January 1, 1997, each former Shipman share would have earned $19.92 (CNB expected earnings of $9.93 per share times 2 equivalent shares), or 119.2% more than Shipman's earnings.

     Excluding merger related expenses, Shipman would have earned $10.63 per share in 1997. Absent merger related expenses, had the merger been consummated prior to January 1, 1997, each former Shipman share would have earned 86.8% more than Shipman's earnings.

     Shipman is budgeted (exclusive of any merger related expenses) to earn $12.80 per share in 1998, while CNB is expected to earn $11.25 per share in 1998. Had the merger been consummated prior to January 1, 1998, each former Shipman share would have been expected to earn $22.50 (CNB expected earnings of $11.25 per share times 2 equivalent shares), or 75.8% more than Shipman's budgeted earnings.

DIVIDENDS

     Dividends of $2.50 were paid to Shipman shareholders in 1997, while CNB's 1997 dividend was $2.75 per share. Had the merger been consummated prior to January 1, 1997, each former share of Shipman stock would be expected to receive dividends of $5.50 in 1997 (CNB dividends of $2.75 per share times 2 equivalent shares), or 120.0% more than they received from Shipman. The favorable dividend comparison is a major factor in favor of the merger.

     CNB's expected dividend (Southard Financial's estimate) for 1998 is $2.95 per share. Thus, assuming the same dividend level for Shipman in 1998 as in 1997, the favorable dividend comparison is enhanced.

                                      EXHIBIT 4
                            EXPECTED IMPACT OF THE MERGER
                               ON THE SHAREHOLDERS OF
                               SHIPMAN BANCORP, INC.
                                    (CONTINUED)



BOOK VALUE

     Book value of Shipman common stock at December 31, 1997 was $139.17 per share. Book value of CNB was $109.56 per share at December 31, 1997. If the merger was consummated as of December 31, 1997, each former Shipman share would have book value of $219.12 (CNB book value of $109.56 per share times 2 equivalent shares), or 157.4% of Shipman's book value at December 31, 1997.

     Estimated book value of Shipman common stock at March 31, 1998 was $143.69 per share. Estimated book value of CNB was $112.62 per share at March 31, 1998. If the merger was consummated as of March 31, 1998, each former Shipman share would be expected to receive book value of $225.24 (CNB estimated book value of $112.62 per share times 2 equivalent shares), or 156.8% of Shipman's estimated book value at March 31, 1998.

LIQUIDITY

     Like Shipman stock, CNB shares are not traded on an exchange. However, the management of CNB indicated that there is a list of potential buyers with no sellers. However, it must be noted that the trading activity in CNB stock has been very thin. Finally, with minor exceptions, CNB shares received by Shipman shareholders will be freely tradable with no restrictions.

REASONABLE VALUATION RANGE FOR CNB COMMON SHARES

     Southard Financial was not asked to, and did not, prepare a market valuation of the common stock of CNB as of the date of this opinion. However, Southard Financial is actively involved in the preparation of appraisals of the common stock of inactively traded bank stocks. Based upon our review, a valuation range of 10 to 13 times estimated 1998 earnings of $11.25 per share is reasonable. The implied valuation range is $112 to $146 per share. The valuation range represents 100% to 130% of CNB's estimated March 31, 1998 book value. For purposes of evaluating the stock exchange offer, a price for CNB stock of $130 per share is, in our opinion, reasonable. Again, it must be noted that Southard Financial is not expressing any opinion as to the actual value of the common stock of CNB when issued to Shipman's shareholders pursuant to the merger or the price at which CNB shares will trade subsequent to the merger.

MERGER PREMIUM

     Prior to the announcement of the merger, Shipman's shares had traded in the range of $135.00-$155.00 per share. Thus, the proposed cash price represents a premium to 23% to 40% above the most recent minority interest trading price of Shipman common stock. Based upon the estimated market value of CNB shares ($130 per share), the proposed price represents a premium to 68% to 93% above the most recent minority interest trading price of Shipman common stock. The premiums are consistent with normal merger premiums.

                                      EXHIBIT 5
                           COMPARISON OF THE MERGER PRICING
                            TO PUBLIC MARKET TRANSACTIONS

Southard Financial compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States, and to the minority interest prices of publicly traded banks and bank holding companies in the Mid West.

Pricing data for recent acquisitions of banks and bank holding companies (nationwide and in Illinois) is summarized as follows:


                                    # of   Price/  Price/     Price/   Ret on
Transactions Announced in 1997(1)   Banks Earnings Book      Assets    Equity
--------------------------------    -----  ------  ------   -------    ------
     All Transactions               119    23.2x   2.246x    22.38x    11.70%
     Assets $0-$100 Million          48    23.9    2.054     23.17     10.22
     Assets $100-$300 Million        41    21.8    2.420     22.40     13.12
     Assets $300-$500 Million        15    20.6    2.181     20.31     13.95
     Equity/Assets 6%-8%             28    21.5    2.585     19.15     14.30
     Equity/Assets 8%-10%            46    22.5    2.235     19.78     11.60
     Equity/Assets 10%-12%           25    20.7    2.278     24.63     12.54
     ROA 0.00%-0.75%                 21    31.3    1.843     16.57      6.41
     ROA 0.75%-1.00%                 29    27.7    2.263     22.69      9.42
     ROA 1.00%-1.50%                 55    19.8    2.380     23.33     13.13
     Illinois Banks                   4    18.5    1.910     22.32     11.53

     Transactions Announced in 1998(2)
     ------------------------------------------------
     All Transactions                33    23.3x   2.809x    27.76x    13.44%
     Illinois Banks                   1    17.9    2.293     22.34     12.91

     Shipman - Cash Price(3)               21.0    132.2     12.61       6.30
     Shipman - Stock Equivalent Price(4)   28.7    180.9     17.25       6.30


   1 Through December 31; only includes transactions for commercial banks with assets under $1 billion for which sufficient data was available
   2 Through March 31; only includes transactions for commercial banks with assets under $1 billion for which sufficient data was available
   3 Based upon the cash merger price of $190.00 per share, 1997 earnings of $9.06 per share, estimated book value of $143.69 per share at March 31, 1998, and assets of $1,506.91 per share at March 31, 1998.
   4 Based upon the stock equivalent merger price of $260.00 per share, 1997 earnings of $9.06 per share, estimated book value of $143.69 per share at March 31, 1998, and assets of $1,506.91 per share at March 31, 1998.

Based upon a cash price of $190.00 per share, the merger of Shipman into CNB will take place at 20.97 times 1997 earnings, 136.5% of December 31, 1997 book value, and 132.2% of estimated book value as of March 31, 1998. Further, based upon an Exchange Ratio of 2:1, the merger of Shipman into CNB will take place at 28.70 times 1997 earnings, 186.8% of December 31, 1997 book value, and 180.9% of estimated book value as of March 31, 1998. The price/earnings ratios are comparable to market transactions, while the price/book value multiples are below recent market multiples. Finally, the price/assets multiples are below recent market transactions. However, for shareholders who elect to receive stock, the ratios are all near those for transactions with comparable ROAE.

                                      EXHIBIT 5
                           COMPARISON OF THE MERGER PRICING
                            TO PUBLIC MARKET TRANSACTIONS
                                     (CONTINUED)



In determining the attractiveness of owning CNB stock, it is important to examine CNB's value in comparison with recent pricing multiples for publicly traded banks and bank holding companies. This pricing data is presented below as of March 31, 1998.


                                  Price/        Price/      Current    Current
Publicly Traded Banks(1)        Earnings     Book Val        ROAE        Yield
----------------------          ----------   ----------   ----------   --------
All Banks (156)                  19.11x        247.6%        11.88%      1.69%
Mid West Banks (62)              19.31         248.6         11.72       1.98
Illinois Banks (8)               20.11         250.1         10.70       1.74

CNB
-----------------------------------
Based upon Price of $130.00(2)   13.09x        118.7          9.06       2.12
Based upon Price of $130.00(3)   11.56x        115.4          9.99       2.27


     1 Through March 31, 1998; subject to certain screens performed by Southard
       Financial.
     2 Based on 1997 earnings of $9.93 per share, December 31, 1997 book value of $109.56 per share, and 1997 dividends of $2.75 per share.
     3 Based on projected 1998 earnings of $11.25 per share, March 31, 1998 book value of $112.62 per share, and expected 1998 dividends of $2.95 per share.

Based upon an analysis of the data provided above, CNB's price/earnings multiple and price/book value multiple are both well below the averages for public banks, while CNB's dividend yield is above the range of public banks. The unfavorable comparison with public banks primarily reflects the differential between CNB and the public banks in terms of growth, size, diversification, return on equity, management depth, etc.

                                     EXHIBIT 6
                        QUALIFICATIONS OF SOUTHARD FINANCIAL

                                      SOUTHARD
                                     FINANCIAL


                          SERVICES FOR COMMUNITY BANKS

                              VALUATION SERVICES



         MINORITY STOCK APPRAISALS
           #    ESOPs
           #    Dissenting Shareholders
           #    Insider Transactions
           #    Gift & Estate Taxes
           #    Charitable Gifts
           #    Private Placements/Offerings
           #    Share Repurchase Plans
           #    Dividend Reinvestment Plans
           #    Stock Option Plans
           #    Other Purposes

         CONTROL VALUATIONS
           #    Pricing Merger/Acquisition
                Candidates
           #    Negotiating Pricing/Terms
           #    Fairness Opinions for Buyers and
                Sellers
           #    Evaluation of Offers Received

                              CONSULTING SERVICES

         ECONOMIC & FINANCIAL ANALYSIS
           #    Branch Feasibility Studies
           #    Holding Company Formations
           #    Expert Witness Testimony

         STRATEGIC PLANNING
           #    Long-range Financial Plans
           #    Evaluation of Financing
                Alternatives
           #    Board of Director Seminars

                          RECENT BANK MERGERS AND ACQUISITIONS
                             ADVISORY SERVICES PROVIDED BY
                                   SOUTHARD FINANCIAL



MERCHANTS CAPITAL
CORPORATION
(VICKSBURG, MS)

HAS AGREED TO BE ACQUIRED BY


BANCORPSOUTH, INC.
(TUPELO, MS)
----------------------
THE UNDERSIGNED IS ACTING AS FINANCIAL ADVISOR
TO MERCHANTS CAPITAL CORPORATION IN THE TRANSACTION
AND ISSUED A FAIRNESS OPINION ON BEHALF OF THE
SHAREHOLDERS OF MERCHANTS CAPITAL CORPORATION.


SOUTHARD FINANCIAL
MAY 1998




KITTITAS VALLEY BANCORP, INC.
(ELLENSBURG, WA)

HAS AGREED TO BE ACQUIRED BY


INTERWEST BANCORP, INC.
(OAK HARBOR, WA)
----------------------
THE UNDERSIGNED IS ACTING AS FINANCIAL ADVISOR
TO KITTITAS VALLEY BANCORP, INC. IN THE TRANSACTION
AND ISSUED A FAIRNESS OPINION ON BEHALF OF THE
SHAREHOLDERS OF KITTITAS VALLEY BANCORP, INC.


SOUTHARD FINANCIAL
APRIL 1998




HOLLANDALE CAPITAL CORPORATION
(HOLLANDALE, MS)

HAS AGREED TO BE ACQUIRED BY


GUARANTY CAPITAL CORPORATION
(BELZONI, MS)
----------------------
THE UNDERSIGNED IS ACTING AS FINANCIAL ADVISOR
TO HOLLANDALE CAPITAL CORPORATION IN THE TRANSACTION
AND ISSUED A FAIRNESS OPINION ON BEHALF OF THE
SHAREHOLDERS OF HOLLANDALE CAPITAL CORPORATION.


SOUTHARD FINANCIAL
APRIL 1998




GRANT NATIONAL BANK
(EPHRATA, WA)

HAS AGREED TO BE ACQUIRED BY


UNITED SECURITY
BANCORPORATION, INC.
(SPOKANE, WA)
----------------------
THE UNDERSIGNED IS ACTING AS FINANCIAL ADVISOR
TO GRANT NATIONAL BANK IN THE TRANSACTION
AND ISSUED A FAIRNESS OPINION ON BEHALF OF THE
SHAREHOLDERS OF GRANT NATIONAL BANK


SOUTHARD FINANCIAL
APRIL 1998




TOWNE BANCORP, INC.
(WOODINVILLE, WA)

HAS AGREED TO BE ACQUIRED BY


FIRST SAVINGS BANK OF
WASHINGTON BANCORP, INC.
(WALLA WALLA, WA)
----------------------
THE UNDERSIGNED IS ACTING AS FINANCIAL ADVISOR
TO TOWNE BANCORP, INC. IN THE TRANSACTION
AND ISSUED A FAIRNESS OPINION ON BEHALF OF THE
SHAREHOLDERS OF TOWNE BANCORP, INC.


SOUTHARD FINANCIAL
DECEMBER 1997




SMITH COUNTY BANK
(TAYLORSVILLE, MS)

HAS AGREED TO BE ACQUIRED BY


TRUSTMARK CORPORATION
(JACKSON, MS)
----------------------
THE UNDERSIGNED IS ACTING AS FINANCIAL ADVISOR
TO SMITH COUNTY BANK IN THE TRANSACTION
AND ISSUED A FAIRNESS OPINION ON BEHALF OF THE
SHAREHOLDERS OF SMITH COUNTY BANK


SOUTHARD FINANCIAL
OCTOBER 1997




RIO GRANDE BANCSHARES, INC.
(LAS CRUCES, NM)

HAS AGREED TO BE ACQUIRED BY


FIRST SECURITY CORPORATION
(SALT LAKE CITY, UT)
----------------------
THE UNDERSIGNED IS ACTING AS FINANCIAL ADVISOR
TO RIO GRANDE BANCSHARES, INC. IN THE
TRANSACTION AND ISSUED A FAIRNESS OPINION
ON BEHALF OF THE SHAREHOLDERS OF
RIO GRANDE BANCSHARES, INC.

SOUTHARD FINANCIAL
OCTOBER 1997




NORTHWEST BANCSHARES OF
LOUISIANA, INC.
(MANSFIELD, LA)

HAS AGREED TO BE ACQUIRED BY
HIBERNIA CORPORATION
(NEW ORLEANS, LA)
----------------------
THE UNDERSIGNED IS ACTING AS FINANCIAL ADVISOR
TO NORTHWEST COMMUNITY BANCSHARES OF
LOUISIANA, INC. IN THE TRANSACTION AND ISSUED A
FAIRNESS OPINION ON BEHALF OF THE SHAREHOLDERS
OF NORTHWEST BANCSHARES OF LOUISIANA, INC.


SOUTHARD FINANCIAL
OCTOBER 1997

                      RECENT BANK MERGERS AND ACQUISITIONS
                         ADVISORY SERVICES PROVIDED BY
                               SOUTHARD FINANCIAL



CITY BANK AND TRUST
(SHREVEPORT, LA)

HAS AGREED TO BE ACQUIRED BY


FIRST UNITED BANCSHARES, INC.
(EL DORADO, AR)
----------------------
THE UNDERSIGNED IS ACTING AS FINANCIAL ADVISOR
TO CITY BANK AND TRUST IN THE
TRANSACTION AND ISSUED A
FAIRNESS OPINION ON BEHALF OF THE
SHAREHOLDERS OF CITY BANK AND TRUST


SOUTHARD FINANCIAL
OCTOBER 1997




THE WHEATLAND BANK
(DAVENPORT, WA)

HAS AGREED TO BE ACQUIRED* BY


UNITED SECURITY BANCORP
(SPOKANE, WA)
----------------------
THE UNDERSIGNED IS ACTING AS FINANCIAL ADVISOR
TO THE WHEATLAND BANK IN THE
TRANSACTION AND WAS RETAINED TO ISSUE A
FAIRNESS OPINION ON BEHALF OF THE
SHAREHOLDERS OF THE WHEATLAND BANK


SOUTHARD FINANCIAL
AUGUST 1997

* TRANSACTION TERMINATED




CITIZENS OF HARDEMAN COUNTY
FINANCIAL SERVICES, INC.
(WHITEVILLE, TN)
HAS AGREED TO BE ACQUIRED BY

UNION PLANTERS CORPORATION
(MEMPHIS, TN)
----------------------
THE UNDERSIGNED IS ACTING AS FINANCIAL ADVISOR TO
CITIZENS OF HARDEMAN COUNTY FINANCIAL SERVICES, INC.
IN THE TRANSACTION AND ISSUED A FAIRNESS OPINION
ON BEHALF OF THE SHAREHOLDERS OF CITIZENS OF
HARDEMAN COUNTY FINANCIAL SERVICES, INC.

SOUTHARD FINANCIAL
JUNE 1997




FIRST FEDERAL BANCSHARES, INC.
(COLLIERVILLE, TN)

MERGED WITH

CUMBERLAND BANCORP
(CARTHAGE, TN)
----------------------
THE UNDERSIGNED ACTED AS FINANCIAL ADVISOR
TO FIRST FEDERAL BANCSHARES, INC. AND
CUMBERLAND BANCORP IN THE TRANSACTION
AND ISSUED A FAIRNESS OPINION ON BEHALF OF THE
SHAREHOLDERS OF BOTH INSTITUTIONS

SOUTHARD FINANCIAL
JUNE 1997




HERITAGE TEXAS GROUP, INC.
(PITTSBURG, TX)

WAS ACQUIRED BY

MARTEX BANCSHARES, INC.
(GLADEWATER, TX)
----------------------
THE UNDERSIGNED ACTED AS FINANCIAL ADVISOR
TO HERITAGE TEXAS GROUP, INC.
IN THE TRANSACTION AND ISSUED A FAIRNESS
OPINION ON BEHALF OF THE SHAREHOLDERS OF
HERITAGE TEXAS GROUP, INC.


SOUTHARD FINANCIAL
DECEMBER 1996




HOME SAVINGS BANK, SSB
(MERIDIAN, MS)

WAS ACQUIRED BY

BANCPLUS CORPORATION
(BELZONI, MS)
----------------------
THE UNDERSIGNED ACTED AS FINANCIAL ADVISOR
TO HOME SAVINGS BANK, SSB IN THE TRANSACTION
AND ISSUED A FAIRNESS OPINION ON BEHALF OF  THE
SHAREHOLDERS OF HOME SAVINGS BANK, SSB


SOUTHARD FINANCIAL
MARCH 1996




VALLEY FINANCIAL SERVICES, INC.
(SOUTH BEND, IN)

WAS ACQUIRED BY
FORT WAYNE NATIONAL
CORPORATION
(FORT WAYNE, IN)
----------------------
THE UNDERSIGNED ACTED AS FINANCIAL ADVISOR
TO VALLEY FINANCIAL SERVICES, INC. IN THE TRANSACTION
AND ISSUED A FAIRNESS OPINION ON BEHALF OF  THE
KSOP OF VALLEY FINANCIAL SERVICES, INC.


SOUTHARD FINANCIAL
FEBRUARY 1996



BUNKIE BANCSHARES, INC.
(BUNKIE, LA)

WAS ACQUIRED BY

HIBERNIA CORPORATION
(NEW ORLEANS, LA)
----------------------
THE UNDERSIGNED ACTED AS FINANCIAL ADVISOR
TO BUNKIE BANCSHARES, INC. IN THE TRANSACTION
AND ISSUED A FAIRNESS OPINION ON BEHALF OF  THE
SHAREHOLDERS OF BUNKIE BANCSHARES, INC.


SOUTHARD FINANCIAL
JANUARY 1996




COLUMBIA RIVER BANKING
COMPANY
(THE DALLES, OR)

ACQUIRED
KLICKITAT VALLEY BANK
(KLICKITAT, WA)
----------------------
THE UNDERSIGNED ACTED AS FINANCIAL ADVISOR
TO COLUMBIA RIVER BANKING COMPANY
IN THE TRANSACTION



SOUTHARD FINANCIAL
NOVEMBER 1995

                                    APPENDIX C

                  DISSENTERS' APPRAISAL RIGHTS UNDER SECTIONS 11.65
                    AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION
                              ACT OF 1983, AS AMENDED

SECTION 11.65. RIGHT TO DISSENT

     Section 11.65. Right to Dissent. (a) A stockholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

     (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if: (i) stockholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

     (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

     (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

          (i)  alters or abolishes a preferential right of such shares;

          (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

          (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

     (4) any other corporate action taken pursuant to a stockholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that stockholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in
Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

     (b) A stockholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the stockholder or the corporation or constitutes a breach of a fiduciary duty owed to the stockholder.

     (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different stockholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

SECTION 11.70. PROCEDURE TO DISSENT

     Section 11.70. Procedure to Dissent. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of stockholders, the notice of meeting shall inform the stockholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the stockholders material information with respect to the transaction that will objectively enable a stockholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a stockholder may assert dissenters' rights only if the stockholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the stockholder does not vote in favor of the proposed action.

     (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of stockholders, the notice to stockholders describing the action taken under Section 11.30 or Section 7.10 shall inform the stockholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the stockholders material information with respect to the transaction that will objectively enable a stockholder to determine whether or not to exercise dissenters' rights, a stockholder may assert dissenter's rights only if he or she delivers to the corporation 30 days from the date of mailing the notice a written demand for payment for his or her shares.

     (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the stockholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each stockholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting stockholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting stockholder to sell his or her shares within 10 days after delivery of the corporation's statement to the stockholder. The corporation may instruct the stockholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the stockholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the stockholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

     (d) A stockholder who makes written demand for payment under this Section retains all other rights of a stockholder until those rights are canceled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

     (e) If the stockholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the stockholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the stockholder's estimated fair value and amount of the interest due and demand payment for the difference between the stockholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the stockholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

     (f) If, within 60 days from delivery to the corporation of the stockholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting stockholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the stockholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting stockholders to otherwise commence an action as permitted by law.

     (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

     (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the stockholder, whichever amount is applicable.

     (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

     (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

     (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

     (j)  As used in this Section:

     (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

     (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                 PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement or otherwise. CNB's Amended and Restated Certificate of Incorporation (the "Certificate") and its Bylaws (the "Bylaws") repeat the provisions of Section 145 of the DGCL, except that the Bylaws REQUIRE CNB to indemnify its directors, officers, employees and other agents and the Certificate only PERMITS CNB to provide this indemnification.

     CNB's Certificate is consistent with Section 102(b)(7) of the DGCL, which generally permits a company to include a provision limiting the personal liability of a director in the company's certificate of incorporation. With limitations, this provision eliminates the personal liability of CNB's directors to CNB or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate director liability: (1) for breaches of the duty of loyalty to CNB and its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the DGCL ("Section 174"). Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the federal securities laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits filed pursuant to this Item 21 immediately follow the
Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 as provided by Item 601 of Regulation S-K.

 EXHIBIT
  NUMBER                                  DESCRIPTION
---------       ---------------------------------------------------------------
    2.1*        Agreement and Plan of Merger, dated March 27, 1998, between CNB
                Bancorp, Inc. ("CNB"), Shipman Acquisition Corporation and
                Shipman  Bancorp, Inc. ("Shipman"). This document is filed as
                Appendix A to the Proxy Statement-Prospectus forming a part of this Registration Statement.

    3.1*        Amended and Restated Certificate of Incorporation of CNB

    3.2*        Bylaws of CNB

    4.1*        Specimen Stock Certificate of CNB (SEE ALSO, Articles IV, VI,
                VII and, VIII of Exhibit 3.1 and Articles II, VI and VIII of
                Exhibit 3.2)

    5.1* Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg regarding legality of CNB Common Stock to be issued in the Merger

    8.1         REVISED FORM of Opinion of Cummings & Associates, P.C.
                regarding tax matters

   10.1         Executive Salary Continuation Plan

   21.1*        Subsidiaries of CNB

   23.1*        Consent of Cummings & Associates, P.C.

   23.2*        Consent of Southard Financial

   23.3*        Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg
                (included in Exhibit 5.1)

   23.4         Consent of James H. Frank

   24.1*        Power of Attorney (contained on the signature page)

   27.1*        Financial Data Schedule (EDGAR filing only)

   99.1*        Form of Letter to Shipman Stockholders

   99.2*        Form of Notice of Special Meeting of Shipman Stockholders

   99.3*        Form of Proxy to be delivered to the Shipman Stockholders

* Previously filed.



ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The undersigned registrant hereby undertakes that every Prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Carlinville National Bank Shares, Inc., has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlinville, State of Illinois, this 31st day of July, 1998.

                                 CARLINVILLE NATIONAL BANK SHARES, INC.


                                 By:  /s/  James T. Ashworth
                                     ----------------------------------
                                     James T. Ashworth
                                     President and Principal Executive,
                                     Financial and Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed on July 31, 1998 by the following persons in their capacities indicated.

              SIGNATURE                                CAPACITY



/s/        *                       Chairman of the Board of Directors
--------------------------
Fred Smith, Jr.

/s/  James T. Ashworth             President, Principal Executive, Financial and
--------------------------         Accounting Officer and Director
James T. Ashworth


/s/        *                       Director
--------------------------
Judith E. Baker

/s/        *                       Director
--------------------------
Roger Capps

/s/        *                       Director
--------------------------
Joie L. Russell

/s/        *                       Director and Executive Vice President
--------------------------
Shawn Davis

/s/        *                       Director
--------------------------
Nancy L. Ruyle


/s/        *                       Director
--------------------------
Richard C. Walden

     * James T. Ashworth, by signing his name hereto, does hereby sign this document on behalf of himself and each of the other directors named above pursuant to a power of attorney signed by each such person and included with the initial filing of the Registration Statement to which this Amendment pertains.

                       CARLINVILLE NATIONAL BANK SHARES, INC.
                               INDEX TO EXHIBITS



EXHIBIT NO.                      DESCRIPTION OF EXHIBITS                      SEQUENTIAL
                                                                              PAGE NUMBER
----------                       -----------------------                      -----------
  2.1              Agreement and Plan of Merger, dated March 27, 1998,               *
                   between CNB Bancorp, Inc. ("CNB"), Shipman Acquisition
                   Corporation and Shipman Bancorp, Inc. ("Shipman").  This
                   document is filed as Appendix A to the Proxy Statement-
                   Prospectus forming a part of this Registration Statement.

  3.1              Amended and Restated Certificate of Incorporation of CNB          *

  3.2              Bylaws of CNB                                                     *

  4.1              Specimen Stock Certificate of CNB (See also, Articles IV,         *
                   VI, VII and, VIII of Exhibit 3.1

  5.1              Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg       *
                   regarding legality CNB Common Stock to be issued in the
                   Merger

  8.1              Revised form of Opinion of Cummings & Associates, P.C.
                   regarding tax matters

 10.1              Executive Salary Continuation Plan

 21.1              Subsidiaries of CNB                                               *

 23.1              Consent of Cummings & Associates, P.C.                            *

 23.2              Consent of Southard Financial                                     *

 23.3              Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg       *
                   (included in Exhibit 5.1)

 23.4              Consent of Frank H. James

 24.1              Power of Attorney (contained on the signature page)               *

 27.1              Financial Data Schedule (EDGAR filing only)                       *

 99.1              Form of Letter to Shipman Stockholders                            *

 99.2              Form of Notice of Special Meeting of Shipman Stockholder          *

 99.3              Form of Proxy to be delivered to the Shipman Stockholder          *
-------------------
*     Previously provided